UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

RUBIO’S RESTAURANTS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.001 per share

2)	Aggregate number of securities to which transaction applies:

9,427,505 shares of common stock

854,138 options to purchase shares of common stock

175,140 restricted stock units of our common stock

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$8.70 per share*

4)	Proposed maximum aggregate value of transaction:

$85,657,815

5)	Total fee paid:

$6,108

* As of May 26, 2010, there were 9,427,505 shares of common stock of Rubio’s Restaurants, Inc. (“Rubio’s”) outstanding, excluding shares of Rubio’s common stock held by Mill Road Capital, L.P. and its affiliates and 114,943 shares held by Ralph Rubio that are being exchanged for shares of preferred stock of MRRC Hold Co. in connection with the merger. The filing fee was determined by adding (a) the product of 9,427,505 shares of common stock proposed to be acquired in the merger multiplied by the merger consideration of $8.70 per share, plus (b) $2,114,803, the amount expected to be paid to holders of outstanding stock options to purchase shares of common stock with an exercise price of less than the merger consideration of $8.70 per share, plus (c) $1,523,718, the amount expected to be paid to holders of outstanding restricted stock units ((a), (b) and (c) together, the “Total Consideration”). The filing fee, calculated in accordance with Exchange Act Rule 0-11(c)(1) and the Commission’s Fee rate Advisory +4 for Fiscal Year 2010 was determined by multiplying the Total Consideration by .0000713 ($71.30 per million dollars).

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION

DATED MAY 28, 2010

To Our Stockholders:

On                     , 2010, Rubio’s Restaurants, Inc. (“Rubio’s”), a Delaware corporation, will hold its 2010 Annual Meeting of Stockholders at             ,                 . The meeting will begin at      a.m., Pacific Daylight Time. The Board of Directors (the “Board”) has fixed the close of business on                     , 2010 as the record date for the purpose of determining the stockholders entitled to receive notice of and vote at the annual meeting and any adjournment or postponement of the annual meeting.

At the annual meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 9, 2010, among Rubio’s, MRRC Merger Co., a Delaware corporation (“Merger Sub”), and MRRC Hold Co., a Delaware corporation (“Parent”). Parent is currently wholly owned by Mill Road Capital, L.P. (“Mill Road”). Pursuant to the merger agreement, Parent will acquire Rubio’s through the merger of Merger Sub with and into Rubio’s. If the merger is completed, each share of our common stock held by our stockholders (other than Parent and its affiliates) at the time of the merger will be automatically cancelled and converted into the right to receive $8.70 in cash.

Our Board formed a special committee of the Board (our “Special Committee”) consisting of three independent and disinterested directors to evaluate any potential strategic opportunities to us and, if appropriate, to negotiate the terms of the proposed merger. After careful consideration, our Special Committee unanimously determined that the merger and the merger agreement are advisable, fair to, and in the best interests of us and our stockholders unaffiliated with Parent. Based on our Special Committee’s unanimous recommendation, our Board unanimously determined that the merger and merger agreement are advisable, fair and in the best interests of us and our stockholders unaffiliated with Parent and, therefore, has approved the merger agreement and the transactions contemplated thereby, including the merger, and recommends that you vote “FOR” the adoption of the merger agreement.

In addition, you are being asked at the annual meeting: (1) to approve a proposal to adjourn the annual meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the annual meeting, (2) to elect two directors to serve until the 2013 annual meeting of stockholders and until their respective successors are duly elected and qualified; and (3) to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 26, 2010. Our Board unanimously recommends that you vote (1) “FOR” the proposal to adjourn the annual meeting, if necessary, to solicit additional proxies, (2) “FOR” the election of each nominee for director as proposed, and (3) “FOR” the ratification of our independent registered public accounting firm for fiscal year ending December 26, 2010. The accompanying notice of annual meeting and proxy statement provide information regarding the matters to be acted on at the annual meeting, including any adjournment or postponement of the annual meeting. Please read these materials carefully.

YOUR VOTE IS VERY IMPORTANT, regardless of the number of shares you own. We cannot complete the merger unless the holders of a majority of all the outstanding shares of our common stock entitled to vote on the matter vote to adopt the merger agreement. Once you have read the accompanying materials, please take the time to vote on the matters submitted to stockholders at the annual meeting, whether or not you plan to attend the annual meeting. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote against the adoption of the merger agreement. I urge you to submit a proxy to vote your shares promptly by using the telephone or Internet or by signing and returning the enclosed proxy card. Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the annual meeting in person. Your vote in person will revoke any proxy previously submitted.

If your shares are held in “street name” by your broker, bank or other nominee, your broker, bank or other nominee will be unable to vote your shares on the merger proposal or any of the other proposals, other than the ratification of the appointment of our independent registered public accounting firm, without instructions from you. You should instruct your broker, bank or other nominee to vote your shares by following the procedures provided by your broker, bank or other nominee.

Our Board and management urge you to vote “FOR” all of the proposals.

Sincerely,

Ralph Rubio

Chairman of the Board of Directors

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement is dated                     , 2010, and is first being mailed to stockholders on or about                     , 2010.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held                     , 2010

To the Stockholders of Rubio’s Restaurants, Inc.:

On                     , 2010, Rubio’s Restaurants, Inc., a Delaware corporation, will hold its 2010 Annual Meeting of Stockholders at     a.m., Pacific Daylight Time, at             ,                 . As used in these proxy solicitation materials, unless the context otherwise requires, the terms “we,” “us,” “our,” “the Company” and “Rubio’s” refer to Rubio’s Restaurants, Inc., and its subsidiaries. The following matters are to be acted upon and are more fully described in the proxy statement accompanying this notice:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 9, 2010, among Rubio’s Restaurants, Inc., a Delaware corporation, MRRC Merger Co., a Delaware corporation (“Merger Sub”), and MRRC Hold Co., a Delaware corporation (“Parent”). Parent is currently wholly owned by Mill Road Capital, L.P. (“Mill Road”);

2.	To approve a proposal to adjourn the annual meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the annual meeting;

3.	To elect two directors to serve until the 2013 annual meeting of stockholders and until their respective successors are duly elected and qualified;

4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 26, 2010; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the annual meeting.

Only stockholders of record at the close of business on                     , 2010 are entitled to notice of and to vote at the annual meeting or any adjournment or postponement of the annual meeting. Our stock transfer books will remain open between the record date and the date of the annual meeting. A list of stockholders entitled to vote at the annual meeting will be available for inspection at the annual meeting and during ordinary business hours for a period of ten days prior to the annual meeting at our executive offices located at 1902 Wright Place, Suite 300, Carlsbad, California, 92008.

We urge you to read the accompanying proxy statement carefully as it sets forth details of each proposal to be voted on, including the proposed merger and other important information related to the merger.

Under Delaware law, if the merger is completed, holders of our common stock who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery. In order to exercise your appraisal rights, you must (i) submit a written demand for an appraisal prior to the stockholder vote on the merger agreement, (ii) not vote in favor of the adoption of the merger agreement and (iii) comply with other Delaware law procedures explained in the proxy statement.

Your vote is important and we urge you to submit your proxy for voting at the annual meeting on the Internet, by telephone or by completing, signing, dating and returning your proxy card as promptly as possible by mail, whether or not you expect to attend the annual meeting. If you are unable to attend in person and you return your properly executed proxy card in time for the annual meeting, your shares will be voted at the annual meeting in accordance with your instructions as reflected on your proxy. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement, “FOR” approval of the adjournment proposal, “FOR” each director nominee and “FOR” the ratification of our independent public accounting firm. If your shares are held in “street name” by your broker, bank or other nominee, only that holder can vote your shares unless you obtain a valid legal proxy from such broker, bank or nominee. You should follow the directions provided by your broker, bank or nominee regarding how to instruct such broker, bank or nominee to vote your shares.

The merger is described in the accompanying proxy statement, which we urge you to read carefully. A copy of the merger agreement is attached as Appendix A to the proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on                     , 2010. Our proxy statement is attached. Financial and other information concerning Rubio’s is contained in our Annual Report on Form 10-K for the fiscal year ended December 27, 2009 filed with the Securities and Exchange Commission (SEC) on March 26, 2010, as amended by the Form 10-K/A filed with the SEC on April 26, 2010, a copy of which is enclosed with this proxy statement. This proxy statement and our fiscal 2009 Annual Report on Form 10-K, as amended, are available on our website at www.vfnotice.com/rubios.

Our Board of Directors recommends that you vote in favor of the four proposals outlined in the proxy statement. Please refer to the proxy statement for detailed information on each of the proposals.

By Order of the Board of Directors,

Ralph Rubio

Chairman of the Board of Directors

Carlsbad, California

                    , 2010

i

(continued)

Page
Other Business	63

THE MERGER AGREEMENT	64
The Merger	64
Effective Time	64
Merger Consideration	64
Exchange and Payment Procedures	65
Effect on Rubio’s Stock Options	66
Effect on Rubio’s Restricted Stock Units	66
Representations and Warranties	67
Conduct of Rubio’s Business Pending the Merger	69
Actions to be Taken to Complete the Merger	71
Conditions to the Obligation to Close the Merger	76
Termination	77
Effect of Termination.	79
Fees and Expenses.	79
Sponsor Guarantee	79

IMPORTANT INFORMATION REGARDING RUBIO’S	80
Summarized Financial Data	80
Book Value per Share	81
Description of Business	81
Description of Property	81
Legal Proceedings	81
Market Information for Common Stock	82
Recent Transactions	83
Prior Public Offerings and Purchases of Common Stock	83
Dividend Policy	83

APPRAISAL RIGHTS	84

BOARD OF DIRECTORS	88
Directors with Term Ending upon the 2010 Annual Meeting of Stockholders and Nominations for the Term Ending Upon the 2013 Annual Meeting of Stockholders	88
Directors with Term Ending Upon the 2011 Annual Meeting of Stockholders	89
Directors with Term Ending Upon the 2012 Annual Meeting of Stockholders	90
Board Leadership Structure	90
Risk Oversight	90
Corporate Governance	90
Director Nominations	92
Communications with Directors	93
Code of Ethics	94
Corporate Governance Guidelines	94

OWNERSHIP OF SECURITIES	95
Agreements Regarding Changes in Control	96

EXECUTIVE OFFICERS	97

EQUITY COMPENSATION PLAN INFORMATION	99

EXECUTIVE COMPENSATION	100
Summary Compensation Table	100
Narrative Disclosure to Summary Compensation Table	101

DIRECTOR COMPENSATION	103

ii

(continued)

iii

RUBIO’S RESTAURANTS, INC.

1902 Wright Place, Suite 300

Carlsbad, California 92008

(760) 929-8226

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD AT             A.M.,             ,             , 2010

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of Rubio’s Restaurants, Inc. for an annual meeting of stockholders to be held on                     , 2010 and for any adjournment or postponement thereof. This Proxy Statement provides information that you should read before you vote on the proposals that will be presented to you at the annual meeting. The annual meeting will be held on                     , 2010 at             a.m. Pacific Daylight Time at            .

This Proxy Statement and a proxy card are first being mailed on or about                     , 2010 to people who owned shares of our common stock as of the close of business on                     , 2010.

Summary Term Sheet

References to “Rubio’s”, the “Company”, “we”, “our” or “us” in this proxy statement refer to Rubio’s Restaurants, Inc. and its subsidiaries unless otherwise indicated by context. The following summary, together with “Questions and Answers About the Merger and the Annual Meeting of Stockholders” highlights selected information contained in this proxy statement. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers you for a more complete understanding of the matters being considered at the annual meeting. In addition, this proxy statement incorporates by reference important business and financial information about Rubio’s. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions under “Where You Can Find More Information.”

The Parties to the Merger (Page 29)

Rubio’s Restaurants, Inc.

We are a leader in the growing fast casual segment of the restaurant industry with our premium Fresh Mexican Grill concept. Bold, distinctive, Baja-inspired food is our hallmark. The first Rubio’s was opened in 1983 in the Mission Bay community of San Diego by Ralph Rubio and his father, Ray Rubio. Rubio’s is credited with introducing fish tacos to Southern California and starting a phenomenon that has spread coast to coast. In addition to chargrilled marinated chicken, lean carne asada steak, and slow-roasted pork carnitas, Rubio’s menu features seafood items including grilled mahi mahi and shrimp. Guacamole and a variety of salsas and proprietary sauces are made from scratch daily, and we use canola oil with zero grams trans fat per serving. Our menu includes tacos, burritos, salads and bowls, quesadillas, HealthMex offerings which are lower in fat and calories, and beer in most locations. Each restaurant design is reminiscent of the relaxed, warm and inviting atmosphere of Baja California, a coastal state of Mexico. Headquartered in Carlsbad, California, we operate, license or franchise more than 195 restaurants in California, Arizona, Colorado, Utah and Nevada.

MRRC Hold Co., MRRC Merger Co. & Mill Road Capital, L.P.

MRRC Hold Co., a Delaware corporation (“Parent”), and MRRC Merger Co., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) were formed for the sole purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Parent is currently wholly owned by Mill Road Capital, L.P. (“Mill Road”), an investment firm founded by a core group of former professionals of The Blackstone Group. Following the merger, Parent will be majority-owned by Mill Road, Ralph Rubio will own approximately 2% of Parent and approximately 10% of Parent’s capital stock will be reserved for its equity incentive plan. In addition, Daniel Pittard has, and other investors and certain members of management, may also have the opportunity to co-invest on the same terms as Mill Road at the closing or shortly thereafter. Mill Road focuses exclusively on investing in outstanding small publicly traded companies. Mill Road invests on behalf of a prominent international group of limited partners including state pension funds, foundations, endowments and insurance companies. Mill Road’s investors have committed their capital for 10 years, allowing a very long investment horizon.

Effects of the Merger (Page 47)

Under the merger agreement, Merger Sub will merge with and into us. After the completion of the merger, we will survive as a wholly-owned subsidiary of Parent. Our stockholders will receive cash in the merger in exchange for their shares of our common stock. This is a “going-private” transaction pursuant to which you will be entitled to the merger consideration for each share of our common stock that you own, but you will no longer have any interest in our future earnings or growth. Soon after the merger, we will no longer be a public company and our common stock will no longer be traded on The Nasdaq Global Market (“Nasdaq”).

Merger Consideration (Page 64)

If the merger is completed, you will receive $8.70 in cash, without interest or dividends and less any applicable withholding tax, in exchange for each share of our common stock that you own unless you perfect and exercise your rights to seek appraisal of the fair value of your shares. After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a Rubio’s stockholder.

Treatment of Options and Restricted Stock Units (Page 66)

Each option to purchase our common stock that remains outstanding and unexercised at the completion of the merger, whether vested or unvested, will terminate or be canceled in accordance with the stock option plan under which it was granted and replaced with a cash incentive program. At the closing, all outstanding vested options to acquire our common stock having a per-share exercise price less than $8.70 shall be converted into the right to receive an amount in cash per share equal to the difference between $8.70 and the exercise price of such option. To the extent that any unvested option has a per-share exercise price less than $8.70, such option shall be converted into the right to receive an amount in cash per share equal to the difference between $8.70 and the exercise price of such option, payable in accordance with the vesting schedule of the option, provided the holder satisfies the vesting conditions of the option as of the applicable payment date. To the extent that any vested or unvested option has a per-share exercise price equal to or more than $8.70, such option shall be cancelled without the right to receive any cash payment.

At the completion of the merger, each Rubio’s restricted stock unit outstanding and unvested immediately prior to the effective time will be terminated or cancelled and replaced with a cash incentive program. At the closing, all unvested restricted stock units outstanding as of the effective time of the Merger will be converted into the right to receive an amount of cash equal to $8.70 per share, which will be paid to the holder of the restricted stock units to the extent the holder of the restricted stock units satisfies the vesting conditions related to the restricted stock units.

Interests of Certain Persons in the Merger (Page 51)

In considering the recommendation of our board of directors (the “Board”) in favor of the adoption of the merger agreement, you should be aware that the consummation of the merger will result in certain benefits to certain of our directors and executive officers that are not available to our stockholders generally, including: (i) continued employment following the closing of the merger; (ii) appointment to the board of directors of the surviving corporation; (iii) payment of cash severance and continued health benefit coverage in the event employment is terminated after the merger; (iv) the opportunity to co-invest in the equity stock of Parent on the same terms as Mill Road’s investment; and (v) continuation of certain indemnification and insurance arrangements. In addition, our Board approved cash payments to the members of the special committee of our Board (the “Special Committee”) in connection with their service on the Special Committee.

Required Vote for the Adoption of the Merger Agreement (Page 61)

The approval of the merger will require the adoption of the merger agreement by the stockholders holding a majority of the issued and outstanding shares of our common stock entitled to vote at the meeting.

Pursuant to the terms of the merger agreement, Ralph Rubio, Daniel Pittard and Rosewood Capital, L.P. (“Rosewood Capital”) who collectively own approximately 24% of the outstanding shares of our common stock, have each entered into voting agreements in which they have committed to vote in favor of adopting the merger agreement. In addition, Mill Road currently owns approximately 4.9% of the outstanding shares.

Recommendation of the Special Committee and the Board of Directors (Page 32)

The Special Committee is a committee of our Board that was formed on July 30, 2009. Our Special Committee has authority to review, discuss and evaluate any potential strategic opportunities available to us including the proposal made to us by Mill Road and any alternative transaction. Our Special Committee had the authority to review and evaluate the terms and conditions of any potential transaction, and any alternatives thereto, including remaining independent, to negotiate with any parties to a potential transaction, to determine if any such potential transaction is fair to, and in the best interests of, us and our stockholders and to recommend to the full Board if any action should be taken with respect to any transaction or an alternative to such transaction, including remaining independent. The Special Committee unanimously determined that the merger and merger agreement are advisable and fair to and in the best interests of us and our stockholders unaffiliated with Parent. On May 9, 2010, the Special Committee unanimously recommended that the Board approve and adopt the merger agreement and determine that the merger and the merger agreement are advisable and fair to and in our best interests of us and our stockholders unaffiliated with Parent, and recommend adoption of the merger agreement by the holders of our common stock.

On May 9, 2010, our Board, acting upon the unanimous recommendation of the Special Committee, unanimously approved the merger agreement and recommends that our stockholders vote “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn the annual meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the annual meeting.

Opinion of Cowen and Company, LLC (Page 36 and Appendix B)

Cowen and Company, LLC (“Cowen”), the Special Committee’s financial advisor, delivered a written opinion, dated May 9, 2010, to the Special Committee that, as of May 9, 2010 and based upon the assumptions and limitations set forth therein, the consideration to be received in the merger by the holders of our common stock, other than Mill Road and any holders of our common stock who contribute or otherwise transfer shares of our common stock to Parent or any of its affiliates in connection with the merger, and their respective affiliates, was fair, from a financial point of view, to such stockholders.

The full text of the written opinion of Cowen, dated May 9, 2010, is attached as Appendix B to this proxy statement. The written opinion of Cowen sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the reviews undertaken in connection with rendering the opinion. Cowen provided its opinion for the information and assistance of the Special Committee in connection with its consideration of the merger agreement. The Cowen opinion is not a recommendation as to how any holder of our common stock should vote with respect to the merger or any other matter.

Merger Agreement (Page 64 and Appendix A)

Restrictions on Solicitation of Other Offers (Page 69)

Except under certain circumstances set forth in the merger agreement, we have agreed, and agreed to cause our subsidiaries and representatives not to, directly or indirectly: (i) solicit, initiate or knowingly encourage or induce the submission or announcement of any takeover proposal; (ii) approve or recommend any takeover proposal; (iii) enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any takeover proposal; or (iv) participate or engage in any discussions or negotiations regarding, or furnish to any person any information with respect to, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any takeover proposal.

Conditions to the Completion of the Merger (Page 76)

The obligation of us on the one hand, and Parent and Merger Sub, on the other hand, to complete the merger is subject to satisfaction or waiver of specified conditions set forth in the merger agreement.

Termination of the Merger Agreement (Page 77)

The merger agreement may be terminated at any time prior to the consummation of the merger under specified circumstances set forth in the merger agreement.

Termination Fee (Page 79)

Upon termination of the merger agreement under specified circumstances, we may be required to pay a termination fee to Parent of $3,365,000.

Rights of Appraisal (Page 84)

Holders of our common stock who object to the merger may elect to pursue their appraisal rights to receive the judicially determined “fair value” of their shares, which could be more or less than, or the same as, the per share merger consideration for the common stock, but only if they comply with the procedures required under Delaware law. In order to qualify for these rights, you must (1) make a written demand for appraisal prior to the taking of the vote on the adoption of the merger agreement at the annual meeting, (2) not vote in favor of the adoption of the merger agreement, nor consent thereto in writing, and (3) otherwise comply with the Delaware law procedures for exercising appraisal rights. For a summary of these Delaware law procedures, see “Appraisal Rights.” An executed proxy that is not marked “AGAINST” or “ABSTAIN” will be voted for the adoption of the Merger Agreement and will disqualify the stockholder submitting that proxy from demanding appraisal rights. A copy of Section 262 of the Delaware General Corporation Law (the “DGCL”) is also attached as Appendix C to this proxy statement. Failure to follow the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Market Price of Our Common Stock (Page 82)

Our common stock is listed on Nasdaq under the symbol “RUBO.” On May 7, 2010, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $7.66 per share. Therefore, the cash consideration of $8.70 per share represents a premium of approximately 14% over the closing trading price of $7.66 per share. The cash consideration of $8.70 per share represents a premium of approximately 17% over the closing price of $7.41 on October 29, 2009, the last trading day before we announced that we were exploring strategic alternatives, and a premium of approximately 45% over the closing price of $6.00 on October 14, 2009, the last trading day prior to the announcement of an unsolicited indication of interest by Alex Meruelo, his affiliates and Levine Leichtman Capital Partners IV, L.P. to acquire us. On May 27, 2010, the most recent practicable date before the printing of this proxy statement, our common stock closed at $8.26 per share. It is impossible to predict the actual price of our common stock immediately prior to the completion of the merger and therefore, you are urged to obtain a current market price quotation for our common stock.

Material United States Federal Income Tax Consequences (Page 55)

If you are a U.S. Holder (as defined in the section entitled “Material United States Federal Income Tax Consequences of the Merger to our Stockholders”), the receipt of cash in exchange for your shares of our common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, or foreign income or other tax laws. In general, if you are a U.S. Holder, you will recognize capital gain or loss in an amount equal to the difference between the amount of cash you receive and your adjusted tax basis in the shares exchanged for cash pursuant to the merger. This capital gain or loss will be long-term capital gain or loss if you have held the shares for more than one year as of the date of the exchange pursuant to the merger. If you are a Non-U.S. Holder (as defined in the section entitled “Material United States Federal Income Tax Consequences of the Merger to our Stockholders”), any gain realized as a result of your receipt of cash in exchange for your shares of our common stock in the merger will generally not be subject to U.S. federal income tax, except in certain situations. Please see the section entitled “Material United States Federal Income Tax Consequences of the Merger to our Stockholders” below for a more detailed discussion. Stockholders should consult their tax advisors regarding the U.S. federal income tax considerations relevant to the merger, as well as the effects of state, local, and foreign tax laws.

Legal Proceedings Regarding the Merger (Page 57)

On May 12, 2010, a putative class action lawsuit was filed in the Superior Court of California, San Diego County, against us, certain of our officers, our directors, Merger Sub, Parent and Mill Road purportedly on behalf of the holders of our common stock. The lawsuit generally alleges that certain of our officers and directors breached their fiduciary duties owed to our stockholders in the attempt to sell us to Merger Sub and Parent at an unfair price and through an unfair and self-serving process. The lawsuit seeks to enjoin the merger and provide for other relief awards, including plaintiff’s costs, disbursements, and reasonable attorneys’ and experts’ fees. Based on our review of the lawsuit, we believe that the claims are without merit and intend to vigorously defend against them. Regardless of merit or eventual outcome, this lawsuit may cause a diversion of our management’s time and attention and the expenditure of legal fees and expenses.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE ANNUAL MEETING OF STOCKHOLDERS

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the 2010 annual meeting. These questions and answers may not address all questions that may be important to you as our stockholder. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, all of which you should read carefully.

Q:	When and where is the annual meeting?

A:	The annual meeting of stockholders will be held on , 2010 at , . The meeting will begin at a.m., Pacific Daylight Time. The approximate date on which this proxy statement and the accompanying proxy card will first be mailed or given to stockholders is , 2010.

Q:	What matters will be voted on at the annual meeting?

A:	At the annual meeting of stockholders, and any postponements or adjournments thereof, you will be asked to consider and vote on the following proposals:

•	To approve the adoption of the merger agreement;

•

To approve a proposal to adjourn the annual meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the annual meeting;

•	To elect two directors to serve until the 2013 annual meeting of stockholders and until their respective successors are duly elected and qualified;

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 26, 2010; and

•	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Q:	How does the Board of Directors recommend that I vote on the proposals?

A:	Our Board recommends that you vote “FOR” the adoption of the merger agreement, “FOR” the proposal to adjourn the annual meeting, if necessary, to solicit additional proxies, “FOR” each of the nominees for director, and “FOR” the ratification of the appointment of our independent registered public accounting firm for fiscal year 2010.

Q:	Who is entitled to attend and vote at the annual meeting?

A:	Stockholders of record holding Rubio’s common stock as of the close of business on , 2010, the record date for the annual meeting, are entitled to vote at the annual meeting. As of the record date, there were shares of Rubio’s common stock issued and outstanding. Every holder of Rubio’s common stock is entitled to one vote for each such share the stockholder held as of the record date.

If you want to attend the annual meeting and your shares are held in “street name” by your broker, bank or other nominee, you must bring to the annual meeting a proxy from the record holder (your broker, bank or nominee) of the shares authorizing you to vote at the annual meeting.

Q:	What constitutes a quorum for the annual meeting?

A:	The required quorum for the transaction of business at the annual meeting is the presence, in person or by proxy, of a majority of our common stock issued and outstanding and entitled to vote at the annual meeting. Shares that are voted “FOR”, “WITHHOLD”, “ABSTAIN” or “AGAINST” a matter are treated as being present at the annual meeting for purposes of establishing a quorum. In the event that there are not sufficient votes for a quorum, the annual meeting may be adjourned by the stockholders entitled to vote at the annual meeting, present in person or requested by proxy, in order to permit further solicitation of proxies in order to establish a quorum.

Q:	What are Broker Non-Votes and how will they affect the voting at annual meeting?

A:	Without instructions, your broker, bank or other nominee will not vote any of your shares held in “street name” on any of the proposals, other than the ratification of the appointment of the independent registered public accounting firm. For your shares to be voted on these matters, you must instruct your broker, bank or other nominee to vote your shares. When a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received instructions from the beneficial owner, this is called a “broker non-vote.”

Broker non-votes will be counted as present for purposes of determining the presence of a quorum. Under the rules that govern brokers, brokers have the discretion to vote on routine matters, but not on non-routine matters. Routine matters include the ratification of the appointment of our independent registered public accountants. Non-routine matters include the adoption of the merger agreement, the adjournment proposal and the election of directors. As a result, if you hold your shares through a broker and you do not instruct the broker on how to vote on the adoption of the merger agreement, the adjournment proposal, or the election of directors, your broker will not have authority to vote your shares. Failure to vote your shares with respect to the adoption of the merger agreement will have the same effect as a vote against the adoption of the merger agreement.

Q:	What vote is required to adopt the merger agreement?

A:	The adoption of the merger agreement requires the affirmative vote of holders of a majority of all of Rubio’s outstanding common stock as of the record date. Adoption of the merger agreement by our stockholders is a condition to the completion of the merger. Ralph Rubio and Daniel Pittard, and Rosewood Capital signed voting agreements in which they agreed to vote all of their outstanding shares of common stock “FOR” the adoption of the merger agreement. Mr. Rubio holds approximately 8.6% of our outstanding common stock; Mr. Pittard holds approximately 0.1% of our outstanding common stock, and Rosewood Capital holds approximately 15.2% of our outstanding common stock. In addition, as of the record date, our directors and executive officers (other than Messrs. Rubio and Pittard, and Kyle Anderson who shares voting control over shares held by Rosewood Capital) had the right to vote, in the aggregate, 51,117 shares of our common stock, which represented approximately 0.5% of the outstanding shares of our common stock on the record date for the meeting. These directors and executive officers have informed us that they intend to vote all of their shares of common stock “FOR” the adoption of the merger agreement. In addition, Mill Road holds approximately 4.9% of our outstanding common stock.

Abstentions and broker non-votes will have the same effect as votes against the adoption of the merger agreement.

Q:	What vote is required for our stockholders to approve a proposal to adjourn the annual meeting, if necessary, to solicit additional proxies?

A:	The proposal to adjourn the annual meeting, if necessary, to solicit additional proxies requires the affirmative vote of a majority of the votes cast on the matter by holders of our common stock present, in person or represented by proxy, at the annual meeting, provided that a quorum is present, in person or represented by proxy at the annual meeting.

Q:	What vote is required for the election of directors?

A:	The two nominees for director receiving the highest number of affirmative votes cast will be elected as directors to serve until the 2013 annual meeting of stockholders, and until their respective successors are duly elected and qualified.

Q:	What vote is required to ratify the appointment of our independent registered public accounting firm for the year ending December 26, 2010?

A:	The affirmative vote of a majority of the votes cast on the proposal at the annual meeting is necessary for the ratification of our independent registered public accounting firm for the year ending December 26, 2010.

Q:	Who is soliciting my vote?

A:	The enclosed proxy is being solicited on behalf of our Board for use in voting at the annual meeting, including any postponements or adjournments thereof. We are paying for this proxy solicitation. In addition, we have retained MacKenzie Partners, Inc., which we refer to as “MacKenzie,” to assist in the solicitation. We will pay MacKenzie a fee of $10,000, plus out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional compensation for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our common stock and the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Q:	What do I need to do now?

A:	After you carefully read this proxy statement in its entirety, consider how the merger affects you and then vote or provide voting instructions as described in this proxy statement. Even if you plan to attend the annual meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card; using the telephone number printed on the enclosed proxy card; or using the Internet voting instructions printed on the enclosed proxy card. You can also attend the annual meeting and vote, or change your prior vote, in person. Do NOT enclose or return your stock certificate(s) with your proxy. If you hold your shares in “street name” through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s instruction card which includes voting instructions and instructions on how to change your vote.

Q:	How do I vote? How can I revoke my vote?

A:	You may vote by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope or as described below if you hold your shares in “street name,” or you may submit a proxy to vote by telephone or electronically through the Internet as described below. If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the adoption of the merger agreement, “FOR” the proposal to adjourn the annual meeting, if necessary, to solicit additional proxies, “FOR” each of the director nominees and “FOR” the proposal ratifying the appointment of our independent public accounting firm. You have the right to revoke your proxy at any time before the vote taken at the annual meeting by:

•	delivering to our corporate secretary at our corporate offices on or before the business day prior to the annual meeting, a written revocation of the proxy or a later dated, signed proxy card;

•	submitting a valid, later-dated proxy by telephone, via the Internet or by mail until immediately prior to the annual meeting; or

•	attending the annual meeting and voting in person. Attendance at the meeting will not in itself constitute the revocation of a proxy; you must vote in person at the annual meeting.

If you have instructed a broker, bank or other nominee to vote your shares, you may revoke your proxy only by following the directions received from your broker, bank or other nominee to change those instructions.

Q:	Can I vote by telephone or through the Internet?

A:	If you hold your shares in your name as a stockholder of record, you may submit a proxy to vote by telephone or electronically through the Internet by following the instructions included with your proxy card. If your shares are held by your broker, bank or other nominee, often referred to as held in “street name”, please check your instruction card or contact your broker, bank or nominee to determine whether you will be able to vote by telephone or electronically.

Q:	If my shares are held by my broker, bank or other nominee, how do I vote my shares?

A:	If your shares are held in a stock brokerage account, by a bank or by another nominee, then the broker, bank or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered to be the beneficial owner of those shares, with your shares being held in “street name”. Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank or other nominee how to vote their shares. Your broker, bank or other nominee will be permitted to vote your shares for you only if you instruct them how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or other nominee regarding how to instruct them to vote your shares.

In addition, because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, shares held in street name will not be combined for voting purposes with shares you hold of record. To be sure your shares are voted, you should instruct your broker, bank or other nominee to vote your shares. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity.

Q:	What do I do if I receive more than one proxy or set of voting instructions?

A:	If you receive more than one proxy, it means that you hold shares that are registered in more than one account. To ensure that all of your shares are voted, you will need to submit each proxy you receive.

Q:	What happens if I do not vote or abstain from voting?

A:	Abstentions and broker non-votes will have the same legal effect as a vote against the adoption of the merger agreement. Abstentions and broker non-votes are not counted as votes cast with respect to the proposal to adjourn the annual meeting, the election of directors or the ratification of our independent public accounting firm. Accordingly, abstentions and broker non-votes will not have an effect on the proposal to adjourn the annual meeting, whether a director is elected or the ratification of our independent public accounting firm.

Q:	What will a Rubio’s stockholder be entitled to receive when the merger occurs?

A:	If the Merger is completed, you will receive for each share of our common stock that you own immediately prior to the effective time of the merger $8.70 in cash, unless you exercise and perfect your appraisal rights under Delaware law.

Q:	What happens if I sell my shares before the annual meeting?

A:	The record date for the annual meeting, , 2010, is earlier than the date of the annual meeting. If you held your shares on the record date but transfer them prior to the effective time of the merger, you will retain your right to vote at the annual meeting, but you will lose the right to receive the merger consideration of $8.70 for each share previously held by you. The right to receive such merger consideration will pass to the person who owns your shares when the merger becomes effective.

Q:	What will be the effect of the merger?

A:	After the effective time of the merger, you will no longer own any shares of our common stock. As a result of the merger, Parent will own all of our outstanding common stock. Our common stock will no longer be traded on Nasdaq.

Q:	Will I be taxed when I receive the merger consideration for my shares?

A:	If you are a U.S. holder, your receipt of the $8.70 per share merger consideration will be a taxable transaction. You will recognize tax gain or loss on the difference between the cash you receive in the merger and your adjusted tax basis in our common stock surrendered in the merger, as described under “Material United States Federal Income Tax Consequences of the Merger to our Stockholders.”

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted by our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares pursuant to the merger agreement. Instead, Rubio’s will remain as a public company and our common stock will continue to be registered under the Exchange Act and listed and traded on Nasdaq. Under specified circumstances, we may be required to pay Parent a termination fee of $3,365,000, as described under “The Merger Agreement—Effect of Termination.”

Q:	When is the merger expected to be completed?

A:	We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in the third quarter of 2010 promptly following the annual meeting or as soon as practicable thereafter. In order to complete the merger, we must obtain stockholder approval and the other closing conditions under the merger agreement must be satisfied or waived (as permitted by law and the merger agreement). See “The Merger Agreement—Conditions to the Obligation to Close the Merger.”

Q:	When will I receive the cash payment for my shares?

A:	Assuming that you do not elect to exercise your appraisal rights, within three business days after the effective time of the merger, a payment agent appointed by Parent will send you a letter of transmittal with instructions regarding the surrender of your stock certificates in exchange for the merger consideration. Once you have delivered an executed copy of the letter of transmittal together with either stock certificate or, in the case of any uncertificated shares, once the payment agent has received an “agent’s message,” you will promptly receive the merger consideration, less any applicable withholdings.

Q:	Will members of our Board or management hold any equity interest in Parent following the merger?

A:	Yes. Following the merger, Ralph Rubio will own approximately 2% of Parent and approximately 10% of Parent’s capital stock will be reserved for its equity incentive plan. In addition, Daniel Pittard has, and other investors and certain members of management, may also have the opportunity to co-invest on the same terms as Mill Road at the closing of the merger or shortly thereafter.

Q:	Will members of our Board or management serve on the Board of Directors of Parent following the merger?

A:	Yes. Daniel Pittard and Ralph Rubio will join the boards of directors of the surviving corporation and Parent.

Q:	Should I send my stock certificate now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of Rubio’s common stock for the merger consideration. If your shares are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. Please do not send your certificates now.

Q:	How can I obtain additional information about Rubio’s?

A:	We will provide a copy of our Annual Report on Form 10-K for the year ended December 27, 2009, as amended by Amendment No. 1, as filed with the Securities and Exchange Commission, or SEC, on March 26, 2010 and April 26, 2010, respectively, excluding certain exhibits, and other filings with the SEC, without charge to any stockholder who makes a written or oral request to our corporate secretary by writing to: Rubio’s Restaurants, Inc., 1902 Wright Place, Suite 300, Carlsbad, California, 92008, Attention: Secretary. Our Annual Report on Form 10-K, as amended by Amendment No. 1, and other SEC filings also may be accessed on the Internet at www.sec.gov or on the Investor Relations page of our website at www.rubios.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement and, therefore, is not incorporated by reference. For a more detailed description of the information available, please refer to “Where You Can Find More Information.”

Q:	Who can help answer my questions?

A:	If you have additional questions about the merger or the other proposals to be voted on at the annual meeting after reading this proxy statement or need assistance voting your shares, please call our proxy solicitor, MacKenzie toll-free at (800) 322-2885. Banks and brokers should contact MacKenzie at the same number.

SPECIAL FACTORS

Background of the Merger

From time to time our Board has considered various alternatives to enhance stockholder value, including possible acquisitions of other companies, various recapitalization transactions, investments in us or a possible sale of us.

During 2008, Daniel Pittard, our president and chief executive officer, received a number of oral inquiries from private equity firms who owned various casual and fast casual restaurant chains proposing mergers and/or acquisitions, and from a number of private equity groups interested in taking the Company private.

On January 15, 2008, Mr. Pittard met at a dinner sponsored by Roth Capital at the ICR Xchange annual investor conference in Orange County, California with Alex Meruelo and Joseph Marchica of the Meruelo Group, and discussed the restaurant business and general economic conditions. During this meeting, Mr. Meruelo stated that the Company should be private rather than publicly traded and indicated an interest in acquiring our company, but made no specific proposal.

On January 16, 2008, Frank Henigman, our chief financial officer, attended the Cowen investor conference and had a short introductory meeting with Charles Goldman of Mill Road.

On February 7, 2008, Messrs. Henigman and Pittard had a breakfast meeting in San Diego with Thomas Lynch and Charles Goldman of Mill Road to discuss publicly available information about the Company’s business plans.

On February 25, 2008, Alex Meruelo filed a Schedule 13D with the SEC disclosing that he beneficially owned 5.8% of our outstanding common stock, and that another 1.5% was beneficially owned by Luis Armona.

On March 18, 2008, our Board held a telephonic meeting. A representative of DLA Piper LLP US, our outside counsel, was present at this meeting. Mr. Pittard provided an update on our business and sales performance, the effect of the economy on the restaurant industry and new marketing strategies and promotions. He then discussed with our board various strategic opportunities available to the company, including the possible acquisition of or merger with various restaurant chains and the possible investment in our company by various investors to provide funding for such acquisitions. There were no formal offers presented, but Mr. Pittard reviewed various oral inquiries to see if our board was interested in exploring the opportunities. Our Board discussed the appropriate timing for pursuing those opportunities in light of a declining stock price. None of the possible mergers or acquisitions were viewed as a good strategic fit with Rubio’s at that time.

On March 26, 2008, our Board, acting by unanimous written consent, established a special committee of the Board to evaluate potential strategic opportunities available to the Company. Loren Pannier, Jack Goodall, Craig Andrews and Kyle Anderson, all independent, non-employee directors of our company, were appointed to this special committee and Mr. Pannier was designated chair. This special committee was delegated authority to review and evaluate and determine the advisability of any potential transaction and any alternatives (including remaining independent), to negotiate the terms of any such transaction, to determine whether any such transaction is fair to and in the best interests of our company and our stockholders, and to recommend to the Board what action to take with respect to any potential transaction or any alternatives. The special committee was authorized to retain independent legal and financial advisors as deemed necessary.

During the period from late March to early April 2008, Mr. Pittard received additional telephone calls from Mill Road representatives expressing an interest in investing in our company.

On April 2, 2008, Mr. Lynch emailed Mr. Pittard regarding various strategies to generate greater returns for stockholders, noted the high cost of being a publicly traded micro-cap company and indicated an interest in discussing a “going private” transaction. Mr. Pittard had a meeting with Scott Scharfman of Mill Road later that day at the B. Riley conference, and a follow up telephone call with Messrs. Lynch and Scharfman on April 7, 2008 to learn more about Mill Road’s level of interest in the company. Mr. Pittard sent Mill Road on April 7, 2008 our standard form of nondisclosure agreement. Mr. Pittard apprised the special committee of these conversations.

From April 9, 2008 through April 24, 2008, Mill Road and our company negotiated a nondisclosure agreement. Mr. Pittard and DLA Piper kept the special committee apprised of these negotiations and a proposed diligence meeting between our senior management and Mill Road.

On April 24, 2008, our Board held a regular meeting at our corporate headquarters in Carlsbad, California. A representative of DLA Piper was present at this meeting. Management reviewed the financial results for the first quarter. Mr. Pittard reviewed key challenges facing the company, including the impact of current economic trends and commodity price increases. Mr. Pittard also discussed forecasts for the balance of the fiscal year and reviewed efforts to control operating costs and improve business results. Our Board reviewed the terms of a proposed nondisclosure agreement with Mill Road and approved the nondisclosure agreement.

On April 24, 2008, we entered into the nondisclosure agreement with Mill Road, effective as of April 9, 2008. The nondisclosure agreement contained a standstill in effect through April 9, 2010. From April 24, 2008 through June 17, 2008, we provided Mill Road representatives with financial and business diligence information.

On the afternoon of April 29, 2008, Messrs. Pittard and Henigman, and Marc Simon, then our senior vice president of operations, attended a diligence meeting with Messrs. Lynch and Scharfman and responded to questions from the Mill Road representatives regarding our business performance and strategy. Following this meeting, Mill Road continued its investment analysis and diligence concerning our business, and contacted Messrs. Pittard and Henigman from time to time with additional diligence requests.

On May 22, 2008 Mr. Pittard returned a call from Mr. Lynch and discussed with him Mill Road’s continuing interest in our company.

On May 23, 2008, Mr. Pittard received a call from Mr. Marchica of the Meruelo Group proposing a meeting on June 3, 2008, and indicating an interest in acquiring our company, although no specific proposal was made.

Later on May 23, 2008, Mr. Pittard telephoned Mr. Scharfman to inquire of Mill Road’s continuing interest in our company and Mr. Scharfman advised that Mill Road would be interested in acquiring the company if our Board were interested in pursuing such a transaction. No specific proposal was made. Mr. Scharfman proposed a meeting with each of Mr. Rubio and Kyle Anderson, a director and managing member of Rosewood Capital Associates, LLC, the general partner of Rosewood Capital.

On May 29, 2008, Messrs. Lynch and Scharfman met with Messrs. Pittard and Henigman. Later on May 29, 2008, Ralph Rubio, our chairman and founder, met Messrs. Lynch and Scharfman for lunch. At each of these meetings Mill Road indicated an interest in investing in our company, but no specific proposal was made.

On May 29, 2008, the special committee held a telephonic meeting. Representatives of DLA Piper attended this meeting as counsel for the special committee. Mr. Pittard attended this meeting and reviewed the recent call from Mr. Marchica of the Meruelo group and the continuing interest of Mill Road in an acquisition of our company. The special committee discussed the current state of the business and the current stock price compared to historic trading prices. Counsel provided a briefing on the fiduciary duties of the special committee. The special committee noted that both the general stock market and restaurant industry share prices were currently depressed, and concluded that a change of control transaction would not maximize stockholder value at that time. The special committee considered the possibility of seeking independent financial advice, but concluded that it did not require such advice to make this determination in light of the knowledge of the members of the special committee regarding the industry, the M&A environment and the current market conditions. The special committee took notice that during previous recessions restaurant stock prices had dropped at the start of the recession, but recovered as the economy recovered. After discussion of our prospects for enhancing stockholder value through our achievement of our operating plan, and the depressed economy and stock market, the special committee concluded that the company was not for sale at this time and that management should not be distracted from operating duties by having further meetings. The special committee directed Mr. Pittard to notify the interested parties that the company was not for sale.

On June 4, 2008 Messrs. Pittard and Rubio met with Messrs. Meruelo and Marchica at our corporate headquarters and discussed the restaurant industry and the company’s recent business performance. The Meruelo group representatives indicated that it was their belief that the company should not be publicly traded and indicated an interest in acquiring the company, although no specific proposal was made.

On June 5, 2008, Mr. Pittard called Mr. Scharfman and informed him that our company was not for sale.

On June 16, 2008, Mr. Scharfman contacted Mr. Pittard, proposing a dinner meeting with Mr. Pittard and another director to convey the results of Mill Road’s due diligence and analysis of our business and Mill Road’s interest in making a proposal for the acquisition of the company. Mr. Pittard relayed this request to individual members of the special committee, who each advised Mr. Pittard that a meeting with Mill Road was not appropriate at that time, given the need to build the business, and that the focus of management should be on running the business to enhance stockholder value.

On June 18, 2008, the special committee held a telephonic meeting. Representatives of DLA Piper attended this meeting. Mr. Pittard also attended the meeting and discussed the request of Mill Road for a dinner with Mr. Pittard and another director. Counsel advised regarding the fiduciary duties of the special committee. The special committee discussed the request and reiterated its view that the company was not for sale, although noting that the committee would execute its legal responsibility to consider any offer that was made, and directed Mr. Pittard to turn down the meeting requested by Mill Road. The special committee considered the possibility of seeking independent financial advice, but concluded that it did not require such advice to make this determination in light of the knowledge of the members of the special committee regarding the industry, the M&A environment and the current market conditions. Mr. Pittard subsequently declined the meeting proposed by Mill Road, and ceased to provide any confidential information to Mill Road regarding our business or financial condition. After the meeting was declined, Mill Road sent us information related to the results of Mill Road’s due diligence and analysis of our business.

On July 23, 2008, our Board held a regular meeting at our corporate headquarters. A representative of DLA Piper was present at this meeting. Mr. Pittard reviewed the company’s performance and its long-term operating plan. He presented a revised growth strategy reflecting the realities of a deep recession. Our Board discussed the current economic downturn and the impact a further downturn might have on the company’s operations. Our Board discussed the company’s financial position and conditions of its line of credit. Our Board discussed our operating strategy during the economic downturn and whether the company should postpone its growth plans until the company’s performance and the economy improved. Our Board requested that management work with our lender to amend or eliminate financial covenants in the company’s loan agreements, prepare a new operating plan for the company in light of the downturn in the economy and restaurant industry, suspend the company’s restaurant unit growth plan until our board reviewed a revised operating plan, and focus on improving our balance sheet.

On September 3, 2008, Mr. Pittard had a dinner meeting with Messrs. Lynch and Scharfman to discuss the general economic climate and the restaurant industry generally. There was no discussion of any proposals relating to Rubio’s. From time to time through October 14, 2009, Messrs. Lynch and Scharfman would contact Mr. Pittard on topics of mutual interest related to the restaurant industry.

On September 11, 2008, our Board held a telephonic meeting. A representative of DLA Piper was present at this meeting. Mr. Pittard reviewed a revised operating plan and growth strategy, reflecting the deteriorating economic conditions, and reviewed potential changes which could be implemented if the economy continued to deteriorate. Mr. Pittard updated the Board on proposed amendments to the covenants in the company’s line of credit. Our Board discussed our balance sheet and financial position. Mr. Pittard reviewed strategies to improve unit economics and selection of new sites. Our Board authorized management to pursue the operating plan and growth strategy as presented.

On October 15, 2008, Kelly Capital submitted an unsolicited offer to acquire 100% of the company’s capital stock at $5.00 per share in cash, subject to Kelly Capital obtaining financing. We announced receipt of the letter on October 17, 2008. Mr. Scharfman subsequently called Mr. Pittard to advise that Mill Road would be interested in making a bid at a higher price if the Board would release Mill Road from the standstill, but did not make any formal proposal.

On October 20, 2008, our Board held a telephonic meeting. Representatives of DLA Piper were present at this meeting. Our Board reviewed the proposal from Kelly Capital, background information on Kelly Capital and the financing contingency contained in the proposal. Counsel reviewed the fiduciary duties of the board of directors and also reviewed the company’s antitakeover defenses. Our Board determined that it was not necessary to refer the Kelly Capital offer to the special committee, in light of the fact that the special committee had recently determined that the company was not for sale at current valuations, and the fact that a majority of the Board had no conflict of interest with respect to the Kelly Capital proposal. Mr. Pittard reviewed our company’s financial performance and operating plan. Mr. Pittard discussed the opportunities available to our company, as well as the potential impact of continued adverse economic conditions. Our Board discussed the risks and uncertainties inherent in the operating plan, as well as the benefit to stockholders if the plan were achieved. Our Board discussed the potential risks associated with the financing contingency in Kelly Capital’s proposal. Representatives of Cowen joined the meeting. Cowen was not engaged by our company at that time, but discussed the Kelly Capital proposal with our Board. Cowen representatives discussed the outlook for the restaurant industry generally in light of adverse economic conditions and our stock price and performance in comparison to the financial performance of certain of our competitors. Our Board also discussed the current adverse economic conditions and the possible time required for economic recovery. Our Board took note of the recent determination by the special committee that our company was not currently for sale, given the special committee’s belief that we could achieve significant value for our company and our stockholders if we achieved our operating plan. Our Board also considered the current depressed economy and trading prices of all restaurant stocks. Our Board concluded that it was not in the best interests of our company and stockholders to pursue the Kelly Capital offer, and that the best way to enhance stockholder value was to continue to pursue our company’s operating plan.

On October 22, 2008, we issued a press release announcing our board’s determination to reject the Kelly Capital offer and advising that our board believed that the best way to enhance stockholder value was to continue to pursue our strategic plan.

On November 6, 2008, our Board held a regular meeting at our company headquarters. A representative of DLA Piper was present at this meeting. Mr. Henigman presented an analysis of third quarter financial results, and a discussion of the performance of the restaurant industry generally. Mr. Pittard reviewed our plans for new stores and an action plan for improving performance. He outlined the company’s strategic goals and financial targets for 2009 and challenges facing the company. Mr. Henigman discussed the possible benefits of a stock repurchase plan and progress toward revised market valuation covenants in our loan agreements. Our Board deferred discussion of the stock repurchase plan.

On November 24, 2008, our Board held a telephonic meeting. A representative of DLA Piper was present at this meeting. Mr. Henigman reviewed the recent trading prices of the company’s stock and our market valuation loan covenants. Mr. Henigman discussed implementation of a stock repurchase program, and the impact of such a program on the new unit development plan. Our Board directed management to develop further financial analysis regarding the impact of the stock repurchase plan on the new unit development plan and compliance with the market valuation covenants in our loan agreements. Our Board requested that management work with the lender to amend the market valuation covenants in our loan agreements and, in light of the impact that a stock repurchase program would have on our stockholders and our business plan, also requested that our existing special committee consider whether the stock repurchase program was in the best interests of the company and our stockholders.

On December 2, 2008, as a result of the request of our Board, the special committee held a telephonic meeting. A representative of DLA Piper was present at this meeting. Mr. Henigman reviewed discussions with the company’s lender and a proposed amendment to the market valuation covenant. Management reviewed the impact of the stock repurchase program on the new unit development plan. The special committee directed management to continue to seek amendments to the market valuation covenant and related remedies under the loan agreement and report back to the Board regarding such amendments, and determined to defer any further consideration of the stock repurchase program until discussions with the company’s lender were completed.

On December 11, 2008, our Board held a regular meeting at our corporate headquarters. A representative of DLA Piper was present at this meeting. Mr. Goodall’s resignation from the Board was reported. Mr. Henigman provided an analysis of forecasted results for the fourth quarter. Mr. Pittard presented our company’s business plan for 2009, including key objectives, and presented the 2009 budget and assumptions. Mr. Henigman presented the 2009 financial plan and discussed the status of loan amendments requested by the special committee. Our Board approved the 2009 budget and financial plan, subject to quarterly reviews. Our Board discussed the need to retain members of the executive team. Messrs. Rubio and Pittard and other management team members were not present during this discussion. Our Board, on the recommendation of our compensation committee, approved various measures to provide additional retention benefits to our executive team.

On January 20, 2009, Mr. Lynch called Mr. Pittard to advise that Mill Road would be interested in acquiring up to 10% of our outstanding stock in open market purchases if we were willing to amend the standstill under the existing nondisclosure agreement between us, and would be willing to extend the standstill, through April 9, 2011, if we would permit this amendment to the standstill.

On January 20, 2009, our Board held a telephonic meeting. A representative of DLA Piper attended this meeting. Management discussed the stock repurchase program which had previously been delegated to the special committee. The special committee had recommended that certain loan covenant amendments be implemented prior to any further consideration of the stock repurchase program. Our Board discussed the impact the proposed stock repurchase program might have on the new unit development plan. Management confirmed that the loan covenants had been amended to ease our compliance with the stock price related covenants. Our Board decided to postpone any consideration of the stock repurchase program, whether by the Board or the special committee, until later in the year to have better visibility about economic conditions. Our Board also discussed the possible benefits of a stockholder rights plan, and requested further information from DLA Piper. Mr. Pittard then advised our board of Mill Road’s proposal to acquire up to 10% of our outstanding stock. Mr. Pittard discussed a proposed amendment to the existing non-disclosure agreement between us and Mill Road to allow Mill Road to purchase up to 10% of our outstanding common stock. Mr. Pittard advised that Mill Road would be willing to extend the term of the standstill through April 9, 2011 in exchange for the right to purchase up to 10% of our outstanding common stock. Our Board discussed the possible benefits of Mill Road purchasing shares of our common stock and confirmed that Mill Road was not in possession of any material non-public information concerning the company. Our Board authorized the amendment of the standstill agreement in these respects.

On January 30, 2009, our board had a telephonic meeting. Representatives of DLA Piper attended this meeting. Counsel advised the Board regarding the purpose and possible benefits of stockholder rights plans, recent trends in adopting stockholder rights plans and concerns of institutional investors and advisory groups relating to stockholder rights plans. Our Board requested further information on such stockholder rights plans.

On February 9, 2009, Mill Road and we entered into an amendment to the existing Confidentiality Agreement Non-disclosure and Non-Use Agreement between us, permitting Mill Road to acquire up to 10% of our outstanding stock and extending the standstill through April 9, 2011.

On February 18, 2009, Messrs. Meruelo and Marchica had a brief meeting with Messrs. Pittard and Henigman at the Roth Capital investors conference in Orange County, California. Mr. Meruelo advised Mr. Pittard that his fund, the Meruelo group, owned approximately 10% of our outstanding common stock, and indicated that the Meruelo group would eventually like to acquire Rubio’s and believed that our company should not be public. Mr. Meruelo made no specific proposal to acquire us. Mr. Pittard reported this contact to various board members.

On March 12, 2009, the Meruelo Group filed an amendment to its Schedule 13D with the SEC disclosing Mr. Meruelo’s February 18, 2009 meeting with Mr. Pittard, and disclosing that the Meruelo group beneficially owned 9.8% of our common stock, and that another 1.5% was owned by Luis Armona, an individual member of the group.

On March 18, 2009, Messrs. Pittard and Henigman had a lunch meeting with Mr. Lynch of Mill Road and discussed our business, the general economic outlook and the recent filing by the Meruelo group. Mill Road again expressed interest in investing in or acquiring us.

On April 22, 2009, our board held a regular meeting at our corporate headquarters. Representatives of DLA Piper attended this meeting. Messrs. Pittard and Henigman reviewed first quarter results and Mr. Pittard reviewed key challenges facing us, including the impact of current economic trends and our key objectives for the balance of 2009. Mr. Henigman reviewed the long term forecast and the forecast for the balance of 2009. Representatives of an investment bank other than Cowen discussed our long-term valuation, an overview of our industry, recent mergers and acquisitions and capital markets activity, our low valuation relative to our peer group and various alternatives available to us. The investment bank also discussed the potential benefits of a stockholder rights plan and considerations relating to the repurchase of our common stock, as well as our capital structure and our options for financing potential acquisitions or growth. Our non-employee directors met in executive session and discussed the presentation, our long-term growth potential, risks of a hostile takeover and various strategic alternatives. The meeting was adjourned to the following day.

On April 23, 2009, our board continued its meeting. Cowen representatives attended a portion of this meeting and discussed with our board our industry, including recent mergers and acquisitions and capital markets activity, our low valuation relative to our peer group, various alternatives given the increased threat of hostile takeover attempts, existing antitakeover protections and the potential benefits of a stockholder rights plan. Cowen also discussed various strategic alternatives that might be available to us, including the repurchase of our common stock. Our non-employee directors met in executive session and discussed the information provided by Cowen and the other investment bank, our long-term growth potential, risks of a hostile takeover and our strategic alternatives. DLA Piper reviewed with our board the terms and operation of a stockholder rights plan. Our non-employee directors discussed in executive session our strategic alternatives and the two banker presentations.

On July 29, 2009, our Board held a regular meeting at our corporate headquarters. DLA Piper representatives were present at this meeting. Mr. Pittard outlined the key challenges facing our company, including the negative impact of the current economic environment and high unemployment. Mr. Pittard provided a strategic assessment by management of our company’s opportunities, noting the state of the economy, the likely timing for any recovery, high unemployment, new regulatory requirements, commodity costs, and the growth of the fast casual market. Our Board reviewed a survey conducted by a third party research firm. Mr. Pittard reviewed our competitors and our strengths and weaknesses compared to our competitors. Mr. Pittard explained the changes in strategy implemented as a result of this analysis. He reviewed the company’s four-year forecast, noting that the focus would be on EBITDA and sales growth. Our Board then discussed strategic options to enhance stockholder value, including acquisitions of other fast casual restaurants, strategic transactions with other restaurant chains and a sale of the company. Our Board directed management to continue to explore potential strategic options.

On July 30, 2009, Mr. Pittard had a breakfast meeting with Mr. Lynch of Mill Road and discussed the general economic outlook and the topics to be discussed at the annual meeting. Later that morning, we held our annual meeting of stockholders. Mr. Lynch attended our annual meeting of stockholders and greeted Mr. Rubio and other board members.

On July 30, 2009, our Board held a regular meeting following the annual meeting of stockholders. Our Board established a new special committee (the “Special Committee”), comprised of Messrs. Loren Pannier, Craig Andrews and Kyle Anderson, all of whom are independent, non-employee directors, and with Mr. Pannier appointed as chair, to review, discuss and evaluate any potential strategic opportunities available to our company. Our Special Committee was charged to review and evaluate the terms and conditions of any potential transaction, and any alternatives thereto, including remaining independent, to negotiate with any parties to any potential transaction, to determine if any such potential transaction is fair to and in the best interests of our company and our stockholders and to recommend to the full Board if any action should be taken with respect to any potential transaction or any alternatives to such transaction, including remaining independent. Our Board resolved not to recommend a transaction for approval by our stockholders unless the transaction received the prior favorable recommendation of our Special Committee. Our Special Committee was authorized to retain legal and financial advisors.

On October 13, 2009, a group comprised of Mr. Meruelo and certain of his affiliates, and Levine Leichtman Capital Partners IV, LP, referred to as the Meruelo/Leichtman group, delivered an unsolicited proposal to acquire all of our outstanding common stock for cash consideration of $8.00 per share pursuant to a cash merger. The proposal included a request for 45 days exclusivity and set a deadline for a response of October 20, 2009. The Meruelo/Leichtman group noted that it owned approximately 11.6% of our outstanding common stock. The proposal had no financing contingency and the Meruelo/Leichtman group provided a financing commitment letter from Levine Leichtman, which it indicated “provided all of the financing required to consummate the proposed transaction.” Mr. Marchico called Mr. Pittard to notify him of the proposal.

On October 13, 2009, our Board held a special telephonic meeting to consider the proposal from the Meruelo/Leichtman group. Representatives of DLA Piper were present and provided advice regarding the fiduciary duties of the Board. The Board discussed our disclosure obligations regarding the proposal, the Meruelo/Leichtman group’s disclosure obligations and the harm to our company if employees learned of the proposal from the press rather than from our management. Our Board noted the formation of our new Special Committee and requested that our Special Committee consider and provide recommendations regarding the proposal, requested that our counsel inform the Meruelo/Leichtman group to confirm receipt, and authorized a press release acknowledging receipt of the proposal. Following the meeting, a representative of DLA Piper telephoned counsel for Meruelo to advise that the proposal would be reviewed by our Board consistent with our board’s fiduciary duties. We announced our receipt of the proposal by a press release issued on the morning of October 14, 2009.

On October 14, 2009, Mr. Scharfman delivered a letter to Mr. Pittard, noting the existing standstill in the nondisclosure agreement between the parties, and requesting permission to approach our Board with a proposal, “a fully financed bid for Rubio’s at $9.50 per share.” The letter noted that “we believe Rubio’s would have a terrific future with you at the helm and Mill Road providing capital.”

On October 19, 2009, our Special Committee held a telephonic meeting. Representatives of DLA Piper were present at the meeting. Our Special Committee reviewed the proposal from Mill Road and the terms of the standstill provisions in our existing nondisclosure agreement with Mill Road. Our Special Committee then considered the engagement of a financial advisor, discussed the proposed terms of engagement and capabilities of three prospective financial advisors, and determined that the engagement of Cowen as our Special Committee’s financial advisor would be advisable assuming that the terms of the engagement could be negotiated to the satisfaction of the Special Committee. Our Special Committee determined to engage DLA Piper as counsel for our Special Committee. Our Special Committee directed the chairman of our committee and DLA Piper to continue negotiations relating to the engagement of Cowen as our Special Committee’s financial advisor. Our Special Committee discussed the agenda for the upcoming board meeting.

On October 21, 2009 our Special Committee held a telephonic meeting. Representatives of DLA Piper were present at the meeting. The Special Committee reviewed a recent lawsuit filed against the company and received a briefing on the negotiations relating to the engagement of its financial advisor. Our Special Committee directed the chair of our Special Committee to continue negotiations with Cowen regarding the terms of engagement. Our Special Committee also discussed its role and determined that it would make recommendations to our Board regarding the banker engagement and other matters, and receive board input. Our Special Committee then discussed recommendations regarding a response to the Meruelo/Leichtman group and Mill Road proposals and the adoption of a stockholder rights plan and determined to make recommendations to our board regarding these matters.

On October 22, 2009, our Board held a regular meeting at our executive offices in Carlsbad, California. Representatives of DLA Piper were present at the meeting. Mr. Pittard provided a briefing on challenges facing the company, including the negative impact of the current economic environment and high unemployment. Mr. Henigman reviewed our financial results for the third quarter of 2009, same store performance for the fourth quarter to date, and the financial forecast for the remainder of 2010. Messrs. Pittard and Henigman then reviewed a proposed operating plan for the next five years, based on three different economic scenarios: (i) the economy remaining in the current state (the “base case”), (ii) the economy recovering slowly, and (iii) the economy recovering quickly. We refer in this proxy statement to the first of these scenarios as our “Base Case” projections. Messrs. Pittard and Henigman discussed assumptions made in each scenario, and the projected revenues, new store growth and EBITDA in each of the scenarios. Management also noted the negative impact of operating as a publicly traded micro-cap company. Our Board discussed the forecasts and the strategic options available to us to increase earnings per share, enterprise valuation and our trading price. The Special Committee reported on matters it had considered since the receipt of the unsolicited offer from the Meruelo/Leichtman group. The Special Committee recommended the engagement of Cowen as financial advisor to the Special Committee and the Board approved the engagement of Cowen on the terms negotiated by the Special Committee. The Special Committee also confirmed that DLA Piper would serve as counsel to the Special Committee. Our Special Committee then introduced representatives of Cowen to discuss with our board the current status of the restaurant market, including the M&A market, and to review our financial performance and stock trading. Our Board discussed the costs and risks of our micro cap status and our prospects to grow beyond micro cap status. Cowen and DLA Piper provided a briefing concerning our anti-takeover defenses. Cowen provided a preliminary valuation analysis based on management’s “Base Case” projections. Our Board discussed the company’s current growth plan, and the execution risks associated with the strategic plan. Cowen then reviewed various strategic alternatives that might be available to us, including remaining as a stand-alone company and pursuing a sale of the company, and reviewed various sales process alternatives. The Special Committee led a discussion of our strategic alternatives and our board discussed our Special Committee’s recommendations regarding possible responses to the Meruelo/Leichtman group and Mill Road proposals. Our Special Committee advised that a stockholder rights plan not be adopted immediately, but that such a plan should be ready for adoption in the event of further developments. Our Board considered the results of a consumer study, new store performance and our management’s new store growth plan. Our non-employee directors met in executive session and reviewed the presentations made at the meeting, including management’s projections and our success rate in opening new stores as well as the information provided by Cowen. Our Board directed our Special Committee to continue to work with Cowen to analyze our strategic alternatives and to consider the timing and content of a response relating to the Meruelo/Leichtman group’s proposal.

On October 26, 2009, Mr. Scharfman contacted DLA Piper to request a waiver from the standstill to permit Mill Road to make a proposal to our Board to acquire our company. Later that day, the chairman of our Special Committee responded to Mill Road, advising that we authorized Cowen to “obtain additional information from Mill Road regarding the terms and conditions of the bid proposal Mill Road would like to submit to the Company,” while continuing the terms of the standstill and nondisclosure agreement.

On the evening of October 27, 2009, Mill Road provided a letter to Cowen providing further information on its proposal to acquire all of our outstanding capital stock, noting that the proposal was “a fully financed offer to acquire 100% of the outstanding capital stock of the Company at $9.50 per share.” Mill Road indicated that 100% of the equity to complete the proposed transaction would come from Mill Road and there would be no financing contingencies. Mill Road advised that it currently owned approximately 4.9% of our outstanding capital stock. Mill Road requested 35 days of exclusivity. Mill Road advised that its intention was to keep management in place.

On October 28, 2009, our Board held a telephonic meeting. Representatives of DLA Piper and Cowen attended this meeting. DLA Piper reviewed the fiduciary duties of our directors in light of the pending acquisition proposal from the Meruelo/Leichtman group and the recent expression of interest from Mill Road. Our Board discussed the proposal from the Meruelo/Leichtman group and the expression of interest from Mill Road. At the request of our Special Committee, Cowen discussed with our board the current state of the M&A market for the restaurant industry, our historical and current operating performance, our existing take-over defenses, the potential benefits of a stockholder rights plan, and strategic alternatives that might be available to us. DLA Piper and Cowen discussed with our board various methods for a market check or sale of the company, including a “go shop” following an exclusivity and a full market check, different strategies for a response to the Meruelo/Leichtman group and Mill Road, and an amendment to the Mill Road standstill. Our Special Committee provided recommendations regarding these matters. Consistent with those recommendations, our board determined that it was in the best interests of our company and our stockholders to reject the proposal from the Meruelo/Leichtman group and to commence a process for us to explore our strategic alternatives, including a potential sale of the company, and requested that, consistent with the Special Committee recommendations, our Special Committee prepare an amendment to the Mill Road standstill to permit Mill Road to participate in the process.

On October 29, 2010, Cowen entered into an engagement letter with our Special Committee to serve as exclusive financial advisor to our Special Committee.

Later on October 29, 2009, we issued a press release rejecting the Meruelo/Leichtman group’s offer and announcing that our Special Committee was exploring strategic alternatives, including the evaluation of expressions of interest in acquiring us. Consistent with the recommendation of our Special Committee, the chair of our Special Committee also sent a letter on November 2, 2009 to Mill Road proposing an amendment to the standstill to permit Mill Road to participate in the process.

Mill Road responded to our proposal regarding the amendment of the standstill on November 9, 2009, proposing certain modifications to the amendment.

On November 9, 2009, our Special Committee held a telephonic meeting. Representatives of Cowen and DLA Piper were present at this meeting. Cowen discussed the contacts from the Meruelo/Leichtman group and Mill Road regarding our announcement, noted that several other private equity firms and a lender had called expressing interest, and noted that Mr. Pittard had discussions with a potential strategic acquirer that might be interested. Cowen also reviewed with our Special Committee the discussions Cowen had with our management concerning management’s operating plan and expected fourth quarter results, and reviewed Cowen’s views on the opportunities and challenges for our business over the near term. Cowen provided input on buyers’ likely perspective on us and our management team. Cowen discussed strategic alternatives that might be available to us, including remaining independent, pursuing our current strategic plan, and effecting a possible recapitalization pursuant to a share repurchase or dividend, and the impact of such recapitalization on us. Our Special Committee noted that we faced challenges relating to limited liquidity and a small float and that a recapitalization would exacerbate these challenges, while increasing leverage and risk to the business. Cowen also reviewed possible acquisitions we could pursue, but noted the challenges of successfully completing any acquisitions as we had limited debt capital available due to market conditions and, given the price of our stock, we might not want to use stock as an acquisition currency at the current time. Cowen reviewed a potential sale of the company, noting the improving credit markets and potential interest of strategic and financial buyers. Cowen reviewed various alternatives for marketing the company, including a broad canvass of potential buyers, and the potential timelines for such processes. DLA Piper provided legal advice concerning the processes and timelines. Our Special Committee discussed the option of remaining independent, but noted that a public announcement that we were remaining independent would result in a decline in our trading prices, and subject us to a possible proxy contest with no assurance that our stockholders would achieve at least the prices for shares currently being proposed by Mill Road or the Meruelo/Leichtman group in the future. Our Special Committee discussed the opportunities available to enhance stockholder value by pursuing our strategic plan, and the significant risks and challenges faced by our company, particularly given the deteriorating economic environment. Our Special Committee discussed the various alternatives with its advisors and determined to recommend to our board that Cowen undertake a broad market canvass to determine relative interest in an acquisition of the company. Our Special Committee requested that Cowen be present at all meetings between potential buyers and management and requested that Cowen, in conjunction with management and DLA Piper, prepare an offering memorandum for the marketing of the company to prospective buyers, for review by the Special Committee.

On November 13, 2009, our Special Committee held a telephonic meeting. Representatives of Cowen and DLA Piper attended the meeting. Our Special Committee had a further discussion of the various sales process alternatives, including entering into exclusivity with the current high bidder conditioned on having a “go shop” to conduct a post-signing market check, and alternatively a broad market canvass. Cowen and DLA Piper provided advice concerning the alternative processes. Cowen provided input regarding the interest expressed by various potential buyers in the company following our announcement that our Special Committee was exploring strategic alternatives, and DLA Piper and Cowen discussed the value of a competitive sales process. Our Special Committee discussed the relative merits of the various alternative processes, and concluded that a broad market canvass provided the best method to maximize stockholder value in a sale of the company. Our Special Committee thereupon determined to reaffirm its recommendation to the Board that our Special Committee engage in a broad market canvass. Our Special Committee requested that DLA Piper provide a memorandum to our management team briefing them on the process and management’s role and fiduciary duties during the process.

On November 20, 2009, our Board held a telephonic meeting. Representatives of Cowen and DLA Piper attended the meeting. At the request of our Special Committee, Cowen reviewed the prior discussion with our Special Committee regarding strategic alternatives that might be available to us, including remaining independent, undertaking a recapitalization through a share repurchase or dividend, acquiring other companies, and a sale of the company. Our Special Committee recommended that Cowen undertake a broad market canvass to determine interest in the acquisition of the company, as the best means to maximize value for our stockholders. Our Board discussed the opportunities and challenges faced by our company, the risks to the achievement of our strategic plan, and the current difficult economic environment, as well as the strong interest expressed by potential buyers in the company at this time. Our Board accepted the recommendation of our Special Committee and directed Cowen to work with our Special Committee to conduct a broad market check to determine relative interest of buyers in an acquisition of the company, and requested that the Special Committee supervise this process, with regular reports to the Board.

On November 23, 2009, DLA Piper provided a memorandum to our management regarding the “rules of the road” relating to the sales process to delineate the roles of management, Cowen and our Special Committee in the process.

On December 1, 2009, we entered into an amendment to the standstill agreement with Mill Road to permit Mill Road to participate in the sales process we were commencing.

On December 1, 2009, our compensation committee held a telephonic meeting to discuss retention arrangements for our management. Representatives of DLA Piper were present at this meeting as counsel for the compensation committee. Our compensation committee reviewed the current change of control arrangements for our senior executive officers and our severance pay plan. Our compensation committee determined to seek advice from a compensation consultant regarding a further retention bonus pool, and possible grants of options or restricted stock, and also requested a recommendation from management regarding the grant of restricted stock units. Our compensation committee reviewed performance targets for our annual bonus plan and requested revised recommendations.

On December 2, 2009, our Special Committee held a telephonic meeting. Representatives of Cowen and DLA Piper attended this meeting. Our Special Committee discussed a draft offering memorandum prepared by Cowen in conjunction with management and DLA Piper to be used for the broad market canvass relating to the sale of our company. Cowen advised that management was in the budgeting process for 2010 and would provide revised projections following this process. Our Special Committee directed that the revised operating plan be reviewed at the upcoming Board meeting. Cowen updated our Special Committee concerning various contacts by parties interested in our process, and our Special Committee discussed the process and timeline, and reviewed the draft contact list prepared by Cowen for our Special Committee. Our Special Committee approved the distribution of a brief introductory piece and a draft nondisclosure agreement to the contact list and requested periodic updates and authorized Cowen and DLA Piper to negotiate the terms of nondisclosure agreements.

On December 6, 2009, our compensation committee held a telephonic meeting. A representative of DLA Piper was present at this meeting as counsel for the compensation committee. Our compensation committee discussed the merits of restricted stock units and possible terms for such units and a request by Mr. Pittard to amend the terms of his employment to permit him to terminate his employment voluntarily and receive benefits following a change of control. Our compensation committee also reviewed analysis concerning the terms of current change of control arrangements for senior executive officers and our severance pay plan, and discussed whether to provide additional retention benefits to our senior executives and key employees. Our compensation committee determined to seek advice from a compensation consultant regarding these matters. From December 6, 2009 through January 8, 2010, our compensation committee met several times with its advisors to discuss executive compensation in light of the continuing economic downturn, and the need to retain management.

On December 8, 2009, Cowen commenced the distribution of a brief introductory description of our company and a form of nondisclosure agreement to identified interested parties.

On December 10, 2009, our Board held a regular meeting at our corporate headquarters. Representatives of DLA Piper and Cowen attended this meeting. Mr. Pittard highlighted key results during the fourth quarter, and assumptions by management in preparing the 2010 budget regarding the timing and strength of the economic recovery and unemployment rates in our key markets. Mr. Henigman discussed a financial forecast for the balance of 2009. Mr. Pittard discussed our key strategic objectives for 2010, and discussed these in relation to the 2010 budget. Mr. Henigman presented the budget and financial plan for 2010, and our board discussed the strategic objectives, budget and financial plan. Our Board approved the budget and financial plan, subject to quarterly reviews. At the request of our Special Committee, Cowen and management reviewed the completed offering memorandum to be used for the marketing of our company in the broad market canvass approved by our Special Committee, and management provided a detailed review of management’s revised operating model based on the current budgeting process. We refer in this proxy statement to this revised operating model as our “Offering Memorandum Case” or “OM Case.” Further, at the request of our Special Committee, Cowen provided an update on the restaurant industry and restaurant stock performance, current sector valuations, and restaurant M&A activity and market statistics. In addition, at the request of our Special Committee, Cowen provided an update on the marketing process.

On December 11 and 14, 2009, respectively, Levine Leichtman and the Meruelo group entered into nondisclosure agreements with us.

On December 16, 2009, Scott Scharfman left a message with Mr. Pittard indicating that Mill Road was interested in working with management in putting together a bid. Mr. Pittard called Mr. Andrews, a member of our Special Committee, to advise him of this contact and seek advice on process from our Special Committee. After discussions with Cowen and DLA Piper, our Special Committee requested that Mr. Pannier, chair of our

Special Committee, follow up with Mr. Pittard. On December 17, 2009, Mr. Pittard replied by email to Mr. Scharfman that all communications with senior management must be done with a representative of Cowen present.

On December 17, 2009, our Special Committee held a telephonic meeting. Representatives of DLA Piper and Cowen were present at this meeting. Our Special Committee approved the final offering memorandum for the marketing of our company in the broad market canvass including the revised operating plan or “OM Case.” Cowen then reviewed the draft contact list with our Special Committee, noting that it targeted 80 potential buyers, including 30 strategic buyers and 50 financial buyers. Cowen advised that most of these companies had already been contacted as previously directed by our Special Committee and 14 had already sent back nondisclosure agreements. Our Special Committee discussed the process and timing and directed that the initial bid deadline be set at January 22, 2010 to allow potential buyers opportunity to review the materials and prepare bids following the holidays. Following this meeting, Cowen sent out the offering memorandum to 30 prospective buyers who had signed nondisclosure agreements.

On December 19, 2009, Messrs. Pannier and Pittard spoke concerning the Mill Road contact and Mr. Pannier advised Mr. Pittard that he owed fiduciary duties to the company and our stockholders, and this required that he remain neutral as to all bidders, and further that if he elected to join Mill Road in a bid, he would need to resign from his positions with Rubio’s. Mr. Pittard indicated that he understood this and advised Mr. Pannier that he intended to remain neutral. Later that day, Cowen called Mr. Scharfman to clarify that all communications regarding the company were required to be made through Cowen, and Mr. Scharfman agreed to follow this process.

On January 8, 2010, our compensation committee held a telephonic meeting. A representative of DLA Piper attended the meeting. Our compensation committee determined appropriate compensation for our executive officers for fiscal 2010. Among other determinations, our compensation committee granted our executive officers additional retention benefits and approved compensation for the members of our Special Committee of $50,000 for the chair and $25,000 for the other members of such committee payable in six monthly installments.

On January 15, 2010, our Special Committee held a telephonic meeting. Representatives of Cowen and DLA Piper were present at this meeting. Cowen presented an update on the marketing process.

On January 22, 2010, the Meruelo/Leichtman group sent a preliminary indication of interest to Cowen in response to the bid instructions from Cowen, and subsequently each of Meruelo and Levine Leichtman filed a Schedule 13D amendment publishing their response, which proposed an acquisition of 100% of the shares of our capital stock for cash at $8.50 per share and included the financing commitment of Levine Leichtman, and providing copies of the nondisclosure agreements with each of Levine Leichtman and Meruelo.

On January 25, 2010, our Special Committee held a telephonic meeting. Representatives of Cowen and DLA Piper were present at this meeting. Cowen reported that 83 companies (30 strategic and 53 financial buyers) had been contacted, and of these 30 companies (all financial buyers) had signed NDAs and received the offering memorandum. Cowen had received five bids by the initial bid deadline, with prices ranging from $8.00 to $10.00 per share. Among the five bids was a bid of $9.50 per share from Mill Road and an $8.50 per share bid from the Meruelo/Leichtman group. Levine Leichtman and the Meruelo group had filed amendments to their Schedules 13D on January 22, 2010 and January 25, 2010, respectively, in each case publishing the Meruelo/Leichtman group bid letter. The Meruelo/Leichtman group bid represented an increase from its previous published bid on October 13, 2009 of $8.00 per share. Cowen reviewed each of the five bids, comparing price or price range, implied public company EBITDA multiple, implied private company EBITDA multiple, implied premium to current price and the unaffected October 14, 2009 price (prior to the earlier bid by the Meruelo/Leichtman group), and information concerning each bidder. Our Special Committee discussed the next stage of the process. Each bidder was to be invited to receive a management presentation and access to a data room, as well as a draft merger agreement. Our Special Committee determined to recommend that all five bidders be invited to continue into the next stage of the process. Following the meeting, Mr. Pannier called Mr. Pittard to advise that our Special Committee was pleased with the number of bids and that the bids would be reviewed in a full board meeting later that week, but provided no further information concerning the bids.

On January 28, 2010, our Board held a telephonic meeting. Representatives of Cowen and DLA Piper were present at this meeting. Our Special Committee reported on the results of the process, noting that 83 companies had been contacted, including 30 strategic buyers and 53 financial buyers. Cowen reviewed the five initial bids. Cowen then reviewed the next stage of the process, as Cowen had discussed with our Special Committee. Our Special Committee recommended that all five bidders, including Mill Road and the Meruelo/Leichtman group, be permitted to participate. Our Board authorized the continuation of our process as outlined by the Special Committee.

On February 3, 2010 one of the five bidders withdrew from the process.

On February 8, 2010, we opened our data room to the remaining four participants. Management presentations were held for each of the four bidders at DLA Piper’s offices on four separate dates, concluding on March 3, 2010. The bidders continued to request additional legal and business diligence information through Cowen through March 25, 2010.

On March 4, 2010, our Special Committee held a telephonic meeting. Representatives of Cowen and DLA Piper were present at this meeting. Cowen reported on the process to date for the five bidders, advising that one bidder had withdrawn from the process. Cowen reported on the management presentations and the key areas of inquiry from the various bidders. DLA Piper then reviewed the terms of the proposed merger agreement. Our Special Committee discussed the treatment of options and restricted stock units and confirmed that vesting of equity grants should be in accordance with existing agreements. Our Special Committee discussed the other terms of the merger agreement with its advisors. Cowen and DLA Piper proposed to have the merger agreement distributed on March 15 with a final bid deadline on or about March 25. Our Special Committee determined to recommend this process to our Board.

On March 8, 2010, our Board held a telephonic meeting. Representatives of Cowen and DLA Piper were present at this meeting. Cowen reported on the process to date, noting that one bidder had withdrawn from the process, and reviewing the input received from the four bidders on the business and the relative interest of each in a transaction. DLA Piper reviewed the material terms of the draft merger agreement and responded to questions. Our Board approved the distribution of the draft merger agreement and set March 25 as the bid deadline.

On March 12, 2010, Messrs. Lynch and Scharfman participated in a follow-up diligence meeting with Messrs. Pittard and Henigman and Cowen representatives.

Later on March 12, 2010, Cowen distributed a draft merger agreement and draft sponsor guaranty, as provided to Cowen by DLA Piper, as well as final bid instructions, to the remaining four bidders, requesting final bids to be submitted on March 25.

On March 17, 2010, Mr. Scharfman and other Mill Road employees, as well as representatives of Mill Road’s prospective financing source, participated in a follow-up diligence call with Messrs. Pittard and Henigman and Cowen representatives.

On March 25, 2010, Cowen received a final bid letter from Mill Road indicating a price of $8.60 per share, and an email from an advisor to the Meruelo/Leichtman group reasserting the Meruelo/Leichtman group’s January 22, 2010 bid. The other two remaining bidders elected not to submit a final bid, indicating that they were not willing to bid higher than the Meruelo/Leichtman group’s publicly disclosed bid of $8.50.

On March 26, 2010, our Special Committee held a telephonic meeting. Representatives of Cowen and DLA Piper were present at this meeting. Cowen reported that two bidders had submitted final bids. Cowen reviewed the comments of the two bidders who had withdrawn from the process, confirming that no bids would be forthcoming from those participants. Cowen noted that one bidder was the Mereulo/Leichtman group, which had reasserted its January 22, 2010 bid, and had not provided a markup of the merger agreement supplied to bidders, but referred to exhibits to its January 22, 2010 proposal, including a draft merger agreement tendered in October 2009. The other bid came from Mill Road, who had submitted a markup of the proposed merger agreement. Cowen advised that the Mill Road bid was $0.10 higher per share than the January 22, 2010 Meruelo/Leichtman group bid of $8.50. Our Special Committee directed that the bids be reviewed with our Board.

On March 29, 2010, Mr. Scharfman called Cowen and explained the reasons why Mill Road’s bid was lower than its initial indication of interest, including that six months had passed and the recently passed healthcare reform bill potentially created significant additional expenses for the business.

On March 29, 2010, our Board held a meeting at the offices of DLA Piper in San Diego, California. Representatives of Cowen and DLA Piper were present at this meeting. Cowen reviewed the process and summarized the financial terms of the two final bids. DLA Piper reviewed the other terms of the two bids, based on the draft merger agreement provided by the Meruelo/Leichtman group on October 13, 2009 and the markup of the draft merger agreement by Mill Road, noting that the Mill Road terms provided significantly greater deal certainty, with fewer conditions and termination rights, provided each party with the right to enforce the agreement specifically, and confirmed that the sponsor would provide a guaranty. DLA Piper advised that the Meruelo/Leichtman group’s draft agreement did not provide for specific performance, but rather permitted Meruelo/Leichtman to terminate the merger agreement on payment of a reverse termination fee, did not provide for a sponsor guaranty and included additional conditions, such as a condition relating to the level of appraisal rights and a minimum cash condition, as well as very restrictive operating covenants. DLA Piper outlined areas where additional negotiation with Mill Road concerning terms of the proposed agreement would be required, and noted that Mill Road had indicated that voting agreements would be required. Cowen provided an update to the Board on the restaurant industry, and an overview of our company, including operating performance, and a preliminary valuation overview, including historical trading data, analyses of selected public restaurant companies and selected other restaurant M&A transactions, a leveraged buyout analysis and a discounted cash flow analysis, in each case using both the Base Case projections from management’s October 2009 operating plan and the OM Case projections included in the offering memorandum as directed by our management, and an analysis of selected premiums paid. Our Board discussed the analyses and the terms of the two bids with its advisors. Cowen reviewed the status quo alternative and Mr. Pittard responded to questions from our board concerning risks and opportunities for our company if we pursued our strategic plan. Our Board discussed Cowen’s presentation and the alternatives available to our company. Our Board also discussed the negotiating strategy to maximize the prices from the two bidders. Our Board directed Cowen to contact each of the two bidders to determine if the bid prices could be increased.

A Cowen representative had conversations with Mr. Scharfman on March 31, 2010 regarding the bid. After discussions, Mr. Scharfman agreed to increase Mill Road’s bid price by an additional $0.10 to $8.70 per share, conditioned on negotiating a higher break up fee than what had been in our draft agreement, and with an exclusivity period through May 5, 2010. The Cowen representative also spoke to advisors for the Meruelo/Leichtman group, who declined to increase their bid or provide a markup to the draft merger agreement.

On April 1, 2010, our Board held a telephonic meeting. Representatives of Cowen and DLA Piper were present at this meeting. Cowen reported on discussions with the two bidders, advising that the Meruelo/Leichtman group had declined to increase their bid or provide a markup of the merger agreement. Mill Road had increased its bid by an additional $0.10, putting it $0.20 higher than the Meruelo/Leichtman bid, conditioned on a higher termination fee than in our draft merger agreement, to be negotiated, and a 30 day exclusivity period. Cowen advised that Mill Road had stated it would not increase its bid any further. Our Board discussed the various alternatives available to our company, and the risks and opportunities associated with continuing operation of our business under our strategic plan. Our Board discussed Cowen’s preliminary valuation analysis. Our Board discussed the relative deal certainty provided by Mill Road’s proposed terms compared to the

Meruelo/Leichtman group’s bid, and noted the terms still to be negotiated with Mill Road, as well as Mill Road’s request for exclusivity. Our Board then discussed the execution risks associated with our strategic plan. On the recommendation of the members of our Special Committee, our Board determined that it was in the best interests of our company and our stockholders to negotiate a definitive agreement with Mill Road for the sale of our company at $8.70 per share, provided reasonable terms could be negotiated, with any agreement to be presented for review by our Special Committee and our Board. Our Board discussed a request from Mill Road to meet with members of management, particularly Messrs. Rubio and Pittard. Our Board authorized us to enter into an exclusivity agreement for approximately 30 days, and to negotiate a merger agreement providing reasonable market terms, and authorized Messrs. Rubio and Pittard to enter into discussions concerning their possible continuing employment with and investment in Parent, which would be the holding company of the surviving corporation, directing them to keep DLA Piper, Cowen and the Special Committee informed of the status of such discussions.

On April 2, 2010, the Cowen representative had further conversations with Mr. Scharfman regarding the termination fee, and Mr. Scharfman advised that it was a condition of the price increase that the termination fee represent 3.7% of equity value.

On April 2, 2010 we entered into a letter agreement with Mill Road, providing a nonbinding bid price of $8.70, an exclusivity period through May 5, 2010, and noting that the termination fee would be 3.7% of equity value.

On April 5, 2010, DLA Piper provided comments in response to the markup of the draft merger agreement provided by Mill Road in their final bid letter. Foley Hoag LLP, counsel to Mill Road, and DLA Piper then engaged in negotiations regarding the draft merger agreement, sponsor guaranty and voting agreement through May 9, 2010.

On April 13, 2010, Mr. Scharfman participated in a follow up diligence call with Messrs. Pittard and Henigman and Cowen representatives.

On April 14 and 15, 2010, representatives of Mill Road performed due diligence on-site at our headquarters in Carlsbad, CA.

On April 16, 2010 Mr. Pittard and Mr. Scharfman met to discuss Mr. Pittard’s possible role in the surviving corporation, proposed terms of compensation, a right to co-invest in Parent, and a potential long term incentive structure. Negotiations continued between Mr. Pittard and Mill Road through May 8, 2010 regarding the terms of employment and the right to co-invest. Also on April 16, 2010, Mr. Rubio met separately with Mr. Scharfman to discuss Mr. Rubio’s possible role in the surviving corporation, his interest in contributing some shares of his common stock to Parent, and the strategy Mill Road had for Rubio’s going forward. Mr. Scharfman indicated in these conversations that both Messrs. Pittard and Rubio would be welcome on the board of Parent. Negotiations continued between Mr. Rubio and Mill Road regarding the terms of a stock contribution agreement and terms of his employment through May 8, 2010.

On April 22, 2010, our Board held a regular meeting at its executive offices in Carlsbad, California. Representatives of Cowen and DLA Piper attended this meeting. DLA Piper advised that Mill Road had proposed that Mr. Rubio roll over some portion of his common stock into Parent, and that Messrs. Rubio and Pittard continue in senior management positions and have seats on Parent’s board of directors. Our Board discussed these proposals and noted that the terms for the merger were close to being finalized. Our Board requested that counsel and our Special Committee negotiate a final transaction in the best interests of all stockholders. Our Board also requested that our Special Committee review the terms of any agreements between Mill Road and Messrs. Pittard and Rubio.

On April 28, 2010, our Special Committee held a telephonic meeting. Representatives of Cowen, DLA Piper and Richards Layton & Finger, P.A., special Delaware counsel to the Special Committee, attended this meeting.

Counsel provided advice to the Special Committee regarding the fiduciary duties of directors, noting that our Special Committee would review any proposed agreements with Messrs. Pittard and Rubio. Counsel noted that the price and most of the terms of the proposed transaction had already been negotiated prior to discussions between Mill Road and management. Our Special Committee determined to invite Messrs. William Bensyl and Tim Ryan, each of whom served on our compensation committee, to join discussions about the terms of employment proposed for Messrs. Pittard and Rubio. Counsel reviewed the key terms of the proposed merger agreement, guaranty and voting agreement, and the status of negotiations over various provisions. Counsel reviewed the termination provisions, the events that would trigger the obligation to pay the termination fee, and the fact that the termination fee was 3.7% of the equity value. Cowen advised that the fee was within the range of termination fees as a percentage of transaction value for similarly sized transactions. Counsel reviewed the non-solicitation provisions and the Board’s right to review third party proposals reasonably likely to lead to superior proposals, and the Board’s right to change its recommendation, as well as the right of Mill Road to match any third-party proposal. Counsel reviewed the conditions to the transaction, and the definition of material adverse effect, as well as the operating covenants, and reviewed the remaining open issues in the draft agreements. Our Special Committee discussed the terms with counsel and Cowen and provided input on negotiations.

On May 3, 2010, our Special Committee held a telephonic meeting. Representatives of Cowen, DLA Piper and Paul Plevin, labor counsel, attended this meeting. Messrs. Bensyl and Ryan also attended the meeting. Our Special Committee discussed the status of various diligence matters. DLA Piper reported on negotiations relating to the various agreements and received input from our Special Committee. DLA Piper also reviewed the proposed terms for the rollover of stock for Mr. Rubio and proposed employment terms for Messrs. Rubio and Pittard, and open business issues still being negotiated.

Later on May 3, 2010, Cowen representatives had a telephone conference with Mr. Scharfman to discuss the schedule to complete the merger agreement and other agreements. Mr. Scharfman requested an extension of exclusivity through May 7, 2010 and reiterated the importance Mill Road placed on obtaining voting agreements from each of Messrs. Rubio and Pittard and Rosewood Capital.

On the morning of May 4, 2010, Mr. Scharfman delivered a letter to Cowen and DLA Piper requesting the extension of exclusivity which had been discussed with Cowen the previous day. On May 4, 2010, our Board held a telephonic meeting. Representatives of Cowen and DLA Piper were present at this meeting. Our Board discussed the request for extension of exclusivity and based on the recommendation of the members of our Special Committee approved the extension of exclusivity through May 7. DLA Piper reviewed the current drafts of the merger agreement, sponsor guaranty and voting agreement with our Board and noted the current status of negotiations with respect to each agreement. DLA Piper noted that agreements were being negotiated with each of Messrs. Pittard and Rubio. Management updated our board regarding diligence matters.

On May 5, 2010, our Special Committee held a telephonic meeting. Representatives of Cowen and DLA Piper attended this meeting. Mr. Bensyl also attended. Mr. Andrews did not attend this meeting. DLA Piper reviewed the current terms of the contribution agreement relating to the rollover of a portion of Mr. Rubio’s stock, and the employment offer letters, including the right to co-invest, and compensation and option vesting terms for Messrs. Rubio and Pittard, and reviewed open issues in these negotiations. Our Special Committee and Mr. Bensyl discussed the various management agreements and the stock contribution agreement, noting that the stock contribution and the co-investment assumed common stock would be contributed at the deal value price, and that the terms of compensation were equivalent to Messrs. Pittard’s and Rubio’s current terms of employment in most respects, and appeared to be at market.

Later on May 5, 2010, Mr. Scharfman had a telephone conversation with a Cowen representative in which he reiterated the importance to Mill Road of voting agreements from Messrs. Rubio and Pittard and Rosewood Capital. Foley Hoag also requested that various investors with demand registration rights agree not to exercise those rights through the closing of the merger or the earlier termination of any merger agreement.

On May 6, 2010, Messrs. Rubio and Pittard and Rosewood Capital indicated their willingness to enter into voting agreements, subject to Special Committee and Board approval.

On May 7, 2010, on Mill Road’s behalf, Foley Hoag requested an extension of exclusivity through 8:00 a.m., Eastern time, on May 10. A DLA Piper representative reviewed the request with individual members of the Special Committee, each of whom concurred with the extension. We extended the exclusivity period as requested.

On May 8, 2010, our Special Committee held a telephonic meeting. Representatives of Cowen, DLA Piper and Richards Layton & Finger, P.A., attended this meeting. Mr. Bensyl also attended this meeting. Our Special Committee ratified the extension of the exclusivity period through May 10 at 8:00 a.m., Eastern time. DLA Piper reviewed a condition relating to third party consents, and described further negotiation required to determine the contracts which would be the subject of the condition and discussed the consent process. Our Special Committee discussed the impact of the condition on deal certainty and instructed counsel to modify the condition to reduce the risk of failure of the condition. Counsel reviewed the status of negotiations and terms relating to the contribution agreement for the rollover of a portion of Mr. Rubio’s shares, and the employment offer letters and compensation terms, and ancillary agreements.

On May 8, 2010, our Board held a telephonic meeting. Representatives of Cowen and DLA Piper attended this meeting. Our Board reviewed and approved the extension of exclusivity to Mill Road. DLA Piper reviewed a condition relating to third party consents and the current status of negotiations relating to the condition. Our Board discussed the process to obtain third party consents and the impact of the condition on deal certainty, and provided input to counsel and Cowen regarding the condition.

On May 9, 2010 our Special Committee held a telephonic meeting. Representatives of Cowen, DLA Piper and Richards Layton & Finger, P.A., attended this meeting. Mr. Andrews was not in attendance during the initial portion of this meeting. Messrs. Bensyl and Ryan attended this meeting. Counsel reviewed the final terms of agreements between Mr. Rubio and Mill Road relating to the contribution by Mr. Rubio of $1 million of our common stock, contributed with a value ascribed equal to our deal price per share, and representing approximately 12% of the total shares of our common stock held by Mr. Rubio, and the terms of Mr. Rubio’s employment, noting that as expected Mr. Rubio was being asked to serve on the board of Parent. Counsel also reviewed the terms of the agreements with Mr. Pittard, including a right to co-invest in Parent, and the proposed employment terms, and noted that Mr. Pittard was also expected to serve on the board of Parent. Counsel relayed to our Special Committee that Mill Road expected that Messrs. Rubio and Pittard would execute their offer letters concurrently with the merger agreement. Messrs. Andrews and Rubio then joined the meeting and DLA Piper provided a briefing on the status of negotiations relating to the condition relative to third party consents. Our committee determined to seek input from the full board and to reconvene later if the issue was resolved.

On May 9, 2010, our Board held a telephonic meeting. Representatives of Cowen and DLA Piper attended this meeting. Counsel briefed our board regarding the status of the agreements with Messrs. Rubio and Pittard and explained the status of negotiations regarding the condition on third party consents. Our Board instructed counsel and Cowen to seek a condition generally consistent with other recent public company acquisitions of retail companies.

Later on the evening of May 9, 2010, our Special Committee held a telephonic meeting. Representatives of Cowen, DLA Piper and Richards Layton & Finger, P.A., attended this meeting. All of our other directors also attended this meeting. DLA Piper reported on a proposed compromise relating to the condition on third party consents and management provided information to our Special Committee regarding the condition. Counsel confirmed the terms of the agreements between each of Messrs. Pittard and Rubio and Mill Road. Counsel reviewed the key terms of the merger agreement, sponsor guaranty and voting agreements. Counsel confirmed that Mill Road was prepared to execute the merger agreement. Cowen then provided a presentation to the Special Committee relating to the fairness, from a financial point of view, of the consideration to be received in the merger by the holders of our common stock, other than Mill Road and any holders of our common stock who contribute or otherwise transfer shares of our common stock to Parent or any affiliates in connection with the merger, and their respective affiliates, to such stockholders. Cowen reviewed the financial terms of the transaction. Cowen noted the broad market check conducted on behalf of our company, resulting in two final bids, and reviewed stock prices compared to selected public restaurant companies as well as our EBITDA and revenue for the last twelve months and the implied multiples of the unaffected price on October 13, 2010 compared to the implied multiples from the offer price. Cowen then reviewed various valuation methodologies performed by Cowen, including valuations based on selected restaurant public companies and precedent M&A transactions, leveraged buy-out and discounted cash flow valuations, using both the Base Case projections of management’s October 2009 operating plan and the OM Case projections included in the offering memorandum, each as directed by our management, and a premiums paid analysis. Cowen reviewed the underlying assumptions and responded to questions. Cowen then provided its oral opinion (subsequently confirmed in writing) that, as of that date, the consideration to be received in the merger by the holders of our common stock, other than Mill Road and any of our stockholders who contribute or otherwise transfer shares of our common stock to Parent or any of its affiliates in connection with the merger, and their respective affiliates, was fair, from a financial point of view, to such stockholders. After discussing Cowen’s analyses, and reviewing Cowen’s fairness opinion and the transaction agreements, and taking into account the agreements proposed to be entered into by Messrs. Pittard and Rubio with Mill Road, our Special Committee unanimously determined that the merger and the merger agreement are advisable, fair to and in the best interests of us and our stockholders unaffiliated with Parent, and unanimously determined to recommend that our Board approve the merger agreement and determined that the merger and the merger agreement are advisable and fair to and in our best interests of us and our stockholders unaffiliated with Parent and recommend that our stockholders adopt the merger agreement.

Immediately following the Special Committee meeting, our Board convened a telephonic meeting. Representatives of Cowen, DLA Piper and Richards Layton & Finger, P.A., attended this meeting. Our Special Committee reported its recommendation to our Board that our board approve the merger agreement and merger, and, based upon the recommendation of our Special Committee, our Board unanimously determined that the merger and merger agreement are advisable, fair to and in the best interests of us and our stockholders unaffiliated with Parent, approved the merger agreement and determined to recommend that our stockholders adopt the merger agreement.

Later that same day the parties executed the merger agreement, the Sponsor Guaranty, the Voting Agreements, and the agreements between Messrs. Pittard and Rubio and Parent. We issued a press release announcing the merger agreement before opening of market on May 10, 2010.

Identity and Background of the Participants in the Merger

Rubio’s Restaurants, Inc.

Rubio’s Restaurants, Inc., of which you are presently a stockholder, is a publicly held Delaware corporation incorporated in California in 1985 and re-incorporated in Delaware in October 1997. Our principal executive offices are located at 902 Wright Place, Suite 300, Carlsbad, California 92008, and our telephone number is (760) 929-8226. We are a leader in the growing fast casual segment of the restaurant industry with our premium Fresh Mexican Grill concept. Bold, distinctive, Baja-inspired food is our hallmark. The first Rubio’s was opened in 1983 in the Mission Bay community of San Diego by Ralph Rubio and his father, Ray Rubio. Rubio’s is credited with introducing fish tacos to Southern California and starting a phenomenon that has spread coast to coast. In addition to chargrilled marinated chicken, lean carne asada steak, and slow-roasted pork carnitas, Rubio’s menu features seafood items including grilled mahi mahi and shrimp. Guacamole and a variety of salsas and proprietary sauces are made from scratch daily, and we use canola oil with zero grams trans fat per serving. Our menu includes tacos, burritos, salads and bowls, quesadillas, HealthMex offerings which are lower in fat and calories, and domestic and imported beer in most locations. Each restaurant design is reminiscent of the relaxed, warm and inviting atmosphere of Baja California, a coastal state of Mexico. Headquartered in Carlsbad, California, we operate, license or franchise more than 195 restaurants in California, Arizona, Colorado, Utah and Nevada. Our common stock is listed on Nasdaq under the symbol “RUBO.”

Under a potential interpretation of the rules governing “going private” transactions, we may be the subject company of a “going private” transaction with an affiliate or affiliates as a result of the facts and circumstances surrounding the merger. Under a potential interpretation of the rules governing “going private” transactions, Ralph Rubio and Daniel Pittard, and Mill Road, Parent and Merger Sub (as well as their controlling persons, directors and executive officers) may be deemed affiliates of Rubio’s. Therefore, each of them has been included as a filing person on the Schedule 13E-3 filed in connection with the Merger. Information with respect to Messrs. Rubio and Pittard and Mill Road, Parent and Merger Sub (as well as their controlling persons, directors and executive officers) is set forth below.

MRRC Hold Co., MRRC Merger Co. and Mill Road

Parent and Merger Sub are privately-held Delaware corporations incorporated on May 6, 2010. Merger Sub is a wholly owned subsidiary of Parent and was formed solely for the purpose of merging with and into Rubio’s, at which time the separate corporate existence of Merger Sub will cease and Rubio’s will continue in existence as the surviving corporation. Parent is currently a wholly owned subsidiary of Mill Road, and was formed for the purpose of serving as a holding company of Rubio’s following the merger. Neither Parent nor Merger Sub have engaged in any business except in furtherance of the merger. The address of their business offices is 382 Greenwich Ave., Suite One, Greenwich, Connecticut 06830, and their telephone numbers are (203) 987-3500.

Scott P. Scharfman is the sole director and is the president and chief executive officer, treasurer and secretary of both Parent and Merger Sub. The business address of Mr. Scharfman is 382 Greenwich Ave., Suite One, Greenwich, Connecticut 06830, and his business telephone number is (203) 987-3500.

None of Parent, Merger Sub or Mr. Scharfman has during the past five years been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Mill Road Capital, L.P., a Delaware limited partnership, is an investment firm founded by a core group of former professionals of The Blackstone Group. Mill Road focuses exclusively on investing in outstanding small publicly traded companies. Mill Road invests on behalf of a prominent international group of limited partners including state pension funds, foundations, endowments and insurance companies. Mill Road’s investors have committed their capital for 10 years, allowing a very long investment horizon.

The general partner of Mill Road is Mill Road Capital GP LLC, a Delaware limited liability company (“MRCGP”), and the principal business of MRCGP is to act as the sole general partner of Mill Road. The address of Mill Road and MRCGP is 382 Greenwich Ave., Suite One, Greenwich, Connecticut 06830, and their telephone number is (203) 987-3500.

Set forth below are the name, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each member of the management committee of MRCGP. The business address of each person controlling MRCGP is c/o Mill Road Capital, L.P., 382 Greenwich Ave., Suite One, Greenwich, Connecticut 06830, and their telephone number is (203) 987-3500. All controlling persons are citizens of the United States:

Thomas E. Lynch is a Management Committee Director of MRCGP. Mr. Lynch’s present principal occupation or employment is as a management committee director of MRCGP and of Mill Road Capital Management LLC, which provides advisory and administrative services to MRCGP. Mr. Lynch is also the Senior Managing Director of Mill Road. Prior to forming Mill Road Associates in 2001 and Mill Road Capital Management LLC in 2004, Mr. Lynch was the founder and a managing director of Lazard Capital Partners from 1997 to 2001. Prior to Lazard, Mr. Lynch was a managing director at The Blackstone Group.

Scott P. Scharfman is a Management Committee Director of MRCGP. Mr. Scharfman’s present principal occupation or employment is as a management committee director of MRCGP and of Mill Road Capital Management LLC, which provides advisory and administrative services to MRCGP. Mr. Scharfman is also a Managing Director of Mill Road. Prior to joining Mill Road in 2006, Mr. Scharfman was a Managing Director at Robertson Stephens in California. Mr. Scharfman is a former Blackstone Group colleague of Mr. Lynch.

Charles M. B. Goldman is a Management Committee Director of MRCGP. Mr. Goldman’s present principal occupation or employment is as a management committee director of MRCGP and of Mill Road Capital Management LLC, which provides advisory and administrative services to MRCGP. Mr. Goldman is also a Managing Director of Mill Road. Prior to joining Mill Road in 2004, Mr. Goldman was the executive vice president of acquisitions and development for Ascend Media, a company focused on acquiring and integrating business-to-business magazines, journals and tradeshows. Prior to Ascend, Mr. Goldman was an investment professional at JPMorgan Partners.

Justin Jacobs is a Management Committee Director of MRCGP. Mr. Jacobs’ present principal occupation or employment is as a management committee director of MRCGP and of Mill Road Capital Management LLC, which provides advisory and administrative services to MRCGP. Mr. Jacobs is also a Managing Director of Mill Road. Prior to joining Mill Road in 2005, Mr. Jacobs worked at LiveWire Capital, an investment and management group in which he held operational positions in portfolio companies. Mr. Jacobs is a former Blackstone Group colleague of Mr. Lynch.

Employment History

None of Mill Road, MRCGP or the persons listed above has during the past five years been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Mill Road directly holds, and thus has sole voting and dispositive power over, 492,729 shares of our common stock. MRCGP, the sole general partner of Mill Road, also has sole voting and dispositive power over these shares. Each of Thomas E. Lynch and Scott P. Scharfman has the shared authority to vote and dispose of these shares on behalf of Mill Road. The business address of Messrs. Lynch and Scharfman is 382 Greenwich Avenue, Suite One, Greenwich, Connecticut 06830.

In addition, each of the foregoing persons may be deemed to have shared power to vote or direct the vote of the shares of our common stock that are subject to the voting agreements entered into in connection with the merger agreement. Accordingly, as a result of the 2,406,599 shares of our common stock currently subject to the voting agreements, each of the foregoing persons may be deemed to have shared power to vote or direct the vote of an additional 2,406,599 shares of our common stock and may be deemed to beneficially own 2,899,328 shares of our common stock, or approximately 28.9% of the outstanding shares of our common stock, in the aggregate. The foregoing does not constitute an admission by one or more of the foregoing persons that he or it is the beneficial owner of any shares of common stock that are subject to the voting agreements, and they expressly disclaim such beneficial ownership.

Ralph Rubio and Daniel Pittard

Ralph Rubio is our current Chairman of the Board. Daniel Pittard is a member of our Board and our current President and Chief Executive Officer. Following the merger, Messrs. Rubio and Pittard will join the boards of directors of the surviving corporation and Parent. After the merger, Mr. Rubio will own approximately 2% of Parent and approximately 10% of Parent’s capital stock will be reserved for its equity incentive plan, of which

Mr. Pittard is entitled to receive an equity grant representing common stock of Parent equal to 5% of Parent’s equity after the merger. Each of Messrs. Rubio and Pittard have entered into offer letters with Parent. See “Special Factors—Interests of Certain Persons in the Merger—Agreements with Ralph Rubio and Daniel Pittard.”

The business address of Messrs. Pittard and Rubio is 1902 Wright Place, Suite 300, Carlsbad, California 92008, and their business telephone phone number is (760) 602-3600. Neither Messrs. Pittard or Rubio have during the past five years been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Fairness of the Merger; Reasons for and Recommendation of Our Special Committee and Our Board of Directors

Our Special Committee, comprised entirely of disinterested directors and acting with the advice and assistance of its own legal and financial advisors, evaluated and negotiated the merger agreement with Parent. At a meeting held on May 9, 2010, our Special Committee, after considering the presentations of its financial and legal advisors, unanimously:

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Resolved that the merger and the merger agreement are substantively and procedurally fair to and in the best interest of us and our stockholders unaffiliated with Parent and declared that the merger and merger agreement are advisable,

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Recommended to our full Board that it declare the merger agreement and the merger advisable, and fair to and in the best interests of us and our stockholders unaffiliated with Parent, and that it approve the merger agreement and the merger; and

•	Recommended to our full Board that it recommend that our stockholders adopt the merger agreement.

At a meeting of our Board held immediately following our Special Committee’s determination, at which all of the directors were present, our Board considered the recommendation of the Special Committee. Our Board unanimously adopted our Special Committee’s analysis and determined that the merger agreement and merger were substantively and procedurally fair to and in the best interests of our company and our stockholders unaffiliated with Parent and that the merger and merger agreement were advisable, approved and authorized the merger agreement and the merger and recommended that our stockholders adopt the merger agreement.

In the course of reaching the determinations and decisions and making the recommendations described above, our Special Committee considered the following substantive positive factors and potential benefits of the merger agreement and the merger, each of which our Special Committee believed supported its decision:

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The Special Committee’s belief that the merger consideration of $8.70 per share of common stock is more favorable to our stockholders unaffiliated with Mill Road than the potential value that might result from the other alternatives reasonably available to us or continuing with our current business plan;

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That our Special Committee viewed the merger consideration of $8.70 per share of common stock as fair in light of the Special Committee’s familiarity with our business, assets, operations, financial condition, strategy and prospects, as well as our historical and projected financial performance;

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The fact that the merger consideration of $8.70 per share represents a premium of 14% over the closing share price of Rubio’s common stock on May 7, 2010 of $7.66, a premium of approximately 17% over the closing price of $7.41 on October 29, 2009, the last trading day before we announced that we were exploring strategic alternatives, and a premium of approximately 45% over the closing price of $6.00 on October 14, 2009, the last trading day prior to the announcement of an unsolicited indication of interest by the Meruelo/Leichtman group to acquire Rubio’s;

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Our historical and current financial performance and results of operations, our prospects and long-term strategy, our competitive position in the industry, the outlook for the fast casual dining sector of the restaurant industry and general economic and financial market conditions, including:

•	constraints on new unit growth due to economic and financial market conditions;

•	projected ongoing capital investment necessary to upgrade our restaurants to improve unit economics and same store sales;

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our prospects, and the time and investment required, for increasing our size beyond micro cap status in order to maximize our operating economies and ability to make acquisitions and fund other corporate purposes with equity and debt; and

•	the fact that our restaurant base is smaller and less geographically diverse than many other restaurant chains with which we compete;

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The opinion of our Special Committee received from Cowen, which was delivered orally at the Special Committee meeting on May 9, 2010, and subsequently confirmed in writing, that, as of May 9, 2010, the date of the opinion, and based upon and subject to the factors, assumptions, limitations, qualifications and other conditions set forth in the opinion, the merger consideration to be received in the merger by the holders of our common stock, other than Mill Road and any holders of our common stock who contribute or otherwise transfer shares of our common stock to Parent or any of its affiliates in connection with the merger, and their respective affiliates, was fair, from a financial point of view, to those stockholders;

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The presentation by Cowen to our Special Committee on May 9, 2010 in connection with the foregoing opinion, which is described under the section of this proxy statement/prospectus entitled “Special Factors—Opinion of the Special Committee’s Financial Advisor”;

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That by approving the merger, our stockholders would recognize significant value through the proceeds of the merger consideration and would no longer be subject to the market, economic and other risks which arise from owning an equity interest in a public company, which include the risk that the market price for our common stock could be adversely affected by earnings fluctuations that may result from changes in our operations specifically and changes in the restaurant industry generally;

•	Our Special Committee’s belief that $8.70 per share was the highest consideration that could be negotiated with Mill Road;

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The fact that we would incur significant costs by remaining a public company, including the legal, accounting and transfer agent fees and expenses and printing costs necessary to satisfy the reporting obligations of the federal securities laws;

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The efforts made by our Special Committee and its advisors to negotiate and execute a merger agreement favorable to us under the circumstances and the fact that the negotiations regarding the merger agreement were held on an arms-length basis;

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The fact that the Mill Road proposal was the highest bid finally submitted to our Special Committee in the process undertaken by our Special Committee to explore strategic alternatives which was publicly announced on October 29, 2009;

•	The terms and conditions of the merger agreement, including:

•	the absence of a financing condition to Mill Road’s obligation to consummate the transaction;

•

the provisions of the merger agreement that provide our Special Committee may respond to unsolicited Takeover Proposals, as such term is defined in the merger agreement, that are reasonably likely to constitute or lead to a Superior Proposal, subject to the specified conditions as more fully described under “The Merger Agreement—Actions to be Taken to Complete the Merger”, and

•

the provisions of the merger agreement that provide that, subject to compliance with the terms and conditions of the merger agreement, if a third party has proposed an alternative transaction that is a Superior Proposal at any time prior to obtaining approval of the merger by our stockholders, our Board is permitted to change its recommendation, subject to the payment of a termination fee of $3,365,000, and terminate the merger agreement in order to enter into a definitive agreement with respect to the Superior Proposal, as more fully described below under the section of this proxy statement/prospectus entitled “The Merger Agreement—Actions to be Taken to Complete the Merger.”

•

The fact that Mill Road had provided a guarantee of certain obligations under the merger agreement and that each party to the merger agreement was entitled to specifically enforce the obligations under the merger agreement;

•	The availability of appraisal rights to our stockholders who comply with all available procedures under Delaware law; and

•

Our Special Committee’s belief that it was fully informed about the extent to which the interests of Messrs. Pittard and Rubio in the merger differed from those of Rubio’s other stockholders, which are discussed in the section of this proxy statement/prospectus entitled “Special Factors—Interests of Certain Persons in the Merger.”

In considering the fairness of the merger to our stockholders unaffiliated with Parent, the Special Committee considered whether the $8.70 per share price represented fair value in relation to the following:

•

The multiple implied by the offer price as compared to our latest twelve months earnings before interest expense, income taxes, depreciation, and amortization (referred to as “EBITDA”), as compared to the multiples of the trading prices of selected publicly traded companies applied to their respective twelve months EBITDA;

•

The multiple implied by the offer price as compared to our projected earnings per share (referred to as “EPS”) for 2010 and 2011, as compared to the multiples of the trading prices of selected publicly traded companies applied to their earnings per share;

•	The multiple implied by the offer price as compared to valuation multiples paid in selected precedent transactions;

•

The implied equity value of our common stock based on a leveraged buyout analysis using financial forecasts and other assumptions provided by our management and considering capital structures typically employed by financial buyers;

•	The implied equity value of our common stock based on a discounted cash flow analysis of our management’s forecasts of unlevered projected cash flows; and

•

Historical market prices for our common stock compared with the premiums of the offer prices over trading prices for periods prior to the announcement date of all publicly-announced acquisition transactions from January 1, 2000 through May 6, 2010 involving target companies with equity values of $75 million to $150 million.

In the course of reaching the determinations and decisions, and making the recommendations, described above, the Special Committee considered the following risks and potentially negative factors relating to the merger agreement, the merger and the other transactions contemplated thereby:

•

That our stockholders will have no ongoing equity participation in our company following the merger, and that our stockholders will cease to participate in Rubio’s future earnings or growth or benefit from increases in the value of Rubio’s common stock;

•

The merger agreement contains restrictions on the conduct of our business prior to the completion of the merger, generally requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger and the length of time between signing and closing when these restrictions are in place;

•

The risks and costs to us if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•	That the receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable sale transaction for U.S. federal income tax purposes;

•

That the persons subject to voting agreements with Parent committing them to vote in favor of the Merger and against other competing transactions, exercise voting control, individually and through entities over for which they exercise voting control, in the aggregate, over approximately 24% of the outstanding shares of our common stock, that Mill Road owns approximately 4.9% of our common stock and, as a result, only a minority of our stockholders not committed pursuant to such voting agreements need to vote for the merger for it to be approved;

•	The possibility that, in the event of termination of the merger agreement, we may be required to pay a termination fee of $3,365,000; and

•	That Parent’s obligation to consummate the merger is subject to certain conditions outside of our control.

In the course of reaching the determinations and decisions, and making the recommendations described above, our Special Committee also considered the following factors relating to the procedural safeguards that our Special Committee believes were and are present to ensure the fairness of the merger and to permit our Special Committee to represent the interests of our stockholders unaffiliated with Parent, each of which our Special Committee believed supported its decision and provided assurance of the fairness of the merger to our company and our stockholders unaffiliated with Parent:

•

That our Special Committee consists solely of independent and disinterested directors who are not Rubio’s employees and have no financial interest in the merger that is different from that of our stockholders unaffiliated with Parent and was appointed to represent solely the interests of our stockholders unaffiliated with Parent;

•	That our Special Committee retained and was advised by DLA Piper and Richards, Layton & Finger, P.A., its legal counsel;

•	That our Special Committee retained and was advised by Cowen, its financial advisor;

•

That, to solicit alternative acquisition proposals and address Rubio’s strategic alternatives, Cowen contacted 83 companies, including 30 strategic buyers and 53 financial buyers, to assess their interest in a transaction with Rubio’s, only two of which elected to submit a final bid to acquire us;

•

The fact that the Mill Road proposal was the highest final bid submitted to the Special Committee as part of our Special Committee’s process to explore strategic alternatives announced on October 29, 2009;

•

That our Special Committee received an opinion from its financial advisor, Cowen, which was delivered orally at the Special Committee meeting on May 9, 2010, and subsequently confirmed in writing, that, as of May 9, 2010, the date of the opinion, and based upon and subject to the factors, assumptions, limitations, qualifications and other conditions set forth in the opinion, the consideration to be received in the merger by the holders of our common stock, other than Mill Road and any holders of our common stock who contribute or otherwise transfer shares of our common stock to Parent or any of its affiliates in connection with the merger, and their respective affiliates, was fair, from a financial point of view, to such stockholders;

•	That our Special Committee, with the assistance of its legal and financial advisors, negotiated on an arms-length basis with Mill Road and its representatives; as a result, the committee successfully negotiated for the inclusion of certain terms of the merger agreement that the Special Committee believed protect the interests of Rubio’s stockholders, including the right of our Board to change its recommendation, subject to the payment of a termination fee of $3,365,000, and terminate the merger agreement in order to enter into a definitive agreement with respect to the Superior Proposal, as more fully described below under the section of this proxy statement/prospectus entitled “The Merger Agreement—Actions to be Taken to Complete the Merger”;

•	That our Special Committee had ultimate authority to decide whether or not to proceed with a transaction or any alternative thereto;

•

That our Special Committee, from its inception, was authorized to consider strategic alternatives with respect to us, including a sale of the entire company, other alternative transactions or remaining independent;

•	That our Special Committee was aware that it had no obligation to recommend any transaction, including the proposal put forth by Mill Road;

•

That the merger agreement provides our Special Committee may respond to unsolicited acquisition proposals that are reasonably likely to constitute or lead to a superior proposal, subject to the specified conditions as more fully described under “The Merger Agreement—Actions to be Taken to Complete the Merger;” and

•

That our Special Committee made its evaluation of the merger agreement and the merger based upon the factors discussed in this proxy statement/prospectus, independent of Messrs. Pittard and Rubio, and with knowledge of their interests.

The foregoing discussion of the information and factors considered by our Special Committee includes the material factors considered by our Special Committee. In view of the variety of factors considered in connection with its evaluation of the merger, our Special Committee did not find it practicable to, and did not quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. Our Special Committee approved and recommended the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Our Special Committee did not separately consider net book value, pre-merger going concern value or bankruptcy liquidation value in determining the fairness of the merger to our stockholders unaffiliated with Parent. Our Special Committee noted that Rubio’s continues to be viable as a going concern and that liquidation was not considered a viable alternative to Rubio’s remaining an independent business, or the sale of Rubio’s as a going concern.

Our Board, after receiving the recommendation of our Special Committee, adopted our Special Committee’s analysis, and unanimously (1) approved, declared advisable and authorized the merger agreement and the transactions contemplated by the merger agreement, including the proposed merger; (2) determined that the proposed merger and the transactions contemplated by the merger agreement are substantively and procedurally fair to and in the best interests of us and our stockholders unaffiliated with Parent; and (3) recommends that our stockholders vote FOR the adoption of the merger agreement.

Opinion of the Special Committee’s Financial Advisor

Pursuant to an engagement letter dated October 29, 2009, our Special Committee retained Cowen to render an opinion to the Special Committee as to the fairness, from a financial point of view, to the holders of our common stock, other than Mill Road and any holders of our common stock who contribute or otherwise transfer shares of our common stock to Parent or any of its affiliates in connection with the merger, and their respective affiliates, of the consideration to be received in the merger by such stockholders.

On May 9, 2010, Cowen delivered its oral opinion to our Special Committee, subsequently confirmed in writing as of the same date, to the effect that, and subject to the various assumptions and limitations set forth therein, as of May 9, 2010, the consideration to be received in the merger by the holders of our common stock, other than Mill Road and any holders of our common stock who contribute or otherwise transfer shares of our common stock to Parent or any of its affiliates in connection with the merger, and their respective affiliates, was fair, from a financial point of view, to such stockholders. The full text of the written opinion of Cowen, dated May 9, 2010, is attached as Appendix B and is incorporated by reference. Holders of our common stock are urged to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Cowen. The summary of the written opinion of Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. Cowen’s analyses and opinion were prepared for and addressed to our Special Committee and are directed only to the fairness, from a financial point of view, of the consideration to be received in the merger by the holders of our common stock, other than Mill Road and any holders of our common stock who contribute or otherwise transfer shares of our common stock to Parent or any of its affiliates in connection with the merger, and their respective affiliates. Cowen’s opinion is not a recommendation to our Special Committee, the Board, any stockholder or any other person as to how to vote with respect to the merger or to take any other action in connection with the merger or otherwise.

In arriving at its opinion, Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	A draft of the merger agreement dated May 7, 2010;

•	Certain publicly available financial and other information for us and certain other relevant financial and operating data furnished to Cowen by our management;

•

Certain internal financial analyses, financial forecasts, reports and other information concerning us (the “Company Forecasts”) prepared by our management, including the OM Case projections and the Base Case projections;

•	FactSet estimates and financial projections in Wall Street analyst reports (“Wall Street Projections”) for us;

•	Discussions Cowen had with certain members of our management concerning our historical and current business operations, financial condition and prospects and such other matters Cowen deemed relevant;

•

Certain of our operating results, and the reported price and trading history of the shares of our common stock, as compared to operating results, and the reported prices and trading histories of certain securities of certain publicly traded companies Cowen deemed relevant;

•	Certain financial terms of the merger as compared to the financial terms of certain selected business combinations Cowen deemed relevant;

•	Based on the Company Forecasts, the expected cash flows to be generated by us on a stand-alone basis to determine the present value of the discounted cash flows; and

•	Such other information, financial studies, analyses, investigations and factors that Cowen deemed relevant for the purposes of this opinion.

In conducting its review and arriving at its opinion, Cowen, with our Special Committee’s consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to it by us or which was publicly available or was otherwise reviewed by Cowen. Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. Cowen relied upon, without independent verifications, the assessment of our management as to our existing products and the viability of, and risks associated with, our future products and services. In addition, Cowen did not conduct, or assume any obligation to conduct, any physical inspection of our properties or facilities. Cowen further relied upon our representation that all information provided to it by us was accurate and complete in all material respects. Cowen, with our Special Committee’s consent, assumed that the

Company Forecasts which Cowen examined, including the OM Case” projections and the Base Case projections, were reasonably prepared by our management on bases reflecting the best available estimates and good faith judgments of such management as to our future performance, and that such forecasts, and the Wall Street Projections used in its analyses, provided a reasonable basis for its opinion. Cowen expressed no opinion as to the Company Forecasts or Wall Street Projections or the assumptions on which they were made. Cowen expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Cowen becomes aware after the date of its opinion.

Cowen did not make or obtain any independent evaluations, valuations or appraisals of our assets or liabilities, nor was Cowen furnished with these materials. In addition, Cowen did not evaluate or obtain any evaluations of the solvency or fair value, of us, Mill Road, Parent, Merger Sub or any other person under any state or federal laws relating to bankruptcy, insolvency or similar matters. Cowen’s opinion does not address any legal, tax or accounting matters related to the merger agreement or the merger, as to which it assumed that we, the Special Committee and the Board have received such advice from legal, tax and accounting advisors as each has determined appropriate. Cowen’s opinion addressed only the fairness, from a financial point of view, to the holders of our common stock, other than Mill Road and any holders of our common stock who contribute or otherwise transfer shares of our common stock to Parent or any of its affiliates in connection with the merger, and their respective affiliates, of the consideration to be received in the merger by such stockholders. Cowen expressed no view as to any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. Cowen’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Cowen on the date of its opinion. It should be understood that although subsequent developments may affect its opinion, Cowen does not have any obligation to update, revise or reaffirm its opinion and Cowen expressly disclaims any responsibility to do so.

In rendering its opinion, Cowen assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without waiver thereof. Cowen assumed that the final form of the merger agreement would be substantially similar to the last draft received by Cowen prior to rendering its opinion. Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the merger agreement would be obtained and that, in the course of obtaining any of those consents, no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the merger.

Cowen was not requested to opine as to, and its opinion does not in any manner address, our underlying business decision to effect the merger or the relative merits of the merger as compared to other business strategies or transactions that might be available to us. In addition, Cowen has not been requested to opine as to, and its opinion does not in any manner address, the fairness of the amount or nature of the compensation to any of our officers, directors or employees, or class of such persons, relative to the compensation to our public stockholders.

Summary of Principal Financial Analyses

The following is a summary of the principal financial analyses performed by Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with our management the assumptions on which such analyses were based and other factors, including our historical and projected financial results.

Analysis of Selected Publicly Traded Companies. To provide contextual data and comparative market information, Cowen compared selected historical operating and financial data and ratios for us to the corresponding data and ratios of certain other restaurant companies with market capitalizations of less than $175 million (referred to as the “Selected Companies”) whose securities are publicly traded and which Cowen believes have operating, market valuation and trading valuations similar to what might be expected of us. The Selected Companies were:

•	Ark Restaurants;

•	Benihana;

•	Caribou Coffee;

•	Cosi;

•	Famous Dave’s;

•	J. Alexander’s;

•	Jamba Juice;

•	Kona Grill;

•	McCormick & Schmick’s;

•	Mexican Restaurants Inc.;

•	Morton’s;

•	Pizza Inn; and

•	Ruth’s Chris.

The data and ratios included market capitalization of common stock plus total debt less cash and equivalents (referred to as “enterprise value”) as multiples of latest reported twelve month (“LTM”) earnings before interest expense, income taxes, depreciation, and amortization (referred to as “EBITDA”), and the ratios of the current share prices of the Selected Companies to the earnings per share (referred to as “EPS”) estimated for the Selected Companies for calendar years 2010 and 2011 (in each case, as available from research analyst reports).

The following table presents multiples of the ratio of enterprise value to LTM EBITDA and the ratio of price per share to estimates for 2010 and 2011 calendar years EPS for the Selected Companies, and the values implied by such ratios for shares of our common stock, based on our LTM EBITDA for the fiscal quarter ended March 28, 2010 and on Wall Street Projections and the OM Case forecast for our 2010 and 2011 EPS. The information in the table is based on the closing stock prices of the Selected Companies on May 7, 2010.

Metric	Company Figure	Selected Companies Multiples	Implied Common Stock Price
Enterprise Value/LTM EBITDA	$12.0mm	5.5x – 7.5x	$7.16 – $9.35
Wall Street Research Estimates
Price per share/2010 EPS	$0.20	18.0x – 24.0x	$3.60 – $4.80
Price per share/2011 EPS	$0.30	15.0x – 20.0x	$4.50 – $6.00
OM Case Projections
Price per share/2010 EPS	$0.14	18.0x – 24.0x	$2.47 – $3.30
Price per share/2011 EPS	$0.26	15.0x – 20.0x	$3.97 – $5.29

Although the Selected Companies were used for comparison purposes, none of those companies is directly comparable to us. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies and us to which they are being compared.

Analysis of Precedent Transactions. Cowen reviewed the financial terms, to the extent publicly available, of twelve transactions (referred to as the “Selected Transactions”) involving the acquisition of companies in the restaurant industry with transaction enterprise values of less than $175 million, which were announced since December 29, 2005. These transactions were (listed as acquiror/target):

•	Golden Gate Capital/Romano’s Macaroni Grill;

•	Milestone Partners/Café Enterprises (Fatz Café);

•	G&R Acquisition/Max & Erma’s Restaurants;

•	NexCen Brands/Great American Cookie Company;

•	Ruth’s Chris Steak House/Cameron Mitchell Restaurants;

•	NexCen Brands/Pretzel Time and Pretzelmaker;

•	F&H Acquisition Corp. (Fox & Hound)/Champps Entertainment;

•	BBAC (Cherokee Advisors)/Back Yard Burgers;

•	Trimaran Capital (Charlie Brown’s Acq. Corp.)/Bugaboo Creek;

•	Caliber Capital Group/Baja Fresh;

•	Zensho Co./Catalina Restaurant Group; and

•	Circle Peak Capital/Shari’s.

Cowen reviewed the enterprise value paid in the Selected Transactions as a multiple of LTM EBITDA.

The following table presents multiples of the ratio of enterprise value to LTM EBITDA for the Selected Transactions, and the value implied for shares of our common stock by such multiples, based on our LTM EBITDA for the quarter ended March 28, 2010.

Metric	Company Figure	Selected Transaction Multiples	Implied Common Stock Price
Enterprise Value/LTM EBITDA	$12.0mm	5.5x – 7.5x	$7.16 – $9.35

Although the Selected Transactions were used for comparison purposes, none of those transactions is directly comparable to the merger, and none of the target companies in those transactions is directly comparable to us. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or us to which they are being compared.

Leveraged Buyout Analysis. Cowen performed an analysis of the theoretical consideration that could be paid in an acquisition of us by a financial buyer having certain rate of return criteria, based on the Base Case projections and the OM Case projections and other assumptions provided by our management and considering capital structures typically employed by financial buyers. For the purposes of this analysis, Cowen assumed:

•	Acquisition financing could be obtained in the finance markets at the time of the merger in the amount of $35.7 million of senior and subordinated debt;

•	An internal rate of return required by the financial buyer of 20% to 30%; and

•	An exit multiple of 6.5x of LTM EBITDA.

Based on the foregoing assumptions, Cowen calculated a theoretical consideration per share of our common stock that could be paid in an acquisition of us by a financial buyer of $7.36 to $9.07, based on the Base Case projections, and $8.82 to $11.27, based on the OM Case projections.

A leveraged buyout analysis relies on a number of assumptions, including financing terms, debt repayment and transaction fees, among others. Accordingly, the valuations derived from the leveraged buyout analysis are not necessarily indicative of our present or future value or results.

Discounted Cash Flow Analysis. Cowen estimated a range of values for our common stock based upon the discounted present value of the unlevered projected cash flows described in the Base Case projections and the OM Case projections, and the terminal value at December 31, 2014, based upon multiples of EBITDA. These cash flows were calculated by taking projected EBIT and subtracting from this amount projected taxes, capital expenditures, changes in working capital and changes in other assets and liabilities and adding back projected depreciation and amortization and stock-based compensation. In performing this analysis, Cowen utilized discount rates ranging from 19% to 23%, which were selected based on a calculation of our weighted average cost of capital using the Capital Asset Pricing Model and the betas of the Selected Companies. Cowen utilized terminal multiples of EBITDA ranging from 5.5x to 7.5x.

Utilizing this methodology, Cowen determined that our implied per share equity value ranged from:

•	$5.87 to $9.01, based on the Base Case projections; and

•	$8.07 to $11.77, based on the OM Case projections.

Analysis of Premiums Paid in Selected Transactions. Cowen reviewed the premiums of the offer price over the trading price one trading day, and over the average trading prices over the 1-month, 3-month, 6-month and 1-year trading periods, prior to the announcement date of all publicly-announced acquisition transactions from January 1, 2000 through May 6, 2010 involving target companies with equity values of $75 million to $150 million, a total of 226 transactions (the “Reviewed Transactions”).

The following table presents the premiums of the offer price over the trading price one trading day, and over the average trading prices over the 1-month, 3-month, 6-month and 1-year trading periods, prior to the announcements of the Reviewed Transactions, and the purchase price implied for our common stock based on such premiums and on the closing price of our common stock on October 14, 2009 (the day prior to the announcement of the proposed offer by Alex Meruelo and Levine Leichtman).

Prices Prior to Announcement of the Proposed Offer by Alex Meruelo and Levine Leichtman (October 14, 2009)	Premium Paid in Reviewed Transaction		Implied Common Stock Price
	1st Quartile	3rd Quartile
1-Day (Spot) $6.00	16.8%	50.9%	$7.01 – $9.05
1-Month (Average) $6.44	19.6%	54.1%	$7.70 – $9.92
3-Months (Average) $6.25	21.7%	56.3%	$7.61 – $9.77
6-Months (Average) $6.05	19.7%	65.5%	$7.24 – $10.00
1 Year (Average) $4.79	16.9%	62.7%	$5.60 – $7.79

The summary set forth above does not purport to be a complete description of all the analyses performed by Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Cowen believes, and has advised the Special Committee, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond our control. These analyses performed by Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of us, Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by Cowen and its opinion were among several factors taken into consideration by the Special Committee in making its decision to enter into the Agreement and should not be considered as determinative of such decision.

Cowen was selected by the Special Committee to render an opinion to it because Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, Cowen and its affiliates trade our common stock for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. Cowen and its affiliates in the ordinary course of business in the future may provide commercial and investment banking services to us or Parent and may in the future receive fees for the rendering of such services. The issuance of Cowen’s opinion was approved by Cowen’s fairness opinion review committee.

Pursuant to the Cowen engagement letter, if the merger is consummated, Cowen will be entitled to receive a customary transaction fee of approximately $992,000. Pursuant to the terms of the Cowen engagement letter, we previously paid Cowen a customary financial advisory fee, and also paid Cowen a customary fee for providing its opinion, which opinion fee will be credited against the transaction fee. Additionally, we have agreed to reimburse Cowen for its out-of-pocket expenses, including attorneys’ fees, and have agreed to indemnify Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Cowen were negotiated at arm’s length between us and Cowen, and the Special Committee was aware of the arrangement, including the fact that a significant portion of the fee payable to Cowen is contingent upon the completion of the merger.

Certain Financial Projections

We do not, as a matter of course, publicly disclose financial projections as to future financial performance, earnings or other results and are especially cautious of making financial forecasts for extended periods because of the unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction involving us, we provided Mill Road (and other interested bidders), our Board, our Special Committee and their respective advisors certain non-public financial forecasts that were prepared by our management and not for public disclosure.

A summary of these financial projections is being included in this document not to influence your decision whether to vote for or against the proposal to adopt the merger agreement, but because these financial forecasts were made available to Mill Road (and other interested bidders), our Board, our Special Committee and their respective advisors. The inclusion of this information should not be regarded as an indication that our Board, our Special Committee, their respective advisors or any other person considered, or now considers, such financial projections to be material or to be a reliable prediction of actual future results. Our management’s internal financial forecasts, upon which the financial projections were based, are subjective in many respects. There can be no assurance that these financial projections will be realized or that actual results will not be significantly higher or lower than forecasted. The financial forecasts cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. As a result, the inclusion of the financial projections in this proxy statement should not be relied on as necessarily predictive of actual future events.

In addition, the financial projections were prepared solely for internal use in assessing strategic direction and other management decisions and to provide performance targets for management (including for purposes of performance based compensation), and not with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial projections included below were prepared by, and are the responsibility of, our management. Neither our independent registered public accounting firm, nor any other independent registered public accounting firm, have compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm, which is incorporated by reference in this proxy statement, relates to our historical financial information. It does not extend to the financial projections and should not be read to do so.

These financial projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond our control. Important factors that may affect actual results and cause these financial projections to not be achieved include, but are not limited to, risks and uncertainties relating to our business (including our ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, general business and economic conditions and other factors described under “Special Note Regarding Forward-Looking Statements.” In addition, the projections do not reflect revised prospects for our business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial projections were prepared in October and December 2009. Accordingly, there can be no assurance that these financial projections will be realized or that our future financial results will not materially vary from these financial projections.

No one has made or makes any representation to any stockholder or anyone else regarding the information included in the financial projections set forth below. Readers of this proxy statement are cautioned not to rely on the projected financial information. We have not updated and do not intend to update, or otherwise revise the financial projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. We have made no representation to Mill Road, Parent, Merger Sub or any other person in the merger agreement or otherwise, concerning these financial projections.

The financial projections are forward-looking statements. For information on factors that may cause our future financial results to materially vary, see “Special Note Regarding Forward-Looking Statements.”

In compiling the financial projections, our management took into account historical performance, combined with estimates regarding revenues, EBITDA (earnings before interest, taxes, depreciation and amortization) and capital expenditures.

The following is a summary of the financial projections and sets forth the key line items from the financials projections prepared by our management and provided on October 22, 2009 to our Board, our Special Committee and their respective advisors. These financial projections are called the “Base Case”:

Base Case

Rubio’s Restaurants, Inc.

Summary of FY 2010, 2011, 2012, 2013 and 2014 Consolidated Projected Income Statements

(in millions, except per share data)

	Fiscal Year Ended December,
	2010E	2011E	2012E	2013E	2014E
Revenue	$198.3	$225.7	$259.5	$297.7	$341.3
Gross profit	$144.9	$164.8	$189.4	$217.1	$248.8
Recurring EBIT	$1.7	$2.1	$3.5	$6.8	$9.4
Earnings before taxes	$1.0	$1.5	$2.9	$6.3	$8.8
Net income	$0.7	$1.1	$2.0	$4.0	$5.6
Reported EPS	$0.07	$0.11	$0.19	$0.38	$0.52
EPS before non-recurring charges	$0.10	$0.13	$0.21	$0.40	$0.54
EBITDA	$13.0	$15.1	$18.9	$23.3	$28.6

On December 10, 2009, our Board approved the 2010 operating budget and financial plan. Primarily to take into account the approved 2010 budget, management revised the Base Case. These revised financial projections were referred to as the “Offering Memorandum Case” or “OM Case.” Our Board reviewed the OM Case on December 10, 2010, and our Special Committee approved the offering memorandum with the OM Case on December 17, 2010. The offering memorandum, including the OM Case, was thereafter made available to Mill Road (and other interested bidders), our Board, our Special Committee and their respective advisors.

OM Case

Rubio’s Restaurants, Inc.

Summary of FY 2010, 2011, 2012, 2013 and 2014 Consolidated Projected Income Statements

(in millions, except per share data)

	Fiscal Year Ended December,
	2010E	2011E	2012E	2013E	2014E
Revenues	$198.5	$223.0	$256.9	$297.6	$345.1
Gross Profit	$145.8	$163.0	$187.8	$217.6	$252.3
Recurring EBIT	$2.5	$4.0	$7.1	$12.0	$16.8
Earnings before taxes	$1.7	$4.2	$7.4	$12.4	$17.3
Net Income	$1.2	$2.7	$4.7	$7.7	$10.8
Reported EPS	$0.12	$0.26	$0.45	$0.72	$0.99
EPS before non-recurring charges	$0.14	$0.26	$0.45	$0.72	$0.99
EBITDA	$12.3	$15.6	$20.9	$26.9	$34.4

Purpose and Reasons for the Merger for Ralph Rubio and Daniel Pittard

Under a potential interpretation of the rules governing “going private” transactions Ralph Rubio and Daniel Pittard may be deemed our affiliates and required to express their beliefs as to the purpose and reasons for the merger to our stockholders unaffiliated with Parent. For Messrs. Rubio and Pittard, the purpose of the merger is to enable all stockholders, including Messrs. Rubio and Pittard, to benefit from a transaction that is substantively and procedurally fair to and in our best interest and our unaffiliated stockholders’ best interests. Mr. Rubio was prepared to sell all of the shares of our common stock held by him as a stockholder in the merger. However, because it was important to Merger Sub, Parent and Mill Road that Mr. Rubio have an ownership interest in Parent following completion of the merger, Mr. Rubio was willing to roll-over a portion of his common stock representing approximately 12% of the total shares of our common stock held by Mr. Rubio, into capital stock of Parent.

Position of Ralph Rubio and Daniel Pittard as to the Fairness of the Merger

Under a potential interpretation of the rules governing “going private” transactions Ralph Rubio and Daniel Pittard may be deemed our affiliates and required to express their beliefs as to the fairness of the merger to our stockholders unaffiliated with Parent. Messrs. Rubio and Pittard are making the statements included in this subsection solely for the purposes of complying with Rule 13e-3 and related rules under the Exchange Act. While Messrs. Rubio and Pittard have not assigned specific relative weights to the factors considered by them (as described below), they believe that the factors considered by them provide a reasonable basis for their belief that the merger is fair to our stockholders unaffiliated with Parent. However, their views as to fairness of the proposed merger should not be construed as a recommendation to any of our stockholders on how such stockholders should vote on the proposal to adopt the merger agreement. Messrs. Rubio and Pittard do not make any recommendation as to how our stockholders should vote their shares. Messrs. Rubio and Pittard have interests in the proposed merger that are different from, and in addition to, those of our stockholders. These interests are disclosed under “Summary Term Sheet—Interests of Certain Persons in the Merger.”

Messrs. Rubio and Pittard have not performed, or engaged a financial advisor to perform, any valuation or other analysis to assess the fairness of the merger. In making their determination that the merger is fair to our stockholders unaffiliated with Parent, Messrs. Rubio and Pittard generally considered the same positive, adverse and other factors considered by the Special Committee and Board in making their determination to recommend the merger agreement, including that our stockholders, including Messrs. Rubio and Pittard, will be able to immediately realize a 14% premium over the closing share price of our common stock on May 7, 2010, and the fact that the Mill Road proposal was the highest bid finally submitted to our Special Committee in the process undertaken by our Special Committee to explore strategic alternatives which was publicly announced on October 29, 2009. See “Special Factors—Fairness of the Merger; Reasons for and Recommendation of the Special Committee and the Board of Directors.” In addition, Messrs. Rubio and Pittard considered the fact that, although Messrs. Rubio and Pittard are not entitled to rely on it, the Special Committee received an opinion from the Special Committee’s independent financial advisor, Cowen, to the effect that, as of the date of the opinion and subject to the various assumptions and limitations set forth therein, the consideration to be received in the merger by our stockholders unaffiliated with Parent, was fair, from a financial point of view, to such stockholders. See “Special Factors—Opinion of the Special Committee’s Financial Advisor.”

Although Messrs. Rubio and Pittard are current directors, neither was a member of our Special Committee and they did not participate in our Special Committee’s recommendation to the Board to approve and adopt the merger agreement and its determination that the terms and conditions of the merger and the merger agreement are advisable and fair to us and our stockholders unaffiliated with Parent and the best interests of us and our stockholders unaffiliated with Parent. For these reasons, Messrs. Rubio and Pittard do not believe that their interests in the merger influenced the decision of the Special Committee with respect to recommending the merger agreement or the merger. Messrs. Rubio and Pittard believe the merger is fair despite the fact that each of them participated in the deliberation of our Board on May 9, 2010, where the Board approved the merger agreement. In this regard, Messrs. Rubio and Pittard note that all other members of our Board approved the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Messrs. Pittard and Rubio did not separately consider net book value, pre-merger going concern value or bankruptcy liquidation value in determining the fairness of the merger to our stockholders unaffiliated with Parent. Messrs. Pittard and Rubio noted that Rubio’s continues to be viable as a going concern and that liquidation was not considered a viable alternative to Rubio’s remaining an independent business, or the sale of Rubio’s as a going concern.

Purpose and Reasons for the Merger for Merger Sub, Parent and Mill Road

The purposes of Merger Sub, Parent and Mill Road for engaging in the merger are to enable Mill Road to obtain a controlling interest in Rubio’s in an orderly fashion in order to allow Mill Road to promptly pursue its business objectives for us, and to enable our existing stockholders to realize a premium on their shares of common stock.

Additionally, because Merger Sub, Parent and Mill Road contemplated that existing management would continue to operate our business following completion of the merger, it was important to Merger Sub, Parent and Mill Road that Ralph Rubio and certain other members of management have an ownership interest in Parent following completion of the merger.

Merger Sub was formed for the purpose of engaging in the merger and the other transactions contemplated by the merger agreement. Parent elected to proceed with the merger and the other transactions contemplated by the merger agreement to work with Rubio’s management in executing their strategic plan.

Position of Merger Sub, Parent and Mill Road as to the Fairness of the Merger

Under a potential interpretation of the rules governing “going private” transactions, Merger Sub, Parent and Mill Road may be deemed our affiliates and required to express their beliefs as to the fairness of the merger to our stockholders unaffiliated with Parent.

Merger Sub, Parent and Mill Road did not participate in the deliberations of the Special Committee or our Board regarding, or receive advice from the Special Committee’s legal or financial advisors as to, the fairness of the merger to our stockholders unaffiliated with Parent. Consequently, none of Merger Sub, Parent and Mill Road are in a position to adopt the conclusions or analyses of the Special Committee and our Board with respect to the fairness of the merger. However, based upon their own knowledge and analysis of available information regarding us, they believe that the merger is substantively fair to our stockholders unaffiliated with Parent. In particular, they considered the following:

•	The consideration per share of $8.70 to be paid to our stockholders will be paid entirely in cash, which provides certainty of value;

•

The consideration represents a premium of 14% over the closing share price of Rubio’s common stock on May 7, 2010 of $7.66, a premium of approximately 17% over the closing price of $7.41 on October 29, 2009, the last trading day before we announced that we were exploring strategic alternatives, and a premium of approximately 45% over the closing price of $6.00 on October 14, 2009, the last trading day prior to the announcement of an unsolicited indication of interest by Alex Meruelo, his affiliates and Levine Leichtman Capital Partners IV, L.P. to acquire Rubio’s;

•

Notwithstanding that the Cowen opinion, dated May 9, 2010, was directed only to the Special Committee, the fact that the Special Committee received an opinion from Cowen regarding the fairness of the consideration to be received in the merger by Rubio’s stockholders;

•	The uncertain economic and market conditions affecting us, our customers and its industry as a whole, which present significant risks and uncertainties to our stockholders; and

•

The terms of the merger agreement, including the amount and form of the consideration to be paid, the parties’ representations, warranties and covenants and the conditions to their respective obligations, the absence of any future obligations on the stockholders unaffiliated with Parent, and the ability of our Board and the Special Committee, in the exercise of their fiduciary duties to stockholders, to consider competing proposals.

Merger Sub, Parent and Mill Road believe that the merger is procedurally fair to our stockholders unaffiliated with Parent based upon the following factors:

•	A Special Committee consisting of three disinterested directors was established. The Special Committee received legal and financial advice and conducted extensive negotiations of the merger agreement;

•	The Special Committee engaged a financial advisor to facilitate an auction process and broadly solicit potential offers for a transaction, and Mill Road was the highest bidder;

•	The Special Committee recommended to the Board that the merger and the merger agreement be approved;

•

The Board, based in part on the recommendation of the Special Committee, has determined that the merger and the merger agreement are advisable and in the best interest of us and our stockholders and recommends that the stockholders adopt the merger agreement. In light of the Board’s fiduciary duties to our stockholders, the fact that the Board reached these conclusions indicated that the merger agreement and the merger and the consideration offered in the merger are fair to us and our stockholders unaffiliated with Parent; and

•	The terms of the merger agreement permit the Board and the Special Committee, in the exercise of their fiduciary duties to our stockholders, to consider competing proposals.

Given the foregoing procedural protections, Merger Sub, Parent and Mill Road believe that the merger is procedurally fair despite the fact that the terms of the merger agreement do not require the approval of at least a majority of our stockholders unaffiliated with Parent and that the Board did not retain an unaffiliated representative to act solely on behalf of our stockholders unaffiliated with Parent for purposes of negotiating the terms of the merger agreement.

Merger Sub, Parent and Mill Road did not consider net book value in determining the fairness of the merger to the stockholders unaffiliated with Parent because they believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the market trading prices for our common stock. They note, however, that the merger consideration of $8.70 per share of our common stock is higher than the net book value of our common stock. Merger Sub, Parent and Mill Road did not consider liquidation value in determining the fairness of the merger to the stockholders unaffiliated with Parent because we will continue to operate our businesses following completion of the merger. Merger Sub, Parent and Mill Road did not establish a pre-merger going concern value for our common stock as a public company to determine the fairness of the merger consideration to our stockholders unaffiliated with Parent.

Merger Sub, Parent and Mill Road have not undertaken any formal evaluation of the fairness of the merger to our stockholders unaffiliated with Parent, nor did they rely on any report, opinion or appraisal from an outside party in determining the fairness of the merger to our stockholders unaffiliated with Parent.

While Merger Sub, Parent and Mill Road have not assigned specific relative weights to the factors considered by them, they believe that the factors considered by them provide a reasonable basis for their belief that the merger is fair to our stockholders unaffiliated with Parent. This belief should not, however, be construed as a recommendation to any of our stockholders to adopt the merger agreement. Merger Sub, Parent and Mill Road do not make any recommendation as to how our stockholders should vote their shares.

Effects of the Merger

The acquisition of Rubio’s is being effected through the merger because, in the opinion of us and each of Merger Sub, Parent and Mill Road, a merger was the most appropriate structure to accomplish the transaction. In addition, the parties structured the transaction with the intent that Mill Road and Ralph Rubio, each of whom are rolling Rubio’s common stock into capital stock of Parent, would be able to roll over their equity in a tax-free exchange.

If the merger agreement is adopted by the holders of a majority of outstanding shares of our common stock entitled to vote thereon, and the other conditions to the closing of the merger are satisfied or waived, the merger will be consummated. The consummation of the merger would have the following effects, benefits and detriments:

•	After the effective time of the merger, holders of our common stock (other than Ralph Rubio with respect to those of his shares he is rolling over into shares of Parent, shares held by Mill Road, and those stockholders who properly exercise dissenters’ rights) will cease to have ownership interests in Rubio’s or the surviving corporation or rights as stockholders. The benefit to our stockholders is the right to receive $8.70 per share for their shares of common stock. The detriment is that our stockholders will therefore not have the opportunity to share in any of our future earnings and growth or in the benefits from any divestitures, strategic acquisitions or other corporate opportunities that may be pursued by us in the future. Another benefit to our stockholders, however, is that you will not bear the risk of any losses generated by our operations and any decrease in our value after the merger. The foregoing effects of the merger will be the same with respect to both our unaffiliated and affiliated stockholders (other than Mr. Rubio with respect to his rollover shares and Mill Road);

•

As a result of the merger and the transactions contemplated thereby and in connection therewith, Parent will own all of our outstanding common stock. Following the merger, Parent will be majority-owned by Mill Road, and Ralph Rubio will own approximately 2% of Parent and approximately 10% of Parent’s capital stock will be reserved for its equity incentive plan. In addition, Daniel Pittard has, and other investors and certain members of management may also have, the opportunity to co-invest on the same terms as Mill Road at the closing or shortly thereafter. Accordingly, the equity holders in Parent following the closing will be the sole beneficiaries of our future earnings and growth, if any, and will be entitled to vote on corporate matters affecting Parent following the merger. Similarly, those parties will bear the risks of ongoing operations in an uncertain market and economy, including the risks of any losses generated by our operations and any decrease in our value after the merger. Except for these parties, neither our unaffiliated nor affiliated stockholders will share in the risk or benefits of our ongoing operations following the merger nor be able to participate in votes on corporate matters affecting Parent following the merger;

•

Following the merger, our common stock will no longer be traded on Nasdaq. In addition, the registration of our common stock under the Exchange Act will be terminated under the Exchange Act. Due to this termination, certain provisions of Section 16(b) of the Exchange Act, and requirements that we furnish a proxy or information statement in connection with stockholders’ meetings will no longer apply to us. After the effective time of the merger, there will be no publicly traded common stock outstanding and we will no longer be required to file periodic reports under Section 12(b) of the Exchange Act with the Securities and Exchange Commission. Following the merger, there will not be another meeting of our public stockholders. Among the benefits of the merger to us is the elimination of the expenses related to our being a publicly-traded company and filing the aforementioned periodic and other reports under the Exchange Act. A detriment to us is that, following the merger, we will not be able to grant options to our employees that are exercisable for publicly traded securities. An additional detriment to us is that we will be unable to use publicly traded securities for strategic acquisitions;

•

From and after the effective time of the merger, generally, our current executive officers will become the officers of the surviving corporation (as well as Parent). Daniel Pittard and Ralph Rubio will join the boards of directors of the surviving corporation and Parent, and all of our other directors will have resigned. Our management will be able to participate in the equity incentive program of Parent. However, a detriment to our management is that any equity-based awards will not constitute, or be exercisable for, shares that are registered under the federal securities laws, and as a result these awards and any underlying shares will be relatively illiquid without an active public trading market. Another detriment to our management is that Mill Road will own a majority of Parent’s shares and will be able to exert substantial influence over the governance and operations of Rubio’s following the merger; and

•	Mill Road and Ralph Rubio will not likely recognize taxable income or loss upon the contribution of their shares of our common stock to Parent.

Immediately after the merger, based on our unaudited March 28, 2010 financial statements and calculated based on our net earnings for the fiscal quarter ended March 28, 2010, Parent’s 100% interest in the surviving corporation will be equal to approximately $47.8 million in the surviving corporations net book value (as compared to no interest in our net book value at March 28, 2010) and $367,000 in the surviving corporation’s net earnings (as compared to no interest in our net earnings for the fiscal quarter ended March 28, 2010). Mill Road’s approximately 98% indirect interest in the surviving corporation (giving effect to the roll over of Ralph Rubio’s shares of our common stock) will be equal to approximately $46.8 million in the surviving corporation’s net book value (as compared to an interest of $2.4 million in our net book value at March 28, 2010) and $360,000 million in the surviving corporation’s net earnings (as compared to an interest of $18,000 in our net earnings for the fiscal quarter ended March 28, 2010). In addition, also based on the first quarter unaudited financial statements, Mill Road’s approximately 88% indirect interest in the surviving corporation after giving effect to the establishment and allocation of Parent’s contemplated equity incentive plan will be equal to approximately $42.0 million in the surviving corporation’s net book value. Mr. Rubio’s approximately 2% indirect interest in the surviving corporation will be equal to approximately $0.96 million in the surviving corporation’s net book value (as compared to an interest of $4.1 million in our net book value at March 28, 2010) and $7,000 in the surviving corporation’s net earnings (as compared to an interest of $32,000 in our net earnings for the fiscal quarter ended March 28, 2010).

Plans for Rubio’s After the Merger

It is expected that, upon consummation of the proposed merger, Rubio’s business and other operations will be conducted in substantially the same manner as they are currently being conducted, except that the boards of directors of Parent and the surviving corporation, will consist of Ralph Rubio, Daniel Pittard and three designees of Mill Road, one of whom will be Scott Scharfman, and our common stock will cease to be publicly traded. While Parent does not have any current plans to effectuate any extraordinary transactions with respect to Rubio’s, including by way of its merger or sale or other disposition of a material amount of its assets, following the consummation of the proposed merger, the management and/or the board of directors of the surviving corporation will continue to assess the assets, capital structure, operations, business and personnel of Rubio’s and, as a result, may implement changes they believe are appropriate to enhance the business and operations of the surviving corporation at any time following the merger. Following the consummation of the merger, the registration of our common stock and our reporting obligation under the Exchange Act with respect to our common stock will be terminated upon application to the SEC. In addition, upon consummation of the merger, our common stock will no longer be listed on any exchange or quotation system, including Nasdaq, and price quotations will no longer be available. The surviving corporation will not be subject to the obligations and constraints, and the related direct and indirect costs, associated with having publicly traded equity securities, but may experience positive effects on its profitability, due to elimination of the expenses associated with public company reporting, and increased flexibility in its operations.

Financing of the Merger

Parent estimates that the total amount of funds required to purchase all of the outstanding shares of our common stock not currently owned by it or its affiliates, to pay the amounts owed to the holders of options and restricted stock awards under our stock plans, and to pay Parent’s and Merger Sub’s estimated fees and expenses of the merger, will be approximately $100 million. Parent and Merger Sub expect that the source of these funds and other consideration will be (i) the issuance of shares of preferred stock of Parent, with an aggregate value of approximately $50 million, to Mill Road, Ralph Rubio or other co-investors in exchange for cash and shares of our common stock, (ii) credit facilities arranged by GCI Capital Markets, LLC, a Delaware limited liability company (“GC Cap”), in an aggregate principal amount of approximately $46 million, and (iii) our cash on hand as of the effective time of the merger, excluding amounts required to fund our operations and committed capital expenditures.

Parent Preferred Stock

On May 9, 2010, Parent, Mill Road and Ralph Rubio entered into a Subscription and Exchange Agreement (the “Parent Stock Subscription Agreement”) under which, effective immediately prior to the closing of the merger and subject to adjustments set forth in the agreement to the extent that more or less equity capital is needed or additional co-investors are added, (i) Mill Road will acquire shares of preferred stock of Parent with an aggregate value of approximately $49 million in exchange for approximately $44.7 million in cash and 492,729 shares of our common stock valued at a price of $8.70 per share and (ii) Mr. Rubio will acquire shares of preferred stock of Parent with an aggregate value of approximately $1 million in exchange for 114,943 shares of our common stock valued at a price of $8.70 per share.

Common Stock Directly Held by Mill Road

Mill Road and its affiliates acquired beneficial ownership of 492,729 shares of our common stock in various purchases on various dates for an aggregate of $1,967,997.42, using its working capital and the proceeds of margin loans under margin loan facilities maintained in the ordinary course of business by Mill Road with a broker on customary terms and conditions.

Debt Commitment Letter

Parent and Merger Sub intend to finance the merger using proceeds of debt financing in an aggregate amount of approximately $46 million obtained from the proceeds of a senior secured term loan in a principal amount of approximately $41 million (the “Term Loan”) and a senior secured revolving credit facility in the principal amount of $5 million (the “Revolver” and, together with the Term Loan, the “Facilities”). GC Cap provided a commitment letter dated May 9, 2010 (the “Commitment Letter”) to Mill Road Capital, pursuant to which GC Cap, subject to the terms and conditions therein, agreed (i) to act as a sole bookrunner and administrative agent for the Term Loan the Revolver and (ii) to underwrite the Facilities, with a targeted hold position of no less than $27 million.

Interest on the Facilities will be payable at a rate of prime plus 5.75%, or, at the surviving corporation’s election, LIBOR plus 7.00%. The Facilities will mature 5 years following the closing date. Merger Sub will be the borrower under the Facilities until the merger, after which the surviving corporation will be the borrower. Parent and all subsidiaries of Parent other than the borrower will be guarantors (the “Guarantors”) under the Facilities. Merger Sub, the Guarantors and, following the consummation of the merger, the surviving corporation will grant a security interest in and lien upon substantially all of their personal property.

The conditions to closing of the Facilities include (a) execution and delivery of the credit agreement attached to the commitment letter (with blanks, open items and disclosure schedules appropriately completed) and other related facility documents, (b) consummation of the merger, and (c) the accuracy of (i) certain representations made by us in the merger agreement (but only to the extent that Parent and Merger Sub have the right under the merger agreement to terminate their obligations under the merger agreement or the right not to consummate the merger as a result of a breach of such representations) and (ii) certain specified representations in the credit agreement as to corporate existence, organizational power and authority to enter into the facility documents, due authorization, execution, delivery and enforceability of the facility documents, the Investment Company Act, Federal Reserve margin regulations and Foreign Assets Control Regulations, and (d) other conditions set forth in the commitment letter, including the term sheet included as a part thereof.

The proceeds of such financing shall be used, as applicable, for the purposes of (1) providing funds for the merger consideration to be paid to the holders of our common stock following the merger, (2) repaying certain indebtedness of ours, (3) providing for our working capital and other general corporate purposes and (4) funding certain fees, costs and expenses associated with the closing of the debt financing and the merger. While Mill Road obtained the Commitment Letter to provide financing for the transactions contemplated by the merger agreement, the consummation of the merger is not subject to a financing condition. There are no current plans or arrangements for alternative debt financing in the event the expected financing becomes unavailable.

Repayment of Indebtedness

We intend to repay the indebtedness incurred to effect the merger through cash flow from operations. Although there can be no assurance, we believe that cash flow from operations will be sufficient to service our interest and principal repayment obligations under the indebtedness incurred to effect the merger for the foreseeable future.

The Sponsor Guarantee

On May 9, 2010, in order to induce us to enter into the merger agreement, Mill Road provided us with a guarantee of certain obligations of Parent and Merger Sub under the merger agreement, including the payment of the merger consideration payable to the holders of our outstanding common stock upon the completion of the merger.

Interests of Certain Persons in the Merger

In considering the recommendation of the Special Committee and our Board with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally, as more fully described below. The Special Committee and our Board were aware of these interests and considered them, among other matters, in reaching their decision to approve the merger agreement and recommend that our stockholders vote in favor of adopting the merger agreement.

Agreements with Ralph Rubio and Daniel Pittard

On May 9, 2010, Parent entered into an offer letter with Ralph Rubio, our Chairman of the Board, which provides that Mr. Rubio will continue in a position as an executive officer of ours upon completion of the merger. Mr. Rubio’s employment will be at his current base salary of $245,000 and he is expected to continue in his pre-merger role. Mr. Rubio is eligible for a discretionary bonus of up to 50% of his annual base salary, and he may receive equity based compensation if determined by the board of directors of the surviving corporation. In the event that, on or prior to the first anniversary of the closing of the merger, Mr. Rubio’s employment is terminated without “cause” (as defined in the offer letter) or he voluntarily terminates his employment for “good reason” (as defined in the offer letter), he will be entitled to severance in the amount of six months of his base salary, and up to six months of COBRA benefits will be paid by us. In the event that Mr. Rubio is terminated after the one-year anniversary of the closing of the merger, he will be entitled to receive the severance benefits resulting from the severance policies in place at the surviving company, as may be applicable. In addition, Mr. Rubio was given the opportunity and has agreed to co-invest a portion of his common stock into Parent on the same terms as Mill Road’s investment pursuant to which Mr. Rubio will acquire shares of preferred stock of Parent with an aggregate value of approximately $1 million in exchange for 114,943 shares of our common stock valued at a price of $8.70 per share. On May 9, 2010, Parent and Mr. Rubio also entered into a Publicity License Agreement, pursuant to which Mr. Rubio has provided Rubio’s with the right to use his name, likeness, image and life story in connection with our business effective upon the closing of the merger.

On May 9, 2010, Parent entered into an offer letter with Daniel Pittard, our President and Chief Executive Officer, which provides that Mr. Pittard will continue in his position as our President and Chief Executive Officer following the completion of the merger. Mr. Pittard’s employment will be at his current base salary of $450,000. Mr. Pittard will receive a $10,000 bonus upon completion of the merger and commencement of his service for us as the surviving corporation. If Mr. Pittard remains employed by us on the second anniversary of the closing and each subsequent anniversary of the closing that is a multiple of 2 years, Mr. Pittard will receive a retention bonus of $100,000. Mr. Pittard is eligible for a discretionary bonus with a target of 50% of his annual base salary and he may receive equity-based compensation if determined by the board of directors of the surviving corporation. Mr. Pittard will receive an equity grant representing common stock of Parent equal to 5% of Parent’s equity after the merger is effective, subject to certain vesting conditions set forth in the offer letter.

Mr. Pittard has a right to co-invest in the same shares of the preferred stock of Parent on the same terms as Mill Road’s investment, subject to a right of repurchase by Parent. To the extent that Mr. Pittard participates in this investment, we will provide him with a loan at the applicable federal rate sufficient to allow him to purchase an additional share of Parent preferred stock for each share that he purchases himself. Under certain circumstances, the loan may be forgiven by us. In the event that, on or prior to the first anniversary of the closing of the merger, Mr. Pittard’s employment is terminated without “misconduct” (as defined in the offer letter) or he voluntarily terminates his employment for “good reason” (as defined in the offer letter), he will be entitled to severance in the amount of twenty-four months of his base salary less any salary received by him since the closing, one year of his target bonus, continued COBRA benefits paid by us for the severance period and full vesting of any conditions to receive cash for stock options or restricted stock units exchanged in connection with the cash incentive program as part of the merger. In the event that Mr. Pittard is terminated without “cause” or he voluntarily terminates his employment for “good reason” after the first anniversary of the closing of the merger, he will be entitled to receive severance equal to twelve months of base salary and full vesting of any conditions to receive cash for stock options or restricted stock units exchanged in connection with the cash incentive program as part of the merger.

Special Committee Compensation

In connection with the Special Committee’s efforts and services in assisting the Board in the evaluation process related to our strategic alternatives, the Compensation Committee of the Board recommended that the Board approve cash compensation to the members of the Special Committee in the following amounts: $50,000 for Loren Pannier (Chairman), $25,000 for Kyle Anderson and $25,000 for Craig Andrews (the “Special Committee Fee”). The Special Committee Fee is paid in six equal monthly installments with the first payment paid on January 31, 2010 and the remaining payments due on the last day of each of the next five months. If the merger is completed prior to June 30, 2010, then any unpaid monthly payments will be paid upon the effectiveness of the merger. Other than the Special Committee Fee, no other meeting fees or other compensation (other than expense reimbursements consistent with our director reimbursement policy) will be paid to the members of the Special Committee in connection with their service on the Special Committee.

Treatment of Stock Options and Restricted Stock Awards Held by Our Directors

We previously awarded stock options and restricted stock units to our directors. At the completion of the merger, all options and restricted stock units held by our directors (excluding Daniel Pittard) provide, by their terms, that the vesting of all shares not yet vested will accelerate. At the effective time of the merger, no unvested options or restricted stock units will be held by these directors.

Surviving Corporation and Parent Board of Directors

As part of Messrs. Rubio’s and Pittard’s employment, each will also serve on the board of directors of the surviving corporation, and Parent after the closing of the merger.

Directors’ and Officers’ Insurance

Parent and Merger Sub agree that all existing rights to indemnification by us in favor of each person who prior to the effective time of the merger had been an officer, director or employee of ours or any of our subsidiaries or who acts as a fiduciary under any of our employee benefit plans (each an “Indemnified Party”) as provided in our certificate of incorporation, bylaws, or any other agreements in effect on the date of the merger agreement and as agreed to therein, will survive the merger and will remain in full force and effect. From and after the effective time of the merger, Parent and the surviving corporation will be jointly and severally liable to pay and perform these indemnification obligations.

For six years after the effective time of the merger, Parent and the surviving corporation (the “Indemnifying Parties”) will jointly and severally indemnify each Indemnified Party against all claims and liabilities arising out of actions or omissions occurring at or prior to the effective time of the merger, including in respect of this merger agreement, and will reimburse each Indemnified Party for any expenses reasonably incurred by such

Indemnified Party in connection with investigating or defending any such claims or liabilities except to the extent arising out of gross negligence, willful misconduct or fraud of the Indemnified Party.

We will maintain our officers’ and directors’ liability insurance policies (the “D&O Insurance” ) in effect on the date of the merger agreement through the closing. On or prior to the closing, we will cause coverage to be extended under the D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the D&O Insurance.

Transactions Related to Common Stock

The following table provides information with respect to grants of stock options to our executive officers during the past two years:

Name	Grant Date	Exercise Price	Number of Shares
Bill Bensyl	July 23, 2008	$5.40	5,245
	December 11, 2008	$4.09	6,964
	April 23, 2009	$4.86	6,204
	July 29, 2009	$5.76	4,037
	December 10, 2009	$7.22	3,833
	December 22, 2009	$7.84	2,155
Frank Henigman	December 11, 2008	$4.09	24,000
Ken Hull	December 11, 2008	$4.09	24,000
Gerry Leneweaver	December 11, 2008	$4.09	24,000
Daniel Pittard.	December 11, 2008	$4.09	48,000
Lawrence Rusinko	December 11, 2008	$4.09	24,000
Marc Simon	December 11, 2008	$4.09	24,000

The following table provides information with respect to grants of restricted stock units to our executive officers and directors during the past two years:

Name	Award Date	Number of Restricted Stock Units
Kyle Anderson	July 30, 2009	4,500
	July 24, 2008	4,500
Craig Andrews	July 30, 2009	4,500
	July 24, 2008	4,500
Bill Bensyl	July 30, 2009	4,500
	July 24, 2008	4,500
Frank Henigman	January 8, 2010	7,920
	January 8, 2010	28,000
Ken Hull	January 8, 2010	7,920
	January 8, 2010	1,980
Gerry Leneweaver	January 8, 2010	7,920
Loren Pannier	July 30, 2009	4,500
	July 24, 2008	4,500
Daniel E. Pittard	January 8, 2010	15,840
	January 8, 2010	59,375
Lawrence A. Rusinko	January 8, 2010	7,920
Timothy Ryan	July 30, 2009	4,500
	July 24, 2008	4,500
Marc Simon	January 8, 2010	11,880
	January 8, 2010	42,000

During the past two years, Mr. Rubio or his two minor children, Ryan M. Rubio and Danielle M. Rubio, made the following sales of common stock pursuant to Rule 10b5-1 trading plans and Rule 144 promulgated under the Securities Act of 1933:

Name	Date	Average Sale Price	Number of Shares Sold
Danielle M. Rubio	September 10, 2008	$6.05	200
Ryan M. Rubio	September 10, 2008	$6.05	200
Rubio Family Trust	September 17, 2008	$5.4368	4,000
Rubio Family Trust	March 4, 2009	$3.1385	2,000
Ryan M. Rubio	March 4, 2009	$3.21	200
Rubio Family Trust	March 18, 2009	$3.1612	2,000
Danielle M. Rubio	March 18, 2009	$3.25	200
Rubio Family Trust	April 1, 2009	$4.127	2,000
Ryan M. Rubio	April 1, 2009	$4.06	200
Rubio Family Trust	April 15, 2009	$4.185	2,000
Danielle M. Rubio	April 15, 2009	$4.13	200
Rubio Family Trust	July 1, 2009	$6.1216	1,500
Ryan M. Rubio	July 1, 2009	$6.17	200
Rubio Family Trust	July 15, 2009	$6.2007	1,500
Danielle M. Rubio	July 15, 2009	$6.20	200
Rubio Family Trust	August 5, 2009	$6.2772	1,500
Ryan M. Rubio	August 5, 2009	$6.50	200
Rubio Family Trust	August 19, 2009	$5.9516	1,500
Danielle M. Rubio	August 19, 2009	$6.00	200
Rubio Family Trust	September 2, 2009	$6.0905	1,500
Ryan M. Rubio	September 2, 2009	$6.36	200
Rubio Family Trust	September 16, 2009	$6.2525	1,500
Danielle M. Rubio	September 16, 2009	$6.20	200
Rubio Family Trust	October 7, 2009	$6.2055	1,500
Ryan M. Rubio	October 7, 2009	$6.22	200
Rubio Family Trust	October 21, 2009	$7.4925	1,500
Danielle M. Rubio	October 21, 2009	$7.39	200
Rubio Family Trust	November 4, 2009	$7.0685	1,500
Ryan M. Rubio	November 4, 2009	$7.10	200
Rubio Family Trust	November 18, 2009	$6.9884	1,500
Danielle M. Rubio	November 18, 2009	$7.01	200
Rubio Family Trust	December 2, 2009	$7.288	1,500
Ryan M. Rubio	December 2, 2009	$7.30	200
Rubio Family Trust	December 16, 2009	$7.243	1,500
Danielle M. Rubio	December 16, 2009	$7.25	200
Rubio Family Trust	January 6, 2010	$7.1952	1,500
Ryan M. Rubio	January 6, 2010	$7.27	200
Rubio Family Trust	January 20, 2010	$7.3142	1,500
Danielle M. Rubio	January 20, 2010	$7.23	200
Rubio Family Trust	February 3, 2010	$7.986	1,500
Ryan M. Rubio	February 3, 2010	$7.95	200
Rubio Family Trust	February 17, 2010	$7.574	1,500
Danielle M. Rubio	February 17, 2010	$7.69	200
Rubio Family Trust	March 3, 2010	$7.7007	1,500
Rubio Family Trust	March 17, 2010	$7.6043	1,500
Rubio Family Trust	April 7, 2010	$8.0193	1,500
Rubio Family Trust	April 21, 2010	$8.356	1,500
Rubio Family Trust	May 5, 2010	$8.0091	1,500
Rubio Family Trust	May 19, 2010	$8.5007	1,500

Except as described above, there have been no purchases or dispositions of shares of our common stock during the past two years by our executive officers or directors.

During the past two years, none of our executive officers or directors purchased at least $60,000 in shares of our common stock in any transaction or series of transactions.

Material United States Federal Income Tax Consequences of the Merger to Our Stockholders

The following summary is a general discussion of the material U.S. federal income tax consequences to our stockholders whose common stock is converted into cash in the merger. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, judicial authority, and administrative rulings, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to our stockholders as described herein. No ruling from the Internal Revenue Service has been or will be sought with respect to any aspect of the merger. This summary is for the general information of our stockholders only and does not purport to be a complete analysis of all potential tax effects of the merger. For example, it does not consider the effect of any applicable state, local, or foreign income tax laws, or of any non-income-tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the completion of the merger (whether or not such transactions occur in connection with the merger), including, without limitation, the acquisition or disposition of shares of our common stock other than pursuant to the merger, or the tax consequences to holders of options issued by us which are cancelled or converted, as the case may be, in connection with the merger. In addition, it does not address all aspects of U.S. federal income taxation that may affect particular stockholders in light of their particular circumstances, including holders:

•

Who are subject to special tax rules, such as dealers in securities, mutual funds, regulated investment companies, real estate investment trusts, partnerships, financial institutions, insurance companies, tax-exempt entities or certain expatriates or former long-term residents of the United States;

•	Who hold their shares through a partnership or another pass-through entity;

•	Who are subject to the alternative minimum tax provisions of the Code;

•	Who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions;

•	Who hold their shares as a hedge or as part of a hedging, straddle, or other risk reduction strategy; or

•	Who hold common stock which constitutes qualified small business stock for purposes of Section 1202 of the Code.

The following summary also does not address holders of stock options. Furthermore, this summary only applies to stockholders that hold their shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

If a partnership holds shares of our capital stock, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding our stock should consult their tax advisors.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a stockholder that is, for U.S. federal income tax purposes:

•	An individual citizen or resident of the United States;

•

A corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States, or the District of Columbia;

•	An estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

A trust, (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

The conversion of our common stock into the right to receive cash in the merger will be a taxable transaction for U.S. Holders. Generally, this means that each U.S. Holder will recognize capital gain or loss equal to the difference between the amount of cash received by such U.S. Holder in the merger and the U.S. Holder’s adjusted tax basis in our common stock (generally the purchase price paid by the stockholder to acquire such stock). For this purpose, stockholders who acquired different blocks of shares of our common stock at different times for different prices must calculate gain or loss separately for each identifiable block of shares of our common stock surrendered in the exchange. Any such capital gain or loss will be long-term capital gain or loss if the holding period for the shares of stock exceeds one year as of the date of the completion of the merger. For non-corporate taxpayers, long-term capital gains are generally taxable at a reduced rate and short-term capital gains are taxed at ordinary income tax rates. The deductibility of capital losses is subject to certain limitations.

U.S. Holders may be subject to “backup withholding” (at a current rate of 28%) with respect to taxable proceeds received in exchange for the stockholder’s shares of our common stock in the merger. Backup withholding will generally not apply, however, to a stockholder who furnishes the paying agent with a correct taxpayer identification number on Form W-9 (and who does not subsequently become subject to backup withholding) or who otherwise establishes a basis for exemption from backup withholding (such as a corporation). Each U.S. Holder and, if applicable, each other payee, should complete and sign the Form W-9 included with the letter of transmittal in order to provide the information and certification necessary to avoid the imposition of backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. Any amounts withheld from payments to a U.S. Holder under the backup withholding rules generally will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, provided that the stockholder furnishes the required information to the IRS. Our stockholders who fail to provide their correct taxpayer identification numbers and the appropriate certifications, or to establish an exemption as described above, will be subject to backup withholding on cash they receive in the merger and may be subject to a penalty imposed by the IRS. If the paying agent withholds on a payment to a stockholder and the withholding results in an overpayment of taxes by that stockholder, a refund may be obtained from the IRS, provided that the stockholder furnishes the required information to the IRS.

Non-U.S. Holders

The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder of shares of our stock. For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of any shares (other than a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder as described above.

The receipt of cash in exchange for shares pursuant to the merger by a Non-U.S. Holder generally will be exempt from U.S. federal income tax unless:

•	The gain is effectively connected with a trade or business carried on by you within the United States (and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment);

•	You are an individual, you hold our common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exists; or

•

We are or have been a United States real property holding corporation for U.S. federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of our common stock and you are not eligible for any treaty exemption.

If you are a corporate Non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

We have not been, are not and do not anticipate becoming, a United States real property holding corporation for U.S. federal income tax purposes.

In general, a Non-U.S. Holder will not be subject to backup withholding or information reporting with respect to a payment made with respect to shares exchanged for cash in the merger if the Non-U.S. Holder certifies the Non-U.S. Holder’s non-U.S. status on a properly executed Form W-8BEN (or a Form W-8ECI if the gain is effectively connected with the conduct of a U.S. trade or business). If shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be credited against a Non-U.S. Holder’s U.S. federal income tax liability, and the Non U.S. Holder may obtain a refund of any amounts withheld in excess of its U.S. federal income tax liability provided that the Non-U.S. Holder furnishes the required information to the IRS in a timely manner.

BECAUSE YOUR INDIVIDUAL CIRCUMSTANCES MAY DIFFER, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Legal Proceedings Regarding the Merger

On May 12, 2010, a putative class action lawsuit was filed in the Superior Court of California, San Diego County, against us, certain of our officers, our directors, Merger Sub, Parent and Mill Road purportedly on behalf of the holders of our common stock. The lawsuit generally alleges that certain of our officers and directors breached their fiduciary duties owed to our stockholders in the attempt to sell us to Merger Sub and Parent at an unfair price and through an unfair and self-serving process. The lawsuit seeks to enjoin the merger and provide for other relief awards, including plaintiff’s costs, disbursements, and reasonable attorneys’ and experts’ fees. Based on our review of the lawsuit, we believe that the claims are without merit and intend to vigorously defend against them. Regardless of merit or eventual outcome, this lawsuit may cause a diversion of our management’s time and attention and the expenditure of legal fees and expenses.

Governmental and Regulatory Clearances

Transactions such as the merger are reviewed by the United States Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), the merger may not be completed until the expiration or termination of a waiting period following the filing of notification reports with the Department of Justice and the Federal Trade Commission by Mill Road and us. We and Mill Road filed notification reports with the Department of Justice and the Federal Trade Commission under the HSR Act on May 19, 2010. On                     , 2010, the Department of Justice and the Federal Trade Commission granted early termination of the waiting period under the HSR Act.

The Department of Justice and the Federal Trade Commission frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, either the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, including by seeking to enjoin the merger or by seeking the divestiture of substantial assets of us or our subsidiaries prior to permitting the merger to proceed. The merger agreement provides that we may not dispose of our assets prior to the merger, and that Parent may not be compelled to dispose of any of our assets following the merger, and any requirement of the Department of Justice or the Federal Trade Commission that we or Parent do so in order to complete the merger may result in the merger not being completed. Private parties and state attorneys general may also bring actions under the antitrust laws under certain circumstances. While the parties believe that the proposed merger does not violate the antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result.

Fees and Expenses of the Merger

Each of the parties will bear all fees and expenses that it incurs in connection with the merger and the merger agreement, whether or not the transaction is consummated. If the merger agreement is terminated, we will, in specified circumstances, be required to pay Parent a termination fee of $3,365,000, as described under “The Merger Agreement—Effect of Termination.”

We estimate that we will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial, legal, accounting and other advisory fees, SEC filing fees and other related charges, including those of the Special Committee, totaling approximately $            . This amount includes the following estimated fees and expenses:

Description	Amount to be Paid
SEC filing fee	$
Printing, proxy solicitation and mailing expenses	$
Financial, legal, accounting and other advisory fees	$
Directors’ and officers’ insurance six-year tail premium	$
Special Committee Fees	$
Miscellaneous	$
Total	$

These expenses will not reduce the merger consideration to be received by our stockholders.

Provisions for Non-Continuing Stockholders

No provision has been made to grant the non-continuing stockholders access to the corporate files of ours, Merger Sub or Parent or any of their respective affiliates, or to obtain counsel or appraisal services at our expense or any other such party.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISK FACTORS

This proxy statement contains forward-looking statements within the meaning of the federal securities laws. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “likely”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue” or the negative of these terms or other comparable terminology. These forward-looking statements are subject to a number of risks that could cause them to differ from our expectations. These include, but are not limited to, risks relating to:

•	Our financial condition and results of operations, including expectations and projections relating to our future performance and ability to achieve profitability;

•	Satisfaction of the conditions of the merger, including the approval by a majority vote of our stockholders;

•	The costs and expenses associated with the merger;

•

Contractual restrictions on the conduct of our business included in the merger agreement, and the potential loss of key personnel, disruption of our sales and operations or any impact on our relationships with third parties as a result of the merger;

•	Any delay in consummating or failure to consummate the merger;

•	The outcome of, or expenses associated with, any litigation which has arisen or may later arise in connection with the merger;

•	Our ability to successfully resolve the class action lawsuits filed against us in California;

•	Our comparable store sales results and revenues;

•	The adverse effect the significant downturn in the economy has on the spending and dining out frequency of our customers;

•	Our ability to manage our product, labor expenses and other restaurant costs and costs associated with recent healthcare reform legislation;

•	The results of our evaluation of our strategic alternatives and the success of our promotions, new product offerings and marketing strategies;

•	Our ability to recruit and retain qualified personnel;

•	Adverse effects of weather and natural disasters;

•	The adequacy of our reserves related to closed stores or stores to be sold, increased depreciation or asset write downs;

•	Our ability to manage ongoing and unanticipated costs, such as costs of regulatory compliance and litigation costs;

•	Our ability to implement a franchise strategy;

•	Our ability to open additional restaurants in the coming periods that satisfy our revenue objectives; and

•	The impact of the general economic recession, effects of ever-increasing competition and other market and economic challenges of our business and industry.

You should not place undue reliance on these forward-looking statements, which are based on our current views and assumptions. In evaluating these statements, you should specifically consider various factors, including the foregoing risks and those outlined under “Item 1A. Risk Factors” in our Annual Report on Form 10-K, as amended, for the year ended December 27, 2009. Many of these factors are beyond our control. Our forward-

looking statements represent estimates and assumptions only as of the date of this proxy statement. Except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date hereof.

Set forth below are various risks related to the proposed merger. The following is not intended to be an exhaustive list of the risks related to the merger and should be read in conjunction with the other information in this Proxy Statement. In addition, you should review the risks and uncertainties discussed in Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K, as amended, for the year ended December 27, 2009, which is incorporated by reference into this Proxy Statement, for a description of the risk factors associated with the continued operation of our business.

Completion of the merger is subject to various conditions, and the merger may not occur even if we obtain stockholder approval.

Completion of the merger is subject to various risks, including, but not limited to:

•	the failure of stockholders holding at least a majority of the outstanding shares of our common stock to adopt the merger agreement;

•	Parent’s and Merger Sub’s right to terminate the merger agreement if a material adverse effect has occurred to Rubio’s, as that term is defined in the merger agreement;

•	the failure to obtain the expiration or termination of the applicable waiting period under the HSR Act;

•	the enactment of a law or issuance of an order by a governmental authority prohibiting the consummation of the merger; and

•	the failure of any other conditions in the merger agreement.

See “The Merger Agreement—Conditions to the Obligation to Close the Merger.” As a result of these risks, there can be no assurance that the merger will be completed even if we obtain stockholder approval. If our stockholders do not adopt the merger agreement or if the merger is not completed for any other reason, we expect that our current management, under the direction of our Board of Directors, will continue to manage Rubio’s.

Failure to complete the merger could negatively impact the market price of our common stock and adversely affect our business.

If the merger is not completed for any reason, we will be subject to a number of material risks, including the following:

•	the market price of Rubio’s common stock will likely decline to the extent that the current market price of the stock reflects a market assumption that the merger will be completed;

•

we must pay certain costs related to the merger even if the merger is not completed, such as legal fees and certain investment banking fees, and, in specified circumstances, termination fees and expense reimbursements; and

•

the diversion of management’s attention from the day-to-day business of Rubio’s and the unavoidable disruption to our employees and our relationships with suppliers during the period before completion of the merger may make it difficult for us to regain our financial position if the merger does not occur.

If the merger agreement is terminated and our Board of Directors seeks another merger or business combination, we cannot offer any assurance that we will be able to find an acquirer willing to pay an equivalent or better price than the price to be paid under the merger agreement.

We may lose key personnel as a result of uncertainties associated with the merger.

Our current and prospective employees may be uncertain about their future roles and relationships with Rubio’s following completion of the merger. This uncertainty may adversely affect our ability to attract and retain key management and operational personnel.

THE ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by our Board in connection with the annual meeting of our stockholders.

Date, Time and Place of the Annual Meeting

We will hold the annual meeting at                     ,                     . The meeting will begin at         a.m., Pacific Daylight Time.

Purpose of the Annual Meeting

At the annual meeting, we will ask the holders of our common stock to:

1.	Consider and vote on a proposal to adopt the merger agreement;

2.	Consider and vote on a proposal to adjourn the annual meeting, if necessary, to solicit additional proxies;

3.	Elect two directors to serve until the 2013 annual meeting of stockholders and until their respective successors are duly elected and qualified;

4.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 26, 2010; and

5.	Transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of our common stock at the close of business on                     , 2010, the record date, are entitled to notice of, and to vote at, the annual meeting. On the record date, there were             shares of our common stock issued and outstanding. Each holder of shares of our common stock is entitled to one vote per share on each proposal presented in this proxy statement. There is no cumulative voting in the election of directors.

The required quorum for the transaction of business at the annual meeting is a majority of the shares of our common stock issued and outstanding and entitled to vote at the annual meeting. Shares that are voted “FOR”, “WITHHOLD”, “ABSTAIN”, or “AGAINST” a matter will be treated as being present at the annual meeting for purposes of establishing a quorum. In the event that there are not sufficient votes for a quorum, it is anticipated that the annual meeting will be adjourned in order to permit further solicitation of proxies in order to establish a quorum.

Vote Required

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of all of our outstanding common stock as of the record date. The adoption of the merger agreement by our stockholders is a condition to the completion of the merger. Concurrently with the execution of the merger agreement, Ralph Rubio, Daniel Pittard and Rosewood Capital signed voting agreements in which they agreed to vote all of their outstanding shares of common stock “FOR” the adoption of the merger agreement. Ralph Rubio, Daniel Pittard and Rosewood Capital collectively own approximately 24.0% of the outstanding shares of our common stock. In addition, as of the record date, our directors and executive officers (other than Messrs. Rubio, Pittard and Anderson) had the right to vote, in the aggregate, 51,117 shares of our common stock, which represented approximately 0.5% of the outstanding shares of our common stock on the record date for the meeting. These directors and executive officers have informed us that they intend to vote all of their shares of common stock “FOR” the adoption of the merger agreement. Furthermore, Mill Road currently holds approximately 4.9% of our outstanding common stock.

Approval of the proposal to adjourn the annual meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of shares of common stock voting on the matter.

The two nominees for director receiving the highest number of affirmative votes cast will be elected as directors to serve until the 2013 annual meeting of stockholders, and until their respective successors are duly elected and qualified.

Ratification of our independent registered public accounting firm requires the affirmative vote of the holders of a majority of shares of common stock voting on the matter.

Broker Non-Votes

“Broker Non-Votes” will be counted as present for purposes of determining the presence of a quorum. Broker non-votes are shares held by brokers or nominees who are present in person or represented by proxy, but which are not voted on a particular matter because the brokers or nominees do not have discretionary authority with respect to that proposal and they have not received voting instructions from the beneficial owner. Under the rules that govern brokers, brokers have the discretion to vote on routine matters, but not on non-routine matters. Routine matters include the ratification of the appointment of our independent registered public accountants. Non-routine matters include the adoption of the merger agreement, the adjournment proposal and the election of directors.

If you hold your shares through a broker and you do not instruct the broker on how to vote on the adoption of the merger agreement, your broker will not have authority to vote your shares, which will have the same effect as a vote against the adoption of the merger agreement.

Voting of Proxies

If your shares are registered in your name, you may cause your shares to be voted by returning a signed proxy card or voting in person at the meeting.

Additionally, you may submit a proxy authorizing the voting of your shares via the Internet at www.                    by telephone by calling             . You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy via the Internet or telephone.

If your shares are registered in your name and you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to submit a proxy even if you plan to attend the annual meeting in person.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the annual meeting will be voted at the annual meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement, “FOR” the adjournment proposal, “FOR” each director nominee and “FOR” the ratification of our independent public accounting firm.

If your shares are held in “street name” through a broker, bank or other nominee, you may provide voting instructions by completing and returning the voting form provided by your broker, bank or nominee or via the Internet or by telephone through your broker, bank or nominee if such a service is provided. To provide voting instructions via the Internet or telephone, you should follow the instructions on the voting form provided by your broker, bank or nominee. If you plan to attend the annual meeting, you will need a proxy from your broker, bank or nominee in order to be given a ballot to vote the shares. If you do not return your broker’s, bank’s or nominee’s voting form, provide voting instructions via the Internet or telephone through your broker, bank or nominee, if possible, or attend the annual meeting and vote in person with a proxy from your broker, bank or nominee, it will have the same effect as if you voted “AGAINST” adoption of the merger agreement.

Revocability of Proxies

Any proxy you give pursuant to this solicitation may be revoked by you at any time before it is voted. Proxies may be revoked as follows:

If you have sent a proxy directly to Rubio’s you may revoke it by:

•	Delivering to our corporate secretary at our corporate offices on or before the business day prior to the annual meeting, a written revocation of the proxy or a later dated, signed proxy card;

•	Submitting a valid, later dated proxy by telephone, via the Internet or by mail until immediately prior to the annual meeting; or

•	Attending the annual meeting and voting in person (attendance at the meeting will not in itself constitute the revocation of a proxy; you must vote in person at the annual meeting).

If you have instructed a broker, bank or nominee to vote your shares, you may revoke your proxy only by following the directions received from your broker, bank or nominee to change those instructions.

Attendance at the Annual Meeting

Admission to the meeting is limited to stockholders and their proxies and seating will be limited. Each stockholder may be asked to present valid picture identification such as a driver’s license or passport. Please note that if you hold your shares through a broker, bank or other nominee in “street name”, you will need to provide a copy of a brokerage or bank statement reflecting your stock ownership as of the record date to be admitted to the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Rights of Stockholders Who Object to the Merger

Our stockholders are entitled to appraisal rights under Section 262 of the DGCL in connection with the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to Rubio’s before the vote is taken on the merger agreement, you must not vote in favor of the adoption of the merger agreement and you must follow any other procedures required by Delaware law. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Appraisal Rights” and the text of the Delaware appraisal rights statute reproduced in its entirety as Appendix C.

Solicitation of Proxies

This proxy solicitation is being made and paid for by us on behalf of our Board. In addition, we have retained MacKenzie Partners, Inc. to assist in the solicitation. We will pay MacKenzie a fee of $10,000, plus out-of-pocket expenses for its assistance. Our directors, executive officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional compensation for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify MacKenzie against any losses arising out of that firm’s proxy soliciting services on our behalf.

Other Business

We are not currently aware of any business to be acted upon at the annual meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT

The following is a summary of the material terms and provisions of the merger agreement, but does not purport to describe all of the terms and provisions of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Appendix A, to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger.

The merger agreement and this summary of its terms and provisions have been included to provide you with information regarding the terms and provisions of the merger agreement. Factual disclosures about us, Parent or Merger Sub contained in this proxy statement or in our public reports filed with the SEC, which are available without charge at www.sec.gov, may supplement, update or modify the factual disclosures about us, Parent or Merger Sub contained in the merger agreement. In your review of the representations and warranties contained in the merger agreement and described in this summary it is important to bear in mind that the representations and warranties have been negotiated with the principal purpose of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocates risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and in some cases have been qualified in a number of important respects, including through the use of negotiated exceptions for certain matters disclosed by each party to the other parties.

The Merger

Under the merger agreement, Merger Sub, a wholly owned subsidiary of Parent, will merge with and into us. After the merger, we will continue as the surviving corporation.

Following the merger, the directors of Merger Sub will be the initial directors of the surviving corporation until their successors are duly elected or appointed and qualified or their earlier death, resignation or removal. Following the merger, our officers will serve as the initial officers of the surviving corporation until their successors have been duly elected or appointed and qualified or their earlier death, resignation or removal.

At the effective time of the merger, our certificate of incorporation will be amended and restated as provided in the merger agreement and will be the certificate of incorporation of the surviving corporation, until amended as provided by the certificate of incorporation or applicable law. The bylaws of Merger Sub as in effect at the effective time of the merger will be the bylaws of the surviving corporation, until amended as provided by the bylaws or applicable law.

Effective Time

The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at such later time as is agreed upon by the parties to the merger agreement and specified in the certificate of merger), which time we refer to as the effective time of the merger. Unless otherwise mutually agreed by the parties to the merger agreement, the closing of the merger will take place no later than the second business day after the satisfaction or waiver of the closing conditions stated in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of such conditions) or as otherwise agreed by the parties.

Merger Consideration

Upon completion of the merger, each outstanding share of Rubio’s common stock as of the effective time of the merger will be canceled and converted into the right to receive $8.70 in cash, without interest or dividends thereon and less any applicable withholding tax, other than:

•	Shares held by stockholders who have not voted in favor of the merger or consented to the merger in writing and who have properly demanded appraisal for such shares in accordance with Delaware law,

which shares shall be canceled and converted into the right to receive the judicially determined fair value of such shares, unless such rights of appraisal are subsequently waived, withdrawn or lost, at which point such shares will represent only the right to receive $8.70 in cash, without interest or dividends thereon and less any applicable withholding tax; and

•

Shares held by Rubio’s or any of its wholly owned subsidiaries as treasury stock or by Merger Sub or Parent or any of their respective subsidiaries immediately prior to the effective time of the merger, which shares will automatically be canceled and shall cease to exist.

Exchange and Payment Procedures

Prior to the effective time of the merger, Parent will appoint a commercial bank or trust company reasonably acceptable to us to act as exchange and paying agent, registrar and transfer agent for the purpose of exchanging certificates representing our common stock for the merger consideration. The merger agreement provides that on the day the merger is completed or promptly following the completion of the merger, Parent will deposit, or cause to be deposited, with the agent cash amounts sufficient to enable the agent to pay the aggregate merger consideration to the holders of shares of Rubio’s common stock.

The merger agreement provides that promptly after the completion of the merger, but in no event later than three business days thereafter, the agent will mail to each record holder of certificates representing outstanding shares of Rubio’s common stock and uncertificated shares of Rubio’s common stock whose shares were converted into the right to receive a portion of the merger consideration, a letter of transmittal and instructions for use in surrendering certificates or transferring uncertificated shares in exchange for the merger consideration. No stockholder should surrender any certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a stock certificate to the agent, together with a letter of transmittal and such other documents as may reasonably be required by the agent, duly completed and executed in accordance with the instructions or in the case of a book-entry transfer of uncertified shares of Rubio’s common stock, receipt of an “agent’s message” by the agent, the holder of such certificate will be entitled to receive the merger consideration into which the shares of Rubio’s common stock previously represented by such stock certificate or uncertificated shares shall have been converted pursuant to the merger agreement, without any interest thereon or dividends thereon and less any applicable withholding tax. Each of the agent, the surviving corporation, Parent and Merger Sub will be entitled to deduct and withhold from the merger consideration such amounts as may be required to be deducted or withheld under applicable tax laws. The cash paid to you upon surrender of your shares of Rubio’s common stock will be issued in full satisfaction of all rights relating to your shares of Rubio’s common stock.

After the effective time of the merger, there will be no further transfers of Rubio’s common stock. In the event that merger consideration is to be delivered in the name of a person other than the person in whose name a surrendered stock certificate is registered or uncertificated shares of Rubio’s common stock is registered, it will be a condition to such delivery that the certificate be properly endorsed or otherwise in proper form for transfer or such uncertificated shares shall be properly transferred and that the person requesting such delivery pay any related transfer or other taxes, or that such person establish to the satisfaction of Parent that such taxes have been paid or are not applicable.

If your stock certificate has been lost, stolen or destroyed, the agent will deliver to you the applicable merger consideration for the shares represented by that certificate if:

•	You make an affidavit (in a form acceptable to the surviving corporation in the merger) claiming such certificate has been lost, stolen or destroyed; and

•	If required by Parent in the merger, you post a bond in such reasonable amount as the Parent may direct as indemnity against any claim that may be made against it with respect to that certificate.

You should not send your certificates now and should send them only pursuant to instructions set forth in the letters of transmittal to be mailed to stockholders promptly after the completion of the merger. In all cases, the merger consideration will be paid only in accordance with the procedures set forth in the merger agreement and such letters of transmittal.

The merger agreement provides that one year after the completion of the merger, the agent will deliver to Parent upon its demand any funds made available to the agent which have not been claimed by the former holders of Rubio’s common stock, and that any holders of certificates who have not complied with the above-described procedures to receive payment of the merger consideration during such one year period may thereafter look only to Parent, as general unsecured creditors of such corporation, for payment of the merger consideration to which they are entitled, without any interest or dividends thereon. None of Parent, Merger Sub, Rubio’s or the agent will be liable for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Rubio’s common stock prior to the effective time of the merger have not been surrendered by the date on which any merger consideration would escheat to or become the property of any governmental authority, then any merger consideration in respect of such certificates will become the property of the surviving corporation free and clear of all claims or interests of any holders of such certificates to the extent permitted by applicable law.

Effect on Rubio’s Stock Options

Our Board has adopted resolutions providing that each option to purchase Rubio’s common stock outstanding and unexercised immediately prior to the effective time, shall be replaced with a cash incentive program. At the effective time of the merger, all outstanding vested options to acquire Rubio’s common stock having a per-share exercise price less than $8.70 will be converted into the right to receive an amount in cash per share equal to the difference between $8.70 and the exercise price of such option, which will be paid to the holder of the option, subject to any required withholding taxes, no later than the next regular payroll that occurs on or after five business days after the effective time of the merger. To the extent that any unvested option has a per-share exercise price less than $8.70, such option shall be converted into the right to receive an amount in cash per share subject to such options equal to the difference between $8.70 and the exercise price of such option, which will be paid, subject to any required withholding taxes, to the holder of the option no later than the next regular payroll that occurs on or after five business days after the vesting of the option to the extent the holder of the option satisfies the vesting conditions related to the option on the applicable vesting date. To the extent that any vested or unvested option has a per-share exercise price equal to or more than $8.70, such option shall be cancelled without the right to receive any cash payment.

The merger agreement provides that we will not accelerate the vesting of any option except as required by the terms of the option, the Rubio’s stock plan under which it was granted, or any applicable employment, separation or change in control agreement in effect on the date of the merger agreement. Most of the outstanding unvested options to acquire our common stock do not provide that the vesting and exercisability of those options will be accelerated by reason of change in control events (such as the completion of the merger). However, options and restricted stock units held by our directors (excluding Daniel Pittard) provide, by their terms, that the vesting of all shares not yet vested will accelerate in full upon a change in control (such as the completion of the merger). At the effective time of the merger, there will be no unvested options or restricted stock units held by these directors.

Effect on Rubio’s Restricted Stock Units

Our Board has adopted resolutions, or will take action as may be required, that each Rubio’s restricted stock unit outstanding and unvested immediately prior to the effective time, shall be replaced with a cash incentive program. At the effective time of the merger, all unvested restricted stock units outstanding as of the effective time of the Merger will be converted into the right to receive an amount of cash equals $8.70 per share, which will be paid, subject to any required withholding taxes, to the holder of the restricted stock units no later than the next regular payroll that occurs on or after five business days after the vesting of the restricted stock units to the extent the holder of the restricted stock units satisfies the vesting conditions related to the restricted stock.

Representations and Warranties

The merger agreement contains representations and warranties of the parties to the merger agreement. These representations and warranties are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the merger agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Parent and Merger Sub” in Articles 3 and 4, respectively, of the merger agreement.

The assertions embodied in those representations and warranties are subject, in some cases, to exceptions and qualifications stated in the merger agreement. The representations and warranties are also, in some cases, qualified by information in a confidential disclosure letter that the parties have exchanged in connection with signing the merger agreement. While we do not believe that our disclosure letter contains information that applicable securities laws require us to publicly disclose (other than information that has already been so disclosed), the disclosure letter does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts, since such representations and warranties were made by the parties to the merger agreement to and solely for the benefit of each other, and they are modified in important part by the disclosure letter. Our disclosure letter contains information that has been included in our prior public disclosures, as well as non-public information which we do not believe to be material. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the original merger agreement, which subsequent information may or may not be fully reflected in our public disclosures.

Our representations and warranties relate to, among other things:

•	Corporate matters related to us and our subsidiaries, including, but not limited to, organization, standing, power and authority;

•	Our capitalization;

•	Our authority to enter into the merger agreement, including approval and recommendation by our Board of the merger agreement, merger and other transactions contemplated by the merger agreement;

•	Violations of, or conflicts with, our governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	Consents and approvals of governmental entities required in connection with consummation of the merger and the other transactions contemplated by the merger agreement;

•	Our subsidiaries;

•	Our financial statements and the documents we have filed with the SEC;

•	Undisclosed liabilities;

•	Internal controls and compliance with the Sarbanes-Oxley Act of 2002 and the listing and corporate governance requirements of Nasdaq;

•	Conduct of business in all material respects in the ordinary course of business consistent with past practice and the absence of a Company Material Adverse Effect (as defined below);

•	Litigation;

•	The information included in this proxy statement;

•	Finders’ and brokers’ fees and expenses;

•	Employee benefit plans, ERISA matters and certain related matters;

•	Receipt of the Company Financial Advisors’ Opinion by the Special Committee and our Board;

•	Taxes;

•	Environmental matters;

•	Compliance with laws and permits;

•	Intellectual property;

•	Labor matters and employment agreements;

•	Insurance;

•	Material contracts; and

•	Real property.

Some of the representations and warranties in the merger agreement made by us are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the merger agreement, a “Company Material Adverse Effect” means (i) a material adverse effect on (a) our or our subsidiaries’ business, operations, assets, liabilities, financial condition or results of operations, taken as a whole, or (b) our ability to perform our obligations under the merger agreement or consummate the merger. However, the definition of “Company Material Adverse Effect” excludes any event, condition, change, occurrence or development of a state of circumstances which is principally attributable to:

•

General political, economic or market conditions or general changes or developments in the industry in which we and our subsidiaries operate that do not materially and disproportionately adversely affect us or our subsidiaries in a disproportionate manner;

•	Acts of terrorism or war (whether or not declared) or natural disasters occurring after the date of the merger agreement that do not affect us or our subsidiaries in a disproportionate manner;

•	Any temporary disruptions in employee, supplier, distributor, landlord, partner or similar relationships caused by the announcement or pendency of the merger;

•	Changes in law or any applicable accounting regulations or principles or the interpretations thereof that do not adversely affect us or our subsidiaries in a disproportionate manner;

•

Changes in the price or trading volume of our stock (but not any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to the change in market price or trading volume);

•

Any failure by us to meet public or internal revenue, earnings or other projections, in and of itself (but not any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to the failure to meet published revenue, earnings or other projections); and

•

The taking of any action by us or any of our subsidiaries as required by the merger agreement or expressly approved or permitted by Parent or the failure to take any action by us or our subsidiaries prohibited by the merger agreement.

The merger agreement also contains various representations and warranties made by Parent and Merger Sub. These representations and warranties relate to, among other things:

•	Corporate matters related to them, including, but not limited to, organization, standing, power and authority;

•	Their formation, business purpose and conduct of operations;

•	Their authority to enter into the merger agreement, including approval by their board of directors of the merger;

•	Violations of, or conflicts with, their governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	Information included or incorporated by reference to this proxy statement;

•	Finders’ and brokers’ fees and expenses;

•	Litigation;

•	Availability of the funds necessary to consummate the merger;

•	Solvency of the surviving corporation after the effective time of the merger;

•	Disclosure of any arrangements or understandings with any of our stockholders, Board members or officers related to the merger agreement or merger;

•	Their not being interested holders of our common stock for purposes of Section 203 of the DGCL; and

•	Access to information regarding us.

The representations and warranties in the merger agreement made by us, Merger Sub, and Parent will not survive beyond the effective time of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of Rubio’s Business Pending the Merger

The merger agreement contains covenants related to the conduct of our business from the date of the merger agreement until the effective date of the merger. These covenants are complicated and not easily summarized. You are urged to read carefully and in its entirety the section of the merger agreement entitled “Conduct of Business Pending the Merger” in Section 5.1 of the merger agreement. Except as expressly permitted or required by the terms of the merger agreement, or as consented to by Parent, from the date of the merger agreement until the effective time of the merger, we have agreed that we will, and will cause our subsidiaries to, (i) conduct our businesses in the ordinary and usual course of business consistent with past practices; and (ii) use our respective commercially reasonable efforts to maintain and preserve intact our respective business organizations and to maintain our significant beneficial business relationships with suppliers, contractors, distributors, customers, landlords, licensors, licensees and others having material business relationships with us. In addition, except as expressly permitted or required by the terms of the merger agreement or consented to by Parent, from the date of the merger agreement to the effective time, we will not, and will not permit our subsidiaries to, among other things and subject to certain exceptions set forth in the merger agreement:

•

Other than in ordinary course of business consistent with past practices, acquire, sell lease, transfer or dispose of any assets, rights or securities that are material to us and our subsidiaries, considered as a single enterprise;

•	Other than in ordinary course of business consistent with past practices, terminate, cancel, materially modify or enter into any material commitment, transaction, line of business or other agreement;

•	Acquire, or purchase a substantial equity interest in or a substantial portion of the assets of, any business organization or division thereof;

•	Amend or propose to amend our certificate of incorporation or bylaws or, in the case of our subsidiaries, their respective constituent documents;

•	Declare, set aside or pay any dividend or other distribution with respect to any shares of its capital stock;

•

Purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of our equity securities or other ownership interests or any rights to acquire any of its equity securities or interests other than in connection with the relinquishment of shares by former or current employees and directors of ours in payment of withholding tax upon the vesting of any restricted stock units or the cashless or net exercise of any stock options granted;

•	Split, combine or reclassify any of our outstanding shares of capital stock;

•

Except for our common stock issuable upon exercise or conversion of the options outstanding on the date of the merger agreement (or granted after the date of the merger agreement as permitted by the merger agreement) and the vesting of any restricted stock units granted before the execution of the merger agreement, issue, grant, sell, or dispose of, reprice or accelerate the vesting of, or authorize, propose or agree to the issuance, grant, sale, disposition by, or repricing or acceleration of vesting by, any shares of, or any rights of any kind to acquire any shares of, any class of our capital stock, or any other securities in respect of any class of our capital stock outstanding on the date of the merger agreement;

•	Incur or guarantee any indebtedness for borrowed money;

•	Make any loans except (i) to or for the benefit of our subsidiaries or (ii) in the ordinary course of business consistent with past practice;

•

Except to the extent required in a written agreement in existence as of the date of the merger agreement: (i) grant or increase any severance or termination pay to any current or former director, executive officer or employee of ours or our subsidiaries, (ii) execute any employment, deferred compensation or other similar agreement (or any amendment to any existing agreement) with any director, executive officer or employee of ours or our subsidiaries, (iii) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (iv) increase the compensation, bonus or other benefits of current or former directors, executive officers or employees of ours or our subsidiaries, (v) adopt or establish any new employee benefit plan or amend in any material respect any existing employee benefit plan, (vi) provide any material benefit to a current or former director, executive officer or employee of ours or our subsidiaries not required by any existing agreement or employee benefit plan, or (vii) take any action that would result in our incurring any obligation for any payments or benefits becoming due or materially increasing under any employee benefit plan or which will be characterized as an “excess parachute payment” within the meaning of Section 280(G)(b)(1) of the Code or resulting in the material acceleration of any payment, funding or vesting of those benefits;

•

Execute or amend in any material respect any material employment, consulting, severance or indemnification agreement between us or any of our subsidiaries and any of their respective directors, officers, agents, consultants or employees, or any collective bargaining agreement or other obligation to any labor organization or employee incurred or entered into by us or any of our subsidiaries (in each case, other than as required by existing employee benefit plans or employment agreements or by applicable law);

•

Other than in the ordinary course of business and consistent with past practices, (i) make any changes in our reporting for taxes or accounting methods other than as required by U.S. GAAP or applicable law; (ii) make, change or rescind any tax election; (iii) make any change to our method of reporting income, deductions, or other tax items for tax purposes; or (iv) file any amended tax return (except as required by applicable law); or settle or compromise any tax liability, waive or extend the statute of limitations in respect of taxes or enter into any transaction with an affiliate outside the ordinary course of business if that transaction would give rise to a material tax liability;

•

Settle, compromise or otherwise resolve any material disputed claim or disputed liability, any material litigation, arbitration or other legal proceedings or any other material controversy, other than in an amount involving not more than $100,000 individually or $250,000 in the aggregate;

•	Other than in the ordinary course of business, pay or discharge any claims, liens or liabilities involving more than $100,000 individually or $250,000 in the aggregate;

•	Make or commit to make capital expenditures exceeding the aggregate budgeted amount set forth in our fiscal 2010 capital expenditure plan previously provided to Parent;

•	Enter into or commit to enter into any new lease other than those disclosed to Parent on the new store openings schedule previously provided to Parent;

•	Other than for cause and in a manner that does not result in the payment of any severance, hire or terminate the employment of any of our executive officers;

•

Enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts our or any of our subsidiaries, or that would reasonably be expected to, materially limit or restrict Parent or any of its subsidiaries or any of their respective affiliates or successors, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Parent or any of its subsidiaries;

•	Take any action that has or would reasonably be expected to have a material adverse effect on the merger or our ability to consummate the merger; or

•	Authorize, take or agree in writing or otherwise to take or otherwise commit to take, any of the actions described in the foregoing.

Actions to be Taken to Complete the Merger

Preparation of Proxy Statement; Stockholder Meeting. As soon as practicable following the date of the merger agreement, we shall:

•	In cooperation with Parent, prepare and file with the SEC a preliminary proxy statement and cause this definitive proxy statement for the meeting to be mailed to our stockholders;

•

Duly call, give notice of, convene and hold a meeting of our stockholders for the purpose of seeking the required stockholder vote for the approval of the merger agreement by the holders of a majority of the issued and outstanding shares of our common stock (the “Required Stockholder Vote” ), regardless of whether our Board has withdrawn or modified its approval or recommendation of the merger agreement;

•	Recommend to our stockholders that they give the Required Stockholder Vote unless our Board withdraws or modifies its recommendation as permitted under the merger agreement;

•

Use our reasonable efforts to solicit proxies from our stockholders in favor of the adoption of the merger agreement and secure the required vote or consent of our stockholders required by applicable law to effect the merger unless our Board has withdrawn its recommendation as permitted under the merger agreement; and

•

Retain a proxy solicitation firm reasonably acceptable to Parent for the purpose of soliciting from our stockholders proxies in favor of the adoption of the merger agreement unless our Board has withdrawn its recommendation as permitted under the merger agreement.

We may not postpone or adjourn the meeting, except in certain circumstances, without the consent of Parent, which shall not be unreasonably withheld. Parent has also agreed to cause all shares of our common stock owned by Parent, Merger Sub or any Parent subsidiary to be voted in favor of the adoption of this merger agreement.

Employee Benefit Matters. Parent agrees to honor all our employee benefit plans and all employment and severance agreements, in each case as required by the merger agreement, and all accrued benefits vested under such plans and agreements; provided that nothing shall prevent Parent from amending or terminating any employee benefit plan or other agreement in accordance with its terms and applicable law.

For twelve months following the effective time of the merger, Parent agrees to provide our current employees, including those of our subsidiaries, who remain employed by us employee benefits that are comparable to those benefits provided to such employees prior to the effective time of the merger. Parent will be under no obligation to retain any of our employees other than as required by applicable law or as otherwise agreed to in the merger agreement.

Parent has also agreed to, among other things, credit our employees for prior service for vesting and eligibility purposes (but not benefit accrual) under any Parent benefit plan in which our employees may be eligible to participate after completion of the merger. Parent shall also use commercially reasonable efforts to provide that (i) our employees also be given credit for any deductible or co-payment amounts paid in the plan year in which the closing occurs, to the extent that, following the closing, they participate in any other plan for which deductibles or co-payments are required; (ii) each Parent benefit plan in which our employees may participate after the completion of the merger will waive any preexisting condition that was waived under the terms of any of our employee benefit plans immediately prior to the closing or waiting period limitation which would otherwise be applicable to any of our employees. Parent will also recognize any accrued but unused vacation, sick leave and sabbatical time of our employees as of the closing, and for a period of twelve months following the effective date of the merger, Parent agrees to provide vacation, sick leave and sabbatical time not materially less favorable than the terms of our policies in effect as of the closing.

Antitrust Filings. We, Parent and Merger Sub agreed to file and have filed with the Federal Trade Commission, or FTC, and the Department of Justice, or DOJ, all appropriate filings and submissions required by the U.S. antitrust laws and any other laws.

Public Statements. We, Parent and Merger Sub will consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement or other disclosure with respect to the merger agreement or the merger and will not issue any public announcement or statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or trading market.

Standard of Efforts; Required Approvals. We, Parent and Merger Sub agreed to use our reasonable best efforts to do all things necessary or advisable to consummate and make effective in the most expeditious manner practicable, the merger, including:

•	Obtaining all consents, approvals, authorizations and actions required in connection with the consummation of the merger;

•	The taking of all necessary steps to obtain an approval or waiver from, or to avoid an action by, a governmental authority, subject to certain exceptions in the merger agreement;

•	The obtaining of all necessary consents from third parties;

•	Contesting and resisting any action that restricts, prevents or prohibits the consummation of, the merger; and

•	The execution and delivery of any additional instruments necessary to consummate the merger and to fully carry out the purposes of the merger agreement.

We, Parent and Merger Sub each also agreed to:

•

Use reasonable best efforts to respond promptly to any requests for additional information made by the FTC, or the DOJ, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing;

•

Not extend any waiting period under the HSR Act or enter into any agreement with a governmental authority to delay or not to consummate the merger, except with the prior written consent of the other parties to the merger agreement;

•

Promptly notify the other party of any written communication from any governmental authority and, subject to applicable law, permit the other party to review in advance any proposed written communication to any such governmental authority and incorporate the other party’s reasonable comments;

•

Not agree to participate in any substantive discussion with any governmental authority in respect of any filing or inquiry concerning the merger agreement or the merger unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend;

•

Promptly furnish the other party with copies of all filings and written communications between them and their affiliates and their respective representatives on one hand, and any such governmental authority or its staff on the other hand, with respect to the merger agreement and the merger;

•

Use reasonable best efforts to contest and resist (i) any administrative or judicial action challenging the merger as violative of any antitrust law, or (ii) any judgment or law enacted or enforced by a governmental authority that would make the merger illegal or would otherwise materially impair or delay the consummation of the merger except for limited exceptions as set forth in the merger agreement; and

•

Use reasonable best efforts to have vacated, reversed or overturned any judgment that restricts consummation of the merger and to have such judgment or law repealed, rescinded or made inapplicable so as to permit consummation of the merger except for limited exceptions as set forth in the merger agreement.

We have agreed to cooperate with Parent and Merger Sub in any of the measures described in the preceding bullet points, but in no event will we have any obligation to sell, hold separate or otherwise dispose of, or agree to sell, hold separate or otherwise dispose of or conduct our business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of, our or our subsidiaries. Parent and Merger Sub have agreed to cooperate with us in any of the measures described in the preceding bullet points, but in no event will Parent or Merger Sub have any obligation to sell, hold separate or otherwise dispose of, or agree to sell, hold separate or otherwise dispose of or conduct its business in a specified manner, or permit the sale, holding separate or other disposition of, any assets, of Parent or Merger Sub.

Notification of Certain Matters. We will give prompt notice to Parent and Merger Sub, and Parent and Merger Sub will give prompt notice to us, of any notice received from any governmental entity or person alleging that the consent of such entity or person is required in connection with the merger.

Access to Information; Confidentiality. From the date of the merger agreement until the effective date of the merger, we will, and will cause our subsidiaries and their respective representatives to, give Parent and Merger Sub and their respective representatives reasonable access to our officers, employees, agents, properties, facilities, books, records, contracts and other assets and will furnish Parent and Merger Sub all data and information as Parent and Merger Sub may reasonably request, including our monthly and quarterly consolidated financial statements within 45 days of the end of each month or quarter after the merger agreement and before the effective time of the merger. Parent and Merger Sub, at their sole cost and risk, will have the right to make such due diligence investigations as Parent and Merger Sub will deem necessary or reasonable, upon reasonable notice to us. However, Parent and Mergers Sub have agreed that any such investigations will be conducted in a manner as not to unreasonably interfere with the normal operation of our business. At the cost of Parent, we will provide reasonable cooperation to Parent and its representatives in connection with its financing of the merger.

We entered into an Amended Confidentiality Agreement, Non-Disclosure and Non-Use Agreement dated February 10, 2009 with Mill Road, as amended on December 1, 2009 (the “Confidentiality Agreement” ). Under the terms of the Confidentiality Agreement, both parties have mutually agreed that, subject to certain exceptions, any information regarding themselves and their respective subsidiaries and affiliates furnished to the other party or to its representatives would be used by such receiving party and their respective representatives solely for the purpose of considering, evaluating and negotiating a possible transaction between Mill Road and its affiliates and us and would be kept confidential except as provided in the Confidentiality Agreement. The provisions of the Confidentiality Agreement remain in full force and effect and apply to Parent and Merger Sub to the full extent that it applies to Mill Road.

No Solicitation. From the date of the merger agreement until completion of the merger or, if earlier, the termination of the merger agreement, we have agreed that we will not nor will we permit our subsidiaries and our respective officers, directors, employees or affiliates to, nor will we authorize any financial advisor, attorney or other advisor or other representatives of ours or any of our subsidiaries to, directly or indirectly:

•	Solicit, initiate or knowingly encourage or induce the submission or announcement of any Takeover Proposal (as defined below);

•

Approve or recommend any Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Takeover Proposal (or resolve or publicly propose to do any of the foregoing); or

•

Participate or engage in any discussions or negotiations regarding, or furnish to any person any information with respect to, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Takeover Proposal.

Prior to the receipt of the required vote of our stockholders to adopt the merger agreement, in response to an unsolicited written Takeover Proposal from a third party that does not result from a breach of the merger agreement and that our Board (or the applicable committee thereof) determines in good faith (after consultation with its financial advisor and outside counsel) that such Takeover Proposal is, or could reasonably be expected to lead to a Superior Proposal (as defined below) and that the failure to take such action could reasonably be determined to constitute a breach of our Board’s fiduciary duties to our stockholders, we and our representatives may, after providing written notice to Parent:

•	Participate and engage in discussions or negotiations regarding such Takeover Proposal; and

•

Provide or furnish information to any person relating to such Takeover Proposal subject to a confidentiality agreement which does not prohibit us from complying with our obligations related to the Takeover Proposal as set forth in the merger agreement.

Notwithstanding the restrictions described above, if prior to the required vote of our stockholders to adopt the merger agreement, our Board (or the applicable committee thereof) determines in good faith (after receiving advice of counsel) that the failure to take one of the following actions could reasonably be determined to constitute a violation of its fiduciary duties to our stockholders, our Board (or the applicable committee thereof) may withdraw, amend or modify or publicly propose to withdraw, amend or modify the recommendation or declaration of advisability by our Board of the merger agreement or the merger under the following circumstances:

•	A Superior Proposal is received by us and not withdrawn;

•

We provide written notice to Parent advising Parent that we have received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person or entity making such Superior Proposal;

•

Parent shall not, within five business days of its receipt of such notice, make an offer that our Board, by a majority vote thereon, determines in its good faith judgment, after consultation with our financial advisor, to be at least as favorable to our stockholders as such Superior Proposal (it being agreed that our Board shall promptly following the receipt of any such offer from Parent convene a meeting at which it will consider such offer in accordance with this clause);

•	We have not materially violated any of the provisions related to holding a stockholder meeting and soliciting the approval of a majority of our stockholders or the restrictions described herein; and

•

Our Board (or the applicable committee thereof) determines in good faith (after consultation with outside counsel) that the failure to take such action could reasonably be determined to constitute a breach of the fiduciary duties of our Board to our stockholders under applicable law.

We are required to provide Parent with at least three business days’ prior notice (or such lesser prior notice as is provided to members of our Board, but in no event less than 24 hours’ prior notice) of any meeting of our Board at which our Board is reasonably expected to consider any Takeover Proposal or to determine whether any such Takeover Proposal is a Superior Proposal.

The merger agreement does not prohibit us or our Board from taking and disclosing to our stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A, or from making any required disclosure to our stockholders if, in the good faith judgment of our Board, after consultation with its outside counsel, failure to disclose could reasonably be determined to constitute a violation of our obligations under applicable law. However, our Board will not recommend that our stockholders tender their common stock in connection with any Takeover Proposal unless our Board (or the applicable committee thereof) determines in good faith (after receiving the advice of its financial advisor) that such Takeover Proposal constitutes a Superior Proposal.

In addition, we have agreed to promptly (and in any event within 24 hours) notify Parent orally and in writing of any requests for information or discussion with respect to a Takeover Proposal, or any inquiry with respect to or which could reasonably be expected to result in a Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the person making such request, Takeover Proposal or inquiry. We will provide Parent with copies of any written materials received that relate to such Takeover Proposal any written agreements, drafts of written agreements or term sheets summarizing the terms of such agreements related to a potential Takeover Proposal and to which we are proposed to be a party, sent or provided to us by or on behalf of any such person or, any written materials, to the extent not previously supplied to Parent. We have agreed to keep Parent informed as promptly as practicable in all material respects of the status and details (including material modifications or proposed modifications) of any such request, Takeover proposal or inquiry.

For purposes of the merger agreement:

•

“Takeover Proposal” means any inquiry, proposal or offer from any person or group of persons, other than Parent, Merger Sub or any of their affiliates, relating to any acquisition, tender offer or exchange offer, merger consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other transaction or series of transactions that would result in (i) the acquisition of assets or businesses that constitute, represent or generate 20% or more of our and our subsidiaries total revenue, operating income, or assets, taken as a whole, or (ii) following which (A) such person or group of persons would beneficially hold, directly or indirectly, 20% or more of our outstanding shares of common stock or any other capital stock of, or other equity or voting interests in, us or any of our subsidiaries or (B) the holders of our common stock as of immediately prior to such transaction or series of transactions would hold 80% or less of the outstanding equity interest of the surviving or resulting entity immediately following such transaction or series of transactions, in each case other than the merger.

•

“Superior Proposal” means any bona fide written offer in respect of a Takeover Proposal that would result in: (i) the holders of our common stock as of immediately prior to such transaction holding less than 50% of the outstanding equity interests of the surviving or resulting entity immediately following such transaction, or (ii) the acquisition by any person or group, directly or indirectly, of substantially all of our assets, in each case on terms that our Board (or the applicable committee thereof) determines in its good faith judgment (after receipt of the advice of its financial advisor and outside counsel), taking into account all relevant factors, including legal, regulatory and financial factors and other aspects of the proposal that our Board (or the applicable committee thereof) deems relevant, (A) would, if consummated, result in a transaction that is more favorable to the holders of our common stock from a financial point of view than the merger (taking into account the terms of any proposal in writing by the Parent to modify the terms of the merger) and (B) is reasonably capable of being completed on the terms proposed. In addition, an offer will not be considered a “Superior Proposal” unless (i) there is no financing contingency and any financing required to consummate the transaction contemplated by such proposal is committed at least to the same extent as external financing arranged by Parent, and (ii) there is no due diligence condition to the third party’s obligation to consummate the transaction that is the subject of such offer.

Indemnification and Insurance. Parent and Merger Sub agree that all existing rights to indemnification by us in favor of each person who prior to the effective time of the merger had been an officer, director or employee of ours or any of our subsidiaries or who acts as a fiduciary under any of our employee benefit plans (each an “Indemnified Party”) as provided in our certificate of incorporation, bylaws, or any other agreements in effect on the date of the merger agreement and as agreed to therein, will survive the merger and will remain in full force and effect. From and after the effective time of the merger, Parent and the surviving corporation will be jointly and severally liable to pay and perform these indemnification obligations.

For six years after the effective time of the merger, Parent and the surviving corporation (the “Indemnifying Parties”) will jointly and severally indemnify each Indemnified Party against all claims and liabilities arising out of actions or omissions occurring at or prior to the effective time of the merger, including in respect of this merger agreement, and will reimburse each Indemnified Party for any expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such claims or liabilities except to the extent arising out of gross negligence, willful misconduct or fraud of the Indemnified Party.

We will maintain our D&O Insurance in effect on the date of the merger agreement through the closing. On or prior to the closing, we will cause coverage to be extended under the D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the D&O Insurance.

Section 16 Matters. Prior to the effective time of the merger, we, Parent and Merger Sub will take all steps required to cause the transactions involving the vesting and exercise of our stock options and our restricted stock awards and any other dispositions of our equity securities (including derivative securities) or acquisitions of Parent’s equity securities (including derivative securities) in connection with the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to us to be exempt under Rule 16b-3 under the Exchange Act.

Conditions to the Obligation to Close the Merger

The obligations of Parent and Merger Sub, on the one hand, and us, on the other hand, to complete the merger are subject to, among other things, the satisfaction of the following conditions:

•	The adoption of the merger agreement by the stockholders holding a majority of the issued and outstanding shares of our common stock;

•	The termination or expiration of the waiting period (and any extension thereof) applicable to the merger under the HSR Act; and

•

No judgment issued by a court of competent jurisdiction or by a governmental authority, nor any law or other legal restraint or prohibition, can be in effect that would make the merger illegal or otherwise prevent the completion thereof, provided that the party seeking to assert this condition must have used those efforts required under the merger agreement to resist, lift or resolve the judgment, law or other legal restraint or prohibition.

The merger agreement provides that the obligations of Parent and Merger Sub to complete the merger are subject to the following additional conditions, unless waived by Parent:

•

Our representations and warranties in the merger agreement that are qualified by reference to a Company Material Adverse Effect must be true and correct, as of the date of the merger agreement and as of the closing date of the merger, except where made as of a specific earlier date, in which case they must be true and correct as of such earlier date;

•

Our representations and warranties in the merger agreement that are not qualified by reference to a Company Material Adverse Effect must be true and correct as of the date of the merger agreement and as of the closing date of the merger and as of the closing date of the merger, except where made as of a specific earlier date, in which case they must be true and correct as of such earlier date, other than where failures to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (provided that, for this purpose, our representations and warranties will be deemed not qualified by any references therein to materiality);

•	We must have in all material respects, performed all obligations required to be performed by us under the merger agreement;

•

Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting period imposed by any governmental entity in connection with the merger and the consummation of the merger must have been filed or obtained or must have occurred;

•

Since the date of the merger agreement, there must not have occurred any event, change effect or development which, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect;

•	We must have delivered specified consents required by the merger agreement and they must be in full force and effect; and

•

At the closing of the merger, we must deliver a certificate duly executed by our Chief Executive Officer and Chief Financial Officer and dated as of the closing date, stating that certain of the conditions described above have been satisfied.

The merger agreement provides that our obligation to complete the merger is subject to the following additional conditions, unless waived by us:

•

Parent’s and Merger Sub’s representations and warranties in the merger agreement that are qualified by reference to a material adverse effect on Parent must be true and correct as of the date of the merger agreement and as of the closing date of the merger, except where made as of a specific earlier date, in which case they must be true and correct as of such earlier date;

•

Parent’s and Merger Sub’s representations and warranties in the merger agreement that are not qualified by reference to a material adverse effect on Parent, must be true and correct, as of the date of the merger agreement and as of the closing date of the merger and as of the closing date of the merger, except where made as of a specific earlier date, in which case they must be true and correct as of such earlier date other than where failures to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Parent (provided that, for this purpose, Parent’s and Merger Sub’s representations and warranties will be deemed not qualified by any references therein to materiality);

•	Parent and Merger Sub must have in all material respects, performed all obligations required to be performed by them under the merger agreement; and

•

At the closing of the merger, Parent must deliver a certificate duly executed by its President and dated as of the closing date, stating that certain of the conditions described above have been satisfied.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after the merger agreement has been adopted by a majority of our stockholders:

•	By mutual written consent of Parent, Merger Sub and us;

•

By either us or Parent, if the merger has not been consummated on or prior to September 15, 2010 (an “Outside Date Termination”), provided that the right to terminate the merger agreement is not available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the merger to be consummated by September 15, 2010;

•

By either us or Parent, if any judgment issued by a court of competent jurisdiction or by a governmental authority, or law or other legal restraint or prohibition making the merger illegal or otherwise preventing the consummation of the merger agreement is in effect and has become final and nonappealable, provided that the party seeking to terminate the merger agreement as a result of this paragraph must have reasonably attempted to resist, lift or resolve such judgment, law or other legal restraint or prohibition;

•

By either us or Parent, if upon a vote at a duly held meeting of our stockholders, the vote of holders of a majority of the issued and outstanding shares of our common stock to adopt the merger agreement is not obtained (a “Stockholder Vote Termination”), provided that (i) Parent may not terminate this merger agreement pursuant to this section if Parent or Merger Sub is in breach of its obligations to vote each of their shares owned by them in favor of the adoption of the merger agreement, and (ii) we may not terminate the merger agreement pursuant to this section if the failure to obtain the necessary stockholder vote is caused by our action or failure to act, which constitutes a material breach by us under the merger agreement;

•

By Parent prior to the receipt of the necessary vote of our stockholders, if: (i) we have (A) entered into, or publicly announced our intent to enter into, a letter of intent or contract (other than a confidentiality agreement entered into in accordance with the non-solicitation provisions of the merger agreement) related to any Takeover Proposal or (B) materially and willfully breached the provisions of the merger agreement related to non-solicitation and holding a stockholder meeting and soliciting the approval of a majority of our stockholders; (ii) our Board has (A) failed to recommend to its stockholders that they adopt the merger agreement, (B) withdrawn (or amended or modified in a manner adverse to Parent or Merger Sub) the recommendation to our stockholder that they adopt the merger agreement, (C) failed to publicly reaffirm its recommendation to our stockholders that they adopt the merger agreement within ten business days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement of a Takeover Proposal, (D) approved, endorsed or recommended to our stockholders any Takeover Proposal, or (E) resolved to do any of the foregoing or (iii) a tender offer or exchange offer for outstanding shares of our common stock is commenced and be continuing (other than by Parent or an affiliate of Parent) and we have not sent our stockholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten business days after such tender offer or exchange offer is first published, sent or given, a statement disclosing that we recommend rejection of such offer (collectively, a “Takeover Proposal Termination”);

•

By Parent prior to the receipt of the necessary vote of our stockholders, if we have breached or failed to perform in any material respect any of our representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (1) would give rise to the failure of a condition in the merger agreement and (2) is incapable of being cured or has not been cured within 20 business days after written notice has been given by Parent to us of the breach or failure to perform (collectively, a “Company Breach Termination”); or

•

By us, if (i) prior to the receipt of the necessary vote of our stockholders adopting the merger agreement, (A) our Board has received a Superior Proposal; (B) we are in compliance in all material respects with our obligations under the merger agreement regarding non-solicitation and holding a stockholder meeting and soliciting the approval of a majority of our stockholders, (C) our Board, or any special committee, concurrently approves, and we immediately after the termination of the merger agreement enter into, a definitive agreement providing for the implementation of such Superior Proposal and (D) we prior to, or concurrently with, that termination pays to Parent a Termination Fee, as defined below a “Superior Proposal Termination”); or (ii) Parent has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (1) would give rise to the failure of a condition in the merger agreement and (2) is incapable of being cured or has not been cured by Parent within 20 business days after written notice has been given by us to Parent of such breach or failure to perform.

The party desiring to terminate the merger agreement shall give written notice of such termination to the other party.

Effect of Termination.

If the merger agreement is terminated in accordance with its terms, the merger agreement will become null and void and, subject to certain exceptions described below and in the merger agreement, there will be no liability on the part of Parent, Merger Sub or us. No party is relieved of any liability for a material breach of a covenant contained in the merger agreement. In the event of a material breach of a covenant contained in the merger Agreement by Parent or Merger Sub, we are entitled to damages equal to the full amount recoverable by stockholders if stockholders were deemed to be third party beneficiaries of the merger agreement and brought an action against Parent (as though we were our stockholders and regardless of any sale by any stockholder of any of its shares).

We have agreed to pay Parent a termination fee of $3,365,000 (the “Termination Fee” ), in the event that:

•	Parent terminates based on a Takeover Proposal Termination;

•	Parent terminates based on a Company Breach Termination where the breach, failure to perform or inaccuracy giving rise to such termination was the result of fraud, bad faith or willful misconduct;

•	We terminate based on a Superior Proposal Termination; or

•

(i) Either we or Parent terminates the merger agreement because of an Outside Date Termination or Stockholder Vote Termination and (ii) our Board receives a Takeover Proposal before the termination of the merger agreement (or such a Takeover Proposal is publicly announced and not withdrawn before the termination of the merger agreement), and we enter into an agreement with respect to or consummate any Takeover Proposal (changing, for this purpose, the references to “20%” and “80%” in the definition of Takeover Proposal to “50%”) within twelve months after the termination of the merger agreement.

The Termination Fee is required to be paid in immediately available funds to Parent no later than one business day after termination of the merger agreement or the completion of a Takeover Proposal, as applicable.

Fees and Expenses.

Costs and expenses incurred by the parties in connection with the merger agreement and the merger will be paid by the party incurring such costs and expenses, except for the expense payment of any Termination Fee described under “Effect of Termination” above.

Sponsor Guarantee

On May 9, 2010, simultaneously with the execution of the merger agreement, Mill Road provided a guarantee to us under which it guaranteed (i) the payment of Parent’s payment obligations to pay the merger consideration to our stockholders following the effective time of the merger, (ii) the performance of the other obligations of Parent and Merger Sub to the extent such obligations are required to be performed at or prior to the effective time of the merger; and (iii) the payment of any losses or damages resulting from a breach by Parent and Merger Sub of the obligations described in the preceding clauses (i) and (ii).

IMPORTANT INFORMATION REGARDING RUBIO’S

Summarized Financial Data

Set forth below is summarized financial data for us for the fiscal years ended as of December 28, 2008 and December 27, 2009 and for the quarterly periods ended as of March 29, 2009 and March 28, 2010. The financial data for fiscal years 2008 and 2009 have been derived from the audited financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 27, 2009 (the “2009 10-K”). The financial data for the first quarters of 2009 and 2010 have been derived from the unaudited financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended March 28, 2010 (the “2010 First Quarter 10-Q”). These data should be read in conjunction with the audited consolidated financial statements and other financial information contained in the 2009 10-K, including the notes thereto, incorporated by reference into this proxy statement. More comprehensive financial information is included in the 2009 10-K and the 2010 First Quarter 10-Q, including management’s discussion and analysis of financial condition and results of operations, and other documents we file with the SEC, and the following summary is qualified in its entirety by reference to the 2009 10-K and the 2010 First Quarter 10-Q and all of the financial information and notes contained in those documents. See “Where You Can Find More Information.”

Our fiscal year is 52 or 53 weeks, ending the last Sunday in December. Fiscal 2008 and 2009 each included 52 weeks. Our fiscal first quarter is 13 or 14 weeks, ending the last Sunday in March. The fiscal first quarters for 2009 and 2010 each included 13 weeks.

Rubio’s Restaurants, Inc.

Consolidated Statements of Operations Data

(in thousands, except per share data)

	Quarter Ended		Fiscal Year-Ended
	March 28, 2010	March 29, 2009	December 27, 2009	December 28, 2008
Restaurant sales	$46,708	$46,308	$188,749	$179,130
Franchise and licensing revenues	25	29	129	174

Total revenues	46,733	46,337	188,878	179,304

Costs and expenses:
Cost of sales	11,861	12,473	49,688	51,348
Restaurant labor	15,667	15,252	61,215	56,621
Restaurant occupancy and other	11,433	11,295	46,863	42,591
General and administrative expenses	4,595	4,137	18,830	17,942
Depreciation and amortization	2,416	2,496	9,907	9,652
Pre-opening expenses	94	171	353	689
Asset impairment and store closure (reversal) expense	—	—	1,068	(46)
Loss on disposal/sale of property	108	85	369	295

Total costs and expenses	46,174	45,909	188,293	179,092

Operating income	559	428	585	212
Other (expense) income, net	(30)	(33)	(129)	(133)

Income before income taxes	529	395	456	79
Income tax (expense) benefit	(162)	(150)	(64)	5

Net income	$367	$245	$392	$84

Net income per share:
Basic	$0.04	$0.02	$0.04	$0.01
Diluted	0.04	0.02	0.04	0.01
Shares used in calculating net income per share:
Basic	10,103	9,956	9,993	9,951
Diluted	10,332	10,024	10,072	10,014

SELECTED OPERATING DATA:
Percentage change in comparable store sales(1)	(1.8)%	(1.9)%	(0.7)%	(2.4)%
Percentage change in number of transactions(2)	(4.0)%	(5.8)%	(5.8)%	(5.7)%
Percentage change in price per transaction(3)	2.3%	8.2%	5.4%	3.5%

(1)	Comparable store sales are computed on a daily basis, and then aggregated to determine comparable store sales on a quarterly or annual basis. A restaurant is included in this computation after it has been open for 15 months. As a result, a restaurant may be included in this computation for only a portion of a given quarter or year.
(2)	Numbers of transactions are compiled by the Company’s point-of-sales system.
(3)	Price per transaction is derived from the Company’s net sales, which reflects discounts and coupons.

Rubio’s Restaurants, Inc.

Consolidated Balance Sheet Data

(in thousands)

	First Quarter Ended		Fiscal Year-Ended
	March 28, 2010	March 29, 2009	December 27, 2009	December 28, 2008
Cash and Cash Equivalents	$8,285	$4,783	$9,544	$5,816
Total Assets	73,151	70,178	74,701	73,149
Total Stockholders’ Equity	47,733	45,830	47,155	45,386

Book Value per Share

Our net book value per share as of March 28, 2010 was $4.76. Net book value per share was computed by dividing total stockholders’ equity at March  28, 2010 by the number of shares of common stock outstanding.

Description of Business

The information under the “Part I, Item 1. Business” of our 2009 10-K is incorporated herein by reference.

Description of Property

Our corporate headquarters and the principal executive offices of our two wholly owned subsidiaries, consisting of approximately 16,500 square feet, is located in Carlsbad, California. We occupy our headquarters under a lease that was extended until March 31, 2011, with options to extend the lease for an additional eight years. As of May 25, 2010, we owned and operated 196 restaurants. These restaurants are located in California, Arizona, Nevada, Colorado and Utah. We lease each of our restaurant facilities with the exception of one restaurant in El Cajon, California, where we own the building but lease the land. The majority of our leases are for 10-year terms and include options to extend the terms. The majority of the leases also include both fixed rate and percentage-of-sales rent provisions.

Legal Proceedings

In March 2007, we reached an agreement to settle a class action lawsuit related to how we classified certain employees under California overtime laws. The settlement agreement, which was approved by the court in June 2007, provides for a settlement payment of $7.5 million payable in three installments. The first $2.5 million installment was distributed on August 31, 2007 and the second $2.5 million installment was paid into a qualified settlement fund on December 29, 2008. The third and final installment of $2.5 million is due on or before June 28, 2010. As of March 28, 2010, the remaining balance of $2.5 million, plus accrued interest of $293,000, was accrued in “Accrued expenses and other liabilities.” We learned that 140 current and former employees who qualified to participate as class members in this class action settlement were not included in the settlement list approved by the court. We filed a motion requesting the court to include these individuals in the approved settlement and to provide that their claims are payable out of the aggregate settlement payment, as we believe the parties intended when they reached a settlement. On April 30, 2010, the California Superior Court issued a ruling in our favor. Pursuant to the ruling, the 140 individuals at issue are covered by the settlement and must be provided notice thereof giving them the opportunity to participate in, object to or opt out of the settlement. The plaintiffs might seek reconsideration of the April 30 ruling or appeal it to the California Court of Appeal; however, it is possible that the California Court of Appeals could determine that the ruling is not immediately appealable.

On March 24, 2005, a former employee of ours filed a California state court action alleging that we failed to provide the former employee with certain meal and rest period breaks and overtime pay. The parties moved the matter into arbitration, and the former employee amended the complaint to claim that the former employee represents a class of potential plaintiffs. The amended complaint alleges that current and former shift leaders who worked in our California restaurants during specified time periods worked off the clock and missed meal and rest breaks. A class has been certified, consisting of shift leaders employed from March 25, 2001 to October 19, 2003. Holden, a former employee, seeks penalties under California’s Private Attorney General Act of 2004, separate and apart from her certification of a class of shift leaders. We deny the former employee’s claims, and intends to continue to vigorously defend this action. A recent decision by the California Court of Appeals in Brinker Restaurant Corporation v. Superior Court (Hohnbaum) last year held that employers do not need to affirmatively ensure employees actually take their meal and rest breaks but need only make meal and rest breaks “available” to employees. The Brinker case was recently taken up for review by the California Supreme Court. At this time, we have no assurances of how the California Supreme Court will rule in the Brinker case. Regardless of merit or eventual outcome, this arbitration may cause a diversion of our management’s time and attention and the expenditure of legal fees and expenses.

On May 12, 2010, a putative class action lawsuit was filed in the Superior Court of California, San Diego County, against us, certain of our officers, our directors, Merger Sub, Parent and Mill Road purportedly on behalf of the holders of our common stock. The lawsuit generally alleges that certain of our officers and directors breached their fiduciary duties owed to our stockholders in the attempt to sell us to Merger Sub and Parent at an unfair price and through an unfair and self-serving process. The lawsuit seeks to enjoin the merger and provide for other relief awards, including plaintiff’s costs, disbursements, and reasonable attorneys’ and experts’ fees. Based on our review of the lawsuit, we believe that the claims are without merit and intend to vigorously defend against them. Regardless of merit or eventual outcome, this lawsuit may cause a diversion of our management’s time and attention and the expenditure of legal fees and expenses.

We are involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these other matters will not have a material adverse effect on our consolidated financial position, results of operations, or liquidity.

Market Information for Common Stock

Our common stock is listed on Nasdaq under the symbol “RUBO.” Our common stock began trading on May 21, 1999. The closing sales price of our common stock as reported on Nasdaq on May 25, 2010 was $8.30 per share. As of May 25, 2010, there were approximately 3,844 beneficial holders of our common stock, including 283 holders of record.

The following table sets forth, for the periods indicated, the high and low closing sales prices for our common stock for each quarter of our two most recent fiscal years, as regularly reported on Nasdaq.

	High	Low
2008:
First Quarter	$8.42	5.64
Second Quarter	$6.28	4.74
Third Quarter	$6.50	4.90
Fourth Quarter	$5.85	2.21

2009:
First Quarter	$4.50	3.03
Second Quarter	$6.45	4.00
Third Quarter	$7.00	5.74
Fourth Quarter	$7.84	6.00

2010:
First Quarter	$8.06	7.16

Recent Transactions

Except as disclosed in the next paragraph, and except for the execution of the Voting Agreements by the parties thereto, there have been no transactions in the common stock of Rubio’s effected during the last 60 days by (i) Rubio’s, Mill Road, Parent, Merger Sub, Mr. Pittard or Mr. Rubio, (ii) any director or executive officer of Rubio’s, Mill Road, Parent, Merger Sub or any associate of such persons, (iii) any majority-owned subsidiary of Rubio’s, Mill Road, Parent or Merger Sub and (iv) any pension, profit-sharing or similar plan of Rubio’s.

Pursuant to Rule 10b5-1 Trading Plans, Mr. Rubio sold 1,500 shares of common stock on March 17, 2010 at an average price of $7.61 per share, 1,500 shares of common stock on April 7, 2010 at an average price of $8.03 per share, 1,500 shares of common stock on April 21, 2010 at an average price of $8.34 per share, 1,500 shares of common stock on May 5, 2010 at an average price of $8.01 per share and 1,500 shares of common stock on May 19, 2010 at an average price of $8.51 per share. All such sales were made in open market transaction in accordance with Rule 144, as adopted under the Securities Act of 1933.

For details concerning Messrs. Rubio’s and Pittard’s interests in the merger, see, “Special Factors—Interests of Certain Persons in the Merger.”

Prior Public Offerings and Purchases of Common Stock

None of Rubio’s, Mill Road, Parent, Merger Sub, Mr. Pittard or Mr. Rubio has made an underwritten public offering of Rubio’s common stock for cash during the past three years that was registered under the Securities Act of 1933 or exempt from registration under Regulation A.

None of Rubio’s, Parent, Merger Sub or Mr. Rubio has purchased any common stock of Rubio’s during the past two years. During the past two years, Mr. Pittard purchased 500 shares of common stock in the open market on June 12, 2009 at a purchase price of $6.229 per share and 1,500 shares of common stock in the open market on August 12, 2008 at a purchase price of $5.464 per share.

Dividend Policy

Since our initial public offering in May 1999, we have not declared or paid any cash dividends on our common stock. We currently intend to retain all earnings for the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. In addition, our credit facility limits the payment of cash dividends subject to specified exceptions.

APPRAISAL RIGHTS

If you do not vote for the adoption of the merger agreement at the annual meeting and otherwise comply with the applicable statutory procedures of Section 262 of the DGCL, summarized herein, you may be entitled to appraisal rights under Section 262 of the DGCL. In order to exercise and perfect appraisal rights, a record holder of our common stock must follow the steps summarized below properly and in a timely manner.

Section 262 of the DGCL is reprinted in its entirety as Appendix C to this proxy statement. Set forth below is a summary description of Section 262 of the DGCL. The following summary describes the material aspects of Section 262 of the DGCL, and the law relating to appraisal rights and is qualified in its entirety by reference to Appendix C. All references in Section 262 of the DGCL and this summary to “stockholder” are to the record holder of the shares of our common stock immediately prior to the effective time of the merger as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Under the DGCL, holders of our common stock who follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery, or the Delaware Court, and to receive payment in cash of the “fair value” of those shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court, together with interest, if any, to be paid upon the amount determined to be the fair value.

Under Section 262, where a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the annual meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262. This proxy statement constitutes such notice to the holders of our common stock and Section 262 is attached to this proxy statement as Appendix C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his right to do so should review the following discussion and Appendix C carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

If you wish to exercise appraisal rights you must not vote for the adoption of the merger agreement and must deliver to Rubio’s, before the vote on the adoption of the merger agreement, a written demand for appraisal of your shares of our common stock. If you sign and return a proxy card or vote by submitting a proxy by telephone or through the Internet, without expressly directing that your shares of our common stock be voted against the adoption of the merger or abstain, you will effectively waive your appraisal rights because such shares represented by the proxy will be voted for adoption of the merger agreement and will nullify any previously delivered written demand for appraisal. Accordingly, if you desire to exercise and perfect appraisal rights with respect to any of your shares of common stock, you must either refrain from executing and returning the enclosed proxy card and from voting in person or by submitting a proxy by telephone or through the Internet, in favor of the adoption of the merger agreement or check either the “against” or the “abstain” box next to the adoption of the merger agreement on such card or vote in person or by submitting a proxy by telephone or through the Internet, against the adoption of the merger agreement or register an abstention with respect thereto. An abstention or a vote or proxy against the adoption of the merger agreement will not, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262.

A demand for appraisal will be sufficient if it reasonably informs us of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of common stock. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. If you wish to exercise your appraisal rights you must be the record holder of such shares of our common stock on the date the written demand for appraisal is made and you must continue to hold such shares through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the merger, will lose any right to appraisal in respect of such shares.

Only a holder of record of shares of our common stock is entitled to assert appraisal rights for such shares of our common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the stock certificates, should specify the holder’s mailing address and the number of shares registered in the holder’s name and must state that such person intends thereby to demand appraisal of his, her or its shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for such record owner or owners.

A record holder such as a broker, bank or nominee who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought. Where the number of shares of our common stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If you hold your shares in brokerage accounts or other nominee forms and wish to exercise your appraisal rights, you are urged to consult with your broker to determine the appropriate procedures for the making of a demand for appraisal.

All written demands for appraisal of shares must be mailed or delivered to: Rubio’s Restaurants, Inc. 1902 Wright Place, Suite 300, Carlsbad, California, 92008, Attention: Secretary, or should be delivered to the Secretary at the annual meeting, prior to the vote on the adoption of the merger agreement.

Within ten days after the effective time of the merger, we will notify each stockholder who properly asserted appraisal rights under Section 262 and has not voted for the adoption of the merger agreement of the effective time of the merger. Within 120 days after the effective time of the merger, but not thereafter, we or any stockholder who has complied with the statutory requirements summarized above may commence an appraisal proceeding by filing a petition in the Delaware Court demanding a determination of the fair value of the shares held by such stockholder. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. We are not under any obligation, and we have no present intention, to file a petition with respect to appraisal of the value of the shares. Accordingly, if you wish to exercise your appraisal rights, you should regard it as your obligation to take all steps necessary to perfect your appraisal rights in the manner prescribed in Section 262.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of our common stock not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal were received by us, and the number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by us or within ten days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from us the statement described in this paragraph and the immediately preceding paragraph.

If a petition for an appraisal is timely filed and a copy thereof served upon us, we will then be obligated, within 20 days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Delaware Court, the Delaware Court is empowered to conduct a hearing on such petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court may require the stockholders who demanded appraisal rights of our shares of common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder.

After the Delaware Court determines which stockholders are entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Delaware Court shall take into account all relevant factors. Unless the Delaware Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. If you are considering seeking appraisal, you should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as or less than the consideration you are entitled to receive pursuant to the merger agreement if you did not seek appraisal of your shares and that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not necessarily opinions as to fair value under Section 262. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither Parent nor we anticipate offering more than the applicable merger consideration to any stockholder exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock is less than the applicable merger consideration. The Delaware courts have stated that the methods which are generally considered acceptable in the financial community and otherwise admissible in court may be considered in the appraisal proceedings. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.

In determining “fair value” of shares, the Delaware Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court has stated that such factors include “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation”. In Weinberger , the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. In addition, the Delaware Court has decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy.

The Delaware Court will direct the payment of the fair value of the shares of our common stock who have perfected appraisal rights, together with interest, if any. The Delaware Court will determine the amount of interest, if any, to be paid on the amounts to be received by persons whose shares of our common stock have been appraised. The costs of the action (which do not include attorneys’ or expert fees or expenses) may be determined by the Delaware Court and taxed upon the parties as the Delaware Court deems equitable. Upon the application of a stockholder, the Delaware Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including without limitation reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. In the absence of such determination or assessment, each party bears its own expenses.

Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of our common stock as of a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined the proceeding as a named party will have the right to withdraw his or her demand for appraisal and to accept the cash payment for his or her shares pursuant to the merger agreement by delivering to us, as the surviving corporation, a written withdrawal of the demand for appraisal. After this period, a stockholder may withdraw his or her demand for appraisal only with our written consent. If no petition for appraisal is filed with the Delaware Court within 120 days after the effective time of the merger, a stockholder’s right to appraisal will cease and he or she will be entitled to receive the cash payment for his or her shares pursuant to the merger agreement, as if he or she had not demanded appraisal of his or her shares. No petition timely filed in the Delaware Court demanding appraisal will be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned on such terms as the Delaware Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If we do not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

If you properly demand appraisal of your shares of our common stock under Section 262 and you fail to perfect, or effectively withdraw or lose, your right to appraisal, as provided in the DGCL, your shares will be converted into the right to receive the consideration receivable with respect to such shares in accordance with the merger agreement. You will fail to perfect, or effectively lose or withdraw, your right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the merger, or if you deliver to us a written withdrawal of your demand for appraisal. Any such attempt to withdraw an appraisal demand more than 60 days after the effective time of the merger will require our written approval.

If you desire to exercise your appraisal rights, you must not vote for the adoption of the merger agreement and must strictly comply with the procedures set forth in Section 262 of the DGCL.

Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights.

BOARD OF DIRECTORS

The name, age, committee membership, if any, and term of each member of our Board is set forth below as of May 25, 2010:

Name	Age	Position	Term Expires on the Annual Meeting held in the Year
Ralph Rubio	54	Chairman of the Board of Directors	2012
Kyle A. Anderson	53	Nominating and corporate governance committee	2012
Craig S. Andrews, J.D.	57	Compensation committee and nominating and corporate governance committee (chairman)	2011
William R. Bensyl	64	Audit committee and compensation committee	2011
Loren C. Pannier	68	Audit committee (chairman) and nominating and corporate governance committee	2011
Daniel E. Pittard	60	—	2010
Timothy J. Ryan	70	Audit committee and compensation committee (chairman)	2010

We have a classified Board currently consisting of two directors (Daniel Pittard and Timothy J. Ryan) who will serve until the 2010 Annual Meeting of Stockholders, three directors (Craig S. Andrews, William R. Bensyl and Loren C. Pannier) who will serve until the 2011 Annual Meeting of Stockholders, and two directors (Ralph Rubio and Kyle A. Anderson) who will serve until the 2012 Annual Meeting of stockholders, and in each case until their respective successors are duly elected and qualified. Directors in a class are elected for a term of three years to succeed the directors in such class whose terms expire at such annual meeting.

In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he should serve as a director, we also believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our Board.

Directors with Term Ending upon the 2010 Annual Meeting of Stockholders and Nominations for the Term Ending Upon the 2013 Annual Meeting of Stockholders

Daniel E. Pittard has been President and Chief Executive Officer and a member of our Board since August 2006. Mr. Pittard’s diverse background brings unique qualifications for leadership at Rubio’s. He has served in key executive positions at companies including McKinsey & Company, PepsiCo, Inc. and Amoco Corp. (now part of BP p.l.c.). Mr. Pittard served a wide range of clients as a partner at McKinsey & Company from 1980 to 1992, including consumer companies for whom he helped develop profitable growth strategies and build new organizational capabilities. During his tenure at PepsiCo, Inc. from 1992 to 1995, he held several senior executive positions including Senior Vice President, Operations for PepsiCo Foods International, and Senior Vice President and General Manager, New Ventures for Frito-Lay. In this latter position, he worked with Taco Bell Corp. to create retail products and introduce them into supermarkets. At Amoco Corp. from 1995 to 1998, he served as Group Vice President. As Group Vice President, he had responsibility for several businesses with over $8 billion in revenues, including Amoco Corp.’s retail business that had 8,000 locations. During his tenure, he entered into a strategic alliance with McDonald’s Corporation to build joint locations. From 1998 to 1999, Mr. Pittard served as Senior Vice President, Strategy and Business Development for Gateway, Inc. In 1999, Mr. Pittard formed Pittard Investments LLC, and in 2004, he formed Pittard Partners LLC. Through these entities, Mr. Pittard has invested in and consulted for private companies. He served on the Board of Novatel Wireless, a publicly traded company, from 2002 to 2004. Mr. Pittard graduated from the Georgia Institute of Technology with a Bachelor of Science degree in Industrial Management and received an MBA from the

Harvard Graduate School of Business Administration. We believe Mr. Pittard’s qualifications to sit on our Board include his experience as a CEO and business leader, his experience in the restaurant and retail industries and his business consulting and investment experience

Timothy J. Ryan has served as a director since April 1999. At the present time, Mr. Ryan serves as the Vice Chairman of Diedrich Coffee, Inc., a position he has held since April 2009. He has served as a director of Diedrich Coffee, Inc. since October 2005. Previously, he served as president and chief executive officer of Diedrich Coffee, Inc. from November 1997 to October 2000. From December 1995 until his retirement in December 1996, Mr. Ryan served as president and chief operating officer of Sizzler U.S.A., a division of Sizzler International, Inc., and as a director of Sizzler International, Inc., of which he was also a senior vice president. From November 1988 to December 1993, Mr. Ryan served as senior vice president of marketing at Taco Bell Worldwide, and from December 1993 to December 1995, he served as senior vice president of Taco Bell’s Casual Dining Division. We believe Mr. Ryan’s qualifications to sit on our Board include his years of leadership experience as an executive in the restaurant industry and his expertise in marketing and advertising and his other public company board and board committee service.

Directors with Term Ending Upon the 2011 Annual Meeting of Stockholders

Craig S. Andrews, J.D. has served as a director since 1999. Mr. Andrews has served as senior counsel at the law firm of DLA Piper LLP (US) since January 2010, and as partner at this firm from May 2008 to December 2009. Previously, Mr. Andrews was a shareholder at the law firm of Heller Ehrman LLP from February 2003 to May 2008, and a partner at the law firm of Brobeck, Phleger & Harrison LLP from March 1987 to February 2003, except during the period from May 2000 to January 2002 when Mr. Andrews resigned to, among other things, serve as the vice president of business development at Air Fiber, Inc., a private telecommunications company. Mr. Andrews specializes in representing emerging-growth companies and has broad experience in founding companies and in financing transactions, as well as in general business and corporate law. Mr. Andrews has played an important role in the formation and development of numerous start-up companies, and has previously served as a director of numerous public and private companies. Mr. Andrews received a Bachelor of Arts degree from the University of California at Los Angeles and a J.D. from the University of Michigan. We believe Mr. Andrew’s qualifications to sit on our Board include his legal expertise in best corporate governance practices, his experience in advising growth-focused companies and his experience with structuring and negotiating business transactions.

William R. Bensyl has served as a director since July 2004. Mr. Bensyl joined PepsiCo’s Frito-Lay division in 1975. He subsequently led human resources functions in various capacities at PepsiCo, Inc., including vice president of personnel at Frito-Lay, senior vice president of personnel at PepsiCo Foods International, senior vice president of human resources at Taco Bell, and senior vice president of human resources for Pepsi-Cola. He was promoted to senior vice president of human resources at PepsiCo, Inc. in 1995, and served in such position until his retirement in 1999. Prior to joining PepsiCo, Mr. Bensyl held positions with the University of Illinois, Duval Corp. (a division of Pennzoil) and Union Carbide Corporation. Mr. Bensyl received a Bachelor of Arts degree in Political Science and a master’s degree in Labor and Industrial Relations from the University of Illinois. We believe Mr. Bensyl’s qualifications to sit on our Board include his years of leadership experience as an executive in the restaurant industry and his expertise in human resources and executive compensation best practices.

Loren C. Pannier has served as a director since December 2002. Mr. Pannier spent 29 years with CKE Restaurants, Inc., a public holding company for the Carl’s Jr., Hardee’s and La Salsa restaurant chains. During this time, he held a number of senior management positions, including senior vice president investor relations, senior vice president purchasing and distribution, and chief financial officer. In his post as chief financial officer, Mr. Pannier led CKE through its initial public offering in 1981. Prior to joining CKE, Mr. Pannier was a senior consultant with Price Waterhouse & Co. in their Management Services Division. Currently, Mr. Pannier is general partner of Pannier Enterprises and Citrus Legacy Partners, both of which specialize in income-producing commercial properties. Mr. Pannier is also a director of Anna’s Linens, Inc. Mr. Pannier holds a Bachelor of Arts degree from Occidental College and an M.B.A. from California State University, Long Beach. We believe Mr. Pannier’s qualifications to sit on our Board include his years of leadership experience as an executive in the restaurant industry, his expertise in financial reporting best practices and his other public company board and board committee service.

Directors with Term Ending upon the 2012 Annual Meeting of Stockholders

Ralph Rubio, our co-founder, has been chairman of the Board since 2000. Mr. Rubio also served as our chief executive officer from 1983 to 2004 and interim president and chief executive officer from December 2005 to August 2006. Prior to founding Rubio’s, Mr. Rubio was employed in restaurant management and in various other positions at the Old Spaghetti Factory, Hungry Hunter and Harbor House restaurant chains. Mr. Rubio holds a bachelor’s degree in Liberal Studies from San Diego State University and has more than 30 years of experience in the restaurant industry. We believe Mr. Rubio’s qualifications to sit on our Board include his leadership role in founding Rubio’s and developing our concept and menu, as well as his experience in the restaurant industry.

Kyle A. Anderson is a founding member and managing member of Rosewood Capital Associates, LLC, the general partner of Rosewood Capital, L.P., a consumer-oriented private equity investment fund and a managing member of other Rosewood affiliates. Prior to joining Rosewood in 1988, Mr. Anderson was a vice president in the mergers and acquisitions department at The First Boston Corporation. Mr. Anderson serves on the board of directors of a privately held company. Mr. Anderson holds a Bachelor of Arts degree from Princeton University and an M.B.A. from Columbia University. We believe Mr. Anderson’s qualifications to sit on our Board include his years of experience as a business leader and venture capitalist and his experience in advising growth-focused retail and restaurant companies.

Board Leadership Structure

Our Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in our best interests to make that determination based on our position and direction and the membership of the Board. Our Board has determined that it is in our best interests for Mr. Rubio, one of our founders, to maintain his active participation with us by serving as Chairman of the Board. Our Board, however, consists of a majority of independent directors. These independent directors meet regularly in executive session without the presence of management or non-independent directors. In addition, our Board committees, which oversee critical matters such as the integrity of our financial statements, the compensation of executive management, and the development and implementation of corporate governance policies, each consist entirely of independent directors. Our independent directors assist our Chairman of the Board and Chief Executive Officer in defining the agenda for Board meetings, make suggestions for pre-meeting materials, provide feedback to our Chairman of the Board and Chief Executive Officer following executive sessions and serve as a point of leadership during special situations.

Risk Oversight

The Board’s role in our risk oversight process includes receiving regular reports from members of management on areas of material risk to us, including operational, financial, legal and regulatory. The Board receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. The Board encourages management to promote a corporate culture that incorporates risk management into our day-to-day business operations.

Corporate Governance

Our Board held eleven meetings during fiscal year 2009. Our Board has an audit committee, a compensation committee and a nominating and corporate governance committee. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of our Board and (ii) the total number of meetings held by all committees of our Board on which the director served during fiscal 2009.

The Board has determined that the following directors are “independent,” as defined in the rules promulgated by Nasdaq: Messrs. Anderson, Andrews, Bensyl, Pannier and Ryan. There are no family relationships among any of our directors or executive officers.

Audit Committee. The members of our audit committee consist of Messrs. Bensyl, Pannier and Ryan, with Mr. Pannier serving as chairman. The audit committee held four meetings during fiscal 2009. The audit committee is responsible for assuring the integrity of our financial control, audit and reporting functions and reviews with our management and our independent auditors the effectiveness of our financial controls and accounting and reporting practices and procedures. In addition, the audit committee reviews the qualifications of our independent auditors, is responsible for their appointment, compensation, retention and oversight and reviews the scope, fees and results of activities related to audit and non-audit services. We believe that our audit committee members meet the requirements for independence and financial literacy under the current requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations of Nasdaq and the SEC. Our Board has determined that Mr. Pannier is an audit committee financial expert. We have made these determinations based on information received by our Board, including questionnaires provided by the members of our audit committee. The audit committee is governed by a written charter approved by our Board.

Compensation Committee. The members of our compensation committee consist of Messrs. Andrews, Bensyl and Ryan, with Mr. Ryan serving as chairman. The compensation committee held seven meetings during fiscal 2009. The compensation committee’s function is to review and recommend our general compensation policies and executive compensation, including officer salary levels, incentive compensation programs and share-based compensation. The compensation committee also has the exclusive authority to administer our 2008 Equity Incentive Plan. The compensation committee has established a 162(m) subcommittee, consisting of Messrs. Bensyl and Ryan. We believe that our compensation committee members meet the requirements for independence under the current requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Nasdaq and the SEC. We have made this determination based on information received by our Board, including questionnaires provided by the members of the compensation committee. The compensation committee is governed by a written charter approved by our Board.

Under its charter, the compensation committee has authority to:

•

Develop and review our compensation policies and practices applicable to our executive officers, including the criteria upon which executive compensation is based, the specific relationship of corporate performance to executive compensation and the composition in terms of base salary, deferred compensation and incentive or equity-based compensation and other benefits;

•

Review and approve corporate goals and objectives relevant to our chief executive officer’s compensation, evaluate our chief executive officer’s performance in light of these goals and objectives and determine our chief executive officer’s compensation based on this evaluation;

•	Determine the amount and form of compensation paid to our other executive officers;

•	Supervise, administer and evaluate our incentive, equity-based and other compensatory plans;

•	Review and approve any employment agreements, severance arrangements, change-in-control arrangements or special or supplemental employee benefits; and

•	Review the compensation and benefits offered to our non-employee directors and recommend changes to the Board as appropriate.

Except with respect to the granting of equity-based awards, the compensation committee may delegate its authority to individual members of the compensation committee or a subcommittee thereof.

To assist our compensation committee, our chief executive officer and our senior vice president of people services prepare a report prior to the end of each fiscal year recommending for the upcoming fiscal year base salaries, stock-based incentive awards, corporate goals and individual performance goals for each executive officer, other than our chief executive officer. The compensation committee in its sole discretion may accept or adjust the compensation recommendations it is provided by these officers. No executive officer is allowed to be present at the time his compensation is being discussed or determined by the compensation committee.

Our compensation committee has retained a national executive compensation firm, the Hay Group Management Limited, or the Hay Group, to assist in the evaluation of our executive compensation programs. The Hay Group provides the compensation committee with relevant market data regarding the executive compensation provided by comparable companies in our industry, as well as an evaluation of the elements of the compensation paid to our executive officers.

Nominating and Corporate Governance Committee. The members of our nominating and corporate governance committee consist of Messrs. Andrews, Anderson and Pannier, with Mr. Andrews serving as chairman. The nominating and corporate governance committee held three meetings during fiscal 2009. The nominating and corporate governance committee’s function is to identify and select potential candidates for our Board. The nominating and corporate governance committee reviews the credentials of proposed members of the Board, either in connection with filling vacancies or the election of directors at each annual meeting of stockholders, and presents its recommendations to the Board. The nominating and corporate governance committee considers qualified nominees recommended by stockholders. The nominating and corporate governance committee periodically assesses how well our Board and its committees are performing, and makes recommendations to our Board regarding corporate governance matters and practices. We believe that our nominating and corporate governance committee members meet the requirements for independence under the current requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations of Nasdaq and the SEC. We have made this determination based on information received by our Board, including questionnaires provided by the members of our nominating and corporate governance committee. The nominating and corporate governance committee is governed by a written charter approved by our Board.

We do not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Board strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our business.

Charters for the audit committee, the compensation committee and nominating and corporate governance committee are available to the public at our website at www.rubios.com.

Director Nominations

Criteria for Board Membership. In selecting candidates for appointment or election to the Board, the nominating and corporate governance committee considers the appropriate balance of experience, skills and characteristics required of the Board, and seeks to ensure that at least a majority of the directors are independent under the current requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations of Nasdaq and the SEC, that members of our audit committee meet the financial literacy and sophistication requirements under the rules of Nasdaq and at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding our business environment and willingness to devote adequate time to their Board duties.

Stockholder Nominees. The nominating and corporate governance committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the nominating and corporate governance committee c/o our Secretary and should include the following information: (i) with respect to each nominee, (a) the name, age, business address and residence address of the nominee, (b) the principal occupation or employment of the nominee, (c) the class and number of our shares that are beneficially owned by the nominee, (d) a description of all arrangements or understandings between the stockholder submitting the nomination and the nominee pursuant to which the nomination is to be made by the stockholder, and (e) any other information relating to the nominee that is required to be disclosed in solicitations of proxies for the election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) with respect to the stockholder submitting the nomination, (a) the name and address of the stockholder, as they appear on our books, (b) the class and number of our shares that are beneficially owned by the stockholder and (c) any material interest of the stockholder in the nomination. Such information should be submitted in the time frame described in our restated bylaws and as required by law. Such information should be submitted in the time frame described in our restated bylaws and under the caption “Deadline for Receipt of Stockholder Proposals for the 2011 Annual Meeting” in this proxy statement.

Process for Identifying and Evaluating Nominees. The nominating and corporate governance committee believes we are well served by our current directors. In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the nominating and corporate governance committee will renominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, the nominating and corporate governance committee will seek out potential candidates for Board appointment who meet the criteria for selection as nominees and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, our senior management and, if the nominating and corporate governance committee deems appropriate, a third-party search firm. The nominating and corporate governance committee will evaluate each candidate’s qualifications and contact relevant references. In addition, each candidate will be interviewed by at least one member of the nominating and corporate governance committee. Candidates meriting serious consideration will meet with all members of the Board. Based on this input, the nominating and corporate governance committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the Board that the candidate be appointed to fill a current vacancy on the Board, or presented for approval by stockholders, as appropriate.

We have never received a proposal from a stockholder to nominate a director. Although the nominating and corporate governance committee has not adopted a formal policy with respect to stockholder nominees, the committee expects that the evaluation process for a stockholder nominee would be similar to the process outlined above.

There has been no change to the procedures by which our stockholders may recommend nominees to our Board.

Board Nominees for the 2010 Annual Meeting. Each of the nominees listed in this proxy statement for election at the annual meeting are current directors on our Board.

Communications with Directors

Stockholders who wish to communicate with our directors to report complaints or concerns related to accounting, internal accounting controls or auditing may do so by submitting a complaint or concern anonymously to the audit committee. We have provided methods for stockholders to submit such complaints or concerns online or telephonically. To file a complaint or concern, log onto the Ethicspoint website at www.ethicspoint.com, and enter “Rubio’s Restaurants, Inc.” under “To File a Report Now”, or call toll free, 1-866-ETHICSP (1-866-384-4277).

We encourage all of our directors to attend our annual meetings. Each of our directors attended the 2009 annual meeting of stockholders.

Code of Ethics

We have adopted a code of ethics that applies to all members of our Board and our employees, including our executive officers. We have posted a copy of the code on our website at www.rubios.com. Copies of the code may be obtained free of charge from our website. Any amendments to, or waivers from, a provision of our code of ethics that applies to any of our executive officers will be posted on our website.

We encourage all of our directors to attend our annual meetings. Each of our directors attended the 2009 annual meeting of stockholders.

Corporate Governance Guidelines

We have adopted corporate governance guidelines to assist our Board in exercising its responsibilities. These guidelines reflect our Board’s commitment to building long-term stockholder value with an emphasis on corporate governance. These guidelines are not intended to change, but may be superseded by changes in any Federal or state law or regulation applicable to us, including Delaware law, our amended and restated certificate of incorporation or our restated bylaws or any rule or regulation of Nasdaq. We have posted a copy of the guidelines on our website at www.rubios.com. Copies of the guidelines may be obtained free of charge from our website. Any amendments to, or waivers from, a provision of our corporate governance guidelines that applies to any of our Board members or our executive officers will be posted on our website.

OWNERSHIP OF SECURITIES

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of May 25, 2010, by:

•	Each person or group of affiliated persons known by us to own beneficially 5% or more of our common stock;

•	Each director and director nominee;

•	Each executive officer; and

•	All of our current directors and executive officers as a group.

Percentage of ownership is based on 10,035,177 shares of common stock outstanding on May 25, 2010. The number of shares underlying options in the table below represents options that are exercisable within 60 days after May 25, 2010 or restricted stock units that vest within 60 days after May 25, 2010. Shares of our common stock subject to stock options that are currently exercisable or will become exercisable within 60 days after May 25, 2010 and restricted stock units that will vest within 60 days after May 25, 2010 are included in the number of shares reported as beneficially owned in the table below and are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws. The address for those individuals for which an address is not otherwise indicated is 1902 Wright Place, Suite 300, Carlsbad, California 92008.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Number of Shares Underlying Options	Percent (%)
Principal Stockholders

Rosewood Capital, L.P.(1) One Maritime Plaza, Suite 1575 San Francisco, CA 94111	1,526,812	48,500	15.7%

Alex Meruelo Living Trust(2) 9550 Firestone Blvd., Suite 105 Downey, CA 90241	1,166,212	—	11.6%

Royce & Associates, LLC(3) 1414 Avenue of the Americas New York, NY 10019	139,300	—	1.4%

Lord, Abbett & Co. LLC(4) 90 Hudson Street Jersey City, NJ 07302	597,847	—	6.0%

Directors, Director Nominees and Executive Officers
Ralph Rubio(5)	865,287	—	8.6%
Kyle A. Anderson(1)	1,526,812	48,500	15.7%
Craig S. Andrews(6)	14,817	48,500	*
Timothy J. Ryan	5,700	48,500	*
William R. Bensyl	5,000	101,952	1.1%
Loren C. Pannier	10,000	53,500	*
Daniel E. Pittard	13,000	150,000	1.6%
Marc S. Simon	3,000	37,500	*
Ken C. Hull	—	37,500	*
Frank Henigman	6,000	43,667	*
Gerry Leneweaver	600	87,000	*
Larry Rusinko	6,000	87,000	*
All current directors and executive officers as a group (twelve persons)	2,456,216	743,619	29.7%

*	Less than 1% of the outstanding stock.
(1)	The shares reported as beneficially owned by Mr. Kyle A. Anderson include 1,526,812 shares held by Rosewood Capital, L.P. Mr. Anderson is a founding and managing member of Rosewood Capital Associates, L.L.C., the general partner of Rosewood Capital, L.P. Mr. Anderson disclaims beneficial ownership of all 1,526,812 shares, except for his pecuniary interest therein. According to a Schedule 13D filed with the SEC on May 19, 2010, Rosewood Capital, L.P. and Rosewood Capital Associates, L.L.C. have sole voting and dispositive power over all 1,526,812 shares and Mr. Anderson and Bryon K. Adams, a founding and managing member of Rosewood Capital Associates, L.L.C., share voting and dispositive power over the 1,526,812 shares. The options to purchase 35,000 shares and restricted stock units for 13,500 shares of common stock are held by Mr. Anderson individually.
(2)	According to a Schedule 13D/A filed with the SEC on January 22, 2010, 1,016,212 shares are beneficially owned by Alex Meruelo due to the fact that Mr. Meruelo is the Trustee of the Alex Meruelo Living Trust and the fact that the trust is revocable. Further, Mr. Luis Armona was the beneficial owner of 150,000 shares of our common stock. Luis Armona and the Alex Meruelo Living Trust may be deemed to be a member of a group with respect to our securities for the purposes of Section 13(d) or 13(g) of the Act.
(3)	According to a Schedule 13G/A filed with the SEC on November 6, 2009, all 139,300 shares are beneficially owned by Royce & Associates, LLC.
(4)	According to a Schedule 13G/A filed with the SEC on February 12, 2010, 597,847 shares are beneficially owned by Lord, Abbett & Co. LLC and are held on behalf of investment advisory clients.
(5)	According to a Schedule 13D filed with the SEC on May 21, 2010, Mr. Ralph Rubio holds 863,847 of the shares in trust for the benefit of him and his family and 1,440 shares are held by Mr. Rubio’s spouse as custodian for his children.
(6)	The shares reported as beneficially owned by Mr. Craig S. Andrews include 6,214 shares held by Bear Stearns, Trustee for Retirement Trust for Craig S. Andrews.

Agreements Regarding Changes in Control

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of all of our outstanding common stock entitled to vote at the annual meeting. The adoption of the merger agreement by our stockholders is a condition to the completion of the merger. Concurrently with the execution of the merger agreement, Ralph Rubio, Daniel Pittard and Rosewood Capital signed voting agreements in which they agreed to vote all of their outstanding shares of common stock “FOR” the adoption of the merger agreement. Ralph Rubio, Daniel Pittard and Rosewood Capital collectively own approximately 24.0% of the outstanding shares of our common stock. In addition, as of the record date, our directors and executive officers (other than Messrs. Rubio, Pittard and Anderson) had the right to vote, in the aggregate, 51,117 shares of our common stock, which represented approximately 0.5% of the outstanding shares of our common stock on the record date for the meeting. These directors and executive officers have informed us that they intend to vote all of their shares of common stock “FOR” the adoption of the merger agreement. Furthermore, Mill Road currently holds approximately 4.9% of our outstanding common stock.

EXECUTIVE OFFICERS

As of May 25, 2010, our executive officers are as follows:

NAME	AGE	POSITION
Ralph Rubio	54	Chairman of the Board of Directors
Daniel E. Pittard	60	President and Chief Executive Officer
Frank Henigman	47	Senior Vice President and Chief Financial Officer
Marc S. Simon	57	Chief Operating Officer
Ken C. Hull	54	Senior Vice President of Development
Gerry Leneweaver	64	Senior Vice President of People Services
Lawrence Rusinko	49	Senior Vice President of Marketing

Messrs. Rubio’s and Pittard’s respective business experience are provided above.

Frank Henigman has been Chief Financial Officer since June 2007, and Senior Vice President and Chief Financial Officer since November 2007. Prior to joining us in 2006, Mr. Henigman served as Director of Accounting and Risk Control for Sumitomo Corporation of America/Pacific Summit Energy LLC located in Newport Beach, California from January 2005 to April 2006. Prior to Sumitomo, Mr. Henigman served as Director of Finance at Shell Trading Gas & Power Co. from 1998 to 2004. Mr. Henigman holds a Bachelor of Science, Business Administration and Marketing degree from California State University, Northridge and an MBA, Finance, from University of Southern California. Mr. Henigman has earned the designation of a Certified Management Accountant, a globally recognized certification for managerial accounting and finance professionals.

Marc S. Simon joined Rubio’s in November 2007 as Senior Vice President of Operations and was promoted to Chief Operating Officer in September 2009. Mr. Simon brings to us an extensive business and operations background. Most recently, he served as Chief Executive Officer for America’s Incredible Pizza Company in Tulsa, Oklahoma from October 2006 to August 2007. From 1994 to 1998, Mr. Simon worked for McDonald’s Corporation as Vice President for Corporate Development. He led the team that brought Chipotle Mexican Grill into McDonald’s and later served as Regional Director for Chipotle from 1998 to 2006. Mr. Simon has a Master’s Degree in Fine Arts and a master’s degree in Library and Informational Science from Case Western Reserve University and a Bachelor of Arts degree from Ohio University.

Ken C. Hull joined us in December 2007 as Senior Vice President of Development. Most recently, Mr. Hull was Vice President of Development and Franchising for Frisch’s Restaurants, Inc. in Cincinnati, Ohio from 1999 to 2007. Frisch’s is an operator of Big Boy and Golden Corral restaurants. Prior to joining Frisch’s in 1999, Mr. Hull served as Director of International Development and Director of International Real Estate for McDonald’s Corporation. Earlier in his career, Mr. Hull worked for Hardee’s and KFC in Real Estate management positions. Mr. Hull has a Bachelor of Science degree in Landscape Architecture and Urban Planning from Iowa State University.

Gerry Leneweaver has been Vice President of People Services since June 2005, and Senior Vice President of People Services since November 2007. Prior to joining us, Mr. Leneweaver led his own human resources consulting firm, AGL Associates, in Boston, from February 2004 to May 2005. Prior to that, Mr. Leneweaver served as Senior Vice President of Human Resources at American Hospitality Concepts, Inc. (The Ground Round, Inc.) from May 1999 to February 2004. He has also been in senior management roles at TGI Friday’s, Inc., The Limited, Inc., Atari, Inc., and PepsiCo, Inc. (Pizza Hut and Frito-Lay). He holds a Bachelor of Science degree in Industrial Relations from LaSalle University in Philadelphia.

Lawrence Rusinko has been Vice President of Marketing since October 2005, and Senior Vice President of Marketing since November 2007. Prior to joining us in 2005, Mr. Rusinko served as Senior Vice President of

Marketing at Friendly’s, a family dining and ice cream concept, from July 2003 until May 2005. Prior to that, Mr. Rusinko served for over eight years at Panera Bread as Director of Marketing from May 1995 until March 1997 and as Vice President of Marketing from April 1997 until July 2003, and spent six and one-half years in various marketing positions of progressive responsibility at Taco Bell. Mr. Rusinko holds a Bachelor of Science degree in Industrial Engineering from Northwestern University and an MBA from the J.L. Kellogg Graduate School of Management at Northwestern University.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 27, 2009 with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by our stockholders(1)	1,704,745	$7.87	1,234,810	(2)
Total	1,704,745		1,234,810

(1)	Consists solely of the 1999 Stock Incentive Plan and the 2008 Equity Incentive Plan.
(2)	Consists of shares available for future issuance under the 2008 Stock Incentive Plan. The 1999 Stock Incentive Plan expired in accordance with its terms on March 17, 2009; and the 1999 Employee Stock Purchase Plan expired in accordance with its terms on July 31, 2009. As of December 27, 2009, an aggregate of 1,234,810 shares of common stock were available for issuance under the 2008 Equity Incentive Plan. The number of shares of common stock available for issuance under the 2008 Equity Incentive Plan automatically increases on the first trading day of January each calendar year by an amount equal to 3% of the total number of shares of common stock outstanding on the last trading day of December in the immediately preceding calendar year, but in no event will any such annual increase exceed 450,000 shares of common stock. In July 2009, our Board suspended the 2008 Equity Incentive Plan’s evergreen feature for the 2010 and 2011 calendar years.

EXECUTIVE COMPENSATION

The following table sets forth the compensation earned by our principal executive officer and our two most highly compensated executive officers serving at the end of fiscal year 2009. These three officers are referred to as our “named executive officers” in this proxy statement. Bonuses are generally paid in the year following the year in which the bonus is earned. The compensation described in this table does not include medical, group life insurance, or other benefits which are available generally to all of our salaried employees.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)*	Option Awards ($) (2)*	All Other Compensation ($) (7)	Total
Daniel E. Pittard—President and Chief Executive Officer (PEO)(3)(4)
	2008	400,000	24,100	—	88,061	1,780	513,941
	2009	465,385	273,736	—	—	12,210	751,331

Marc S. Simon—Senior Vice President, Operations(3)(5)
	2008	235,000	10,010	—	44,030	153,504	442,544
	2009	251,538	128,608	—	—	40,506	420,652

Ken C. Hull—Senior Vice President, Development(3)(6)
	2008	200,000	6,628	—	44,030	80,370	331,028
	2009	207,692	60,164	—	—	104,534	372,390

*	The value of the stock awards and option awards has been computed in accordance FASB Codification Topic No. 718 (formerly, Statement of Financial Accounting Standards No. 123(R), Share-Based Payment) which requires that we recognize as compensation expense the value of all stock-based awards granted to employees in exchange for services over the requisite service period, which is typically the vesting period. For more information, including the assumptions made in calculating the value of the option awards, see Note 8 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 27, 2009.
(1)	The fair value of the restricted stock units is based on the closing stock price of our common stock on the date of grant.
(2)	The amounts in this column do not reflect amounts paid to or realized by the named individual for fiscal 2009 and 2008. Instead, these amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB Codification Topic No. 718. There is no guarantee that, if and when these option awards are ultimately exercised, they will have this or any other value. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to 2008 grants, refer to Note 8 of our consolidated financial statements in the Annual Report on Form 10-K for the year ended December 27, 2009, as filed with the SEC.
(3)	Bonus for fiscal 2008 was paid during fiscal 2009 and bonus for fiscal 2009 was paid during fiscal 2010.
(4)	Mr. Pittard’s annual salary was increased to $450,000 effective December 29, 2008. The $465,385 figure in the table above reflects the fact that fiscal 2009 contained 27 bi-weekly pay-periods.
(5)	Mr. Simon was hired by us on November 28, 2007. Mr. Simon’s annual salary was increased to $265,000 effective September 28, 2009 in conjunction with his promotion to Chief Operating Officer. The $251,538 figure in the table above reflects the fact that fiscal 2009 contained 27 bi-weekly pay-periods. All Other Compensation for fiscal 2008 for Mr. Simon includes a relocation reimbursement of $146,217. All Other Compensation for fiscal 2009 for Mr. Simon includes a relocation reimbursement of $25,396.
(6)	Mr. Hull was hired by us on December 3, 2007. The $207,692 figure in the table above reflects the fact that fiscal 2009 contained 27 bi-weekly pay-periods. Mr. Hull’s annual salary remained at $200,000 in fiscal 2009. All Other Compensation for fiscal 2008 for Mr. Hull includes a relocation reimbursement of $71,837. All Other Compensation for fiscal 2009 for Mr. Hull includes a relocation reimbursement of $93,966.
(7)	Primarily includes relocation reimbursements and payment of supplemental medical reimbursement insurance premiums.

Narrative Disclosure to Summary Compensation Table

Employment and Change of Control Arrangements with Named Executive Officers

On August 21, 2006, we entered into an employment offer letter agreement with Mr. Pittard, which is terminable at will. On December 16, 2008, we amended the employment offer letter agreement with Mr. Pittard. Under the amended offer letter, if Mr. Pittard is terminated for reasons other than misconduct, death or permanent disability or he resigns for good reason within 12 months following the closing date of a change of control, his then unvested option shares will automatically vest in full. Mr. Pittard may exercise the vested option shares until the earlier of (i) the natural expiration date of the stock option or (ii) the expiration of one year measured from the date of his separation from us.

Under the amended offer letter, in the event of a change of control and the concurrent or subsequent termination of his employment for reasons other than misconduct, death or disability or if he resigns for good reason within 12 months of the change of control, Mr. Pittard will be entitled to receive severance in the amount of (i) 24 months base salary less any salary he receives after the effective date of the change of control, plus (ii) one year of his target bonus (50% of Mr. Pittard’s base salary per fiscal year). If, after any change of control, Mr. Pittard voluntarily resigns from us or our successor entity (without good reason), he will be entitled to receive severance in the amount of 12 months base salary less any salary he receives after the effective date of the change of control. In addition, we will also reimburse Mr. Pittard for COBRA premiums for the earlier of the period of severance or until he becomes eligible to participate in another employer’s group benefit plan.

On December 16, 2008, we also entered into Change of Control Agreements with Mr. Hull and Mr. Simon, which were amended and restated on January 8, 2010. The amended and restated Change of Control Agreements provide that if Messrs. Hull or Simon are terminated without cause or resign for good reason within 12 months following the closing date of a change of control, (i) we will pay Mr. Hull severance equal to nine months of his respective base salary and Mr. Simon severance equal to twelve months of his base salary, and (ii) if Messrs. Hull or Simon timely make an election to continue coverage under our group health plan pursuant to COBRA, we will pay Mr. Hull’s COBRA premiums for a maximum period of nine months and Mr. Simon’s COBRA premium for a maximum period of twelve months, provided these executives do not become eligible for health coverage through another employer during the applicable period.

2009 Bonuses

In January 2010, the compensation committee evaluated our financial performance for fiscal year 2009, and authorized us to pay the short-term incentive bonuses for 2009 based on our financial performance for fiscal year 2009.

Retention Payment

As an additional incentive for Mr. Pittard to maintain his employment, our Board authorized a retention payment of $100,000 to Mr. Pittard contingent upon Mr. Pittard remaining chief executive officer and president through the earlier of the end of fiscal year 2010 or a change in control.

Addendum to Stock Option Agreements

On December 16, 2008, we entered into an Addendum to Stock Option Agreement for each outstanding stock option held by Messrs. Pittard, Hull and Simon. The Addendums provide that if the executive is terminated without cause or resigns for good reason within 12 months following the closing date of a change of control, the executive’s then unvested option shares will automatically vest in full. The executive may exercise the vested option shares until the earlier of (i) the natural expiration date of the stock option or (ii) the expiration of one year measured from the date of the executive’s separation.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning outstanding stock awards held by our named executive officers as of December 27, 2009.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Daniel E. Pittard	150,000	(1)	150,000	(1)	—	8.20	08/21/16	—	—
	—		75,000	(4)	—	9.08	12/13/17
	—		48,000	(5)	—	4.09	12/11/18

Marc S. Simon	37,500		37,500	(2)	—	9.08	11/28/17	—	—
			24,000	(5)	—	4.09	12/11/18

Ken C. Hull	—		37,500	(3)	—	9.08	12/13/17	—	—
	—		24,000	(5)	—	4.09	12/11/18

(1)	Subject to accelerated vesting in the event the executive is terminated without cause or resigns for good reason within 12 months following the closing date of a change of control, as described above under “Narrative Disclosure to Summary Compensation Table,” this option vested and became exercisable with respect to 50% of the underlying shares on August 21, 2008 and vests and becomes exercisable with respect to 50% of the underlying shares on August 21, 2010.
(2)	Subject to accelerated vesting in the event the executive is terminated without cause or resigns for good reason within 12 months following the closing date of a change of control, as described above under “Narrative Disclosure to Summary Compensation Table,” this option vested and became exercisable with respect to 50% of the underlying shares on November 28, 2009 and vests and becomes exercisable with respect to 50% of the underlying shares on November 28, 2011.
(3)	Subject to accelerated vesting in the event the executive is terminated without cause or resigns for good reason within 12 months following the closing date of a change of control, as described above under “Narrative Disclosure to Summary Compensation Table,” this option vested and became exercisable with respect to 50% of the underlying shares on December 3, 2009 and vests and becomes exercisable with respect to 50% of the underlying shares on December 3, 2011.
(4)	Subject to accelerated vesting in the event the executive is terminated without cause or resigns for good reason within 12 months following the closing date of a change of control, as described above under “Narrative Disclosure to Summary Compensation Table,” this option vests and becomes exercisable in full on December 13, 2010.
(5)	Subject to accelerated vesting in the event the executive is terminated without cause or resigns for good reason within 12 months following the closing date of a change of control, as described above under “Narrative Disclosure to Summary Compensation Table,” this option vests and becomes exercisable in full on December 11, 2011.

As of May 25, 2010, there were outstanding options to purchase 1,684,615 shares of our common stock and 304,515 shares of restricted stock outstanding under the 1999 Plan and the 2008 Plan.

DIRECTOR COMPENSATION

Director Summary Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (1)	Option Awards ($) (1)	Total ($)
Ralph Rubio(2)	—		—	—	—
Kyle A. Anderson(3)	41,000	(8)	23,510	—	64,510
Craig S. Andrews(4)	58,000		23,510	—	81,510
William R. Bensyl(5)	—		23,510	45,998	69,508
Loren C. Pannier(6)	55,000		23,510	—	78,510
Timothy J. Ryan(7)	57,000		23,510	—	80,510

(1)	Amounts in this column reflect the dollar amounts that were recognized in fiscal 2009 for financial statement reporting purposes under FASB Codification Topic No. 718 with respect to option awards granted to our directors in and prior to fiscal 2009. For more information, including the assumptions made in calculating the value of the option awards, see Note 8 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 27, 2009.
(2)	Mr. Rubio serves as our Chairman of the Board. Mr. Rubio did not receive any compensation in fiscal 2009 for his service as a director, but he received a base salary of $244,867, an auto allowance of $3,556 and a bonus of $113,155 as compensation for his service as an executive officer in fiscal 2009. Mr. Rubio’s bonus was paid in fiscal 2010.
(3)	An aggregate of 18,000 restricted stock units were granted to Mr. Anderson as of December 27, 2009, 13,500 of which were fully vested. An aggregate of 4,500 were granted to Mr. Anderson on each of July 24, 2008, July 26, 2007 and July 27, 2006, all of which are fully vested. The aggregate number of shares underlying Mr. Anderson’s outstanding options at December 27, 2009 was 35,000 shares, all of which were fully vested.
(4)	An aggregate of 18,000 restricted stock units were granted to Mr. Andrews as of December 27, 2009, 13,500 of which were fully vested. An aggregate of 4,500 were granted to Mr. Andrews on each of July 24, 2008, July 26, 2007 and July 27, 2006, all of which are fully vested. The aggregate number of shares underlying Mr. Andrews’ outstanding options at December 27, 2009 was 35,000 shares, all of which were fully vested.
(5)	An aggregate of 18,000 restricted stock units were granted to Mr. Bensyl as of December 27, 2009, 13,500 of which were fully vested. An aggregate of 4,500 were granted to Mr. Bensyl on each of July 24, 2008, July 26, 2007 and July 27, 2006, all of which are fully vested. The aggregate number of shares underlying Mr. Bensyl’s outstanding options at December 27, 2009 was 88,452 shares, all of which were fully vested. Mr. Bensyl elected to receive his quarterly and annual payments as immediately exercisable, fully vested common stock options at the fair market value of our common stock on the grant date in lieu of cash payment.
(6)	An aggregate of 13,500 restricted stock units were granted to Mr. Pannier as of December 28, 2008, 9,000 of which were fully vested. The aggregate number of shares underlying Mr. Pannier’s outstanding options at December 28, 2008 was 40,000 shares, all of which were fully vested.
(7)	An aggregate of 18,000 restricted stock units were granted to Mr. Ryan as of December 27, 2009, 13,500 of which were fully vested. An aggregate of 4,500 were granted to Mr. Ryan on each of July 24, 2008, July 26, 2007 and July 27, 2006, all of which are fully vested. The aggregate number of shares underlying Mr. Ryan’s outstanding options at December 27, 2009 was 35,000 shares, all of which were fully vested.
(8)	All of these fees were paid to Rosewood Advisors, LLC.

Additional Narrative Disclosure

Director Fees: Each non-employee director receives an annual retainer of $20,000, payable in four equal quarterly installments. The non-employee directors also receive $2,000 for each Board meeting he attends and $1,000 for each committee meeting attended, whether in person or by telephone. We also pay the chairs of each of our three Board committees an annual payment of $10,000 for their services as chairman, payable in four equal quarterly installments. Non-employee directors are reimbursed for reasonable expenses incurred in connection with serving as a director. No compensation is paid to any director who is also our employee.

Fee Deferral Program: In 2003, we adopted a fee deferral program for the non-employee members of our Board. This fee deferral program has two separate components: (i) the director may defer their fees and have them applied to the acquisition of stock options under our 2008 Equity Incentive Plan and (ii) the director may defer their fees and have them applied to a deferred compensation plan. Each year, non-employee directors may allocate all, none or a portion of their fees to either the purchase of stock under the 2008 Equity Incentive Plan or to the deferred compensation plan. During fiscal 2007 and 2008, Mr. Bensyl elected to receive his quarterly and annual payments as immediately exercisable, fully vested common stock options at the fair market value of our common stock on the grant date in lieu of cash payment. During fiscal 2007, Mr. Pannier elected to defer a portion of his fees and have them applied to the deferred compensation plan.

Awards: On the date of each annual stockholders’ meeting, each individual who continues to serve as a non-employee Board member will be granted an annual award under the 2008 Equity Incentive Plan of restricted stock units for 4,500 shares of our common stock, which will vest upon the earlier of the expiration of 12 months of continuous service as a director or the director’s death, or permanent disability, a change of control or a corporate transaction, as such terms are defined in the 2008 Equity Incentive Plan. In fiscal 2009, each non-employee director received restricted stock units for 4,500 shares of our common stock.

Special Committee: On January 8, 2010, a subcommittee of the compensation committee approved the following fee to be paid to the members of our Special Committee in connection with their service to the Board: Loren Pannier, Chairman $50,000; Kyle Anderson $25,000; and Craig Andrews $25,000. The Special Committee fee will be paid in 6 equal monthly payments, with the first payment due on January 31st, and the remaining payments due on the last day of each of the next 5 months. No other meeting fees or other compensation (other than expense reimbursements consistent with the Company’s director reimbursement policy) will be paid to the members of our Special Committee in connection with their service on our Special Committee.

Audit Committee Report

Under the guidance of a written charter approved by our Board, the purpose of the audit committee is to oversee our accounting and financial reporting processes and audits of our financial statements. The responsibilities of the audit committee include appointing and providing for the compensation of our independent registered public accounting firm. The audit committee consists of three members, each of whom meets the independence and qualification standards for audit committee membership set forth in the listing standards provided by Nasdaq.

Management has primary responsibility for the system of internal controls and the financial reporting process. Our independent registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The audit committee appointed KPMG LLP to audit our financial statements for the fiscal year 2009.

The audit committee is kept apprised of the progress of the documentation, testing and evaluation of our system of internal controls over financial reporting, and provides oversight and advice to management. In connection with this oversight, the audit committee receives periodic updates provided by management at each regularly scheduled audit committee meeting. The audit committee also holds regular private sessions with KPMG LLP to discuss their audit plan for the year, the financial statements and risks of fraud.

The audit committee pre approves all services to be provided by KPMG LLP. Pre approval is required for audit services, audit related services, tax services and other services. In some cases, the full audit committee provides pre approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the audit committee may have delegated authority from the audit committee to pre approve additional services, and such pre approval is later reported to the full audit committee. See “Principal Accountant Fees and Services” for more information regarding fees paid to KPMG LLP for services in fiscal years 2009 and 2008.

In this context and in connection with the audited financial statements contained in our Annual Report on Form 10-K, the audit committee:

•	reviewed and discussed the audited financial statements as of and for the fiscal year ended December 27, 2009 with our management and KPMG LLP;

•	discussed with KPMG LLP the matters required to be discussed by Statement of Auditing Standards No. 61, as amended;

•

received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the audit committee concerning independence, and has discussed KPMG LLP’s independence with KPMG LLP; and

•

based on the foregoing reviews and discussions, recommended to our Board that the audited financial statements be included in our 2009 Annual Report on Form 10-K for the fiscal year ended December 27, 2009 filed with the Securities and Exchange Commission.

This report for fiscal year 2009 is provided by the undersigned members of the audit committee of the Board.

Loren C. Pannier, Chairman	William R. Bensyl	Timothy J. Ryan

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth fees for professional services rendered by our independent registered public accounting firm, KPMG LLP, during fiscal years 2009 and 2008.

	2009	2008
Audit fees(1)	$424,978	$502,190
Audit related fees	—	—
Tax fees(2)	24,000	186,774
All other fees	—	—

Total fees	$448,978	$688,964

(1)	Includes fees for audit of our annual consolidated financial statements, issuance of consents for the Form 10-K and S-8 and reviews of our quarterly consolidated financial statements.
(2)	For fiscal 2009 and 2008, the nature of services provided consisted of professional fees associated with an income tax method change study.

KPMG LLP performed no services, and no fees were incurred or paid, relating to financial information systems design and implementation. All fees paid to KPMG LLP for fiscal 2009 and 2008 were pre-approved by the audit committee.

Policy on Audit Committee Pre-Approval of Audit Services

The charter of the Audit Committee requires advance approval of all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent registered public accounting firm, subject to any exception permitted by law or regulation. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services, provided that the Chair reports any decisions to the Audit Committee at its next scheduled meeting. During fiscal 2008 and 2009, the Chair of the Audit Committee, subsequently advising the Audit Committee, or the Audit Committee itself approved all audit related and the tax services provided by KPMG LLP.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except for those noted below, we have not engaged in any transactions since December 29, 2008 in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year end for fiscal 2008 and 2009 and in which any of our directors, named executive officers or any holder of more than 5% of our common stock, or any member of the immediate family of any of these persons or entities controlled by any of them, had or will have a direct or indirect material interest. We believe that we have executed all of the transactions described below on terms no less favorable to us than we could have obtained from unaffiliated third parties:

Director and Officer Indemnification Agreements

In addition to the indemnification provisions contained in our amended and restated certificate of incorporation and restated bylaws, we generally enter into separate indemnification agreements with our directors and officers. These agreements require us, among other things, to indemnify the director or officer against specified expenses and liabilities, such as attorneys’ fees, judgments, fines and settlements, paid by the individual in connection with any action, suit or proceeding arising out of the individual’s status or service as our director or officer, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which the individual may be entitled to indemnification by us.

Relationships with Law Firms

Craig S. Andrews, one of our directors, is an attorney at the law firm of DLA Piper LLP (US). We paid DLA Piper LLP $406,662 during fiscal year 2009 for rendering general corporate and other legal services.

Registration Rights Agreement

In July 2005, we entered into agreements with Rosewood Capital, and Ralph Rubio, who at the time was Chairman of the Board and Chief Executive Officer, to extend the registration rights held by Rosewood Capital and Mr. Rubio under an investor’s rights agreement entered into prior to our initial public offering. Neither Mr. Rubio nor Mr. Anderson, a director, voted on the approval of the transaction with respect to these extension agreements. In May 2007, we entered into an agreement with each of Rosewood Capital and Mr. Rubio, who at the time was Chairman of the Board, to further extend the registration rights held by Rosewood Capital and Mr. Rubio from December 31, 2007 to June 30, 2009. As part of these extension agreements, Rosewood Capital and Mr. Rubio agreed that they would not demand that we register their stock prior to June 30, 2009. Neither Mr. Rubio nor Mr. Anderson voted on the approval of the transaction with respect to these extension agreements. On September 11, 2008, we entered into an agreement with each of Rosewood Capital and Mr. Rubio to extend the time period in which Rosewood Capital and Mr. Rubio may exercise their registration rights from June 30, 2009 to December 30, 2010. In consideration for this extension, Rosewood Capital and Mr. Rubio each agreed not submit a request to register their stock until December 31, 2008. On July 29, 2009, we entered into an agreement with each of Rosewood Capital and Mr. Rubio to extend the time period in which Rosewood Capital and Mr. Rubio may exercise their registration rights from December 30, 2010 to December 30, 2011. In consideration for this extension, Rosewood Capital and Mr. Rubio each agreed not submit a request to register their stock until December 31, 2009. Neither Mr. Rubio nor Mr. Anderson voted on the approval of the transaction with respect to these extension agreements. In connection with the execution of the merger agreement, on May 9, 2010, Rosewood Capital and Mr. Anderson each entered into an Investors’ Rights Agreement Standstill and Termination Agreement with us under which they agreed not to exercise any registration rights during the pendency of the merger agreement and agreed that their registration rights would terminate contingent upon and effective as of the closing of the merger.

Restricted Stock Unit Agreements

On January 8, 2010, a Subcommittee of the Compensation Committee of our Board of Directors (the “Subcommittee”) adopted a form of Restricted Stock Unit Award Agreement under our 2008 Equity Incentive Plan (the “Plan”) and awarded restricted stock units (“RSUs”) to the members of our executive management team, including our named executive officers. The RSUs will entitle the recipient to one share of our common stock for each RSU when the applicable vesting period for that RSU is satisfied. The RSU were granted to the members of the executive management team as part of their annual compensation for fiscal year 2010 in accordance with our long-term incentive program. Pursuant to the terms of each RSU agreement, the RSUs are scheduled to vest in full in one installment on January 8, 2013.

Named Executive Officer	Number of RSUs Awarded
Daniel E. Pittard, President and Chief Executive Officer	15,840
Marc S. Simon, Chief Operating Officer	11,880
Frank Henigman, Senior Vice President and Chief Financial Officer	7,920
Ken C. Hull, Senior Vice President of Development	7,920

If an executive’s employment with us terminates for any reason, then the RSUs that remain unvested as of the date of the termination of the executive’s employment will be forfeited immediately without compensation; provided however, that if an executive is terminated without cause or resigns for good reason within 12 months following the closing date of a change of control, then all RSU’s that are unvested as of the time of such termination shall immediately vest in full on an accelerated basis.

Performance Based Restricted Stock Unit Agreements

On January 8, 2010, the Subcommittee adopted a form of Performance Based Restricted Stock Unit Award Agreement under the Plan and awarded performance based restricted stock units (“Performance Based RSUs”) to Messrs. Pittard, Simon and Henigman. The RSUs will entitle the recipient to one share of our common stock for each RSU when the applicable vesting condition for that RSU is satisfied.

The Performance Based RSUs granted to Messrs. Pittard, Simon and Henigman include, up to a maximum of:

Named Executive Officer	Number of Performanced Based RSUs Awarded
Daniel E. Pittard, President and Chief Executive Officer	59,375
Marc S. Simon, Chief Operating Officer	42,000
Frank Henigman, Senior Vice President and Chief Financial Officer	28,000

The vesting of the Performance Based RSUs will be (i) contingent upon a change of control transaction occurring during fiscal 2010, and (ii) based on the share price paid to our stockholders in the change of control transaction. Stockholders must be paid a minimum of $9.00 per share in the change of control transaction for any portion of the Performance Based RSUs to vest and $16.00 per share in the change of control transaction for the Performance Based RSUs to vest in full. The Performance Based RSUs vest on an incremental basis if our stockholders receive between $9.00 per share and $16.00 per share in a change of control transaction. Based on the price to be paid in the merger to our stockholders, the Performance Based RSUs will expire unvested on the closing of the merger.

If an executive’s employment with us terminates for any reason prior to a change of control, then the RSUs that remain unvested as of the date of the termination of the executive’s employment will be forfeited immediately without compensation.

Policy Regarding Related Party Transactions

It is our policy that the disinterested members of our Board approve or ratify transactions involving directors, executive officers or principal stockholders or members of their immediate families or entities controlled by any of them in which they have a substantial ownership interest in which the amount involved may exceed the lesser of $120,000 or 1% of the average of our total assets at year end and that are otherwise reportable under SEC disclosure rules. Such transactions include employment of immediate family members of any director or executive officer. Management advises the Board on a regular basis of any such transaction that is proposed to be entered into or continued and seeks approval.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

The members of our Board, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of our common stock and their transactions in our common stock. Based upon (1) the copies of Section 16(a) reports that we received from such persons for their 2009 fiscal year transactions in our common stock and their common stock holdings, and (2) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for fiscal 2009, we believe that all reporting requirements under Section 16(a) for such fiscal year were met by our directors, executive officers and greater than 10% beneficial owners.

ANNUAL REPORT

A copy of our annual report for fiscal 2009 is being mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the annual meeting. The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.

FORM 10-K

We filed an annual report on Form 10-K with the SEC on March 26, 2010. Additionally, we filed Amendment No. 1 to our Form 10-K with the SEC on April 26, 2010. Stockholders may obtain a copy of either of these reports online at www.sec.gov, or without charge, by writing to our Secretary, at our principal executive offices located at 1902 Wright Place, Suite 300, Carlsbad, California 92008.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

Proposal

At the annual meeting, you will be asked to consider and vote upon a proposal to adopt merger agreement.

Vote Required

The adoption of the merger agreement will require the affirmative vote of the holders of a majority of all of our outstanding shares of voting stock as of the record date.

Pursuant to the terms of the merger agreement, Ralph Rubio, Daniel Pittard and Rosewood Capital, who collectively own approximately 24% of the outstanding shares of our common stock, have entered into voting agreements in which they have committed to vote in favor of the merger. In addition, Mill Road currently owns approximately 4.9% of the outstanding shares.

Abstentions and broker non-votes will have the same effect as votes against the adoption of the merger agreement.

Recommendation of the Board

Our Special Committee unanimously determined that the merger and merger agreement are advisable and fair to and in the best interests of us and our stockholders unaffiliated with Parent. Our Special Committee unanimously recommended that our Board approve and adopt the merger agreement and determine that the merger and the merger agreement are advisable and fair to and in our best interests of us and our stockholders unaffiliated with Parent, and recommend adoption of the merger agreement by the holders of our common stock. Our Board, acting upon the unanimous recommendation of our Special Committee, unanimously approved the merger agreement and recommends that our stockholders vote “FOR” the adoption of the merger agreement.

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

PROPOSAL 2: ADJOURNMENT OF THE ANNUAL MEETING

We may ask our stockholders to vote on a proposal to adjourn the annual meeting, if necessary, to solicit additional proxies if there are insufficient vote at the time of the meeting to adopt the merger agreement. We will not propose adjournment of our annual meeting if there are sufficient votes to adopt the merger agreement. If the proposal to adjourn our annual meeting for the purpose of soliciting additional proxies is submitted to our stockholders for approval, such approval requires the affirmative vote of a majority of the votes cast on the matter by holders of our common stock present, in person or represented by proxy, at the annual meeting, provided that a quorum is present, in person or represented by proxy, at the annual meeting.

Recommendation of the Board

Our Board recommends that our stockholders vote “FOR” the proposal to adjourn the annual meeting, if necessary, to solicit additional proxies.

PROPOSAL 3: ELECTION OF DIRECTORS

Our Board is currently comprised of seven directors, separated into three classes, consisting of two or three directors in each class, with staggered three-year terms. The directors in each class serve for their respective terms and until their successors have been duly elected and qualified. The purpose of this proposal is to nominate two directors for election to our Board for a term ending upon the 2013 annual meeting of stockholders. The two candidates receiving the highest number of affirmative votes of the shares entitled to vote at the 2010 annual meeting will be elected directors. The nominees for election have agreed to serve if elected and our management has no reason to believe that the nominees will be unavailable to serve. If any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who may be designated by our Board to fill the vacancy.

Our Board has recommended the following individuals, each of whom are current directors, to be elected to our Board for a term ending upon the 2013 annual meeting of stockholders:

•	Daniel E. Pittard; and

•	Timothy J. Ryan

Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees set forth above.

Recommendation of the Board

Our Board recommends that our stockholders vote “FOR” the election of each of the nominees listed above.

PROPOSAL 4: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed the firm of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 26, 2010, and is asking our stockholders to ratify this appointment. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of KPMG LLP by the audit committee. KPMG LLP has served as our independent registered public accounting firm since June 2004.

If our stockholders fail to ratify the appointment of KPMG LLP, the audit committee will reconsider its selection, but may still decide it is in our best interests and those of our stockholders to retain KPMG LLP. Even if the selection is ratified, the audit committee in its discretion may authorize the appointment of a different independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in our best interest.

A representative of KPMG LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Recommendation of the Board

Our Board recommends that our stockholders vote FOR the ratification of the appointment of KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending December 26, 2010.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent at their discretion. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We incorporate by reference each document we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended December 27, 2009;

•	our Quarterly Report on Form 10-Q for the quarter ended March 28, 2010; and

•	our Current Report on Form 8-K filed on May 11, 2010.

We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to Rubio’s Restaurants, Inc., 1902 Wright Place, Suite 300, Carlsbad, California 92008, Attention: Corporate Secretary, and should be made by                     , 2010 in order to receive them before the annual meeting.

If you have questions about the special meeting or the merger after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, you should contact Rubio’s Restaurants, Inc., 1902 Wright Place, Suite 300, Carlsbad, California 92008 Attention: Secretary. You may also call our proxy solicitor, MacKenzie, toll-free at (800) 322-2885. Banks and brokers should contact MacKenzie at the same number.

DELIVERY OF PROXY MATERIALS AND ANNUAL REPORTS

We may satisfy SEC’s rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more stockholders. This process is known as “householding.” This delivery method can result in meaningful cost savings for us. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless contrary instructions were received prior to the mailing date. Accordingly, for many stockholders who hold their shares through a bank, brokerage firm or other holder of record (i.e., in “street name”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received.

We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a record stockholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact Rubio’s Restaurants, Inc. c/o Computershare Trust Company, N.A., 1745 Gardena Avenue, Glendale, California 91204-2991. If your stock is held by a brokerage firm or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your brokerage or bank. The voting instruction sent to a street-name stockholder should provide information on how to request (1) householding of future company materials or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact us as indicated above.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Under our restated bylaws and the rules promulgated by the SEC, proposals of our stockholders that are intended to be presented at our 2011 annual meeting or to be included in the proxy statement and form of proxy relating to that annual meeting must be submitted in writing to our Secretary at our principal executive offices at 1902 Wright Place, Suite 300, Carlsbad, California 92008, no later than                     , 2011, 120 calendar days before                     , 2011. However, our restated bylaws also provide that in the event that the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, any such notice of a stockholder proposal must be received by us within a reasonable time before the solicitation is made. Notices of stockholder proposals must also meet all the other requirements as specified in our restated bylaws. Stockholders are advised to review our restated bylaws, which contain additional requirements with respect to advance notice of stockholder proposals. A copy of the full text of our restated bylaws dealing with stockholder nominations and proposals is available to stockholders from our Secretary upon written request.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE ANNUAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED                     , 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

By Order of the Board of Directors

By:
Daniel E. Pittard
President and Chief Executive Officer

Dated:                     , 2010

APPENDIX A

Agreement and Plan of Merger

dated as of May 9, 2010

among

MRRC Hold Co.,

MRRC Merger Co.

and

Rubio’s Restaurants, Inc.

i

Defined Terms

Agreement	A-1
Annual Report	A-6
Appraisal Shares	A-3
Authorizations	A-15
Cash Amount	A-5
CERCLA	A-14
Certificate of Merger	A-2
Certificates	A-3
Change in Recommendation	A-27
Closing	A-2
Closing Date	A-2
COBRA	A-12
Code	A-12
Company	A-1
Company Board	A-1
Company Common Stock	A-1
Company Disclosure Letter	A-6
Company Employee	A-24
Company Employee Benefit Plan	A-11
Company ERISA Affiliates	A-11
Company Financial Advisor	A-11
Company Financial Statements	A-9
Company Intellectual Property Rights	A-15
Company Marks	A-15
Company Material Adverse Effect	A-6
Company Material Contract	A-17
Company Preferred Stock	A-7
Company SEC Reports	A-9
Company Stockholders Meeting	A-23
Company Subsidiaries	A-6
Company Termination Fee	A-33
Confidentiality Agreement	A-26
Constituent Corporations	A-1
Contract	A-17
D&O Insurance	A-29
DGCL	A-1
DOJ	A-24
EDGAR	A-12
Effective Date	A-2
Effective Time	A-2
Employee Benefit Plan	A-11
Environmental Laws	A-14
ERISA	A-12
Exchange Act	A-8
Exchange Agent	A-3
Exchange Fund	A-3
FTC	A-24
GAAP	A-9
WARN Act	A-24
Governmental Authority	A-8

Guarantee	A-1
Guarantor	A-1
Hazardous Substance	A-14
HSR Act	A-8
Indemnified Party	A-29
Indemnifying Parties	A-29
Intellectual Property	A-15
Judgment	A-8
Law	A-8
Leases	A-17
Lien	A-9
made available	A-12
Maximum Amount
Merger	A-1
Merger Consideration	A-2
Merger Sub	A-1
Nasdaq	A-8
Options	A-5
Outside Date	A-31
Parent	A-1
Parent Material Adverse Effect	A-18
Parent Subsidiaries	A-19
Permitted Liens	A-17
Person	A-9
Person or Group	A-28
Proxy Statement	A-8
Qualified Company Employee Benefit Plan .	A-12
RCRA	A-14
Required Company Stockholder Vote	A-8
RSU	A-5
RSU Cash Amount	A-5
Sarbanes-Oxley Act	A-10
SEC	A-6
Section 262	A-3
Securities Act	A-9
Stock Plans	A-5
Subsidiary	A-9
Superior Proposal	A-28
Surviving Corporation	A-1
Takeover Proposal	A-28
Tax Return	A-14
Taxes	A-14
To the knowledge of the Company	A-35
Transactions	A-8
Uncertificated Shares	A-3
Unvested Cash Amount	A-5
Voting Agreement	A-1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of May 9, 2010, among MRRC Hold Co., a Delaware corporation (“Parent”), MRRC Merger Co., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Rubio’s Restaurants, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”), subject to the terms hereof, has (i) approved this Agreement and declared the Agreement advisable and in the best interest of the holders of Company Common Stock and (ii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the boards of directors of each of Parent and Merger Sub, subject to the terms hereof, has approved this Agreement and declared the Agreement advisable and in the best interests of their respective stockholders;

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared it to be advisable and in the best interests of their respective stockholders to consummate the merger (the “Merger”) of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement, with the Company surviving the Merger as a wholly owned Subsidiary of Parent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and whereby each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) not owned by Parent, Merger Sub or the Company shall be converted into the right to receive the Merger Consideration;

WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, Mill Road Capital, L.P. (the “Guarantor”) has entered into a guarantee, dated as of the date hereof, and in the form attached as Exhibit A (the “Guarantee”) in favor of the Company with respect to the obligations and liabilities of Parent and Merger Sub arising under, or in connection with this Agreement; and

WHEREAS, concurrently with the execution of this Agreement and as a condition and inducement to the Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company have entered into a voting agreement, dated as of the date hereof, and in the form attached as Exhibit B (the “Voting Agreement”) in favor of Parent and Merger Sub.

NOW THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

SECTION 1.1. The Merger. At the Effective Time, in accordance with this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. For purposes of this Agreement, (i) the corporation surviving the Merger after the Effective Time may be referred to as the “Surviving Corporation” and (ii)  the Company and Merger Sub are collectively referred to as the “Constituent Corporations.”

SECTION 1.2. Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 1.3. Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Pacific time) on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 7 (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date), at the offices of DLA Piper LLP (US) unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the “Closing Date”).

SECTION 1.4. Consummation of the Merger. At the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time and date the Merger becomes effective being the “Effective Time” and “Effective Date,” respectively).

SECTION 1.5. Organizational Documents; Directors and Officers. The certificate of incorporation of the Surviving Corporation shall be amended at the Effective Time to conform to Exhibit C, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until the earlier of their resignation or removal or their respective successors are duly elected or appointed and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve until the earlier of their resignation or removal or until their respective successors have been duly elected or appointed and qualified, as the case may be.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE

SECTION 2.1. Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Merger Sub capital stock, each share of Merger Sub capital stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

SECTION 2.2. Conversion of Company Common Stock At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of Company Common Stock:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 2.2(b)) shall be canceled and shall be converted automatically into the right to receive $8.70 in cash without interest thereon (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist.

(b) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Merger Sub, Parent or any wholly-owned Subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive Merger Consideration as provided in Section 2.2(a), but rather the holders of Appraisal Shares shall be entitled to be paid the fair value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been cancelled and converted as of the Effective Time into the right to receive Merger Consideration as provided in Section 2.2(a). The Company shall provide prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 2.3. Exchange.

(a) Exchange Agent. Prior to the Effective Time, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), which shall provide for the payment of Merger Consideration in accordance with the terms of this Section 2.3. Parent shall, or shall take all steps necessary to enable and cause the Surviving Corporation to, deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of shares of Company Common Stock, for payment by the Exchange Agent in accordance with this Article 2, the cash necessary to pay for the shares of Company Common Stock converted into the right to receive Merger Consideration (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time but in any event not later than three business days thereafter, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) and to each holder of record of uncertificated shares of Company Common Stock (the “Uncertificated Shares”), in each case whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.2, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or the Uncertificated Shares shall pass, only upon delivery of the Certificates or the transfer of the Uncertificated Shares to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates or transfer of the Uncertificated Shares in exchange for the Merger Consideration. Each holder of record of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share, upon (i) surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), in the case of a book-entry transfer of Uncertificated Shares. Upon payment of the Merger Consideration pursuant to the provisions of this Article 2, each Certificate or Uncertificated Share so surrendered or transferred shall forthwith be canceled. Notwithstanding the foregoing, in the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered or the Uncertificated Shares so transferred is registered if such

Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Uncertificated Shares shall be properly transferred and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Uncertificated Shares or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Each Certificate and each Uncertificated Share shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 2.3 the Merger Consideration into which the shares of Company Common Stock shall have been converted pursuant to Section 2.2. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Uncertificated Shares pursuant to the provisions of this Article 2.

(c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender for exchange of Certificates or transfer of Uncertificated Shares in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates or Uncertificated Shares, and there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article 2, except as otherwise provided by Law.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Uncertificated Shares for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates or Uncertificated Shares who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of their claim for Merger Consideration.

(e) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Uncertificated Share shall not have been surrendered prior to such date on which any amounts payable pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.3(d)), any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

(g) Withholding Rights. Each of Parent, the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the applicable Tax Law. To the extent that amounts are so withheld by Parent, the Exchange Agent or the Surviving Corporation and paid to the appropriate taxing authorities, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.

SECTION 2.4. Company Options; Restricted Stock Units.

(a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required to provide that at the Effective Time, all Options outstanding and unexercised immediately prior to the Effective Time shall, in accordance with and pursuant to the terms of the Stock Plans under which such Options were granted, be replaced with a cash incentive program, as follows: (1) each holder of a vested Option that has a per-share exercise price less than the Merger Consideration will be entitled to receive in settlement of such Option as promptly as practicable following the Effective Time, but in no event later than the next regular payroll date that occurs on or after 5 business days after the Effective Time, and in accordance with such payroll practices of Surviving Corporation as shall be established and in effect from and after the Effective Time, a cash payment from the Surviving Corporation, subject to any required withholding of Taxes, equal to the product of (i) the total number of shares of Company Common Stock otherwise issuable upon exercise of such Option and (ii) the Merger Consideration less the applicable exercise price per share of Company Common Stock otherwise issuable upon exercise of such Option (the “Cash Amount”); (2) with respect to that portion of any Option which has an exercise price less than the Merger Consideration and which is not vested as of the Closing Date, such Option shall be converted into the right to receive a cash payment from the Surviving Corporation, subject to any required withholding of Taxes, in an amount determined in the same manner as the Cash Amount (the “Unvested Cash Amount”); provided however, that payment of the Unvested Cash Amount will only be made to any optionee to the extent the optionee satisfies the vesting conditions related to the Option pursuant to the terms of the Option, the Stock Plans, and any applicable employment, separation or change in control agreement as in effect on the date hereof, and this deferred payment of the Unvested Cash Amount shall be made as soon as practicable after the vesting date of the original Option; but in no event later than the next regular payroll date that occurs on or after 5 business days after such date, and in accordance with such payroll practices of Surviving Corporation as shall be established and in effect from and after the Effective Time, and (3) if the exercise price per share of any Option equals or exceeds the Merger Consideration, the Cash Amount or Unvested Cash Amount, as the case may be, for such Option shall be zero. The vesting schedule of the Options shall not be accelerated by any action of the Company or the Company Board except as may be required under the terms of the Options, the Stock Plans and any applicable employment, separation or change in control agreement as in effect on the date hereof. As used in this Agreement, “Options” means any option granted, and, immediately before the Effective Time not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any former subsidiary of the Company or predecessor thereof to purchase shares of Company Common Stock pursuant to the Stock Plans. As used in this Agreement, “Stock Plans” means the 1999 Stock Incentive Plan, the 2008 Equity Incentive Plan and the 2006 Executive Incentive Plan or any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any of the Company Subsidiaries or any predecessor thereof or any other contract or agreement entered into by the Company or any of the Company Subsidiaries. All amounts payable pursuant to this Section 2.4(a) shall be subject to any required withholding of Taxes and shall be paid without interest.

(b) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee thereof administering the Stock Plans) shall adopt such resolutions or take such other actions as may be required to provide that any restricted stock unit (“RSU”) outstanding and unvested as of the Closing Date shall be converted into the right to receive an amount of cash equal to the number of shares to which the RSU applies multiplied by the Merger Consideration (the “RSU Cash Amount”). This RSU Cash Amount shall be payable only if the recipient of the RSU satisfies the vesting conditions set forth in his or her RSU agreement, the Stock Plans, and any applicable employment, separation, or change in control agreement as in effect as of the date hereof. The RSU Cash Amount shall be payable as soon as practicable following the date that the original RSU would have been settled, but in no event later than the next regular payroll date that occurs on or after 5 business days after such date, and in accordance with such payroll practices of Surviving Corporation as shall be established and in effect from and after the Effective Time. All RSU Cash Amounts payable pursuant to this Section 2.4(b) shall be subject to any required withholding of Taxes and shall be paid without interest.

SECTION 2.5. Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company shall use reasonable best efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the DGCL as promptly as commercially practicable. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving

Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to take, and shall take, all such lawful and necessary action.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2009 filed by the Company with the United States Securities and Exchange Commission (the “SEC”) (but excluding any exhibits thereto or matters incorporated by reference therein) (the “Annual Report”) or (ii) on the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to such other sections of this Agreement to the extent it is readily apparent without further inquiry that the disclosure in respect of the particular section is also applicable to such other sections) delivered herewith by the Company to Parent (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 3.1. Organization. Each of the Company and the Subsidiaries of the Company (the “Company Subsidiaries”) is a corporation, limited liability company or limited partnership duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization. Each of the Company and the Company Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such franchises, licenses, permits, authorizations and approvals, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. A “Company Material Adverse Effect” means a material adverse effect on (i)  the business, operations, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii)  the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions; provided, however, that Company Material Adverse Effect shall not include any event, condition, change, occurrence or development of a state of circumstances principally attributable to (A)  general political, economic or market conditions or general changes or developments in the industry in which the Company and its Subsidiaries operate (provided such conditions, changes or developments do not affect the Company or its Subsidiaries in a disproportionate manner), (B) acts of terrorism or war (whether or not declared) or natural disasters occurring after the date hereof, (provided such acts or events do not affect the Company or its Subsidiaries in a disproportionate manner) (C)  any temporary disruptions in employee, supplier, distributor, landlord, partner or similar relationships caused by the announcement or pendency of the Transactions, (D)  changes in Law or any applicable accounting regulations or principles or the interpretations thereof (provided such changes do not affect the Company or its Subsidiaries in a disproportionate manner), (E)  changes in the price or trading volume of the Company’s stock (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such change in market price or trading volume shall not be excluded under this proviso), (F)  any failure by the Company to meet public or internal revenue, earnings or other projections, in and of itself (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such failure to meet published revenue, earnings or other projections shall not be excluded under this proviso) or (G)  the taking of any action required by this Agreement or expressly approved or permitted in writing by Parent, or the failure to take any action prohibited by this Agreement. The copies of the certificate of incorporation and bylaws of the Company which are incorporated by reference as exhibits to the Annual Report are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

SECTION 3.2. Capitalization.

(a) The authorized capital stock of the Company consists of (i) 35,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, (“Company Preferred Stock”). As of the close of business on May 1, 2010: (A) 10,035,177 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued or outstanding; (C) no shares of Company Common Stock were held by the Company in its treasury; and (D) there were outstanding Options to purchase 1,684,615 shares of Company Common Stock and 304,515 shares of Company Common Stock subject to RSUs, and 1,038,925 shares of Company Common Stock were reserved for issuance under the Stock Plans (including upon exercise of the Options). Such issued and outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, are, or in the case of shares that have not yet been issued, will be, fully paid and nonassessable and free of preemptive rights. Section 3.2(a) of the Company Disclosure Letter sets forth, as of the close of business on May 1, 2010, (i) each Option of the Company outstanding, the number of shares of Company Common Stock issuable thereunder and the expiration date and the exercise or conversion price relating thereto and (ii) each RSU outstanding, the number of shares of Company Common Stock subject to such RSU, and the vesting schedule of such RSU. The Stock Plans set forth in Section 3.2(a) of the Company Disclosure Letter are the only plans or programs the Company or any of its Subsidiaries has maintained under which stock options, restricted shares, RSUs, stock appreciation rights, performance shares or other compensatory equity-based awards have been granted and remain outstanding or may be granted. The Company has not, subsequent to May 1, 2010, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock, or issued or authorized the issuance of, any Options, restricted shares, RSUs, stock appreciation rights, performance shares or other compensatory equity-based awards. The Company has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding Options, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(b) (i) As of May 1, 2010, no shares of capital stock or other securities of the Company are issued, reserved for issuance or outstanding, and (ii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of the Company or of any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

SECTION 3.3. Authorization; No Conflict.

(a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly authorized by the Company Board. No other corporate proceedings on the part of the Company or any of the Company Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, except, in the case of the Merger, the affirmative vote to adopt this Agreement by the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote at the Company Stockholders Meeting (the

“Required Company Stockholder Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

(b) The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”), (ii) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the holders of Company Common Stock adopt this Agreement, (iv) declaring that this Agreement is advisable and (v) approving the Voting Agreements and any other arrangements with respect to the Merger under which Parent or any of its Affiliates might be deemed or become an “interested shareholder” under Section 203 of the DGCL. Such resolutions are sufficient to render inapplicable to Parent and Merger Sub and this Agreement, the Merger and the other Transactions the provisions of Section 203 of the DGCL, assuming the facts set forth in Section 4.9.

(c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions nor compliance by the Company with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws or other similar organizational documents of the Company or any of the Company Subsidiaries, (ii) result in a material violation or breach of or conflict in any material respect with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by the Company or any Company Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, Lease, agreement or other instrument or obligation of any kind to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties or assets may be bound, (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, violate any judgment, ruling, order, writ, injunction or decree (“Judgment”) applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, or (iv) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, violate in any material respect any statute, law, ordinance, rule or regulation (“Law”) applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory authority (a “Governmental Authority”) is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution, delivery and performance of this Agreement or the consummation by the Company of the Transactions, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with and filings pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (iii) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (as defined in Section 6.1(b)) (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) and such reports under Section 13 or 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, as may be required in connection with this Agreement and the Transactions, (iv) compliance with the rules of The Nasdaq Stock Market LLC (“Nasdaq”), and (v) compliance with the “blue sky” laws of various states.

SECTION 3.4. Subsidiaries.

(a) The Company Subsidiaries and their respective jurisdictions of organization are identified in Section 3.4(a) of the Company Disclosure Letter. As used in this Agreement, (i) “Subsidiary” means with respect to any Person, another Person, an amount of the voting securities or other voting ownership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person; and (ii) “Person” means an individual, corporation, partnership, limited partnership, joint venture, association, trust, unincorporated organization, limited liability company or other entity.

(b) All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiary. There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary. As used in this Agreement, “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. Except for equity interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock and/or other ownership interest in any Person.

SECTION 3.5. SEC Reports; Financial Statements; Undisclosed Liabilities.

(a) Since January 1, 2008, the Company has timely filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Company SEC Reports”) required to be filed by the Company with the SEC. As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports complied in all material respects as to form and substance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b) The consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments).

(c) The consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows of the Company for the fiscal quarter ended March 28, 2010 set forth in Section 3.5(c) of the Company Disclosure Schedule have been prepared in conformity with GAAP (except for the absence of footnotes) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the date or for the period presented therein (subject to normal year-end adjustments).

(d) Except as reflected in the Company Financial Statements, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent, matured, unmatured or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, or, if not required by GAAP, that are material to the Company, other than any liabilities incurred in the ordinary course of business since December 27, 2009 which, are not, in the aggregate, material.

(e) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports filed since January 1, 2008, the principal executive officer and principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company) have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC.

(f) The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements. No significant deficiency or material weakness was identified in management’s assessment of internal controls as of December 27, 2009 (nor has any such deficiency or weakness been identified between that date and the date of this Agreement).

(g) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Securities Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(h) The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq, and is in compliance in all material respects with all rules, regulations and requirements of the Sarbanes-Oxley Act.

SECTION 3.6. Absence of Material Adverse Changes, etc. Since December 27, 2009, the Company and the Company Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and between December 27, 2009 and the date of this Agreement, there has not been or occurred any event, condition, change, occurrence or development that, individually or in the aggregate (i) has had or would reasonably be expected to have a Company Material Adverse Effect, or (ii) would have required the consent of Parent under Section 5.1(b) of this Agreement had such action or event occurred after the date of this Agreement.

SECTION 3.7. Litigation. There are no material suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending and served or, to the knowledge of the Company, pending and not served or threatened, against the Company or any of the Company Subsidiaries or to which the Company or any of the Company Subsidiaries is a party. There are no Judgments of any Governmental Authority or arbitrator outstanding against the Company or any of the Company Subsidiaries. There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending and served or, to the knowledge of the Company, pending and not served or threatened, against the Company or any of the Company Subsidiaries or to which the Company or any of the Company Subsidiaries is a party which challenges the right or power of the Company or any of its Subsidiaries to enter into or perform any of its obligations under this Agreement, or the validity or enforceability of this Agreement or any action taken hereunder. As of the date of this Agreement, there was no suit, action or legal, administrative, arbitration or other similar proceeding or governmental investigation pending or, to the Company’s knowledge, threatened which would reasonably be expected to result in injunctive relief, monetary Judgment(s) in excess of $250,000 individually or in the aggregate or findings of criminal misconduct of the Company or any Company Subsidiary.

SECTION 3.8. Information Supplied. Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the Transactions, including the Proxy Statement to be filed with the SEC for use in connection with the solicitation of proxies from the Company’s stockholders in connection with the adoption of this Agreement and the Company Stockholders Meeting, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the holders of Company Common Stock or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form and substance in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement.

SECTION 3.9. Broker’s or Finder’s Fees. Except for Cowen and Company, LLC (the “Company Financial Advisor”), no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions. All fees, commissions and other amounts payable to the Company Financial Advisor in connection with the Transactions are set forth in Section 3.9 of the Company Disclosure Letter.

SECTION 3.10. Employee Plans. a) Section 3.10 of the Company Disclosure Letter sets forth all Company Employee Benefit Plans. As used in this Agreement, “Company Employee Benefit Plan” means an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by the Company or any entity with which the Company is considered a single employer under Section 414(b), (c) or (m) of the Code (“Company ERISA Affiliates”) with respect to any current or former employee, officer or director of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof and under which the Company or any Company ERISA Affiliate would reasonably be expected to have any material liability. As used in this Agreement, “Employee Benefit Plan” means any material plan, program, policy, practice, agreement or other arrangement, whether written or unwritten, relating to pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, severance, supplemental unemployment, hospitalization or other medical, life, or other insurance, long- or short-term disability, change of control, fringe benefit or any other similar employee benefits.

(b) With respect to each Company Employee Benefit Plan, the Company has made available to Parent a true, correct and complete copy of: (i) each written Company Employee Benefit Plan and all amendments thereto, if any; (ii) the most recent Annual Report (Form 5500 Series) including all applicable schedules, if any; (iii) the current summary plan description and any modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any; and

(v) all notices given to such Company Employee Benefit Plan, the Company, or any Company ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other governmental agency relating to such Company Employee Benefit Plan. For the purposes of this Agreement, a document shall be deemed to have been “made available” by the Company if it has been (i) listed as an exhibit to the Annual Report and filed by the Company on the SEC’s Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) in unredacted form, (ii) filed by the Company on EDGAR in unredacted form between (and including) December 27, 2009 and the date that is two days prior to the date of this Agreement or (iii) produced by the Company in the electronic dataroom established in connection with the negotiation of this Agreement for purposes of review by Parent and its legal counsel and advisors and as set forth on the data room index attached as Section 3.10(b) of the Company Disclosure Letter.

(c) Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code (“Qualified Company Employee Benefit Plan”) has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service that has not been revoked, and to the Company’s knowledge, no event has occurred and no condition exists that would reasonably be expected to materially adversely affect the qualified status of any such Company Employee Benefit Plan.

(d) (i) Each Company Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions and in compliance with all applicable provisions of ERISA and the Code; and (ii) all contributions required to be made to any Company Employee Benefit Plan have been made or the amount of such payment or contribution obligation has been reflected in the Annual Report.

(e) To the knowledge of the Company, neither the Company nor any Company Subsidiary has engaged in any prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, as a fiduciary or party in interest with respect to any Company Employee Benefit Plan; and to the knowledge of the Company, no prohibited transaction has occurred with respect to any Company Employee Benefit Plan.

(f) Neither the Company nor any Company ERISA Affiliate has, at any time during the last six years, sponsored, contributed to or been obligated to contribute to any pension plan subject to Title IV of ERISA, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA).

(g) No Company Employee Benefit Plan that is a welfare plan within the meaning of Section 3(1) of ERISA provides benefits or coverage following retirement or other termination of employment other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state Law (collectively, “COBRA”), or claims incurred on or before the end of the month on or immediately following the termination date of any employee. The requirements of COBRA have been met in all material respects with respect to each Company Employee Benefit Plan that is a welfare plan within the meaning of Section 3(1) of ERISA.

(h) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any material payment (including without limitation severance, unemployment compensation, bonus or otherwise) becoming due to any director, officer or employee of the Company under any Company Employee Benefit Plan or otherwise, (ii) result in a payment or benefit becoming due to any director, officer or employee of the Company under any Plan or otherwise which will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code that is subject to the imposition of an excise Tax under section 4999 of the Code, (iii) materially increase any benefits otherwise payable under any Company Employee Benefit Plan, or (iv) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

(i) As used in this Agreement, “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, and “ERISA” means the Employee Retirement Income Securities Act of 1974, as amended, and the rules and regulations promulgated thereunder.

SECTION 3.11. Opinion of Financial Advisor. The Company Board has received from the Company Financial Advisor an opinion to the effect that, as of the date of the opinion and subject to the qualifications, considerations, assumptions and limitations set forth therein, the consideration to be received by holders of Company Common Stock in the Merger is fair, from a financial point of view, to the holders of the Company Common Stock (other than Parent, Merger Sub and their affiliates). The Company has provided a copy of such opinion to Parent.

SECTION 3.12. Taxes.

(a) (i) Each of the Company and each Company Subsidiary has timely filed all material Federal, state, local, and other Tax Returns required to be filed by it in the manner prescribed by applicable Law and all such Tax Returns are true, complete and correct; (ii) all Taxes due and payable by the Company and each Company Subsidiary have been paid in full and the Company and each Company Subsidiary has made adequate reserves in accordance with GAAP (or adequate reserves in accordance with GAAP have been made on its behalf) for all accrued Taxes not yet due in all material respects and (iii) all material amounts of Taxes required to be withheld by the Company and each Company Subsidiary have been withheld and paid over to the appropriate Tax authority. The accruals and reserves for Taxes reflected in the Annual Report are adequate to cover all Taxes accruing through such date. There are no Liens for any material amount of Taxes on any of the assets, rights or properties of the Company or any Company Subsidiary with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Company or a Company Subsidiary is contesting in good faith through appropriate proceedings (all of which contested Taxes are set forth in Section 3.12(a) of the Company Disclosure Letter) and, in each case, for which the Company or the appropriate Company Subsidiary has set aside adequate reserves in accordance with GAAP.

(b) (i) There is no claim, audit, action, suit, proceeding or investigation currently pending or, to the knowledge of the Company threatened against or with respect to the Company or any Company Subsidiary in respect of any material Tax or material Tax asset; and (ii) neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency for a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(c) Neither the Company nor any Company Subsidiary has been a party to a “reportable transaction” or a “listed transaction” within the meaning of Treas. Reg. Sec. 1.6011-4(b).

(d) Neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

(e) The Federal income Tax Returns of the Company and the Company Subsidiaries have been examined by and settled with the United States Internal Revenue Service or have expired or otherwise have been closed by virtue of the expiration of the relevant statute of limitations for all taxable periods ending on or before December 25, 2005.

(f) Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a consolidated Federal income Tax Return (other than a group the common parent of which was the Company); or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treas. Reg. Sec. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, successor, by contract or otherwise.

(g) Neither the Company nor any Company Subsidiary has distributed the stock of another company in a transaction that was purported or intended to be governed by Section 355 or Section 361 of the Code.

(h) As of the date of this Agreement, neither the Company nor any Company Subsidiary has agreed or been requested by a Governmental Authority to make any adjustment under Code Section 481(a), by reason of a change in accounting method or otherwise, which, either individually or in the aggregate, would have a Material Adverse Effect.

(i) As used in this Agreement “Taxes” means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges, imposed by any Federal, state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax applicable or related thereto. As used in this Agreement, “Tax Return” means any report, return, statement, declaration or other written information required to be supplied to a taxing or other governmental authority (including any schedule or attachment thereto) in connection with Taxes, including any amendment thereof.

SECTION 3.13. Environmental Matters.

(a) Except as, individually or in the aggregate, would not be material to the Company:

(i) The Company and the Company Subsidiaries have been and are otherwise in compliance with all applicable Environmental Laws and there are no pending or, to the knowledge of the Company, threatened demands, claims, information requests or notices of non-compliance or violation regarding the Company or any Company Subsidiary relating to any liability under any Environmental Law.

(ii) To the knowledge of the Company, there are no conditions on any real property owned, leased or operated by the Company or any Company Subsidiary that would reasonably be expected to give rise to any violation of or result in any liability under any Environmental Laws.

(iii) All permits, notices, approvals and authorizations, if any, required to be obtained or filed in connection with the operation of the Company’s and the Company Subsidiaries’ businesses and the operation or use of any real property owned, leased or operated by the Company or any Company Subsidiary have been duly obtained or filed, are currently in effect, and the Company and the Company Subsidiaries are in compliance with the terms and conditions of all such permits, notices, approvals and authorizations.

(b) As used in this Agreement, (i) “Environmental Laws” means any Federal, foreign, state and local Law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives and the common Law, pertaining to pollution, the environment, the protection of the environment or human health and safety, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), the Occupational Safety and Health Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar Federal, foreign, state or local Law and (ii) “Hazardous Substance” means (a) any “hazardous substance,” as defined by CERCLA, (b) any “hazardous waste,” as defined by RCRA, and (c) any pollutant, contaminant, waste or hazardous, dangerous or toxic chemical, material or substance, including asbestos, radiation and radioactive materials, polychlorinated biphenyls, petroleum and petroleum products and by-products, lead, pesticides, natural gas, and nuclear fuel, all within the meaning of any applicable Law of any applicable Governmental Authority relating to or imposing liability or standards of conduct pertaining thereto.

SECTION 3.14. Compliance with Laws.

(a) Neither the Company nor the Company Subsidiaries is, or at any time during the two-year period prior to the date of this Agreement has been, in violation of any Law applicable to the Company or the Company

Subsidiaries or by which any of their respective properties are bound or any regulation issued under any of the foregoing or has been notified in writing by any Governmental Authority of any violation, or any investigation with respect to any such Law, except as, individually or in the aggregate, would not be material to the Company.

(b) The Company and the Company Subsidiaries have all registrations, franchises, applications, licenses, requests for approvals, exemptions, permits and other regulatory authorizations (“Authorizations”) from Governmental Authorities required to conduct their respective businesses as now being conducted, except as, individually or in the aggregate, would not be material to the Company. The Company and its Subsidiaries are in compliance with all such Authorizations, except as, individually or in the aggregate, would not be material to the Company.

SECTION 3.15. Intellectual Property. Except as has not had, and would not reasonably be expected to be, individually or in the aggregate, material to the Company, either the Company or a Company Subsidiary owns, or is licensed to use, subject to any existing licenses or other grants to third parties, all Intellectual Property used in or necessary to conduct their respective businesses as currently conducted (collectively, the “Company Intellectual Property Rights”). To the Company’s knowledge, the conduct of the business of the Company and the Company Subsidiaries, as currently conducted, does not infringe, violate or constitute a misappropriation of any material Intellectual Property of any third party. There are no pending, or to the knowledge of the Company threatened, (i) material claims by any Person, alleging infringement, misappropriation, violation or dilution by the Company or the Company Subsidiaries of any Intellectual Property of a third party or challenging the validity, enforceability, ownership or use of any of the Company Intellectual Property Rights and (ii) material claims by the Company or its Subsidiaries alleging infringement, misappropriation, violation or dilution by a third party of any Company Intellectual Property Rights. No material Company Intellectual Property Right will terminate or cease to be a valid right of the Company or the Company Subsidiaries by reason of the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder, or the consummation by the Company of the Merger. The Company has not granted any material license, sublicenses or any other rights in, to or under the Company Intellectual Property Rights. To the knowledge of the Company, there is no current infringement, misappropriation, violation or dilution by any third party of any Company Intellectual Property Rights. Section 3.15 of the Company Disclosure Letter sets forth a complete and correct list of each of (i) each registered Company Mark and (ii) each material unregistered Company Mark. The Company or one of its Subsidiaries owns all right, title and interest in and to the Company Marks free and clear of all Encumbrances and has made all necessary filings, recordations and payments to protect and maintain their interests in the Company Marks. All the Company Marks are valid and subsisting, none of the Company Marks has been opposed or challenged and no proceeding has been commenced or, to the Company’s knowledge, threatened that would seek to prevent the use by the Company or any of its Subsidiaries of any Company Mark. Section 3.15 of the Company Disclosure Letter includes a list of all fees due in connection with the registration and/or maintenance of any of the Company Marks during the twelve-month period immediately following the date hereof, including the amounts due, due dates and authorities to which payment must be made. No other payments to any third party are or will become, by reason of the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder, or the consummation by the Company of the Merger, due or owing in connection with the Company Marks, the rights therein and/or the ownership thereof. As used in this Agreement, “Intellectual Property” means all patents, inventions, copyrights, software, trademarks, service marks, domain names, trade dress, trade secrets and all other intellectual property and intellectual property rights of any kind or nature; and “Company Marks” means all trademarks, service marks, trade names, Internet domain names, trade dress, and the goodwill associated therewith, and all registrations or applications for registration thereof that are used by the Company or any Company Subsidiary in their respective businesses or otherwise owned by the Company or any Company Subsidiary.

SECTION 3.16. Employment Matters. Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor, to the knowledge of the Company, is there, a representation campaign respecting any of the employees of the Company or any of the Company Subsidiaries. As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries which, individually or in the aggregate, would be material to the Company. Hours worked by and payments made to the employees of the Company and each Company Subsidiary comply in all material respects with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matter. All material payments due from the Company and each Company Subsidiary for employee health and welfare insurance have been paid or accrued as a liability on the books of the Company or such Company Subsidiary. As of the date of this Agreement, there is no organizing activity involving the Company or any Company Subsidiary that is material to the their business taken as a whole pending or, to the Company’s knowledge, threatened by any labor union or group of employees. As of the date of this Agreement, there are no representation proceedings involving the Company or any Company Subsidiary that are material to their businesses taken as a whole pending or, to the Company’s knowledge, threatened with the National Labor Relations Board or similar foreign Governmental Authority, and no labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition. As of the date of this Agreement, neither the Company nor any Company Subsidiary has been notified in writing by any Governmental Authority of any complaints or charges against the Company or any Company Subsidiary pending or threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by the Company or any of Company Subsidiary of any individual, except where any such complaint or charge would not, individually or in the aggregate, reasonably be expected to result in damages or liabilities to the Company or any of the Company Subsidiaries in excess of $250,000 in the aggregate. As of the date of this Agreement, no employees or officers of the Company or any Company Subsidiary had claims to severance or similar payment as a result of the consummation of the Transactions exceeding $450,000 in the aggregate.

SECTION 3.17. Insurance. The Company and the Company Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance). All such insurance policies are in full force and effect and all related premiums have been paid to date. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. To the Company’s knowledge, there has been no threatened termination of, or material premium increase outside of the ordinary course of business with respect to, any of such policies. Section 3.17 of the Company Disclosure Letter sets forth a description of each such policy or bond which provides coverage for the Company or any of the Company Subsidiaries. The Transactions will not cause the termination or modification of any such policy or bond.

SECTION 3.18. Material Contracts.

(a) Except for this Agreement, none of the Company or any of the Company Subsidiaries is a party to or bound by: (i) any Contract that would be required to be filed by the Company as an exhibit to a registration statement on Form S-1 pursuant to Item 601(b) of Regulation S-K promulgated by the SEC; (ii) any Contract containing covenants binding upon the Company or any Company Subsidiary that materially restricts the ability of the Company or any Company Subsidiary (or which, following the consummation of the Merger, could materially restrict the ability of the Parent or the Surviving Corporation) to compete in any business that is material to the Company and the Company Subsidiaries, taken as a whole, as of the date of this Agreement, or with any person or in any geographic area, except for any such Contract that may be cancelled without penalty by the Company or any Company Subsidiary upon notice of 60 days or less; (iii) any Contract with respect to a material joint venture or material partnership agreement; (iv) any Contract with any director, officer or Affiliate of the Company or any Company Subsidiary (other than any Company Employee Benefit Plan); (v) any Contract for the acquisition, disposition, or sale of material properties or assets (by merger, purchase or sale of stock or assets or otherwise); (vi) any lease or sublease to which the Company or any Company Subsidiary is a party as either lessor or lessee, (1) providing for payments of any amount if such lease is of real property, and (2) providing for annual payments of $200,000 or more, or aggregate payments after the date hereof in excess of $500,000 if such lease is of personal property; (vii) any Contract relating to Indebtedness, whether incurred, assumed, guaranteed or secured by any asset, with principal amount in excess of $100,000; (viii) any Contract under which the Company or any Company Subsidiary has, directly or indirectly, made any loan, capital contribution to, or any other investment in, any Person (other than the Company or any Company Subsidiary, and other than investments in marketable securities in the ordinary course of business consistent with past practices); (ix) any employment, deferred compensation, severance, bonus, retirement or other similar agreement entered into by the Company or any Company Subsidiary, on the one hand, and any director or officer of the Company or any other employee of the Company or any Company Subsidiary receiving annual cash compensation of $250,000 or more, on the other hand; (x) any Contract, other than Leases, contemplating payments by the Company or any Subsidiary of more than $500,000 in any calendar year; and (xi) each amendment, supplement or modification in respect of any of the foregoing Contracts or any commitment or agreement to enter into any of the foregoing contracts. Each such Contract described in clauses (i) through (xi) is referred to herein as a “Company Material Contract.” “Contract” means any agreement, contract, obligation, arrangement, undertaking or other commitment that is legally binding.

(b) Each of the Company Material Contracts is valid and binding on the Company and each Company Subsidiary party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect,. There is no default under any Company Material Contract by the Company or any Company Subsidiary and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary, in each case except as would not, individually or in the aggregate, would be material to the Company.

SECTION 3.19. Properties.

(a) The Company or one of its Subsidiaries has good title to all the properties and assets reflected in the latest audited balance sheet included in the Company SEC Reports as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens other than Permitted Liens. “Permitted Liens” means (i) such Liens as are set forth in Section 3.19(a) of the Company Disclosure Letter, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, and not caused, in whole or in part, by the Company’s or any Company Subsidiary’s failure to pay any obligation when due, (iii) Liens on equipment arising under original purchase price conditional sales Contracts and equipment leases with third parties with respect to such equipment entered into in the ordinary course of business, (iv) Liens for Taxes and other governmental charges that are not due and payable or are being contested in good faith, (v) Liens disclosed in the Company Financial Statements or the notes thereto, (vi) recorded easements, covenants, restrictions, rights-of-way, zoning, building restrictions and other similar matters, (vii) landlord’s or lessor’s liens under leases to which the Company or a Company Subsidiary is a party, and (viii) other imperfections of title, licenses or Liens, if any, which do not and will not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of the Company and its Subsidiaries as currently conducted.

(b) (i) Each lease or license pursuant to which the Company and the Company Subsidiaries leases, subleases or licenses any real property (collectively, the “Leases”) is valid and binding on the Company and each of its Subsidiaries party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect; (ii) there is no material breach or default under any Lease by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto; (iii) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a material breach or default under any Lease by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto; (iv) the Company or one of its Subsidiaries that is either the tenant or licensee named under the Lease has a good and valid leasehold interest in each parcel of real property which is subject to a Lease and is in possession of the properties purported to be leased or licensed thereunder; and (v) the Company has not assigned, sublet, mortgaged or otherwise encumbered any of its rights or interests under any of the Leases. True and complete copies of all Leases (including all amendments, side letters and other documents relating thereto) listed pursuant to Section 3.18(a)(vi) have been made available to Parent.

(c) All tangible assets owned or leased by the Company or the Company Subsidiaries (including all property under the Leases) have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put. Neither the Company nor any Company Subsidiary owns any real property.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

SECTION 4.1. Organization. Each of Parent and Merger Sub is a corporation organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Parent and Merger Sub has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such franchises, licenses, permits, authorizations and approvals, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. A “Parent Material Adverse Effect” means a material adverse effect on the ability of either Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger and the other Transactions. The copies of the certificate of incorporation and bylaws of Parent and Merger Sub that have been provided to the Company are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

SECTION 4.2. Merger Sub; Operations and Ownership of Shares. Merger Sub is a direct, wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions. Parent has been formed solely for the purpose of engaging in the Transactions. Since the date of its incorporation and prior to the Effective Time, neither Parent nor Merger Sub has carried, and will not carry, on any business or conduct any operations other than the execution of this Agreement, the performance of its respective obligations hereunder and matters ancillary thereto. Neither Parent nor Merger Sub owns (directly or indirectly) any shares of Company Common Stock or holds any rights to acquire any shares of Company Common Stock except pursuant to this Agreement.

SECTION 4.3. Authorization; No Conflict.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by the respective Boards of Directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

(b) The respective Board of Directors of each of Parent and Merger Sub has, by resolutions duly adopted by unanimous written consent on or prior to the date hereof, and not subsequently rescinded or modified in any way, approved this Agreement, the Merger and the other Transactions.

(c) None of the execution and delivery of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Transactions or compliance by Parent or Merger Sub with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws of Parent, Merger Sub or any subsidiary of Parent other than Merger Sub (the “Parent Subsidiaries”), (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent, Merger Sub or any of the Parent Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Parent, Merger Sub or any of the Parent Subsidiaries is a party or by which Parent or any of the Parent Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, violate any Judgment or Law applicable to Parent, Merger Sub or any of the Parent Subsidiaries or any of their respective properties or assets other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Parent, any Parent Subsidiary or Merger Sub in connection with Parent’s or Merger Sub’s execution, delivery and performance of this Agreement or the consummation by Parent or Merger Sub of the Transactions, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with the HSR Act, (iii) the filing with the SEC of such reports or schedules under Sections 13 or 16 of the Exchange Act, as may be required in connection with this Agreement, the Voting Agreements and the Transactions, (iv) compliance with the rules of Nasdaq and (v) such consents, approvals, orders, authorizations, registrations, declarations or filings, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.4. Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the holders of Company Common Stock or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

SECTION 4.5. Broker’s or Finder’s Fees. No agent, broker, Person or firm acting on behalf of Parent, Merger Sub or any Parent Subsidiary or under Parent’s, Merger Sub’s or any Parent Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

SECTION 4.6. Absence of Litigation. As of the date hereof, there are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Parent, threatened in writing against Parent or any of its subsidiaries or any of its or their respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As of the date hereof, none of Parent or its subsidiaries is subject to any Judgment, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.7. Availability of Funds; Solvency.

(a) Parent has available and will have available through the Effective Time, the funds necessary to consummate the Merger and the other Transactions.

(b) Assuming (i) satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger and (ii) the accuracy of the representation as warranties of the Company set forth in Article 3 hereof, immediately after giving effect to the Transactions (including any financing in connection with the Transactions), as of the Effective Time, (A) the aggregate “fair saleable value” of the assets of the Surviving Corporation and its consolidated Subsidiaries, taken as a whole, as of such date, will exceed the value of all “liabilities” of the Surviving Corporation and its consolidated Subsidiaries, taken as a whole, on their existing debts (including contingent liabilities) as such debts become absolute and matured, (B) the Surviving Corporation and its consolidated Subsidiaries, taken as a whole, will not have, as of such date, an unreasonably small amount of capital for the operation of their businesses in which they are engaged or proposed to be engaged following such date, and (C) the Surviving Corporation and is consolidated Subsidiaries, taken as a whole, will be able to pay its liabilities, including contingent and other liabilities, as they mature.

SECTION 4.8. Other Agreements or Understandings. Parent has disclosed to the Company all Contracts, formal or informal arrangements or understandings (whether or not binding)(and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent, Merger Sub, or any affiliate of Parent, on the one hand, and any stockholder, member of the Board of Directors or officer of the Company, on the other hand relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, or the ownership or operation of Parent, the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time

SECTION 4.9. Not Interested Stockholder. From the date that is three years prior to the date of this Agreement, but without consideration of the Voting Agreements or any other contract or transaction with respect to this Agreement or the Merger, and assuming that the Company Board has approved the Transactions, this Agreement, the Voting Agreements and all other related agreements, neither Parent nor Merger Sub, nor any of their respective Affiliates or Associates (as such terms are defined in Section 203 of the DGCL), is or has been an “interested stockholder” of the Company for purposes of Section 203 of the DGCL.

SECTION 4.10. No Additional Representations. Parent acknowledges that it and its representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company that it and its representatives have desired or requested to review, and that it and its representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Parent acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its representatives except as expressly set forth in Article III (which includes the Company Disclosure Letter and the Annual Report). Without limiting the foregoing, the Company makes no representation or warranty to Parent with respect to any financial projection or forecast relating to the Company or any of its Subsidiaries.

ARTICLE 5

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise consent in writing, or except as expressly permitted or required pursuant to this Agreement:

(a) The businesses of the Company and the Company Subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices, and the Company and the Company Subsidiaries shall use their commercially reasonable efforts to maintain and preserve intact their respective business organizations and to maintain their significant beneficial business relationships with suppliers, contractors, distributors, customers, landlords, licensors, licensees and others having material business relationships with them; and

(b) Without limiting the generality of the foregoing Section 5.1(a), except as set forth in Section 5.1 of the Company Disclosure Letter or unless Parent shall otherwise consent in writing or except as expressly permitted or required pursuant to this Agreement, the Company shall not, and shall not permit any of the Company Subsidiaries to, do any of the following:

(i) other than in ordinary course of business consistent with past practice, (A) acquire, sell, lease, transfer or dispose of any assets, rights or securities that are material to the Company and the Company Subsidiaries, considered as a single enterprise, or (B) terminate, cancel, materially modify or enter into any material commitment, transaction, line of business or other agreement;

(ii) acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof;

(iii) amend or propose to amend its certificate of incorporation or bylaws or, in the case of the Company Subsidiaries, their respective constituent documents;

(iv) declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock;

(v) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with (x) the relinquishment of shares by former or current employees and directors of the Company in payment of withholding Tax upon the vesting of Restricted Stock Unit awards or (y) the cashless or net exercise of Options;

(vi) split, combine or reclassify any outstanding shares of its capital stock;

(vii) except for the Company Common Stock issuable upon exercise or conversion of Options outstanding on the date hereof (or granted after the date hereof as permitted by this Agreement), and the vesting of Restricted Stock Unit awards granted prior to the execution of this Agreement, issue, grant, sell, dispose of, reprice or accelerate the vesting of, or authorize, propose or agree to the issuance, grant, sale, disposition by, or repricing or acceleration of vesting by, the Company or any of the Company Subsidiaries of, any shares of, or any options, warrants, RSUs or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof;

(viii) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person;

(ix) make any loans or advances, except (A) to or for the benefit of the Company Subsidiaries; or (B) in the ordinary course of business consistent with past practice;

(x) (A) grant or increase any severance or termination pay to any current or former director or executive officer or any employee of the Company or any Company Subsidiary (it being understood that the hiring of a new employee who is not an executive officer and who is subject to the existing severance and termination policies of the Company, or the payment of severance to an employee in accordance with the existing severance policies of the Company that are provided in writing to Parent, shall not constitute the grant or increase of any severance or termination pay), (B) execute any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such director, executive officer or employee of the Company or any Company Subsidiary, (C) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (D) increase the compensation, bonus or other benefits of current or former directors or executive officers of the Company or any Company Subsidiary, or, other than in the ordinary course of business, of any employee of the Company or any Company Subsidiary, (E) adopt or establish any new employee benefit plan or amend in any material respect any existing employee benefit plan, (F) provide any material benefit to a current or former director, executive officer or employee of the Company or any Company Subsidiary not required by any existing agreement or employee benefit plan, or (G) take any action that would result in its incurring any obligation for any payments or benefits described in subsections (i), (ii) or (iii) of Section 3.10(h) (without regard to whether the Transactions are consummated), except in the case of action under subsections (A) through (G), to the extent required in a written contract or agreement in existence as of the date of this Agreement;

(xi) execute or amend in any material respect any material employment, consulting, severance or indemnification agreement between the Company or any of the Company Subsidiaries and any of their respective directors, officers, agents, consultants or employees, or any collective bargaining agreement or other obligation to any labor organization or employee incurred or entered into by the Company or any of the Company Subsidiaries (other than as required by existing employee benefit plans or employment agreements or by applicable Law);

(xii) other than in the ordinary course of business consistent with past practice, make or file any changes in its reporting for Taxes or accounting methods other than as required by GAAP or applicable Law; make, change or rescind any Tax election; make any change to its method of reporting income, deductions, or other Tax items for Tax purposes; file any amended Tax Return (except as required by applicable Law), settle or compromise any Tax liability, waive or extend the statute of limitations in respect of Taxes, or enter into any transaction with an affiliate outside the ordinary course of business if such transaction would give rise to a material Tax liability;

(xiii) settle, compromise or otherwise resolve any material disputed claim or disputed liability, any material litigation, arbitration or other legal proceeding or any other material controversy, other than in an amount involving not more than $100,000 individually or $250,000 in the aggregate;

(xiv) other than in the ordinary course of business, pay or discharge any claims, Liens or liabilities involving more than $100,000 individually or $250,000 in the aggregate;

(xv) make or commit to make capital expenditures exceeding the aggregate budgeted amount set forth in the Company’s fiscal 2010 capital expenditure plan made available to Parent;

(xvi) enter into or commit to enter into any new Lease other than those disclosed to Parent on the new store openings schedule made available to Parent;

(xvii) other than for cause and in a manner that does not result in the payment of any severance, hire or terminate the employment of any executive officer;

(xviii) enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts the Company or any Company Subsidiary, or that would reasonably be expected to, after the Effective Time, materially limit or restrict the Parent or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Parent or any of its Subsidiaries;

(xix) take any action that has or would reasonably be expected to have a material adverse effect on the Transactions or the Company’s ability to consummate the Transactions; or

(xx) authorize, take or agree, in writing or otherwise, to take, or otherwise commit to take, any of the actions precluded by Sections 5.1(a) or (b).

ARTICLE 6

ADDITIONAL AGREEMENTS

SECTION 6.1. Preparation of Proxy Statement; Stockholders Meetings.

(a) As soon as practicable following the date hereof, the Company shall, in cooperation with Parent, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC and its staff with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Required Company Stockholder Vote there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly notify Parent of such event and, in cooperation with Parent, prepare and mail to its stockholders such an amendment or supplement. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the holders of Company Common Stock as promptly as practicable after filing with the SEC.

(b) As soon as practicable following the date hereof, the Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Required Company Stockholder Vote, regardless of whether the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement, the Merger or the other Transactions. The Company shall, through the Company Board, recommend to its stockholders that they give the Required Company Stockholder Vote; provided that the Company Board may withdraw or modify such recommendation to the extent permitted under Section 6.8(b). Unless the Company Board has withdrawn its recommendation of this Agreement, the Merger or the other Transactions in compliance with Section 6.8(b), (i) the Company shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and shall take all other action necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to effect the Merger, and (ii) without limiting the foregoing, the Company shall retain a proxy solicitation firm reasonably acceptable to Parent for the purpose of soliciting from the Company’s stockholders proxies in favor of the adoption of this Agreement. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Parent, which shall not be unreasonably withheld or delayed (other than (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which it believes in good faith, after consultation with counsel, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the holders of Company Common Stock prior to the Company Stockholders Meeting; provided that in the event that the Company Stockholders Meeting is delayed to a date after the Outside Date as a result of either (i) or (ii) above, then the Outside Date shall be extended to the fifth business day after such date).

(c) Parent shall cause all shares of Company Common Stock owned by Parent, Merger Sub or any Parent Subsidiary to be voted in favor of the adoption of this Agreement.

SECTION 6.2. Employee Benefit Matters.

(a) Parent agrees to honor in accordance with their terms all Company Employee Benefit Plans and all employment and severance agreements in each case listed in Section 6.2 of the Company Disclosure Letter or filed as exhibits to the Annual Report and all accrued benefits vested thereunder, which are listed in Section 6.2 of the Company Disclosure Letter; it being understood and agreed that nothing in this Section 6.2(a) shall prevent Parent from amending or terminating any Company Employee Benefit Plan or other agreement in accordance with its terms and applicable Law.

(b) For a period of 12 months following the Effective Date, Parent agrees to provide employees of the Company and the Company Subsidiaries with employee benefits in the aggregate not materially less favorable than those benefits currently provided by the Company and the Company Subsidiaries generally to such employees; provided that Parent shall be under no obligation to retain any employee or group of employees of the Company or the Company Subsidiaries other than as required by applicable Law or an employment agreement listed in Section 6.2 of the Company Disclosure Letter or filed as an exhibit to the Annual Report.

(c) For purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Parent and its subsidiaries (including, after the Closing, the Surviving Corporation), Parent shall, or shall cause its subsidiaries to, cause each such plan, program or arrangement to treat the prior service with the Company and its affiliates of each person who is an employee or former employee of the Company or the Company Subsidiaries immediately prior to the Closing (a “Company Employee”) (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company or its affiliates prior to the Closing) as service rendered to Parent or the Parent Subsidiaries, as the case may be, for purposes of eligibility to participate in and vesting thereunder (but not benefit accrual); provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit. Parent shall use commercially reasonable efforts to provide that Company Employees also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other plan for which deductibles or co-payments are required. Parent shall also use commercially reasonable efforts to cause each Employee Benefit Plan maintained by or contributed to by Parent and its subsidiaries (including, after the Closing, the Surviving Corporation) in which Company Employees participate, to waive any preexisting condition that was waived under the terms of any Company Employee Benefit Plan immediately prior to the Closing or waiting period limitation which would otherwise be applicable to a Company Employee on or after the Closing. Parent shall recognize any accrued but unused vacation, sick leave, and sabbatical time of the Company Employees as of the Closing Date, in accordance with the terms of such Company policies. For a period of 12 months following the Effective Date, Parent shall cause the Company and the Company Subsidiaries to provide such vacation, sick leave, and sabbatical time not materially less favorable than the terms of such Company policies currently in effect. In no event will Parent be obligated to extend or enlarge the benefits available under such Company policies.

(d) Parent agrees to provide any required notice under the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”), and any similar federal, state or local Law or regulation, and to otherwise comply with the WARN Act and any such other similar Law or regulation with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Company Employees (including as a result of the consummation of the Transactions) and occurring from and after the Closing. Parent shall not take any action on or after the Closing Date that would cause any termination of employment of any employees by Company or its affiliates that occurs prior to the Closing to constitute a “plant closing,” “mass layoff” or group termination or similar event under the WARN Act or any similar federal, state, local or foreign Law or regulation, or to create any liability or penalty to Company or its affiliates for any employment terminations under applicable Law.

SECTION 6.3. Antitrust Filings. The Company, Parent and Merger Sub shall each, as promptly as practicable, and in any event no later than ten (10) days after the date of this Agreement, file or cause to be filed with the Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the filings and other materials required under the HSR Act in order to consummate this Agreement, the Merger, and the Transactions.

SECTION 6.4. Public Statements. Subject to Section 6.8, the Company, Parent and Merger Sub shall consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Transactions and shall not issue any such public announcement or statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading market. The press release announcing the execution of this Agreement shall be issued in such form as may be mutually agreed by the Company and Parent.

SECTION 6.5. Standard of Efforts.

(a) Subject to the terms and conditions provided herein, each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the Merger and the other Transactions, including (i) obtaining all consents, approvals, authorizations and actions or nonactions required for or in connection with the consummation by the parties hereto of the Merger and the other Transactions, (ii) the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Authority, (iii) the obtaining of all necessary consents from third parties, (iv) contesting and resisting of any action, including any legislative, administrative or judicial action, and seeking to have vacated, lifted, reversed or overturned, any Judgment (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or the other Transactions and (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. The Company shall have the right to review and approve in advance all characterizations of the information relating to the Company; Parent shall have the right to review and approve in advance all characterizations of the information relating to Parent or Merger Sub; and each of the Company and Parent shall have the right to review and approve in advance all characterizations of the information relating to the Transactions, in each case which appear in any material filing (including the Proxy Statement) made in connection with the Transactions. The Company, Parent and Merger Sub agree that they shall consult with each other with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities. Notwithstanding the foregoing, the Company and the Company Board shall not be restricted from taking any action permitted by Section 6.8(b) or (c).

(b) In furtherance of, and not in limitation of the foregoing, the parties shall use their respective reasonable best efforts to respond promptly to any requests for additional information made by the FTC or the DOJ, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. The parties hereto agree not to extend directly or indirectly any waiting period under the HSR Act or enter into any agreement with a Governmental Authority to delay or not to consummate the Merger and the other Transactions, except with the prior written consent of the other parties hereto. Each of Parent and Merger Sub and the Company shall (x) promptly notify the other parties of any written communication to that party from any Governmental Authority and, subject to applicable Law, permit the other parties to review in advance any proposed written communication to any such Governmental Authority and incorporate the other parties’ reasonable comments, (y) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement, the Merger or the other Transactions unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend, and (z) promptly furnish the other parties with copies of all correspondence, filings and written communications between it and its affiliates and their respective representatives on the one hand, and any such Governmental Authority or its staff on the other hand, with respect to this Agreement, the Merger and the other Transactions. If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the Merger or the Transactions as violative of any antitrust Law, or if any Judgment or Law is enacted, entered, promulgated or enforced by a Governmental Authority that would make the Merger or the other Transactions illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or the other Transactions, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to contest and resist any such action or proceeding and shall use its reasonable best efforts to have vacated, lifted, reversed or overturned any Judgment, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other Transactions and to have such Judgment or Law repealed, rescinded or made inapplicable so as to permit consummation of the Transactions; provided that in no event (i) shall Parent or Merger Sub have any obligation to sell, hold separate or otherwise dispose of, or agree to sell, hold separate or otherwise dispose of or conduct its business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of, Parent or Merger Sub or (ii) shall the Company have any obligation to sell, hold separate or otherwise dispose of, or agree to sell, hold separate or otherwise dispose of or conduct its business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of, the Company or the Company Subsidiaries.

SECTION 6.6. Notification of Certain Matters. The Company agrees to give prompt notice to Parent and Merger Sub of (i) any written notice received from any Person alleging that the consent of such Person is required in connection with the Transactions or (ii) any notice from any Governmental Authority in connection with the Transactions. Each of Parent and Merger Sub agrees to give prompt notice to the Company of (i) any written notice received from any Person alleging that the consent of such Person is required in connection with the Transactions or (ii) any notice from any Governmental Authority in connection with the Transactions. In no event shall the delivery of any notice by a party pursuant to this Section 6.6 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

SECTION 6.7. Access to Information; Confidentiality.

(a) Subject to applicable Law, the Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees and agents of the Company and the Company Subsidiaries, to, afford the officers, employees and agents of Parent and Merger Sub, at their sole cost and risk, reasonable access during normal business hours from the date hereof through the Effective Date to its officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall furnish Parent and Merger Sub all financial, operating and other data and information as Parent and Merger Sub through their officers, employees or agents, may reasonably request, including without limitation monthly and quarterly consolidated financial statements prepared in accordance with GAAP (subject to normal year end adjustments and the absence of footnotes) within 45 days of the end of each month or quarter, as applicable. Parent and Merger Sub, at their sole cost and risk, shall have the right to make such due diligence investigations as Parent and Merger Sub shall deem necessary or reasonable, upon reasonable notice to the Company; provided, however, that any such investigations shall be conducted in a manner as not to unreasonably interfere with or disrupt the normal operation of the business of the Company.

(b) The Company shall provide reasonable cooperation to Parent, its Affiliates and representatives in connection with its financing of the Transactions, including providing access to information for potential sources of funding and making management available. Parent shall bear the actual incurred costs of this cooperation. Parent shall indemnify, defend and hold harmless the Company and its representatives against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions undertaken pursuant to this Section 6.7(b), except to the extent arising out of gross negligence, fraud or willful misconduct on the part of the Company or its representatives).

(c) Except as otherwise provided in this Agreement, the provisions of the Amended Confidentiality Agreement, Non-Disclosure and Non-Use Agreement dated February 10, 2009, between Guarantor and the Company, as amended December 1, 2009 (the “Confidentiality Agreement”), shall remain in full force and effect in accordance with its terms and shall apply to Parent and Merger Sub to the full extent that it applies to Guarantor.

SECTION 6.8. No Solicitation.

(a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of the Company Subsidiaries to, nor shall it authorize or permit any officer, director, employee or affiliate of the Company or of any of the Company Subsidiaries to, nor shall it authorize any financial advisor, attorney or other advisor or representative of the Company or any of the Company Subsidiaries to (i) solicit, initiate, or knowingly encourage or induce the submission or announcement of, any Takeover Proposal (as hereinafter defined), (ii) approve or recommend any Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Takeover Proposal (or resolve to or publicly propose to do any of the foregoing), or (iii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or knowingly take any action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Takeover Proposal; provided, however, that notwithstanding the foregoing, if prior to the receipt of the Required Company Stockholder Vote, the Company receives a bona fide, unsolicited written Takeover Proposal from a third party that did not result from a breach of this Section 6.8, the Company shall, following the notice required pursuant to this Section 6.8, be entitled to participate or engage in discussions or negotiations regarding such Takeover Proposal, and may provide or furnish information to any Person relating to such Takeover Proposal subject to a confidentiality agreement which does not prohibit the Company from complying with its obligations pursuant to this Section 6.8, if (i) the Company Board (or the applicable committee thereof) determines in good faith (after consultation with its financial advisor and outside counsel) that such Takeover Proposal is, or could reasonably be expected to result in or lead to, a Superior Proposal and (ii) the Company Board (or the applicable committee thereof) determines in good faith (after consultation with its outside counsel) that the failure to take such action could reasonably be determined to constitute a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law. The Company shall ensure that its officers, directors and key employees and its investment bankers, attorneys and other representatives are aware of the provisions of this Section 6.8(a).

(b) Notwithstanding the provisions of Section 6.8(a), at any time prior to the receipt of the Required Company Stockholder Vote, the Company Board (or the applicable committee thereof) may withdraw (or amend or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or amend or modify in a manner adverse to Parent or Merger Sub), the recommendation or declaration of advisability by the Company Board of this Agreement, the Merger or the other Transactions (a “Change in Recommendation”), provided that the Company Board (or the applicable committee thereof) determines in good faith (after receiving the advice of its outside counsel) that the failure to take such action could reasonably be determined to constitute a violation of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law, and provided further with respect to a Change of Recommendation relating to a Superior Proposal, that if: (i) a Superior Proposal is received by the Company, and not withdrawn, (ii) the Company shall have provided written notice to Parent advising Parent that the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person or entity making such Superior Proposal, (iii) Parent shall not, within five business days of its receipt of such notice, have made an offer that the Company Board by a majority vote thereon determines in its good faith judgment, after consultation with the Company Financial Advisor, to be at least as favorable to the Company’s stockholders as such Superior Proposal (it being agreed that the Company Board shall promptly following the receipt of any such offer from Parent convene a meeting at which it will consider such offer in accordance with this clause (iii)), (iv) the Company shall not have materially violated any of the provisions of Section 6.1(b) or this Section 6.8, and (v) the Company Board (or the applicable committee thereof) determines in good faith (after consultation with outside counsel) that the failure to take such action could reasonably be determined to constitute a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law. The Company shall provide Parent with at least three business days’ prior notice (or such lesser prior notice as is provided to the members of the Company Board, but in no event less than 24 hours’ prior notice) of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Takeover Proposal or to determine whether any such Takeover Proposal is a Superior Proposal.

(c) Nothing set forth in this Section 6.8 or elsewhere in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A, or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to disclose could reasonably be determined to constitute a violation of its obligations under applicable Law (including the Company Board’s duties of good faith and candor to the Company’s stockholders); provided that the Company Board shall not recommend that the Company’s stockholders tender their Company Common Stock in connection with any Takeover Proposal unless the Company Board (or the applicable committee thereof) determines in good faith (after receiving the advice of its financial advisor) that such Takeover Proposal constitutes a Superior Proposal.

(d)	For purposes of this Agreement:

(i) “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent, Merger Sub or any of their affiliates) or “group” as defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder (collectively, “Person or Group”) relating to any acquisition, tender offer or exchange offer, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other transaction or series of transactions that would result in (A) the acquisition of assets or businesses that constitute, represent or generate 20% or more of the total revenue, operating income, or assets of the Company and its Subsidiaries, taken as a whole, or (B) following which (x) such Person or Group would beneficially hold, directly or indirectly, 20% or more of the outstanding shares of Company Common Stock or any other Company capital stock or capital stock of, or other equity or voting interests in, any of the Company’s Subsidiaries or (y) the holders of Company Common Stock as of immediately prior to such transaction or series of transactions would hold 80% or less of the outstanding equity interest of the surviving or resulting entity immediately following such transaction or series of transactions, in each case other than the Transactions.

(ii) “Superior Proposal” means any bona fide written offer in respect of a Takeover Proposal that would result in: (A) the holders of Company Common Stock as of immediately prior to such transaction holding less than 50% of the outstanding equity interests of the surviving or resulting entity immediately following such transaction, or (B) the acquisition by any Person or Group, directly or indirectly, of substantially all the assets of the Company, in each case on terms that the Company Board (or the applicable committee thereof) determines in its good faith judgment (after receipt of the advice of its financial advisor and outside counsel), taking into account all relevant factors, including legal, regulatory and financial factors and other aspects of the proposal that the Company Board (or the applicable committee thereof) deems relevant, (A) would, if consummated, result in a transaction that is more favorable to the holders of Company Common Stock from a financial point of view than the Transactions (taking into account the terms of any proposal in writing by the Parent to modify the terms of the Transactions) and (B) is reasonably capable of being completed on the terms proposed; provided, however, that any such offer shall not be deemed to be a “Superior Proposal” unless (A) there is no financing contingency and any financing required to consummate the transaction contemplated by such proposal is committed at least to the same extent as external financing arranged by Parent, and (B) there is no due diligence condition to the third party’s obligation to consummate the transaction that is the subject of such offer.

(e) In addition to the other obligations of the Company set forth in this Section 6.8, the Company shall promptly (and in any event within 24 hours) advise Parent orally and in writing of any request for information with respect to any Takeover Proposal, or any inquiry with respect to or which could reasonably be expected to result in a Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the Person making the same. The Company shall provide to Parent copies of any written Takeover Proposal and any written agreements, drafts of written agreements or term sheets summarizing the terms of such agreements related to a potential Takeover Proposal and to which the Company is proposed to be a party, sent or provided to the Company by or on behalf of any such Person or, any written materials, to the extent not previously supplied to Parent, provided to any such Person by or on behalf of the Company in connection with any such request, Takeover Proposal or inquiry. The Company will keep Parent informed as promptly as practicable in all material respects of the status and details (including material modifications or proposed modifications) of any such request, Takeover Proposal or inquiry.

SECTION 6.9. Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification by the Company now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Company Subsidiary or an employee of the Company or any Company Subsidiary or who acts as a fiduciary under any of the Company Employee Benefit Plans (each an “Indemnified Party”) as provided in the Company’s certificate of incorporation or bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been provided to Parent, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, shall survive the Merger and shall remain in full force and effect. From and after the Effective Time, Parent and the Surviving Corporation shall be jointly and severally liable to pay and perform in a timely manner such indemnification obligations.

(b) For six years after the Effective Time, to the full extent permitted under applicable Law, Parent and the Surviving Corporation (the “Indemnifying Parties”) shall, jointly and severally indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in respect of this Agreement), and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, except to the extent arising out of gross negligence, willful misconduct or fraud of such Indemnified Party; provided that nothing herein shall impair any rights to indemnification of any Indemnified Party referred to in clause (a) above.

(c) The Company shall maintain the Company’s officers’ and directors’ liability insurance policies, in effect on the date of this Agreement (the “D&O Insurance”) through the Closing Date, including renewing the D&O Insurance prior to the renewal date for such D&O Insurance, provided that the annual premiums for any such renewal shall not exceed an amount per year equal to 200% of the current annual premiums paid by the Company for such insurance, and provided further that the D&O Insurance may be cancelled as of the Closing and the unused premium refunded or applied to the “tail” policy referred to in the following sentence. On or prior to the Closing, the Company shall cause coverage to be extended under the D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the D&O Insurance and as set forth on Section 6.9(c) of the Company Disclosure Letter.

(d) The obligations of Parent and the Surviving Corporation under this Section 6.9 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.9 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9, each of whom may enforce the provisions of this Section 6.9).

(e) If Parent or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger , proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9.

SECTION 6.10. Section 16 Matters. Prior to the Effective Time, Parent, Merger Sub and the Company shall take all such steps as may be required to cause the transactions contemplated by Section 2.4 and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act.

ARTICLE 7

CONDITIONS

SECTION 7.1. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval. This Agreement shall have been adopted by the Required Company Stockholder Vote.

(b) Antitrust Waiting Period. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

(c) No Injunctions or Restraints. No Judgment issued by a court of competent jurisdiction or by a Governmental Authority, nor any Law or other legal restraint or prohibition, shall be in effect that would make the Merger illegal or otherwise prevent the consummation thereof; provided that the party seeking to assert this condition shall have used those efforts required hereunder to resist, lift or resolve such Judgment, Law or other legal restraint or prohibition.

SECTION 7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction, or to the extent permitted by applicable Law, the waiver on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. Each representation and warranty of the Company set forth in this Agreement that is qualified by reference to a Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time). Each representation and warranty of the Company set forth in this Agreement that is not so qualified shall be true and correct as of the date of this Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time), other than where failures to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect; provided that for purposes of determining the satisfaction of the second sentence of this Section 7.2(a), the representations and warranties of the Company shall be deemed not qualified by any references therein to materiality.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Consents. Other than the filing of the Certificate of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the Transactions shall have been filed or obtained or shall have occurred.

(d) Absence of Material Adverse Effect. Since the date of this Agreement, no event, change, effect or development shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

(e) Required Consents. The consents listed on Section 7.2(e) of the Company Disclosure Letter shall have been obtained and shall be in full force and effect.

(f) Company Closing Certificate. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect that the conditions set forth in Sections 7.2(a), (b), (d) and (e) have been satisfied as of the Closing.

SECTION 7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction, or to the extent permitted by applicable Law, the waiver on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub set forth in this Agreement that is qualified by reference to a Parent Material Adverse Effect shall be true and correct as of the date of this Agreement and as of such time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time). Each representation and warranty of Parent and Merger Sub set forth in this Agreement that is not so qualified shall be true and correct as of the date of this Agreement and as of the Effective Time, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time), other than where failures to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect; provided that for purposes of determining the satisfaction of the second sentence of this Section 7.3(a), the representations and warranties of Parent and Merger Sub shall be deemed not qualified by any references therein to materiality.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed and complied with in all material respects all obligations to be performed or complied with by them under this Agreement at or prior to the Closing Date.

(c) Parent Closing Certificate. The Company shall have received a certificate signed on behalf of Parent by the president of Parent to the effect that the conditions set forth in Section 7.3(a) and (b)  have been satisfied as of the Closing.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after this Agreement has been adopted by the Required Company Stockholder Vote:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either the Company or Parent, if the Merger has not been consummated on or prior to September 15, 2010 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date;

(c) by either the Company or Parent, if any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition making the Merger illegal or otherwise preventing the consummation thereof shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used those efforts required hereunder (including under Section 6.5) to resist, lift or resolve such Judgment, Law or other legal restraint or prohibition;

(d) by either the Company or Parent, if upon a vote at a duly held Company Stockholders Meeting the Required Company Stockholder Vote shall not have been obtained; provided that Parent may not terminate this Agreement pursuant to this Section 8.1(d) if Parent or Merger Sub is in breach of its obligations pursuant to Section 6.1(c); and provided further that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if the failure to obtain the Company Stockholder Vote shall have been caused by the action or failure to act of the Company, which action or failure to act constitutes a material breach by the Company of this Agreement;

(e) by Parent, prior to the receipt of the Required Company Stockholder Vote, if:

(i) (A) the Company shall have (x) entered into, or publicly announced its intention to enter into, a letter of intent or Contract (other than a confidentiality agreement contemplated by Section 6.8) relating to any Takeover Proposal, or (y) materially and willfully breached the provisions of Section 6.1(b) or 6.8, (B) the Company Board shall have (1) failed to recommend to the holders of Company Common Stock that they adopt this Agreement; or failed to include such recommendation in the Proxy Statement, (2) withdrawn (or amended or modified in a manner adverse to Parent or Merger Sub) the recommendation by the Company Board that the holders of the Company Common Stock adopt this Agreement; (3) failed to publicly reaffirm its recommendation to the holders of Company Common Stock that they adopt this Agreement within ten business days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement of a Takeover Proposal; (4) approved, endorsed or recommended to the stockholders of the Company any Takeover Proposal (other than the Transactions); or (5) resolved to do any of the foregoing or (C) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced and be continuing (other than by Parent or an affiliate Parent) and the Company shall not have sent to the holders of Company Common Stock pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten business days after such tender offer or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such offer.

(ii) the Company shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, or any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, which breach, failure to perform or inaccuracy (A) would give rise to the failure of a condition set forth in Section 7.2 and (B) is incapable of being cured or has not been cured by the Company within 20 days after written notice has been given by Parent to the Company of such breach, failure to perform or inaccuracy; or

(f) by the Company, if

(i) prior to the receipt of the Required Company Stockholder Vote, (A) the Company Board has received a Superior Proposal, (B) the Company has complied with its obligations pursuant to Sections 6.1(b) and 6.8 in all material respects, (C) the Company Board (or the applicable committee thereof) concurrently approves, and the Company immediately after termination of this Agreement enters into, a definitive agreement providing for the implementation of such Superior Proposal and (D) the Company, prior to, or concurrently with, such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.3(a); or

(ii) Parent shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, or any representation or warranty of the Parent set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, which breach, failure to perform or inaccuracy (A) would give rise to the failure of a condition set forth in Section 7.3, and (B) is incapable of being cured or has not been cured by Parent within 20 business days after written notice has been given by the Company to Parent of such breach, failure to perform or inaccuracy.

The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

SECTION 8.2. Effect of Termination. Upon the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void except for the provisions of (i) Section 8.3, (ii) Section 6.7(b) and (iii) Article 9, which shall survive such termination; provided that nothing herein shall relieve any party from liability for any material breach of a covenant of this Agreement for any and all liabilities and damages incurred or suffered by the other party as a result of such breach (which liability or damages incurred or suffered by the Company shall be deemed to include, notwithstanding Section 9.7 and without derogation from Section 9.11, liability to the Company (for the benefit of its stockholders) for amounts that would have been recoverable by the Company’s stockholders if all such stockholders brought an action against Parent and were recognized as intended third party beneficiaries hereunder notwithstanding the failure of the Merger to be consummated (as though the Company were its stockholders and regardless of any sale by any stockholder of any of its shares of Company Common Stock, which liability or damages shall be compensable solely in an action brought by the Company), it being agreed, without limiting the generality of the foregoing, that any failure of Parent to satisfy the payment obligations hereunder upon satisfaction of the conditions set forth in Sections 7.1 and 7.2, as applicable, will constitute a material breach of a covenant of this Agreement. The Confidentiality Agreement shall not be affected by the termination of this Agreement.

SECTION 8.3. Fees and Expenses.

(a) If this Agreement is terminated pursuant to Section 8.1(e)(i), Section 8.1(e)(ii) (where the breach, failure to perform or inaccuracy giving rise to such termination was the result of fraud, bad faith or willful misconduct) or Section 8.1(f)(i), the Company shall promptly, but in no event later than one business day after termination of this Agreement, pay Parent a fee in immediately available funds of $3,365,000 (the “Company Termination Fee”).

(b) If this Agreement is terminated pursuant to Section 8.1(b) or 8.1(d) and (A) at any time on or after the date hereof and prior to such termination a Takeover Proposal shall have been made to the Company Board or the Company or publicly announced and, in each case, not irrevocably withdrawn prior to such termination, and (B) within twelve months after the date of such termination, the Company enters into a Contract with respect to or consummates any Takeover Proposal (including but not limited to the Takeover Proposal referred to in clause (A)), the Company shall pay Parent the Company Termination Fee on the first Business Day after the consummation of such transaction, provided that, for purposes of clause (B) of this Section 8.3(b), “Takeover Proposal” shall have the meaning ascribed thereto in Section 6.8(d) except that references in Section 6.8(d) to “20%” and “80%” shall be replaced by “50%.”

(c) Except as set forth in this Section 8.3, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

SECTION 8.4. Amendment. This Agreement may be amended by the parties hereto, without the need to receive approval of any third party beneficiaries, at any time before or after approval of this Agreement and the Transactions by the respective Boards of Directors or stockholders of the parties hereto; provided, however, that after any such approval by the holders of Company Common Stock, no amendment shall be made that in any way materially adversely affects the rights of such stockholders (other than a termination of this Agreement in accordance with the provisions hereof) without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 8.5. Waiver. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

ARTICLE 9

GENERAL PROVISIONS

SECTION 9.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight courier or by facsimile (upon confirmation of receipt) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

(a) if to the Company:

Rubio’s Restaurants, Inc.

1902 Wright Place, Suite 300

Carlsbad, California 92008

Fax: (760) 602-5193

Attention: Chief Financial Officer

with a copy to:

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, California 94303

Fax: (650) 687-1168

Attention: Diane Holt Frankle, Esq.

(b) if to Parent or Merger Sub:

MRRC Hold Co.

c/o Mill Road Capital, L.P.

382 Greenwich Avenue, Suite One

Greenwich, Connecticut 06830

Fax: (203) 621-3280

Attention: Charles Goldman and Scott Scharfman

with a copy to:

Foley Hoag LLP

Seaport World Trade Center West

155 Seaport Boulevard

Boston, Massachusetts 02210

Fax: (617) 832-7000

Attention: Peter M. Rosenblum, Esq.

Notice so given shall (in the case of notice so given by mail or overnight courier) be deemed to be given when received and (in the case of notice so given by facsimile or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

SECTION 9.2. Representations and Warranties. The representations and warranties contained in this Agreement shall not survive the Merger. Except for the representations and warranties contained in Article 3 of this Agreement, the Company has not made any representation or warranty, expressed or implied, as to the Company or as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its representatives, and none of the Company or any stockholder shall have or be subject to any liability to Parent, or Parent’s use of or reliance on, any such information or any information, documents or material made available to Parent in any form in expectation of, or in connection with, the transactions by this Agreement.

SECTION 9.3. Knowledge Qualifiers. “To the knowledge of the Company” and similar phrases mean the knowledge of the individuals described in Section  9.3 of the Company Disclosure Letter.

SECTION 9.4. Interpretations. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

SECTION 9.5. Governing Law; Jurisdiction; Waiver of Jury Trial. b) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any state or Federal court located in the State of Delaware or in the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement, the Merger or any of the other Transactions, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any court other than a state or Federal court located in the State of Delaware or the Court of Chancery of the State of Delaware.

(c) Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the Transactions.

SECTION 9.6. Counterparts; Facsimile Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

SECTION 9.7. Assignment; No Third Party Beneficiaries.

(a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

(b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except that from and after the Closing each Indemnified Party is an intended third party beneficiary of Section 6.9, and such persons may specifically enforce such provisions; provided that no consent of the third party beneficiaries shall be required to amend such Section 6.9 pursuant to Section 8.4.

SECTION 9.8. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

SECTION 9.9. Entire Agreement. This Agreement, the Guarantee and the Confidentiality Agreement contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof.

SECTION 9.10. Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.10.

SECTION 9.11. Enforcement. Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the other. It is accordingly agreed that Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement upon the other in any federal court located in the State of Delaware, or the Court of Chancery in the State of Delaware, this being in addition to any other remedy to which the Company is entitled at law or in equity (including the remedy with respect to the liabilities and damages specified in the proviso to the first sentence in Section 8.2). Parent’s right to obtain specific performance shall not be affected by any possibility of payments that may be made to Parent pursuant to Section 8.3

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

RUBIO’S RESTAURANTS, INC.

By: /s/ Dan Pittard

Name: Dan Pittard

Title: President & Chief Executive Officer

MRRC HOLD CO.

By: /s/ Scott P. Scharfman

Name: Scott P. Scharfman

Title: President and Chief Executive Officer

MRRC MERGER CO.

By: /s/ Scott P. Scharfman

Name: Scott P. Scharfman

Title: President and Chief Executive Officer

Exhibit A

SPONSOR GUARANTEE

May 9, 2010

This Guarantee (this “Guarantee”) is made and entered into as of the date set forth above by Mill Road, L.P., a Delaware limited partnership (the “Guarantor”), in favor and for the benefit of Rubio’s Restarants, Inc. (the “Company”).

1. Guarantee; Obligations. To induce the Company to enter into that certain Agreement and Plan of Merger, dated as of May 9, 2010 (as the same may be amended, supplemented, restated, or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, MRRC Merger Co., a Delaware corporation (“Merger Sub”) and MRRC Hold Co., a Delaware corporation (“Parent”), pursuant to which, and subject to the terms and conditions thereof, Merger Sub will merge with and into the Company, the Guarantor absolutely, unconditionally, and irrevocably guarantees to the Company (i) the due, punctual and complete payment and performance, as and when due, of all of Parent’s payment obligations with respect to the Merger Consideration required to be paid by Parent at Closing pursuant to Section 2.2 of the Merger Agreement (subject, among other things, to the procedures set forth in Section 2.3 of the Merger Agreement and the other terms and conditions of the Merger Agreement) (the “Payment Obligations”) and (ii) full and timely payment by Parent and Merger Sub of any and all losses and damages incurred by the Company or its stockholder as a result of a breach by Parent of the Payment Obligations (the obligations described above being referred to herein as the “Obligations”). Notwithstanding anything herein to the contrary, this Guarantee shall terminate at such time (the “Termination Time”) as all of the Obligations have been terminated, paid in full or fully provided for by the irrevocable deposit of immediately available funds to the Exchange Fund described in Section 2.3 of the Merger Agreement, and none of Guarantor, Parent, Merger Sub or the Surviving Corporation shall have any obligations hereunder following the Termination Time. All payments by Guarantor hereunder shall be made in immediately available funds. Capitalized terms used in this Guarantee but not otherwise defined herein have the respective meanings given to such terms in the Merger Agreement.

2. Unconditional Nature of Guarantee. The Company shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Guarantor’s obligations hereunder. This is an unconditional guarantee of payment and performance and not of collectibility, and one or more separate actions may be brought and prosecuted against Guarantor to enforce this Guarantee, irrespective of whether any action is brought against Parent or Merger Sub or whether Parent or Merger Sub is joined in any such action or actions, provided that Guarantor shall have the right to assert defenses that Parent or Merger Sub may have to the payment of any Obligations under the terms of the Merger Agreement, other than any such defense arising out of, due to, or as a result of, the insolvency or bankruptcy of Parent or Merger Sub. If any payment by Parent or Merger Sub of the Obligations is rescinded or must otherwise be returned for any reason whatsoever (other than pursuant to the terms of the Merger Agreement or due to a breach of the Merger Agreement by the Company), the Guarantor shall remain liable hereunder with respect to the Obligations (plus any Prevailing Party Cost, as defined in Section 16 below) as if such payment had not been made.

3. Changes in Obligations; Certain Waivers.

(a) The Guarantor agrees that the Company may at any time and from time to time, without notice to or further consent of the Guarantor, make any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge, or release of any of the Obligations, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company and Parent or Merger Sub without in any way impairing or affecting this Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Company to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub with respect to the Obligations;

(ii) any agreement with Parent or Merger Sub with respect to (a) any change in the time, place or manner of payment of any of the Obligations, (b) any rescission, waiver, compromise, consolidation, or other amendment or modification of any of the terms or provisions of the Merger Agreement or (c) any other agreement evidencing, securing, or otherwise executed in connection with any of the Obligations; (iii) any change in the corporate existence, structure or ownership of Parent or Merger Sub; (v) any insolvency, bankruptcy, reorganization, or other similar proceeding affecting Parent or Merger Sub; (vi) the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent or Merger Sub, whether in connection with the Merger Agreement, the Obligations, or otherwise; or (vi) the adequacy of any other means the Company may have of obtaining repayment of any of the Obligations.

(b) To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law that would otherwise require any election of remedies by the Company. The Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred, and any and all other notices of any kind (except for notices to be provided to Parent and Merger Sub in accordance with Section 9.1 of the Merger Agreement), all defenses that may be available by virtue of any valuation, stay, moratorium law, or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub with respect to any of the Obligations, and all suretyship defenses generally (whether at law or in equity), other than breach by the Company of this Guarantee. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits and after the advice of counsel.

4. No Waiver; Cumulative Rights. No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Company or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time. The Company shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Company’s rights against, Parent or Merger Sub prior to proceeding against Guarantor.

5. Representations and Warranties. The Guarantor hereby represents and warrants to the Company that:

(a) the Guarantor has full power and authority to execute and deliver this Guarantee and to pay and perform the Obligations;

(b) the execution, delivery and performance of this Guarantee have been duly authorized by all necessary corporate, partnership or limited liability company action and do not contravene any provision of the Guarantor’s charter, partnership agreement, operating agreement, or similar organizational documents or any law, regulation, rule, decree, order, judgment, or contractual restriction binding on the Guarantor or its assets;

(c) all consents, approvals, authorizations, permits of, or filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Guarantee by the Guarantor have been obtained or made, and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Guarantee;

(d) this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

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(e) Guarantor has the financial capacity to pay and perform its obligations under this Guarantee, and all funds necessary for the Guarantor to fulfill its Obligations under this Guarantee are currently available to Guarantor and shall remain available to the Guarantor for so long as this Guarantee shall remain in effect in accordance with Section 8 hereof.

6. Assignment. The Guarantor may not assign or delegate, as applicable, its rights, interests, or obligations hereunder to any other person (whether by operation of law or otherwise) without the prior written consent of the Company. The rights of the Company under this Guarantee may not be assigned without the prior written consent of Guarantor.

7. Notices. All notices, requests and other communications given or made pursuant to this Guarantee shall be in writing (including facsimile transmission) and shall be given as follows:

If to the Guarantor:

Mill Road Capital, L.P.

382 Greenwich Avenue, Suite One

Greenwich, Connecticut 06830

Fax: (203) 621-3280

Attention: Charles Goldman and Scott Scharfman

with a copy to:

Foley Hoag LLP

Seaport World Trade Center West

155 Seaport Boulevard

Boston, Massachusetts 02210

Fax: (617) 832-7000

Attention: Peter M. Rosenblum, Esq.

If to the Company:

Rubio’s Restaurants, Inc.

1902 Wright Place, Suite 300

Carlsbad, California 92008

Fax: (760) 602-5193

Attention: Chief Financial Officer

with a copy to:

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, California 94303

Fax: (650) 833-2001

Attention: Diane Holt Frankle

or to such other address or facsimile number as the party entitled to receive such notice may hereafter specify for the purpose. All such notices, requests and other communications shall be deemed received (a) on the date of delivery if delivered personally, (b) on the date of confirmation of receipt of transmission by facsimile transmission, or (c) on the date of confirmation of receipt if delivered by an internationally recognized courier service.

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8. Continuing Guarantee. This Guarantee shall remain in full force and effect and shall be binding on the Guarantor and its successors and assigns with respect to each Obligation until the Termination Time.

9. Governing Law. This Guarantee shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without giving effect to the conflict or choice of law provisions thereof that would give rise to the application of the domestic substantive law of any other jurisdiction. All actions arising out of or relating to this Guarantee shall be heard and determined exclusively in the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the federal court of the United States of America) sitting in the State of Delaware. Each of the Guarantor and the Company hereby (a) irrevocably submits to the exclusive jurisdiction of any of these courts sitting in the State of Delaware (and of the appellate courts therefrom) for the purpose of any action arising out of or relating to this Guarantee, and (b) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Guarantee or the transactions contemplated hereby may not be enforced in or by the above-named courts.

10. Waiver of Jury Trial. EACH OF THE GUARANTOR AND THE COMPANY HEREBY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THIS GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH OF THE GUARANTOR AND THE COMPANY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE OTHER PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF SUCH PARTY TO THE WAIVER OF SUCH PARTY’S RIGHT TO TRIAL BY JURY.

11. Counterparts. This Guarantee may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

12. Entire Agreement. This Guarantee and the Merger Agreement constitute the entire agreement with respect to the subject matter hereof and supersede any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Parent, Merger Sub and the Guarantor or any of their respective affiliates, on the one hand, and the Company or any of its affiliates on the other hand, with respect to such subject matter only.

13. Amendment. This Guarantee may not be amended except by an instrument in writing signed by the parties hereto.

14. Severability. If any term or other provision of this Guarantee is invalid, illegal or incapable of being enforced by rule of law, or public policy, all other conditions and provisions of this Guarantee shall nevertheless remain in full force and effect.

15. No Subrogation. The Guarantor hereby unconditionally and irrevocably waives and agrees not to exercise any rights that it may now have or hereafter acquire against one or both of Parent and Merger Sub that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligations under or in respect of this Guarantee or any other agreement in connection therewith, including, without limitation, any right of

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subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against one or both of Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract or any applicable law, including, without limitation, the right to take or receive from one or both of Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and Prevailing Party Costs (as defined below), if applicable, shall have been terminated, paid in full or, in the case of the Obligations, fully provided for by the irrevocable deposit of immediately available funds to the Exchange Fund described in Section 2.3 of the Merger Agreement. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations and Prevailing Party Costs, if applicable, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and Prevailing Party Costs, if applicable, whether matured or unmatured.

16. Costs and Expenses. In any action at law or suit in equity to enforce this Guarantee or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to recover from the non-prevailing party its reasonable and documented attorneys’ fees and all other reasonable court costs and expenses incurred in such action or suit (“Prevailing Party Costs”). The parties agree that the determination of who is the prevailing party and the amount of such costs and expenses shall be made by the court in any such action.

17. Specific Performance. The Guarantor agrees that irreparable damage would occur if the Merger Agreement is not performed in accordance with its terms, and accordingly, in addition to any other remedy available at law or in equity, the Company shall be entitled to obtain an order requiring Guarantor to cause Parent and Merger Sub to complete the closing of the transactions contemplated by the Merger Agreement in accordance with the terms of the Merger Agreement, if such completion is required by the terms of the Merger Agreement.

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IN WITNESS WHEREOF, this Guarantee has been duly executed under seal and delivered by the Guarantor to the Company as of the date first above written.

MILL ROAD CAPITAL, L.P.

By: Mill Road Capital GP LLC

Its: General Partner

By: /s/ Scott P. Sharfman

Name: Scott P. Sharfman

Title: Management Committee Director

ACKNOWLEDGED AND AGREED:

RUBIO’S RESTAURANTS, INC.

By: /s/ Dan Pittard

Name: Dan Pittard

Title: President & Chief Executive Officer

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Exhibit B

Voting Agreement

This Voting Agreement (this “Agreement”), is made and entered into as of May 9, 2010, by and between MRRC Hold Co., a Delaware corporation (“Parent”), and the undersigned shareholder (“Shareholder”) of Rubio’s Restaurants, Inc., a Delaware corporation (the “Company”).

Recitals

A. Concurrently with the execution of this Agreement, Parent, MRRC Merger Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company (the “Merger”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement.

B. Shareholder is the record holder of such number of outstanding shares of Company Common Stock as is indicated on the signature pages to this Agreement.

C. As a material inducement to enter into the Merger Agreement, Parent desires Shareholder to agree, and Shareholder is willing to agree, to vote the Shares (as defined in Section 1.1 below), and such other shares of capital stock of the Company over which Shareholder has voting power, so as to facilitate consummation of the Merger.

In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

1. Voting of Shares.

1.1 Shares. The term “Shares” shall mean all issued and outstanding shares of Company Common Stock owned of record or beneficially owned by Shareholder or over which Shareholder exercises voting power, in each case, as of the date of this Agreement. Shareholder agrees that any shares of capital stock of the Company that Shareholder purchases or with respect to which Shareholder otherwise acquires beneficial ownership or over which Shareholder exercises voting power after the date of this Agreement and prior to the termination of this Agreement pursuant to Section 4 below shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares as of the date hereof. It is expressly agreed that “Shares” shall exclude shares of capital stock of the Company that, by virtue of Stockholder’s ownership of options or non-voting convertible securities, are deemed to be beneficially owned by Stockholder pursuant to Rules 13d-3(d)(1)(i)(A) or (B) until such time that Stockholder exercises such options for or converts such convertible securities into the underlying capital stock of the Company.

1.2 Agreement to Vote Shares. Shareholder hereby covenants and agrees that during the period commencing on the date hereof and continuing until this Agreement terminates pursuant to Section 4 hereof, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the shareholders of the Company, however called, and in any action by written consent of the shareholders of the Company, Shareholder shall appear at the meeting or otherwise cause any and all Shares to be counted as present thereat for purposes of establishing a quorum and vote (or cause to be voted) any and all Shares: (i) in favor of the approval of the principal terms of the Merger; and (ii) against any Takeover Proposal. Shareholder further agrees not to enter into any agreement or understanding with any person or entity the effect of which would be inconsistent with or violative of any provision contained in this Section 1.2.

1.3 Irrevocable Proxy. Concurrently with the execution of this Agreement, Shareholder agrees to deliver to Parent a proxy in the form attached hereto as Exhibit I (the “Proxy”), which shall be irrevocable (to the fullest extent permitted by law), with respect to the Shares, subject to the other terms of this Agreement.

1.4 Waiver of Appraisal Rights. Shareholder hereby irrevocably and unconditionally waives, and agrees not to exercise or assert, any rights of appraisal, dissenters’ rights or similar rights at any time in connection with the Merger.

1.5 Adjustments Upon Changes in Capitalization. In the event of any change in the number of issued and outstanding shares of Company Common Stock by reason of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), combination, reorganization, recapitalization or other like change, conversion or exchange of shares, or any other change in the corporate or capital structure of the Company, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

2. Transfer and Other Restrictions. Shareholder represents, covenants and agrees that, except for the proxy granted in Section 1.3 hereof and as contemplated by this Agreement, and except as agreed to by Parent in writing: (i) Shareholder shall not, directly or indirectly, during the period commencing on the date hereof and continuing until this Agreement terminates pursuant to Section 4 hereof, offer for sale or agree to sell, transfer, tender, assign, pledge, hypothecate or otherwise dispose of or enter into any contract, option or other arrangement or understanding with respect to, or consent to, the offer for sale, sale, transfer, tender, pledge, hypothecation, encumbrance, assignment or other disposition of, or create any Lien of any nature whatsoever with respect to, any or all of the Shares or any interest therein (ii) Shareholder shall not grant any proxy or power of attorney, or deposit any Shares into a voting trust or enter into a voting agreement or other arrangement, with respect to the voting of Shares (each a “Voting Proxy”) except (A) as provided by this Agreement, (B) proxies delivered to management in connection with proposals, including the election of directors, submitted to stockholders at the 2010 annual meeting of stockholders, so long as such proxies do not contravene Shareholder’s obligations pursuant to Section 1.2 hereof or (C) by order of a court of competent jurisdiction; and (iii) Shareholder has not granted, entered into or otherwise created any Voting Proxy which is currently (or which will hereafter become) effective, and if any Voting Proxy has been created, such Voting Proxy is hereby revoked. Notwithstanding the foregoing, Shareholder may transfer any or all of the Shares (i) as a bona fide gift or gifts; (ii) by testamentary or intestate succession or will, or by operation of law, in which case this Agreement shall bind the transferee; (iii) in connection with estate or charitable planning purposes, including Transfers to relatives, trusts and charitable organizations; or (iv) under any written trading plan adopted prior to the date of this Agreement under Rule 10b5-1 of the Exchange Act, provided that in the case of the foregoing clauses (i) or (iii), it shall be a condition to such transfer that each donee thereof executes and delivers to Parent (A) an agreement with Parent in the form of this Agreement and (B) an irrevocable proxy in the form attached hereto as Exhibit I, in each case with respect to any and all Shares so transferred.

3. Representations and Warranties of Shareholder. Shareholder represents and warrants to Parent that:

3.1 Authority; Validity. Shareholder has all requisite capacity, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Shareholder and the consummation by Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Shareholder. This Agreement has been duly executed and delivered by Shareholder. If this Agreement is being executed in a representative or fiduciary capacity with respect to Shareholder, the person signing this Agreement has full power and authority to enter into and perform this Agreement.

3.2 Non-Contravention. To the best of Shareholder’s knowledge, the execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, contravene, conflict with, or result in any violation of, breach of or default by (with or without notice or lapse of time, or both) Shareholder under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the properties or assets of Shareholder under, any provision of (i) Shareholder’s charter, bylaws, partnership agreement or other

2

organizational documents, if applicable, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Shareholder or (iii) any judgment, order, decree, statute, law, ordinance, injunction, rule or regulation applicable to Shareholder or any of Shareholder’s properties or assets, other than any such conflicts, violations, defaults, rights, or Liens that, individually or in the aggregate, would not impair the ability of Shareholder to perform Shareholder’s obligations hereunder or prevent, limit or restrict in any respect the consummation of any of the transactions contemplated hereby. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Shareholder is settlor or trustee or any other person or entity, including any Governmental Authority, whose consent, approval, order or authorization is required by or with respect to Shareholder for the execution, delivery and performance of this Agreement by Shareholder or the consummation by Shareholder of the transactions contemplated hereby.

3.3 Title. Shareholder is the record owner of the shares of Company Common Stock indicated on the signature pages hereto, which, on and as of the date hereof, are free and clear of any Liens that, individually or in the aggregate, would impair the ability of Shareholder to perform Shareholder’s obligations hereunder or prevent, limit or restrict in any respect the consummation of any of the transactions contemplated hereby. The number of Shares set forth on the signature pages hereto are the only Shares owned of record or beneficially owned by Shareholder or over which Shareholder exercises sole voting power and, except as set forth on such signature pages, Shareholder holds no options or warrants to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no other interest in or voting rights with respect to any securities of the Company.

3.4 Power. Unless otherwise indicated on the signature pages hereto, Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 and Section 2 hereof and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights.

3.5 Brokers. Parent shall not be obligated or otherwise liable for any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Shareholder.

4. Effectiveness; Termination; No Survival. This Agreement shall become effective upon its execution by Shareholder and Parent and upon the execution of the Merger Agreement. This Agreement may be terminated at any time by mutual written consent of Shareholder and Parent. This Agreement, and the obligations of Shareholder hereunder, including, without limitation, Shareholder’s obligations under Section 1 and Section 2 above, shall terminate, without any action by the parties hereto, upon the earlier to occur of the following: (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement; (ii) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article 8 thereof and (iii) upon the amendment of the Merger Agreement without Stockholder’s prior written consent in the event that such amendment should adversely impact the amount of consideration such Stockholder is entitled to receive pursuant to the Merger Agreement.

5. Further Assurances. Subject to the terms of this Agreement, from time to time, Shareholder shall execute and deliver such additional documents (including, on request, additional confirmatory proxies and written waivers of appraisal rights) and use commercially reasonable efforts to take, or cause to be taken, all such further actions, and to do or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6. Miscellaneous.

6.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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6.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other. Any purported assignment in violation of this Section 6.2 shall be void.

6.3 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

6.4 Specific Performance; Injunctive Relief; Attorneys Fees. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity and Shareholder hereby irrevocably and unconditionally waives any objection to Parent seeking so to enforce such covenants and agreements by specific performance, injunctive relief and other means. If any action, suit or other proceeding (whether at law, in equity or otherwise) is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover, in addition to any other remedy granted to such party therein, all such party’s costs and attorneys fees incurred in connection with the prosecution or defense of such action, suit or other proceeding.

6.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight courier or by facsimile (upon confirmation of receipt) to the parties at the following addresses or at such other addresses as shall be specified by like notice:

if to Parent, to:

MRRC Hold Co.

c/o Mill Road Capital, L.P.

382 Greenwich Avenue, Suite One

Greenwich, Connecticut 06830

Fax: (203) 621-3280

Attention: Charles Goldman and Scott Scharfman

with a copy to:

Foley Hoag LLP

Seaport World Trade Center West

155 Seaport Boulevard

Boston, Massachusetts 02210

Fax: (617) 832-7000

Attention: Peter M. Rosenblum, Esq.

if to Shareholder, at its address set forth on the signature pages hereto,

with a copy to each of:

[    ]

and:

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, California 94303

Fax: (650) 687-1168

Attention: Diane Holt Frankle, Esq.

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6.6 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any state or Federal court located in the State of Delaware or in the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it shall not bring any action relating to this Agreement in any court other than a state or Federal court located in the State of Delaware or the Court of Chancery of the State of Delaware.

6.7 Entire Agreement. The Merger Agreement, this Agreement and the Proxy granted hereunder constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

6.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.9 Captions. The captions to sections of this Agreement have been inserted only for identification and reference purposes and shall not be used to construe or interpret this Agreement.

6.10 Shareholder Capacity. Notwithstanding anything herein to the contrary, Shareholder makes no agreement or understanding herein in his capacity as a director or officer of the Company or any subsidiary of the Company, and the agreements set forth herein shall in no way restrict Shareholder in the exercise of his fiduciary duties as a director or officer of the Company or any subsidiary of the Company or limit or affect any actions taken by Shareholder in his capacity as an officer or director of the Company or any subsidiary of the Company. Shareholder has executed this Agreement solely in his capacity as the record and/or beneficial holder of Shares.

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In Witness Whereof, the parties hereto have caused this Voting Agreement to be executed as of the date first above written.

MRRC Hold Co.

By: /s/ Scott P. Scharfman

Name: Scott P. Scharfman

Title: President and Chief Executive Officer

Shareholder:

/s/ Ralph Rubio

Ralph Rubio

Shareholder’s Address for Notice:

1902 Wright Place, Suite 300

Carlsbad, California 92008

Attention: Ralph Rubio

Outstanding Shares of Company Common

Stock Owned by Shareholder:

865,347 (direct);

1,440 (indirect, held by children w/ Dione M. Rubio, as custodian)

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Exhibit I Irrevocable Proxy

The undersigned shareholder (“Shareholder”) of Rubio’s Restaurants, Inc., a Delaware corporation (the “Company”), hereby irrevocably appoints and constitutes the members of the Board of Directors of MRRC Hold Co., a Delaware corporation (“Parent”), and each such Board member (collectively, the “Proxyholders”), the agents, attorneys-in-fact and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned’s rights with respect to the shares of capital stock of the Company which are listed below (the “Shares”), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof and prior to the date this proxy terminates, to vote the Shares as follows: the Proxyholders named above are empowered at any time prior to termination of this proxy to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of the Company’s shareholders, and in every written consent in lieu of any such meeting, or otherwise, (i) in favor of the adoption of that certain Agreement and Plan of Merger by and among Parent, MRRC Merger Co., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company as in effect or as may be amended (the “Merger Agreement”); (ii) in favor of such other matters in connection with the Merger (as defined in the Merger Agreement) as any such Proxyholder deems appropriate; and (iii) against any Takeover Proposal (as defined in the Merger Agreement).

The Proxyholders may not exercise this proxy on any other matter. Shareholder may vote the Shares on all matters other than those set forth in the immediately preceding paragraph. The proxy granted by Shareholder to the Proxyholders hereby is granted as of the date of this Irrevocable Proxy in order to secure the obligations of Shareholder set forth in Section 1.2 of the Voting Agreement, is coupled with an interest, and is irrevocable (to the fullest extent permitted by law).

This proxy will terminate upon the termination of the Voting Agreement in accordance with its terms. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given until such time as this proxy shall be terminated in accordance with its terms; provided, however, that proxies delivered to management in connection with proposals, including the election of directors, submitted to stockholders at the 2010 annual meeting of stockholders shall not be revoked and may be given so long as such proxies do not contravene Shareholder’s obligations pursuant to Section 1.2 of the Voting Agreement. Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned Shareholder authorizes the Proxyholders to file this proxy and any substitution or revocation of substitution with the Secretary of the Company and with any Inspector of Elections at any meeting of the shareholders of the Company.

* * * * *

This proxy is irrevocable and shall survive the insolvency, incapacity, death or liquidation of the undersigned (to the fullest extent permitted by law).

Dated: May 9, 2010

/s/ Ralph Rubio

Signature

Ralph Rubio

Name (and Title)

Shares beneficially owned: 866,787

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In Witness Whereof, the parties hereto have caused this Voting Agreement to be executed as of the date first above written.

MRRC Hold Co.

By: /s/ Scott P. Scharfman

Name: Scott P. Scharfman

Title: President and Chief Executive Officer

Shareholder:

/s/ Daniel E. Pittard

Daniel E. Pittard

Shareholder’s Address for Notice:

1902 Wright Place, Suite 300

Carlsbad, California 92008

Attention: Daniel E. Pittard

Outstanding Shares of Company Common Stock Owned by Shareholder:

13,000

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Exhibit I Irrevocable Proxy

The undersigned shareholder (“Shareholder”) of Rubio’s Restaurants, Inc., a Delaware corporation (the “Company”), hereby irrevocably appoints and constitutes the members of the Board of Directors of MRRC Hold Co., a Delaware corporation (“Parent”), and each such Board member (collectively, the “Proxyholders”), the agents, attorneys-in-fact and proxies of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned’s rights with respect to the shares of capital stock of the Company which are listed below (the “Shares”), and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof and prior to the date this proxy terminates, to vote the Shares as follows: the Proxyholders named above are empowered at any time prior to termination of this proxy to exercise all voting and other rights (including, without limitation, the power to execute and deliver written consents with respect to the Shares) of the undersigned at every annual, special or adjourned meeting of the Company’s shareholders, and in every written consent in lieu of any such meeting, or otherwise, (i) in favor of the adoption of that certain Agreement and Plan of Merger by and among Parent, MRRC Merger Co., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company as in effect or as may be amended (the “Merger Agreement”); (ii) in favor of such other matters in connection with the Merger (as defined in the Merger Agreement) as any such Proxyholder deems appropriate; and (iii) against any Takeover Proposal (as defined in the Merger Agreement).

The Proxyholders may not exercise this proxy on any other matter. Shareholder may vote the Shares on all matters other than those set forth in the immediately preceding paragraph. The proxy granted by Shareholder to the Proxyholders hereby is granted as of the date of this Irrevocable Proxy in order to secure the obligations of Shareholder set forth in Section 1.2 of the Voting Agreement, is coupled with an interest, and is irrevocable (to the fullest extent permitted by law).

This proxy will terminate upon the termination of the Voting Agreement in accordance with its terms. Upon the execution hereof, all prior proxies given by the undersigned with respect to the Shares and any and all other shares or securities issued or issuable in respect thereof on or after the date hereof are hereby revoked and no subsequent proxies will be given until such time as this proxy shall be terminated in accordance with its terms; provided, however, that proxies delivered to management in connection with proposals, including the election of directors, submitted to stockholders at the 2010 annual meeting of stockholders shall not be revoked and may be given so long as such proxies do not contravene Shareholder’s obligations pursuant to Section 1.2 of the Voting Agreement. Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned. The undersigned Shareholder authorizes the Proxyholders to file this proxy and any substitution or revocation of substitution with the Secretary of the Company and with any Inspector of Elections at any meeting of the shareholders of the Company.

* * * * *

This proxy is irrevocable and shall survive the insolvency, incapacity, death or liquidation of the undersigned (to the fullest extent permitted by law).

Dated: May 9, 2010

/s/ Daniel E. Pittard

Signature

Daniel E. Pittard

Name (and Title)

Shares beneficially owned: 13,000

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Voting Agreement

This Voting Agreement (this “Agreement”), is made and entered into as of May 9, 2010, by and between MRRC Hold Co., a Delaware corporation (“Parent”), and the undersigned shareholder (“Shareholder”) of Rubio’s Restaurants, Inc., a Delaware corporation (the “Company”).

Recitals

A. Concurrently with the execution of this Agreement, Parent, MRRC Merger Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company (the “Merger”). Capitalized terms used but not defined herein shall have the meanings given to them in the Merger Agreement.

B. Shareholder is the record holder of such number of outstanding shares of Company Common Stock as is indicated on the signature pages to this Agreement.

C. As a material inducement to enter into the Merger Agreement, Parent desires Shareholder to agree, and Shareholder is willing to agree, to vote the Shares (as defined in Section 1.1 below), and such other shares of capital stock of the Company over which Shareholder has voting power, so as to facilitate consummation of the Merger.

In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

1. Voting of Shares.

1.1 Shares. The term “Shares” shall mean all issued and outstanding shares of Company Common Stock owned of record or beneficially owned by Shareholder or over which Shareholder exercises voting power, in each case, as of the date of this Agreement. Shareholder agrees that any shares of capital stock of the Company that Shareholder purchases or with respect to which Shareholder otherwise acquires beneficial ownership or over which Shareholder exercises voting power after the date of this Agreement and prior to the termination of this Agreement pursuant to Section 4 below shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares as of the date hereof. It is expressly agreed that “Shares” shall exclude shares of capital stock of the Company that, by virtue of Stockholder’s ownership of options or non-voting convertible securities, are deemed to be beneficially owned by Stockholder pursuant to Rules 13d-3(d)(1)(i)(A) or (B) until such time that Stockholder exercises such options for or converts such convertible securities into the underlying capital stock of the Company.

1.2 Agreement to Vote Shares. Shareholder hereby covenants and agrees that during the period commencing on the date hereof and continuing until this Agreement terminates pursuant to Section 4 hereof, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the shareholders of the Company, however called, and in any action by written consent of the shareholders of the Company, Shareholder shall appear at the meeting or otherwise cause any and all Shares to be counted as present thereat for purposes of establishing a quorum and vote (or cause to be voted) any and all Shares: (i) in favor of the approval of the principal terms of the Merger; and (ii) against any Takeover Proposal. Shareholder further agrees not to enter into any agreement or understanding with any person or entity the effect of which would be inconsistent with or violative of any provision contained in this Section 1.2.

1.3 Waiver of Appraisal Rights. Shareholder hereby irrevocably and unconditionally waives, and agrees not to exercise or assert, any rights of appraisal, dissenters’ rights or similar rights at any time in connection with the Merger.

1.4 Adjustments Upon Changes in Capitalization. In the event of any change in the number of issued and outstanding shares of Company Common Stock by reason of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), combination, reorganization, recapitalization or other like change, conversion or exchange of shares, or any other change in the corporate or capital structure of the Company, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

2. Transfer and Other Restrictions. Shareholder represents, covenants and agrees that, except as agreed to by Parent in writing: (i) Shareholder shall not, directly or indirectly, during the period commencing on the date hereof and continuing until this Agreement terminates pursuant to Section 4 hereof, offer for sale or agree to sell, transfer, tender, assign, pledge, hypothecate or otherwise dispose of or enter into any contract, option or other arrangement or understanding with respect to, or consent to, the offer for sale, sale, transfer, tender, pledge, hypothecation, encumbrance, assignment or other disposition of, or create any Lien of any nature whatsoever with respect to, any or all of the Shares or any interest therein (ii) Shareholder shall not grant any proxy or power of attorney, or deposit any Shares into a voting trust or enter into a voting agreement or other arrangement, with respect to the voting of Shares (each a “Voting Proxy”) except (A) proxies delivered to management in connection with proposals, including the election of directors, submitted to stockholders at the 2010 annual meeting of stockholders, so long as such proxies do not contravene Shareholder’s obligations pursuant to Section 1.2 hereof or (B) by order of a court of competent jurisdiction; and (iii) Shareholder has not granted, entered into or otherwise created any Voting Proxy which is currently (or which will hereafter become) effective, and if any Voting Proxy has been created, such Voting Proxy is hereby revoked. Notwithstanding the foregoing, Shareholder may transfer any or all of the Shares (i) as a bona fide gift or gifts; (ii) by testamentary or intestate succession or will, or by operation of law, in which case this Agreement shall bind the transferee; (iii) in connection with estate or charitable planning purposes, including Transfers to relatives, trusts and charitable organizations; or (iv) under any written trading plan adopted prior to the date of this Agreement under Rule 10b5-1 of the Exchange Act, provided that in the case of the foregoing clauses (i) or (iii), it shall be a condition to such transfer that each donee thereof executes and delivers to Parent an agreement with Parent in the form of this Agreement, in each case with respect to any and all Shares so transferred.

3. Representations and Warranties of Shareholder. Shareholder represents and warrants to Parent that:

3.1 Authority; Validity. Shareholder has all requisite capacity, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Shareholder and the consummation by Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Shareholder. This Agreement has been duly executed and delivered by Shareholder. If this Agreement is being executed in a representative or fiduciary capacity with respect to Shareholder, the person signing this Agreement has full power and authority to enter into and perform this Agreement.

3.2 Non-Contravention. To the best of Shareholder’s knowledge, the execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, contravene, conflict with, or result in any violation of, breach of or default by (with or without notice or lapse of time, or both) Shareholder under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the properties or assets of Shareholder under, any provision of (i) Shareholder’s charter, bylaws, partnership agreement or other organizational documents, if applicable, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Shareholder or (iii) any

2

judgment, order, decree, statute, law, ordinance, injunction, rule or regulation applicable to Shareholder or any of Shareholder’s properties or assets, other than any such conflicts, violations, defaults, rights, or Liens that, individually or in the aggregate, would not impair the ability of Shareholder to perform Shareholder’s obligations hereunder or prevent, limit or restrict in any respect the consummation of any of the transactions contemplated hereby. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Shareholder is settlor or trustee or any other person or entity, including any Governmental Authority, whose consent, approval, order or authorization is required by or with respect to Shareholder for the execution, delivery and performance of this Agreement by Shareholder or the consummation by Shareholder of the transactions contemplated hereby.

3.3 Title. Shareholder is the record owner of the shares of Company Common Stock indicated on the signature pages hereto, which, on and as of the date hereof, are free and clear of any Liens that, individually or in the aggregate, would impair the ability of Shareholder to perform Shareholder’s obligations hereunder or prevent, limit or restrict in any respect the consummation of any of the transactions contemplated hereby. The number of Shares set forth on the signature pages hereto are the only Shares owned of record or beneficially owned by Shareholder or over which Shareholder exercises sole voting power and, except as set forth on such signature pages, Shareholder holds no options or warrants to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no other interest in or voting rights with respect to any securities of the Company.

3.4 Power. Unless otherwise indicated on the signature pages hereto, Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 and Section 2 hereof and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights.

3.5 Brokers. Parent shall not be obligated or otherwise liable for any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Shareholder.

4. Effectiveness; Termination; No Survival. This Agreement shall become effective upon its execution by Shareholder and Parent and upon the execution of the Merger Agreement. This Agreement may be terminated at any time by mutual written consent of Shareholder and Parent. This Agreement, and the obligations of Shareholder hereunder, including, without limitation, Shareholder’s obligations under Section 1 and Section 2 above, shall terminate, without any action by the parties hereto, upon the earlier to occur of the following: (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement; (ii) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article 8 thereof and (iii) upon the amendment of the Merger Agreement without Shareholder’s prior written consent in the event that such amendment should adversely impact the amount of consideration such Stockholder is entitled to receive pursuant to the Merger Agreement.

5. Further Assurances. Subject to the terms of this Agreement, from time to time, Shareholder shall execute and deliver such additional documents (including, on request, additional confirmatory proxies and written waivers of appraisal rights) and use commercially reasonable efforts to take, or cause to be taken, all such further actions, and to do or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6. Miscellaneous.

6.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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6.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other. Any purported assignment in violation of this Section 6.2 shall be void.

6.3 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

6.4 Specific Performance; Injunctive Relief; Attorneys Fees. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity and Shareholder hereby irrevocably and unconditionally waives any objection to Parent seeking so to enforce such covenants and agreements by specific performance, injunctive relief and other means. If any action, suit or other proceeding (whether at law, in equity or otherwise) is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover, in addition to any other remedy granted to such party therein, all such party’s costs and attorneys fees incurred in connection with the prosecution or defense of such action, suit or other proceeding.

6.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight courier or by facsimile (upon confirmation of receipt) to the parties at the following addresses or at such other addresses as shall be specified by like notice:

if to Parent, to:

MRRC Hold Co. c/o

Mill Road Capital, L.P.

382 Greenwich Avenue, Suite One

Greenwich, Connecticut 06830

Fax: (203) 621-3280

Attention: Charles Goldman and Scott Scharfman

with a copy to:

Foley Hoag LLP

Seaport World Trade Center West

155 Seaport Boulevard

Boston, Massachusetts 02210

Fax: (617) 832-7000

Attention: Peter M. Rosenblum, Esq.

if to Shareholder, at its address set forth on the signature pages hereto,

with a copy to each of:

Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, California 94303

Fax: (415) 773-5759

Attention: Lawrence B. Low, Esq.

4

and:

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, California 94303

Fax: (650) 687-1168

Attention: Diane Holt Frankle, Esq.

6.6 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any state or Federal court located in the State of Delaware or in the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it shall not bring any action relating to this Agreement in any court other than a state or Federal court located in the State of Delaware or the Court of Chancery of the State of Delaware.

6.7 Entire Agreement. The Merger Agreement and this Agreement constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

6.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.9 Captions. The captions to sections of this Agreement have been inserted only for identification and reference purposes and shall not be used to construe or interpret this Agreement.

6.10 Shareholder Capacity. Notwithstanding anything herein to the contrary, Shareholder makes no agreement or understanding herein regarding the capacity of any of its officers, members, partners, affiliates or agents as a director or officer of the Company or any subsidiary of the Company, and the agreements set forth herein shall in no way restrict Shareholder or any of its officers, members, partners, affiliates or agents in the exercise of any of their fiduciary duties as a director or officer of the Company or any subsidiary of the Company or limit or affect any actions taken by Shareholder or any of its officers, members, partners, affiliates or agents in any of their capacities as an officer or director of the Company or any subsidiary of the Company. Shareholder has executed this Agreement solely in its capacity as the record and/or beneficial holder of Shares.

5

In Witness Whereof, the parties hereto have caused this Voting Agreement to be executed as of the date first above written.

MRRC Hold Co.

By: /s/ Scott P. Scharfman

Name: Scott P. Scharfman

Title: President and Chief Executive

Officer

Shareholder:

Rosewood Capital, L.P.

By: Rosewood Associates L.P.

Its: General Partner

By: /s/ Kyle A. Anderson

Kyle A. Anderson, Managing Director

Address:

One Maritime Plaza, Suite 1575

San Francisco, California 94111

Fax No.: (415) 362-1192

Outstanding Shares of Company Common

Stock Owned by Shareholder:

1,526,812

Options, Warrants or Rights to

purchase Company Common Stock Owned

by Shareholder:

6

EXHIBIT C

CERTIFICATE OF INCORPORATION

of

RUBIO’S RESTAURANTS, INC.

FIRST: The name of the corporation (the “Corporation”) is Rubio’s Restaurants, Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, 19801, County of New Castle, and the name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of capital stock that the Corporation has the authority to issue shall be 1,000 shares of common stock, par value $0.001 per share.

FIFTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided that:

(a) Subject to the limitations and exceptions, if any, contained in the by-laws of the Corporation, such by-laws may be adopted, amended or repealed by the board of directors of the Corporation;

(b) Elections of directors need not be by written ballot unless, and only to the extent, otherwise provided in the by-laws of the Corporation;

(c) Subject to any applicable requirements of law, the books of the Corporation may be kept outside the State of Delaware at such location or locations as may be designated by the board of directors of the Corporation or in the by-laws of the Corporation; and

(d) Except as provided to the contrary in the provisions establishing a class of stock, the number of authorized shares of such class may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, voting as a single class.

SIXTH: The Corporation shall indemnify each person who at any time is, or shall have been, a director or officer of the Corporation and was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding, to the maximum extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended; provided, however, that the foregoing shall not require the Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any such director or officer may be entitled, under any by-law, agreement, vote of directors or stockholders or otherwise. No amendment to or repeal of the provisions of this Article SIXTH shall deprive a director or officer of the benefit hereof with respect to any act or failure to act occurring prior to such amendment or repeal. In furtherance of and not in limitation of the foregoing, the Corporation shall advance expenses, including attorneys’ fees, incurred by an officer or director of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such advances if it shall be ultimately determined that he is not entitled to be indemnified by the Corporation.

SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

EIGHTH: No director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages arising out of such director’s breach of fiduciary duty as a director of the Corporation, except to the extent that the elimination or limitation of such liability is not permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended. No amendment to or repeal of the provisions of this Article EIGHTH shall deprive any director of the Corporation of the benefit hereof with respect to any act or failure to act of such director occurring prior to such amendment or repeal.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the General Corporation Law of the State of Delaware and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

APPENDIX B

May 9, 2010

Special Committee of the Board of Directors

Rubio’s Restaurants, Inc.

1902 Wright Place, Suite 300

Carlsbad, CA 92008

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock, par value $0.001 per share (the “Common Stock”), of Rubio’s Restaurants, Inc. (the “Company”), other than Acquirer (as defined below) and any holders of Common Stock who contribute or otherwise transfer shares of Common Stock to Acquirer or any of its affiliates in connection with the Transaction (as defined below), and their respective affiliates (collectively, the “Specified Stockholders”), of the Consideration (as defined below) to be received by such stockholders pursuant to the terms of that certain Agreement and Plan of Merger, to be dated as of May 9, 2010 (the “Agreement”), by and among MRRC Hold Co. (“Acquirer”) , MRRC Merger Co. (“Merger Sub”) and the Company.

As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement, Merger Sub will be merged with and into the Company (the “Transaction”) and each outstanding share of Common Stock outstanding immediately prior to the effective time of the Transaction (subject to certain exceptions specified in the Agreement) will be converted into the right to receive $8.70 per share in cash (the “Consideration”).

Cowen and Company, LLC (“Cowen”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates actively trade the securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

We are acting as exclusive financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Transaction and will receive a fee from the Company for our services pursuant to the terms of our engagement letter (the “Engagement Letter”), dated as of October 29, 2009, which fee is contingent upon the consummation of the Transaction. Pursuant to the terms of the Engagement Letter, we have previously received a financial advisory fee, and we also will receive a fee for providing this opinion, which opinion fee will be credited against the Transaction fee. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. Cowen and its affiliates may in the future provide commercial and investment banking services to the Company and Acquirer and may receive fees for the rendering of such services.

In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

•	a draft of the Agreement dated May 7, 2010;

•	certain publicly available financial and other information for the Company and certain other relevant financial and operating data furnished to Cowen by Company management;

•	certain internal financial analyses, financial forecasts, reports and other information concerning the Company (the “Company Forecasts”) prepared by the management of the Company;

•	FactSet estimates and financial projections in Wall Street analyst reports (“Wall Street Projections”) for the Company;

•

discussions we have had with certain members of the management of the Company concerning the historical and current business operations, financial condition and prospects of the Company and such other matters we deemed relevant;

•

certain operating results of the Company, and the reported price and trading history of the shares of the Common Stock, as compared to operating results, and the reported prices and trading histories of certain securities of, certain publicly traded companies we deemed relevant;

•	certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant;

•	based on the Company Forecasts, the cash flows generated by the Company on a stand-alone basis to determine the present value of the discounted cash flows;

•	such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company or which is publicly available or was otherwise reviewed by us. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. We have relied upon, without independent verifications, the assessment of Company management as to the existing products and services of the Company and the viability of, and risks associated with, the future products and services of the Company. In addition, we have not conducted nor have we assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. We have further relied upon the Company’s representation that all information provided to us by the Company is accurate and complete in all material respects. We have, with your consent, assumed that the Company Forecasts which we examined were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Company, and that such forecasts, and the Wall Street Projections utilized in our analyses, provide a reasonable basis for our opinion. We express no opinion as to the Company Forecasts or Wall Street Projections or the assumptions on which they were made. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company, nor have we been furnished with such materials. In addition, we have not evaluated or obtained any evaluations of the solvency or fair value of the Company, Acquirer, Merger Sub or any other person under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion does not address any legal, tax or accounting matters related to the Agreement or the Transaction, as to which we have assumed that the Company, the Special Committee of the Board of Directors of the Company and the Board of Directors of the Company have received such advice from legal, tax and accounting advisors as each has determined appropriate. Our opinion addresses only the fairness of the Consideration, from a financial point of view to the holders of Common Stock, other than the Specified Stockholders. We express no view as to any other aspect or implication of the Transaction or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.

For purposes of rendering our opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction.

It is understood that this letter is intended for the benefit and use of the Special Committee of the Board of Directors of the Company in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, provided, that the Board of Directors of the Company also may use this letter in its consideration of the Transaction, subject to the assumptions, qualifications, limits and conditions hereof. This letter does not constitute a recommendation to the Special Committee, the Board, any stockholder or any other person as to how to vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to other business strategies or transactions that might be available to the Company. In addition, we have not been requested to opine as to, and our opinion does not in any manner address, the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the public stockholders of the Company.

This opinion was reviewed and approved by Cowen’s Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Common Stock, other than the Specified Stockholders, in the Transaction is fair, from a financial point of view, to such stockholders.

Very truly yours,

/s/ Cowen and Company, LLC

APPENDIX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

RUBIO’S RESTAURANTS, INC.

PROXY

Annual Meeting of Stockholders,                     , 2010

This Proxy is Solicited on Behalf of the Board of Directors of Rubio’s Restaurants, Inc.

The undersigned revokes all previous proxies, acknowledges receipt of the notice of the 2010 annual meeting of stockholders and the proxy statement and appoints Ralph Rubio, Daniel E. Pittard and Kyle A. Anderson, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Rubio’s Restaurants, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders to be held at                     , on                 ,                     , 2010, at             a.m., Pacific Daylight Time, and at any adjournment or postponement of the annual meeting, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this proxy shall be voted in the manner set forth on the reverse side.

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 9, 2010, among Rubio’s Restaurants, Inc., a Delaware corporation, MRRC Merger Co., a Delaware corporation, and MRRC Hold Co., a Delaware corporation.

FOR ☐                                     AGAINST ☐                                     ABSTAIN ☐

2.	To approve a proposal to adjourn the annual meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the merger agreement at the time of the annual meeting.

FOR ☐                                     AGAINST ☐                                     ABSTAIN ☐

3.	To elect the following two directors to serve until the 2013 annual meeting of stockholders and until their respective successors are duly elected and qualified:

Daniel E. Pittard

Timothy J. Ryan

Please check either “FOR ALL” or “WITHHOLD AUTHORITY TO VOTE ON ALL.”

FOR ALL (except as indicated below) ☐	WITHHOLD AUTHORITY TO VOTE ON ALL ☐

To withhold authority to vote for any individual nominee(s), please write the name(s) of those nominee(s) on the line provided below:

(The nominees are Daniel E. Pittard and Timothy J. Ryan)

4.	To ratify the appointment of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 26, 2010.

FOR ☐                                      AGAINST ☐                                      ABSTAIN ☐

5.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

Our board of directors recommends a vote “FOR” the adoption of the merger agreement listed under Item 1 (Adoption of Merger Agreement), “FOR” the approval of the adjournment proposal listed under Item 2 (Adjournment Proposal), “FOR” each of the two director nominees listed under Item 3 (Election of Directors), “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 26, 2010 listed under Item 4 (Auditor Ratification). This proxy, when properly executed, will be voted as specified by the undersigned.

If no specification is made, this proxy will be voted FOR the Adoption of Merger Agreement, FOR the Adjournment Proposal, FOR the Election of Directors and FOR the Auditor Ratification.

If any other matters properly come before the meeting that are not specifically set forth on the Proxy and in the Proxy Statement, it is intended that the proxy will vote in accordance with his best judgment.

Please print the name(s) appearing on each stock certificate(s) over which you have voting authority:

Signature(s) of Stockholder(s)

Date and sign exactly as name(s) appear(s) on this proxy. If signing for estates, trusts, corporations or other entities, title or capacity should be stated. If shares are held jointly, each holder should sign.

Date:                     , 2010

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.